FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-255181-01

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 1, 2021, may be amended or completed prior to time of sale.

$781,946,000 (Approximate)

3650R 2021-PF1 Commercial Mortgage Trust

(Central Index Key Number 0001890702)

as Issuing Entity

3650 REIT Commercial Mortgage Securities II LLC

(Central Index Key Number 0001856217)

as Depositor

3650 Real Estate Investment Trust 2 LLC

(Central Index Key Number 0001840727)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-PF1

3650 REIT Commercial Mortgage Securities II LLC is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2021-PF1 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class NR-RR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named 3650R 2021-PF1 Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, each of which are generally the sole source of payments on the certificates. All of such commercial mortgage loans will be fixed rate mortgage loans. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2021. The rated final distribution date for the offered certificates is the distribution date in November 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$26,952,000%		(3)	October 2026
Class A-3	$141,041,000%		(3)	December 2028
Class A-4	(4)%		(3)	(4)
Class A-5	(4)%		(3)	(4)
Class A-SB	$22,719,000%		(3)	May 2031
Class X-A	$691,236,000	(5)%	Variable IO(6)	November 2031
Class X-B	$90,710,000	(5)%	Variable IO(6)	November 2031
Class A-S	$48,226,000%		(3)	November 2031
Class B	$43,633,000%		(3)	November 2031
Class C	$47,077,000%		(3)	November 2031

(Footnotes to table on pages 3 and 4)

You should carefully consider the summary of risk factors and the risk factors beginning on page 57 and page 59, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. 3650 REIT Commercial Mortgage Securities II LLC will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The offered certificates are offered to the public by 3650 REIT Commercial Mortgage Securities II LLC through the underwriters, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. The underwriters are not required to purchase and sell any specific dollar amount of the offered certificates. Citigroup Global Markets Inc. is acting as a co-lead manager and joint bookrunner with respect to approximately 61.15% of each class of offered certificates. Deutsche Bank Securities Inc. is acting as a co-lead manager and joint bookrunner with respect to approximately 38.85% of each class of offered certificates.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 18, 2021. 3650 REIT Commercial Mortgage Securities II LLC expects to receive from this offering approximately      % of the aggregate initial certificate balance of the offered certificates, plus accrued interest from and including November 1, 2021, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$781,946,000	100%	$781,946,000	$72,486.40

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933, as amended.

Citigroup	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners

November       , 2021

3650R 2021-PF1 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2021-PF1

North Dakots
2 properties
$21,101,009
2.3% of total
Missouri
1 property
$4,400,000
0.5% of total
New York
8 properties
$194,351,796
21.2% of total
Massachusetts
1 property
$77,900,000
8.5% of total
New Jersey
1 property
$10,000,000
1.1% of total
Maryland
1 property
$26,750,000
2.9% of total
Nevada
1 property
$20,000,000
2.2% of total
Delaware
1 property
$14,120,036
1.5% of total
Virginia
1 property
$27,000,000
2.9% of total
California
9 properties
$283,694,772
30.9% of total
South Carolina
1 property
$30,000,000
3.3% of total
Arizona
1 property
$23,000,000
2.5% of total
Georgia
2 properties
$27,500,000
3.0% of total
Texas
2 properties
$30,000,000
3.3% of total
Louisiana
1 property
$30,000,000
3.3% of total
Alabama
6 properties
$49,768,999
5.4% of total
Florida
3 properties
$49,000,000
5.3% of total
Mortgaged Properties by Property Type
Industrial 8.6%
Self Storage 0.9%
Office 27.5%
Mixed Use 16.1%
Multifamily 23.0%
Retail 23.9%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(7)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Initial Approximate Pass-Through Rate	Weighted Average Life (Yrs.)(8)	Expected Principal Window(8)

Offered Certificates
A-1	$ 26,952,000	30.000%	(3)	October 2026%		2.63	12/21 – 10/26
A-3	$ 141,041,000	30.000%	(3)	December 2028%		6.65	04/28 – 12/28
A-4	(4)	30.000%	(3)	(4)%		(4)	(4)
A-5	(4)	30.000%	(3)	(4)%		(4)	(4)
A-SB	$ 22,719,000	30.000%	(3)	May 2031%		6.89	10/26 – 05/31
X-A	$ 691,236,000(5)	N/A	Variable IO(6)	November 2031%		N/A	N/A
X-B	$ 90,710,000(5)	N/A	Variable IO(6)	November 2031%		N/A	N/A
A-S	$ 48,226,000	24.750%	(3)	November 2031%		9.93	10/31 – 11/31
B	$ 43,633,000	20.000%	(3)	November 2031%		9.99	11/31 – 11/31
C	$ 47,077,000	14.875%	(3)	November 2031%		9.99	11/31 – 11/31

Non-Offered Certificates
X-D	$ 40,648,000(5)	N/A	Variable IO(6)	November 2031%		N/A	N/A
D	$ 29,854,000	11.625%	(3)	November 2031%		9.99	11/31 – 11/31
E	$ 10,794,000(9)	10.450%	(3)	November 2031%		9.99	11/31 – 11/31
F-RR	$ 14,468,000(9)	8.875%	(3)	November 2031%		9.99	11/31 – 11/31
G-RR	$ 26,409,000	6.000%	(3)	November 2031%		9.99	11/31 – 11/31
J-RR	$ 11,482,000	4.750%	(3)	November 2031%		9.99	11/31 – 11/31
NR-RR	$ 43,633,611	0.000%	(3)	November 2031%		9.99	11/31 – 11/31
Z(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
R(11)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%. The notional amount of each class of the Class X-A, Class X-B and Class X-D certificates (collectively the “Class X certificates”) is subject to change depending upon the final pricing of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (collectively, the “principal balance certificates”), as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	For any distribution date, the pass-through rates on the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates will each be a per annum rate equal to one of the following: (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(4)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective approximate initial certificate balances, assumed final distribution dates, weighted average lives and expected principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $452,298,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Yrs.)	Expected Range of Principal Window
Class A-4	$0 – $195,000,000	N/A – July 2031	N/A – 9.27	N/A / 02/30 – 07/31
Class A-5	$257,298,000 – $452,298,000	October 2031	9.76 – 9.55	07/31 – 10/31 / 02/30 – 10/31

(5)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each of the Class X certificates at its respective pass-through rate based upon its respective notional amount. The notional amount of each Class of the Class X certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “related Class X class”) indicated below:

Class	Related Class X Class(es)
Class X-A	Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D and Class E certificates

(6)	The pass through rate of each Class of the Class X certificates for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass through rate (or the weighted average of the pass-through rates, if applicable) of the related Class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(8)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(9)	The initial certificate balance of each of the Class E and Class F-RR certificates is subject to change based on final pricing of all principal balance certificates and Class X certificates and the final determination of the amounts of the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (collectively, the “HRR certificates”) that will be retained by the retaining sponsor (or its majority-owned affiliate) as described under “Credit Risk Retention” to satisfy the U.S. risk retention requirements of 3650 Real Estate Investment Trust 2 LLC, as retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the HRR certificates, see “Credit Risk Retention”.

(10)	The Class Z certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class Z certificates will only entitle holders to excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class NR-RR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates is presented solely to enhance your understanding of the offered certificates.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	23
Summary of Risk Factors	57
Risk Factors	59
Special Risks	59
Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	59
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
General	65
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	67
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Office Properties Have Special Risks	69
Retail Properties Have Special Risks	70
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	70
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	71

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	71
Multifamily Properties Have Special Risks	72
Mixed Use Properties Have Special Risks	75
Industrial and Logistics Properties Have Special Risks	75
Self Storage Properties Have Special Risks	76
Risks Relating to Affiliation with a Franchise or Hotel Management Company	76
Condominium Ownership May Limit Use and Improvements	77
Sale-Leaseback Transactions Have Special Risks	78
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	80
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Health Clubs May Not Be Readily Convertible to Alternative Uses	84
Parking Garages May Not Be Easily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	85
Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	87
Risks Relating to Inspections of Properties	87

Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	91
Historical Information	91
Ongoing Information	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	91
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	94
Appraisals May Not Reflect Current or Future Market Value of Each Property	94
Seasoned Mortgage Loans Present Additional Risk of Repayment	96
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	99
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	99
Other Financings or Ability to Incur Other Indebtedness Entails Risk	100
CFIUS	101
Tenancies-in-Common May Hinder Recovery	102
Delaware Statutory Trusts	102
Risks Relating to Enforceability of Cross-Collateralization	102

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	103
Risks Associated with One Action Rules	103
State Law Limitations on Assignments of Leases and Rents May Entail Risks	103
Various Other Laws Could Affect the Exercise of Lender’s Rights	104
Risks of Anticipated Repayment Date Loans	104
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	104
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	105
Risks Related to Ground Leases and Other Leasehold Interests	106
Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	107
Increases in Real Estate Taxes May Reduce Available Funds	108
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	108
Risks Relating to Tax Credits	108
Risks Related to Conflicts of Interest	109
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	109
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	111
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	112
Potential Conflicts of Interest of the Operating Advisor	114
Potential Conflicts of Interest of the Asset Representations Reviewer	115
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	116
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	117

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	117
Other Potential Conflicts of Interest May Affect Your Investment	118
Other Risks Relating to the Certificates	118
The Certificates Are Limited Obligations	118
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	119
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	119
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	122
General	122
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	123
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	125
Losses and Shortfalls May Change Your Anticipated Yield	125
Risk of Early Termination	125
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	126
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans, the Related Mortgage Loan and the Related Pari Passu Companion Loans Prior to a Material Mortgage Loan Event Default	126
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	126
You Have Limited Voting Rights	126
The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	127
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor

or the Asset Representations Reviewer	129
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	130
Risks Relating to Modifications of the Mortgage Loans	131
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	132
Risks Relating to Interest on Advances and Special Servicing Compensation	133
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	133
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	134
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	135
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	135
Tax Considerations Relating to Foreclosure	135
REMIC Status	136
Material Federal Tax Considerations Regarding Original Issue Discount	136
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.	136
State and Local Taxes Could Adversely Impact Your Investment.	137
General Risk Factors	138
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	138
The Certificates May Not Be a Suitable Investment for You	138
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	138

Other Events May Affect the Value and Liquidity of Your Investment	139
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	139
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	143
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	143
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	143
Description of the Mortgage Pool	144
General	144
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	145
Certain Calculations and Definitions	145
Mortgage Pool Characteristics	155
Overview	155
Property Types	157
Office Properties	158
Retail Properties	158
Multifamily Properties	158
Mixed Use Properties	159
Industrial Properties	160
Self-Storage Properties	160
Specialty Use Concentrations	160
Mortgage Loan Concentrations	161
Geographic Concentrations	162
Mortgaged Properties With Limited Prior Operating History	163
Tenancies-in-Common; Crowd Funding; Diversified Ownership	163
Delaware Statutory Trusts	163
Condominium and Other Shared Interests	163
Fee & Leasehold Estates; Ground Leases	165
COVID Considerations	166
Environmental Considerations	166
Redevelopment, Renovation and Expansion	168
Assessment of Property Value and Condition	168
Litigation and Other Considerations	169
Loan Purpose	170
Modified and Refinanced Loans	170

Default History, Bankruptcy Issues and Other Proceedings	171
Tenant Issues	172
Tenant Concentrations	172
Lease Expirations and Terminations	172
Expirations	172
Terminations	173
Other	177
Purchase Options and Rights of First Refusal	179
Affiliated Leases	180
Insurance Considerations	180
Use Restrictions	181
Appraised Value	182
Non-Recourse Carveout Limitations	183
Real Estate and Other Tax Considerations	184
Delinquency Information	185
Certain Terms of the Mortgage Loans	186
Amortization of Principal	186
Due Dates; Mortgage Rates; Calculations of Interest	186
ARD Loans	187
Single-Purpose Entity Covenants	187
Prepayment Protections and Certain Involuntary Prepayments	187
Voluntary Prepayments	188
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	189
Defeasance; Collateral Substitution	190
Partial Releases and Additions	191
Escrows	193
Mortgaged Property Accounts	193
Lockbox Accounts	193
Exceptions to Underwriting Guidelines	194
Additional Indebtedness	194
General	194
Whole Loans	195
Mezzanine Indebtedness	195
Other Secured Indebtedness	197
Preferred Equity	197
Other Unsecured Indebtedness	198
The Whole Loans	199
General	199
The Serviced Pari Passu Whole Loans	204
The Non-Serviced Pari Passu Whole Loans	206
The Non-Serviced AB Whole Loans	209
The CX - 350 & 450 Water Street Whole Loan	209
The Westchester Whole Loan	218
The One SoHo Square Whole Loan	222
Additional Information	227
Transaction Parties	227
The Sponsors and Mortgage Loan Sellers	227
3650 REIT	228
General	228

3650 REIT’s Securitization Program	228
Review of 3650 REIT Mortgage Loans	229
3650 REIT’s Underwriting Guidelines and Processes	230
Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines	234
Compliance with Rule 15Ga-1 under the Exchange Act	235
Retained Interests in This Securitization	235
Certain Relationships and Related Transactions	235
Citi Real Estate Funding Inc.	235
General	235
CREFI’s Commercial Mortgage Origination and Securitization Program	236
Review of CREFI Mortgage Loans	236
CREFI’s Underwriting Guidelines and Processes	240
Exceptions to CREFI’s Disclosed Underwriting Guidelines	243
Compliance with Rule 15Ga-1 under the Exchange Act	244
Retained Interests in This Securitization	244
German American Capital Corporation	244
General	244
GACC’s Securitization Program	244
Review of GACC Mortgage Loans	245
DB Originators’ Underwriting Guidelines and Processes.	247
Exceptions to DB Originators’ Disclosed Underwriting Guidelines	251
Compliance with Rule 15Ga-1 under the Exchange Act	252
Retained Interests in This Securitization	252
The Depositor	252
The Issuing Entity	253
The Trustee and Certificate Administrator	253
The Master Servicer	255
The Special Servicer	259
The Operating Advisor and Asset Representations Reviewer	262
Credit Risk Retention	263
General	263
Qualifying CRE Loans; Required Credit Risk Retention Percentage	264
HRR Certificates	264
General	264
Material Terms of the Eligible Horizontal Residual Interest	265
Determination of Amount of Required Horizontal Credit Risk Retention	265
General	265

Swap-Priced Principal Balance Certificates	266
Swap Yield Curve	266
Credit Spread Determination	267
Discount Yield Determination	267
Determination of Class Sizes	268
Target Price Determination	268
Determination of Assumed Certificate Coupon	269
Determination of Swap-Priced Expected Price	269
Treasury Priced Interest-Only Certificates	270
Treasury Yield Curve	270
Credit Spread Determination	270
Discount Yield Determination	271
Determination of Scheduled Certificate Interest Payments	271
Determination of Interest-Only Expected Price	271
Yield-Priced Principal Balance Certificates	271
Determination of Class Sizes	272
Determination of Yield-Priced Expected Price	272
Calculation of Fair Value	272
Hedging, Transfer and Financing Restrictions	273
Operating Advisor	274
Representations and Warranties	274
Description of the Certificates	275
General	275
Distributions	277
Method, Timing and Amount	277
Available Funds	278
Priority of Distributions	279
Pass-Through Rates	283
Interest Distribution Amount	285
Principal Distribution Amount	285
Certain Calculations with Respect to Individual Mortgage Loans	287
Excess Interest	287
Application Priority of Mortgage Loan Collections or Whole Loan Collections	288
Allocation of Yield Maintenance Charges and Prepayment Premiums	290
Assumed Final Distribution Date; Rated Final Distribution Date	291
Prepayment Interest Shortfalls	292
Subordination; Allocation of Realized Losses	294
Reports to Certificateholders; Certain Available Information	296
Certificate Administrator Reports	296
Information Available Electronically	301
Voting Rights	306

Delivery, Form, Transfer and Denomination	307
Book-Entry Registration	307
Definitive Certificates	310
Certificateholder Communication	310
Access to Certificateholders’ Names and Addresses	310
Requests to Communicate	310
Description of the Mortgage Loan Purchase Agreements	312
General	312
Dispute Resolution Provisions	321
Asset Review Obligations	321
Pooling and Servicing Agreement	322
General	322
Assignment of the Mortgage Loans	322
Servicing Standard	323
Subservicing	324
Advances	325
P&I Advances	325
Servicing Advances	326
Nonrecoverable Advances	327
Recovery of Advances	328
Accounts	329
Withdrawals from the Collection Account	331
Servicing and Other Compensation and Payment of Expenses	333
General	333
Master Servicing Compensation	338
Special Servicing Compensation	340
Disclosable Special Servicer Fees	344
Certificate Administrator and Trustee Compensation	344
Operating Advisor Compensation	345
Asset Representations Reviewer Compensation	345
CREFC® Intellectual Property Royalty License Fee	346
Appraisal Reduction Amounts	347
Maintenance of Insurance	354
Modifications, Waivers and Amendments	357
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	360
Inspections	361
Collection of Operating Information	362
Special Servicing Transfer Event	362
Asset Status Report	364
Realization Upon Mortgage Loans	367
Sale of Defaulted Loans and REO Properties	369
The Directing Holder	372
General	372
Major Decisions	374
Asset Status Report	377
Replacement of Special Servicer	377

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	377
Servicing Override	379
Rights of Holders of Companion Loans	380
Limitation on Liability of Directing Holder	381
The Operating Advisor	382
General	382
Duties of Operating Advisor at All Times	382
Annual Report	384
Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event	385
Recommendation of the Replacement of the Special Servicer	385
Eligibility of Operating Advisor	385
Other Obligations of Operating Advisor	386
Delegation of Operating Advisor’s Duties	387
Termination of the Operating Advisor With Cause	387
Rights Upon Operating Advisor Termination Event	388
Waiver of Operating Advisor Termination Event	389
Termination of the Operating Advisor Without Cause	389
Resignation of the Operating Advisor	389
Operating Advisor Compensation	389
The Asset Representations Reviewer	390
Asset Review	390
Asset Review Trigger	390
Asset Review Vote	391
Review Materials	392
Asset Review	393
Eligibility of Asset Representations Reviewer	394
Other Obligations of Asset Representations Reviewer	395
Delegation of Asset Representations Reviewer’s Duties	395
Asset Representations Reviewer Termination Events	396
Rights Upon Asset Representations Reviewer Termination Event	397
Termination of the Asset Representations Reviewer Without Cause	397
Resignation of Asset Representations Reviewer	397
Asset Representations Reviewer Compensation	398
Replacement of Special Servicer Without Cause	398

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	400
Termination of Master Servicer and Special Servicer for Cause	401
Servicer Termination Events	401
Rights Upon Servicer Termination Event	403
Waiver of Servicer Termination Event	404
Resignation of the Master Servicer or Special Servicer	405
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	405
Limitation on Liability; Indemnification	406
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	408
Dispute Resolution Provisions	409
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	409
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	409
Resolution of a Repurchase Request	410
Mediation and Arbitration Provisions	412
Servicing of the Non-Serviced Mortgage Loans	413
General	413
Servicing of the CX - 350 & 450 Water Street Mortgage Loan	416
Servicing of The Westchester Mortgage Loan	417
Servicing of the One SoHo Square Mortgage Loan	417
Rating Agency Confirmations	418
Evidence as to Compliance	420
Limitation on Rights of Certificateholders to Institute a Proceeding	421
Termination; Retirement of Certificates	421
Amendment	422
Resignation and Removal of the Trustee and the Certificate Administrator	425
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	426
Certain Legal Aspects of Mortgage Loans	426
California	426
New York	427
General	427
Types of Mortgage Instruments	427
Leases and Rents	428
Personalty	428
Foreclosure	428
General	428

Foreclosure Procedures Vary from State to State	428
Judicial Foreclosure	429
Equitable and Other Limitations on Enforceability of Certain Provisions	429
Nonjudicial Foreclosure/Power of Sale	429
Public Sale	430
Rights of Redemption	431
Anti-Deficiency Legislation	431
Leasehold Considerations	431
Cooperative Shares	432
Bankruptcy Laws	432
Environmental Considerations	438
General	438
Superlien Laws	438
CERCLA	438
Certain Other Federal and State Laws	439
Additional Considerations	439
Due-on-Sale and Due-on-Encumbrance Provisions	439
Subordinate Financing	440
Default Interest and Limitations on Prepayments	440
Applicability of Usury Laws	440
Americans with Disabilities Act	440
Servicemembers Civil Relief Act	441
Anti-Money Laundering, Economic Sanctions and Bribery	441
Potential Forfeiture of Assets	442
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	442
Pending Legal Proceedings Involving Transaction Parties	443
Use of Proceeds	444
Yield and Maturity Considerations	444
Yield Considerations	444
General	444
Rate and Timing of Principal Payments	444
Losses and Shortfalls	445
Certain Relevant Factors Affecting Loan Payments and Defaults	446
Delay in Payment of Distributions	447
Yield on the Certificates with Notional Amounts	447
Weighted Average Life	447
Pre-Tax Yield to Maturity Tables	454
Material Federal Income Tax Considerations	458
General	458
Qualification as a REMIC	459
Status of Offered Certificates	460
Taxation of Regular Interests	461
General	461

Original Issue Discount	461
Acquisition Premium	463
Market Discount	463
Premium	464
Election To Treat All Interest Under the Constant Yield Method	464
Treatment of Losses	465
Yield Maintenance Charges and Prepayment Premium	465
Sale or Exchange of Regular Interests	466
Taxes That May Be Imposed on a REMIC	466
Prohibited Transactions	466
Contributions to a REMIC After the Startup Day	467
Net Income from Foreclosure Property	467
REMIC Partnership Representative	467
Taxation of Certain Foreign Investors	467
FATCA	468
Backup Withholding	469
Information Reporting	469
3.8% Medicare Tax on “Net Investment Income”	469
Reporting Requirements	469
Certain State and Local Tax Considerations	470
Method of Distribution (Conflicts of Interest)	470
Incorporation of Certain Information by Reference	472
Where You Can Find More Information	473
Financial Information	473
Certain ERISA Considerations	473
General	473
Plan Asset Regulations	474
Administrative Exemptions	475
Insurance Company General Accounts	476
Legal Investment	478
Legal Matters	478
Ratings	478
Index of Significant Definitions	481

ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	a-1-1
ANNEX a-2 – SIGNIFICANT LOAN SUMMARIES	a-2-1
ANNEX a-3 – MORTGAGE POOL INFORMATION	a-3-1
ANNEX b – FORM OF DISTRIBUTION DATE STATEMENT	b-1
Annex c – FORM OF OPERATING ADVISOR ANNUAL REPORT	c-1
Annex D-1 – MORTGAGE LOAN seller REPRESENTATIONS AND WARRANTIES	d-1-1

Annex d-2 – EXCEPTIONS TO MORTGAGE LOAN seller REPRESENTATIONS AND WARRANTIES	d-2-1
ANNEX E – CLASS A-SB PRINCIPAL BALANCE SCHEDULE	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE ACCESSED ELECTRONICALLY AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO AND MAY DISCONTINUE ANY MARKET-MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, COMMERCIAL MORTGAGED-BACKED SECURITIES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—

Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Summary of Risk Factors and Risk Factors, commencing on the respective pages set forth on the table of contents of this prospectus, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on the page set forth on the table of contents of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to 3650 REIT Commercial Mortgage Securities II LLC;

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization;

●	references to a “pooling and servicing agreement” (other than the 3650R 2021-PF1 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU Prospectus Regulation”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS Regulation”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EEA PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED

REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER

THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)        A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)        A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)        NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK

RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)   A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)   NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION (eu) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE OFFERED CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG

KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER, THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated”, the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

MEXICO

THIS PROSPECTUS HAS NOT BEEN REVIEWED NOR APPROVED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”). THIS OFFERING DOES NOT CONSTITUTE A PUBLIC OFFERING IN MEXICO AND THIS PROSPECTUS MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO.

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR “RNV”) MAINTAINED BY THE CNBV, AND MAY NOT BE OFFERED PUBLICLY IN MEXICO EXCEPT TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXCEPTIONS SET FORTH IN THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). THIS PROSPECTUS DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE OFFERED CERTIFICATES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE OFFERED CERTIFICATES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	3650R 2021-PF1 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-PF1.

Depositor	3650 REIT Commercial Mortgage Securities II LLC, a Delaware limited liability company and a wholly-owned subsidiary of 3650 Real Estate Investment Trust 2 LLC. The depositor’s address is 2977 McFarlane Rd., Suite 300, Miami, Florida 33133, and its telephone number is (213) 448-5754. See “Transaction Parties—The Depositor”.

Issuing Entity	3650R 2021-PF1 Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	3650 Real Estate Investment Trust 2 LLC, a Delaware limited liability company;

●	Citi Real Estate Funding Inc., a New York corporation; and

●	German American Capital Corporation, a Maryland corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

3650 Real Estate Investment Trust 2 LLC is the anticipated holder of the HRR Certificates, the anticipated initial directing certificateholder, and an affiliate of each of 3650 REIT Commercial Mortgage Securities II LLC, the depositor, 3650 REIT Loan Servicing LLC, the special servicer, and 3650 Cal Bridge Lending, LLC, an originator. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and a placement agent of certain non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and a placement agent of certain non-offered certificates and DBR Investments Co. Limited, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans as set forth in the following chart:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut- off Date Balance	Approx. % of Initial Pool Balance
3650 Real Estate Investment Trust 2 LLC	25	$572,500,817	62.3%
German American Capital Corporation	4	119,351,796	13.0
Citi Real Estate Funding Inc.	4	99,065,000	10.8
3650 Real Estate Investment Trust 2 LLC /German American Capital Corporation(2)	1	77,900,000	8.5
Citi Real Estate Funding Inc. /German American Capital Corporation(3)	1	49,768,999	5.4
Total	35	$918,586,612	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that (a) were originated by an unaffiliated third-party and were (or are expected to be) acquired by such mortgage loan seller or its affiliate or (b) are part of larger whole loan structures that were co-originated by such mortgage loan seller or its affiliate with one or more other lenders, as described under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans”. Each such acquired or co-originated mortgage loan was re-underwritten or originated, as applicable, pursuant to the underwriting guidelines of such mortgage loan seller or its affiliate.

(2)	The CX - 350 & 450 Water Street mortgage loan is evidenced by three promissory notes: (i) note A-4-2, with a principal balance of $30,000,000 as of the cut-off date and note A-4-3, with a principal balance of $22,900,000 as of the cut-off date, as to which 3650 Real Estate Investment Trust 2 LLC is acting as the mortgage loan seller, and (ii) note A-1-7, with a principal balance of $25,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as the mortgage loan seller.

(3)	The Huntsville Office Portfolio mortgage loan is evidenced by four (4) promissory notes: (i) notes A-1-1 and A-1-3, with an aggregate principal balance of approximately $24,884,499 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as the mortgage loan seller, and (ii) notes A-2-2 and A-2-3, with an aggregate principal balance of approximately $24,884,499 as of the cut-off date, as to which German American Capital Corporation is acting as the mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Real Estate Investment Trust 2 LLC, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to twenty-four (24) (collectively, 57.4%) of the mortgage loans.

Special Servicer	3650 REIT Loan Servicing LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The primary servicing office of the special servicer is located at 2977 McFarlane Road, Suite 300, Miami, Florida 33133, and its telephone number is (305) 901-1000. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

3650 REIT Loan Servicing LLC is expected to be appointed as the special servicer by 3650 Real Estate Investment Trust 2 LLC. 3650 Real Estate Investment Trust 2 LLC is expected to the HRR Certificates and, on the closing date, 3650 Real Estate Investment Trust 2 LLC or an affiliate is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Affiliated Sub-Servicer	Pursuant to a limited subservicing agreement, 3650 REIT Loan Servicing LLC, a Delaware limited liability company, is expected to have limited (non-cashiering) subservicing duties consisting of collecting financial statements with respect to twenty-four (24) of the mortgage loans (collectively, 57.4%).

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland, 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus.

The directing holder will be the directing certificateholder.

The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class.

With respect to the directing holder (or if the directing holder is the directing certificateholder) the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts; provided, further, however, that during such time as the Class F-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date 3650 Real Estate Investment Trust 2 LLC (i) will purchase (or cause a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) to purchase) the “eligible horizontal residual interest”, which will be comprised of the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (collectively, the “HRR Certificates”), (ii) will receive the Class Z certificates and (iii) will be appointed (or will designate an affiliate to be appointed) as the initial directing certificateholder and as a result will be the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—The Directing Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations and Relationships

The originators, the sponsors, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to

Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan and whole loan is the respective due date for the monthly debt service payment that is due in November 2021 (or, in the case of any mortgage loan or whole loan that has its first due date after November 2021, the date that would have been its due date in November 2021 under the terms of that mortgage loan or whole loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 18, 2021.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2021.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in December 2021.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, Florida, New York, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2026
Class A-3	December 2028
Class A-4	N/A – July 2031(1)
Class A-5	October 2031(2)
Class A-SB	May 2031
Class X-A	November 2031
Class X-B	November 2031
Class A-S	November 2031
Class B	November 2031
Class C	November 2031

(1)	The range of the Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 - $195,000,000.

(2)	The Assumed Final Distribution Date is based on the initial certificate balance of the Class A-5 certificates ranging from $257,298,000 - $452,298,000.

The rated final distribution date for the offered certificates will be the distribution date in November 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-PF1:

●	Class A-1

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class NR-RR, Class Z and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below:

Initial Certificate Balance or Notional Amount(1)
Class A-1	$26,952,000
Class A-3	$141,041,000
Class A-4(2)	$0 - $195,000,000
Class A-5(2)	$257,298,000 - $452,298,000
Class A-SB(3)	$22,719,000
Class X-A(4)	$691,236,000
Class X-B(4)	$90,710,000
Class A-S	$48,226,000
Class B	$43,633,000
Class C	$47,077,000

(1)	Subject to a variance of plus or minus 5% and further subject to footnote (2) below.

(2)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $452,298,000, subject to a variance of plus or minus 5%.

(3)	The Class A-SB certificates have a certain priority with respect to reducing the certificate balance of those certificates to their scheduled principal balance, as described in this prospectus.

(4)	Notional amount. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class A-5	%(1)
Class A-SB	%(1)
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%(1)
Class B	%(1)
Class C	%(1)

(1)	For any distribution date, the pass-through rate on each class of the offered certificates (other than the Class X-A and Class X-B certificates) will generally be a per annum rate equal to one of the following: (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(2)	For any distribution date, the pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the weighted average of the pass-through rates on the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates weighted on the basis of their respective certificate balances immediately prior to the distribution date, as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the weighted average of pass-through rates on the Class B and Class C certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency, or any increase in the interest rate of any mortgage loan with an anticipated repayment date after the related anticipated repayment date.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate of ranging from 0.00250% to 0.05429% (although with respect to serviced companion loans, the servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of the greater of 0.25% and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The special servicer will also be entitled to a liquidation fee and a workout fee as further described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any REO loan (including any non-serviced mortgage loan, but excluding any companion loan) at a per annum rate equal to 0.00811%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (including any non-serviced mortgage loan, but excluding any companion loan) at a per annum rate equal to 0.00183%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (including any non-serviced mortgage loan, but excluding any companion loan) at a per annum rate equal to 0.00027%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan (including any non-serviced mortgage loan, but excluding any companion loan) will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below (which includes any subservicing fee), and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate(1)(2)
CX - 350 & 450 Water Street	0.00600%	0.25000%
520 Almanor	0.00125%	0.25000%
The Westchester	0.00125%	0.25000%
2 Washington	0.00125%	0.25000%
One SoHo Square	0.00625%	0.25000%

(1)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.

(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest will be distributed in the following amounts and order of priority;

First, to the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero;

(E)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero; and

(F)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of principal balance certificates (other than the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates) have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance;

Third, to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first (i) up to an amount equal to the aggregate unreimbursed losses on the mortgage loans previously allocated to that class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first (i) up to an amount equal to the aggregate unreimbursed losses on the mortgage loans previously allocated to that class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first (i) up to an amount equal to the aggregate unreimbursed losses on the mortgage loans previously allocated to that class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class Z and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class Z and Class R certificates) to reduce the certificate balance of each such class to zero. Although no principal payments or mortgage loan losses will be allocated to the Class R, Class Z, Class X-A, Class X-B or Class X-D certificates, principal payments and mortgage loan losses will reduce the notional amounts of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class B or Class C certificates) and the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D or Class E certificates) and, therefore, the amount of interest they accrue.

*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their scheduled principal balance as described in the prospectus.

**	The Class X-A, Class X-B and Class X-D certificates are interest only, and the Class X-D certificates are not offered by this prospectus.

***	Other than the Class X-D, Class Z and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B or Class X-D certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B or Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest (other than the

Class Z certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to any serviced whole loan that is comprised of a mortgage loan, in some cases, one or more subordinate companion loans, and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), if any, and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as described under “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) and any REO loan (other than any portion of an REO loan related to a companion loan), unless, in each case, the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or any excess interest following an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will not be required to make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a servicing advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%) compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-five (35) commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in forty-two (42) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

All of the mortgage loans will be fixed rate mortgage loans.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $918,586,612.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan, whole loan or companion loan by name refer to such mortgage loan, whole loan or companion loan, as applicable, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a reference to a mortgage loan or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the eleven (11) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)(2)(4)	Whole Loan Underwritten NCF DSCR(2)(3)(4)(5)
CX - 350 & 450 Water Street	$77,900,000	8.5%	$736,100,000	$411,000,000	41.7%	62.7%	3.50x	2.32x
520 Almanor	$50,000,000	5.4%	$51,600,000	N/A	40.0%	40.0%	5.00x	5.00x
Plaza La Cienega	$50,000,000	5.4%	$40,000,000	N/A	54.9%	54.9%	2.37x	2.37x
Huntsville Office Portfolio	$49,768,999	5.4%	$29,861,399	N/A	68.3%	68.3%	1.88x	1.88x
The Westchester	$45,000,000	4.9%	$298,000,000	$57,000,000	53.0%	61.8%	3.61x	3.10x
Patewood Corporate Center	$30,000,000	3.3%	$38,500,000	N/A	61.5%	61.5%	2.11x	2.11x
2 Washington	$26,500,000	2.9%	$105,000,000	N/A	60.6%	60.6%	2.82x	2.82x
One SoHo Square	$25,176,796	2.7%	$444,823,204	$315,000,000	34.8%	58.1%	4.88x	2.92x
Icon One Daytona	$25,000,000	2.7%	$25,000,000	N/A	68.6%	68.6%	2.00x	2.00x
PetSmart HQ	$23,000,000	2.5%	$45,000,000	N/A	61.5%	61.5%	2.26x	2.26x
Centene	$15,600,000	1.7%	$31,200,000	N/A	59.5%	59.5%	2.47x	2.47x

(1)	Calculated including any related pari passu companion loan(s), but excluding any related subordinate companion loan(s) and any related mezzanine loan(s). The Mortgage Loan Cut-off Date LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	Certain of the mortgage loans were originated prior to the COVID-19 pandemic and the economic disruption resulting from the measures implemented to combat the pandemic. As such, for these mortgage loans, all debt service coverage ratios and all loan-to-value and debt yield metrics were calculated, and the related mortgaged properties were underwritten, based on such prior information. The cumulative effects of the COVID-19 pandemic on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the mortgage loans. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

(3)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s), but excluding any related mezzanine loan(s). The Whole Loan Cut-off Date LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(4)	For each partial interest-only loan, Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the mortgage loan once amortization has commenced.

(5)	With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The Whole Loan Underwritten NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion is 2.82x. The Whole Loan Underwritten NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent) is 2.48x.

Each of the Plaza La Cienega, Huntsville Office Portfolio, Patewood Corporate Center, Icon One Daytona, PetSmart HQ and Centene whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, any related companion loan that is pari passu in right of payment to the related mortgage loan is referred to in this prospectus as a “serviced pari passu companion loan”, and any related subordinate companion loan is referred to in this prospectus as a “serviced subordinate companion loan” (together with the serviced pari passu companion loans, the “serviced companion loan”).

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Lead Trust/Pooling and Servicing Agreement(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Holder (or equivalent entity)(2)
CX - 350 & 450 Water Street	CAMB 2021-CX2	8.5%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	(3)
520 Almanor	Benchmark 2021-B30	5.4%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	(4)
The Westchester	CSMC 2020-WEST	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Pacific Life Insurance Company	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Pacific Life Insurance Company
2 Washington	Benchmark 2021-B29	2.9%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD III Holdco I, L.P.
One SoHo Square	SOHO 2021-SOHO	2.7%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	U.S. Bank National Association	U.S. Bank National Association	Pentalpha Surveillance LLC	N/A	KKR Real Estate Stabilized Credit Partners L.P.

(1)	The identification of a “Lead Trust/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(2)	As of the closing date of the related securitization.

(3)	The holder of the controlling class is 3650 Cal Bridge CX - 350 & 450 Water Street LLC, which is a borrower related party under the CAMB 2021-CX2 trust and servicing agreement. Therefore, until such time as there is a directing holder that is not a borrower related party under the CAMB 2021-CX2 trust and servicing agreement, a control termination event (or analogous term) and consultation termination event (or analogous term) will be deemed to exist and no controlling class certificateholder will have consent or consultation rights under the CAMB 2021-CX2 trust and servicing agreement.

(4)	Expected to be a direct or indirect subsidiary of Blackstone Real Estate Services LLC or its affiliate.

For further information regarding the whole loans and the rights of the “directing holder” under the related intercreditor agreement, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan(s) is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, Annex A-2 and Annex A-3).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and, in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balance and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$918,586,612
Number of Mortgage Loans	35
Number of Mortgaged Properties	42
Range of Cut-off Date Balances	$4,400,000 – $77,900,000
Average Cut-off Date Balance	$26,245,332
Range of Mortgage Rates(2)	2.55500% – 4.55000%
Weighted Average Mortgage Rate(2)	3.40618%
Range of Original Terms to Maturity(3)	84 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	77 months to 120 months
Weighted Average Remaining Term to Maturity(3)	110 months
Range of Original Amortization Terms(4)	120 months to 360 months
Weighted Average Original Amortization Term(4)	315 months
Range of Remaining Amortization Terms(4)	119 months to 360 months
Weighted Average Remaining Amortization Term(4)	314 months
Range of Cut-off Date LTV Ratios(2)(5)	22.1% – 74.1%
Weighted Average Cut-off Date LTV Ratio(2)(5)	57.1%
Range of Maturity Date/ARD LTV Ratios(2)(3)(5)	11.2% – 70.0%
Weighted Average Maturity Date/ARD LTV Ratio(2)(3)(5)	54.2%
Range of UW NCF DSCRs(2)(5)(6)(7)	1.35x – 8.24x
Weighted Average UW NCF DSCR(2)(5)(6)(7)	2.69x
Range of UW NOI Debt Yields(2)(5)(7)	7.6% – 25.5%
Weighted Average UW NOI Debt Yield(2)(5)(7)	10.2%
Percentage of Initial Pool Balance consisting of:
Interest-Only	64.6%
Interest-Only, ARD	16.1%
Balloon	13.7%
Interest-Only – Balloon	5.7%

(1)	Subject to a variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included and any related subordinate loan(s) or mezzanine loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the information for each mortgage loan is presented in this prospectus without regard to any other indebtedness that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. The Cut-off Date LTV Ratio and UW NOI Debt Yield with respect to the Echo-Westlake Multi mortgage loan are each calculated net of a $1,000,000 holdback reserve. The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan generally are calculated as further described in the definitions of “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(3)	With respect to three (3) mortgage loans (collectively, 16.1%), the related anticipated repayment date is deemed to be the maturity date.

(4)	Excludes twenty-six (26) mortgage loans (collectively, 80.7%), that are interest-only for the entire term to maturity or to the anticipated repayment date, as applicable.

(5)	Certain of the mortgage loans were originated prior to the COVID-19 pandemic and the economic disruption resulting from the measures implemented to combat the pandemic. As such, for these mortgage loans, all debt service coverage ratios and all loan-to-value and debt yield metrics were calculated, and the related mortgaged properties were underwritten, based on such prior information. The cumulative effects of the COVID-19 pandemic on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the mortgage loans. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

(6)	For each partial interest only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the mortgage loan once amortization has commenced.

(7)	With respect to the 2 Washington mortgage loan (2.9%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of prior loans in default at the time of refinancing and/or otherwise involved discounted pay-offs of prior loans in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Modified and Refinanced Loans”, “—Default History, Bankruptcy Issues and Other Proceedings” and representation and warranty no. 14 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loans Underwritten Based on

Limited Operating Histories	Seven (7) of the mortgaged properties securing in whole or in part seven (7) mortgage loans (collectively, 28.7%) (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property and/or (iii) are single tenant properties subject to double-net, triple-net or absolute net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related sponsor’s underwriting guidelines described under

“Transaction Parties—The Sponsors and Mortgage Loan Sellers—3650 REIT—3650 REIT’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation— DB Originators’ Underwriting Guidelines and Processes”.

In addition, certain of the mortgage loans were underwritten without taking into account the impact of the COVID-19 pandemic. As a result, the actual property performance or market conditions may not be consistent with the assumptions made for purposes of underwriting. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which 3650 Real Estate Investment Trust 2 LLC, as retaining sponsor, intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.

EU Securitization Regulation

and UK Securitization Regulation	None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction intends to retain a material net economic interest in the securitization transaction constituted by the issue of the certificates, or take any other action, in a manner prescribed by (A) European Union Regulation (EU) 2017/2402 or (B) Regulation (EU) 2017/2402, as it forms part of the domestic law of the United Kingdom (the “UK ”) by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019. In addition, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of such regulations. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such regulations. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc., RealINSIGHT, KBRA Analytics, LLC, Markit Group Limited, and DealView Technologies Ltd/StructureIt;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans remaining in the issuing entity as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan(s) will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (including all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The mortgage loans held by the issuing entity may also be subject to a voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates); provided that (i) the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) if the then-outstanding pool balance is equal to or greater than 8.125% of the original outstanding pool balance, the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the CX - 350 & 450 Water Street mortgage loan and the Huntsville Office Portfolio mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in

“Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

Any mortgage loan with associated mezzanine financing may be subject to a default-related purchase option on the part of the mezzanine lender.

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to each of the CX 350 & 450 Water Street whole loan, The Westchester whole loan and the One SoHo Square, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and collectively the “Trust REMICs”) for federal income tax purposes. In addition, a REMIC was formed on January 26, 2021 with respect to The Westchester mortgage loan (the “Westchester Loan REMIC” or the “Loan REMIC”), which issued two classes of regular interests (of which the issuing entity will own a 100% interest in one such regular interest and an approximately 26.667% interest in the other regular interest) and a single residual interest (of which the issuing entity will own a 0% interest).

The Westchester Loan REMIC, created pursuant to a REMIC declaration effective as of January 26, 2021, holds The Westchester mortgage loan and other related assets and has issued two classes of uncertificated regular interests (1) one of which has a principal balance of $25,000,000, a 100% interest of which is to be held by the Lower-Tier REMIC and (2) the other of which has a principal balance of $75,000,000, an approximately 26.667% interest of which is to be held by the issuing entity.

In addition, the portion of the issuing entity consisting of the excess interest accrued on any mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class Z certificates will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”).

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with de minimis original issue discount, that the Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction was due in part to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●

COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, parking and self storage) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●

Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●

Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the President of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of United States state governments have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, we cannot assure you as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, we cannot assure you as to when states will permit full resumption of economic activity, or whether or when people will feel comfortable in resuming economic activity. Additionally we cannot assure you that vaccines, containment or other measures will be successful in limiting the spread of the virus, particularly in light of the reduction of stay at home orders and social distancing guidelines, or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses to the pandemic have led to, and will likely continue to cause, severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear what the extent and duration of the contraction will be, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which would result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. We cannot assure you of and to what extent any governmental countermeasures impacting the mortgaged properties will be lifted or if they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●

hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

●

retail properties, due to store closures, either government mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;

●

multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●

office properties have been impacted, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and Oregon and proposed legislation in California imposes (or would impose) a temporary moratorium on foreclosures and other lender remedies. Any similar measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at certain of the mortgaged properties have sought, and are expected to continue to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserves or that such reserves will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or the master servicer may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should expect that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID Considerations”, as of the dates set forth in that section. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented, or implements, a moratorium on foreclosures, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity or prior to the related anticipated repayment date is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or on an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as those that arise as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. In addition, the related guarantees may expire upon certain events, including upon the lender taking title to the related mortgaged property or a mezzanine lender taking title to equity in the borrower, or in the case of guarantees for environmental items, upon payment in full of the related mortgage loan and provision of a clean environmental report. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease, or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease, or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”), a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the issuing entity, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, or a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or rights of first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings, such as sophisticated building systems and/or business wiring requirements;

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in patterns of telecommuting or sharing of office space;

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged properties; and

●

office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short-term basis. Short-term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect the related borrower(s)’ ability to make payments on the applicable mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Some or all of the rental payments from tenants of retail properties may be tied to that tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting the business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely

Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below and “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations”.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels, or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in any co-tenancy clause, and may result in reduced value of the structure or in a loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the anchor tenant or tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the types of services or amenities that the property provides;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend upon financial aid and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property; and

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	minimum existing rent requirements that may reduce the number of units that can be converted to market rents.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.

As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent stabilized units to market rent units in the future.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgaged properties. If rents are reduced, we cannot assure you that any such mortgaged property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the borrower sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the borrower sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Industrial and Logistics Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources; and

●	the expenses of converting a previously adapted space to general use.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security; or

●	dependence on business activity ancillary to renting units.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor.

See “—Risks Related to Redevelopment, Expansion and Renovation”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties, including the 50 Horseblock mortgage loan and the Cabelas mortgage loan (collectively, 8.6%), were the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower or prior owner of the related mortgaged property. Each of these mortgaged properties is leased to a tenant, who is the former owner of the mortgaged property (or is affiliated with the former owner of the mortgaged property), pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent). As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence.

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower.

See “—Risks Related to Conflicts of Interest— Other Potential Conflicts of Interest May Affect Your Investment”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Term to Maturity/ARD in Months” on Annex A-3 for a stratification of the remaining terms to maturity or the related anticipated repayment date, as applicable, of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing at least 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are office, retail, multifamily, mixed use and industrial properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. We also cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing approximately 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in California, New York, Massachusetts, Alabama and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 41 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—3650 REIT—3650 REIT’s Underwriting Guidelines and Processes”, “Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. In some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. Converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

In addition to the property uses listed below, the mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

Health Clubs May Not Be Readily Convertible to Alternative Uses

Certain retail, mixed use or office properties may also have health clubs as tenants. There may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition; and

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs.

Parking Garages May Not Be Easily Convertible to Alternative Uses

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the proximity of the lot or garage to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include, clear ceiling heights, column spacing, zoning restrictions and number of spaces.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Restaurants and Theaters May Not Be Readily Convertible to Alternative Uses

In the case of specialty use tenants such as restaurants, lounges, bars, night clubs and theaters, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses. Aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Receipts at such properties are affected by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

Cold Storage Properties May Not Be Readily Convertible to Alternative Uses

Cold storage facilities require customized refrigeration design, rendering them less readily convertible to alternative uses. Such facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 25 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give any related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the mortgage loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 41 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although certain of the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Additionally, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on December 3, 2021. We cannot assure you if or when the National Flood Insurance Program will be reauthorized by Congress. If the National Flood Insurance Program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 17 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., a clause that voids terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans may not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See representation and warranty no. 30 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues” and “—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, such tenants may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty nos. 7 and 13 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below, “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History”.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—3650 REIT—3650 REIT’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer or special servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor or originator. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth in this prospectus.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the value other than “as-is” as a result of the satisfaction of the related conditions or assumptions) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

In addition, investors should be aware that the appraisals for certain of the mortgaged properties were prepared prior to origination and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related mortgaged properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values shown in this prospectus, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date (if applicable), or at maturity or on the anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—3650 REIT—3650 REIT’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to The Westchester (4.9%) the related mortgage loan was originated more than 9 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas may have changed since the mortgage loans were originated and then-prevailing origination standards may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See also representation and warranty nos. 11 and 40 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” and “—Delaware Statutory Trusts” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory schemes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty nos. 39 and 40 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower may either have incurred or may be permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

CFIUS

The US Committee on Foreign Investment in the United States (“CFIUS”) is tasked with reviewing transactions that could result in control of US businesses by non-US persons to determine the effect of such transactions on US national security and has jurisdiction over any “covered transaction,” which is defined to include (among other things) “any merger, acquisition, or takeover . . . by or with any foreign person which could result in foreign control of any person engaged in interstate commerce in the United States.” If CFIUS determines that a transaction, including any transaction relating to a mortgage loan included in the issuing entity, raises US national security concerns, it can impose a range of mitigation measures on the parties (which may include, for example, unwinding the transaction if concerns cannot be addressed through other measures, and, in the most severe cases, recommending that the President of the United States order divestiture of the assets). Investors should note that were any such measures taken with respect to any mortgage loan in the issuing entity, such measures could result in losses on, or alter the rate and timing of principal payment made, with respect to the related mortgage loan.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. For example, Florida statutes render any prohibition on a property owners’ ability to obtain property-assessed clean energy (commonly referred to as “PACE”) financing unenforceable. Consequently, we cannot assure you that borrowers owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents given that such restrictions are not enforceable in Florida.

See also “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or on the anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan balloon balance at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or to the anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or on the anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at the related anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date, as applicable, if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or on the anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or on the anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan.

 Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

See “Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans”.

Risks Related to Ground Leases and Other Leasehold Interests

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 35 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”, each of the ground leases (other than in the case of the Marina Pacifica mortgaged property (3.6%)) has a term that extends at least 20 years beyond the maturity date of the related mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property, it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of 3650 Real Estate Investment Trust 2 LLC, one of the sponsors and originators, the anticipated holder of the HRR Certificates and the anticipated initial directing certificateholder, 3650 REIT Loan Servicing LLC, the expected special servicer, and 3650 Cal Bridge Lending, LLC, an originator) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Moreover, 3650 Real Estate Investment Trust 2 LLC is expected to be appointed as the initial directing certificateholder. See “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” below.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

3650 Real Estate Investment Trust 2 LLC, a mortgage loan seller and originator, is an affiliate of 3650 REIT Loan Servicing LLC, the expected special servicer for this transaction. In addition, pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC and Midland Loan Services, a Division of PNC Bank, National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to twenty-four (24) of the mortgage loans (collectively, 57.4%).

In addition, 3650 Real Estate Investment Trust 2 LLC, as retaining sponsor, is expected to retain (or cause its “majority-owned affiliate” to retain) the HRR Certificates as described in “—Credit Risk Retention”.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities may have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, a mortgage loan seller, an originator and the current holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) German American Capital Corporation, a sponsor and a mortgage loan seller and (ii) DBR Investments Co. Limited, an originator and the current holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, the special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, while no control termination event is continuing under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class. During the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2021-PF1 non-offered certificates, any companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that 3650 Real Estate Investment Trust 2 LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan and). It is expected that 3650 REIT Loan Servicing LLC will be appointed by 3650 Real Estate Investment Trust 2 LLC to act as the special servicer.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Additionally, 3650 REIT Loan Servicing LLC, the special servicer under the pooling and servicing agreement, is an affiliate of (i) 3650 REIT Commercial Mortgage Securities II LLC, the depositor, (ii) 3650 Real Estate Investment Trust 2 LLC, a sponsor, mortgage loan seller and originator, and the entity which is expected to be the holder of the HRR Certificates and the initial controlling class certificateholder and expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan and any excluded loan) and (iii) 3650 Cal Bridge Lending, LLC, an originator.

Pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC, an affiliate of 3650 Real Estate Investment Trust 2 LLC, and Midland Loan Services, a Division of PNC Bank, National Association, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to twenty-four (24) of the mortgage loans (collectively, 57.4%).

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that 3650 Real Estate Investment Trust 2 LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and will be the retaining party with respect to the HRR Certificates. The special servicer may, at the direction of the directing certificateholder (if no control termination event is continuing), take actions with respect to the specially serviced loans (other than certain excluded loans) administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The directing certificateholder, controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders, especially if it or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. Each of these relationships may create a conflict of interest. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificates (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and any non-serviced whole loan) or on behalf of a subordinate companion loan holder or a controlling pari passu companion loan holder or the directing holder (which term as used in this prospectus will include any equivalent entity or any representative thereof) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the controlling noteholder and initial directing holder for each non-serviced whole loan.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause at any time prior to a control termination event (other than with respect to any non-serviced mortgage loans and any applicable excluded loans) and, with respect to a non-serviced whole loan, the holder of the related controlling companion loan will have similar rights with respect to such whole loan. See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the Credit Risk Retention Rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any related claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, is expected to be appointed the initial directing certificateholder with respect to the mortgage loans and, as such, will be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “Pooling and Servicing Agreement—The Directing Holder”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder (or an equivalent entity) exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder (or an equivalent entity) under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of hotel rooms, as applicable, in the mortgaged properties over the leasing or renting of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents may, but are not required to, contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carveout and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

If a mortgage loan is in default or undergoing special servicing, such relationships could disrupt the management of the related mortgaged property, which may adversely affect cash flow.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

We make no representation as to the suitability of any criteria established by the nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agencies, nor can we assure you that the criteria established by a nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency will be followed in all circumstances (including, in each case, with respect to the certificates) or that they will be applied consistently across all securities analyzed by such nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency. Any change in a rating agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating agency or any other rating agency (including any class of certificates), despite the fact that such securities (or such class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any class of certificates) will not adversely affect the market value of those certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

We make no representation as to the suitability of any criteria established by the nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agencies, nor can we assure you that the criteria established by a nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency will be followed in all circumstances (including, in each case, with respect to the certificates) or that they will be applied consistently across all securities analyzed by such nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency. Any change in a rating agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating agency or any other rating agency (including any class of certificates), despite the fact that such securities (or such class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any class of certificates) will not adversely affect the market value of those certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five (5) nationally recognized statistical rating organizations. Based in part on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, among other considerations, to their initial subordination levels for the various classes of the certificates and the cost of engaging such nationally recognized statistical rating organizations. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, but not others, due, in part, to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action. Any such determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. For example, on September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Conflicts of interest may arise for the rating agencies and other nationally recognized statistical rating organizations because sponsors, depositors, issuers and other arrangers of CMBS and other securities transactions (including the mortgage loan sellers, the depositor, the issuing entity, the borrowers and/or their affiliates) engage and pay fees to such rating agencies to assign and/or maintain their ratings for such securities, and because arrangers of such transactions are a source of repeat business for rating agencies. You should consider such potential conflicts when evaluating the relative importance of the rating assigned by a rating agency to your investment decision with respect to any class of certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class(es)
Class X-A	Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1 for more information on earnout reserves. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balances of the Class B or the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans, the Related Mortgage Loan and the Related Pari Passu Companion Loans Prior to a Material Mortgage Loan Event Default

With respect to The Westchester mortgage loan (4.9%), other than during the continuance of certain mortgage loan events of default specified in the co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the whole loan received from the borrower will generally be allocated to the mortgage loan and the pari passu companion loans on a pro rata and pari passu basis and to the subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the mortgage loan (and therefore the offered certificates) by such subordinate companion loans.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing holder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class Z and Class R certificates will not have any voting rights.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and any non-serviced mortgage loan), and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction if no consultation termination event is continuing and by the special servicer during a consultation termination event; provided that the issuing entity will have no such consultation rights with respect to The Westchester whole loan. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust or the other controlling noteholder will have the right to replace the special servicer of such non-serviced whole loan with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than, in the case of the directing certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iv)   may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as the aggregate certificate balance of the HRR Certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of the HRR Certificates) is 25% or less of the initial aggregate certificate balance of the HRR Certificates, (such event being referred to in this prospectus as an “operating advisor consultation event”), the operating advisor will have certain consultation rights with respect to certain matters relating to the serviced mortgage loans and the serviced whole loans. Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement or trust and servicing agreement, as applicable. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause unless a control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus. During a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a written request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the certificateholders (which is the holders of all certificates (other than Class X-A, Class X-B, Class X-D and Class R certificates) evidencing at least 75% of the voting rights for such certificates) or (b) more than 50% of the aggregate voting rights of each class of non-reduced certificates (other than any Class X-A, Class X-B, Class X-D and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the companion loan holders, as a collective whole, as if such certificateholders and companion loan holders constituted a single lender, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole

Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement (or under the pooling and servicing agreement). Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing holder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing holder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu

Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Neither the master servicer nor the special servicer will have the ability to extend or modify the non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except 3650 Real Estate Investment Trust 2 LLC in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

In addition, with respect to the CX - 350 & 450 Water Street mortgage loan (8.5%), which is comprised of promissory notes contributed to this securitization by 3650 Real Estate Investment Trust 2 LLC and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of 3650 Real Estate Investment Trust 2 LLC and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

In addition, with respect to the Huntsville Office Portfolio mortgage loan (5.4%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%) compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, such an “ipso facto” provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or the special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or the special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company; provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the corresponding Loan REMIC or the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans and the Westchester Loan REMIC) may permit the corresponding Loan REMIC or the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year following the year of acquisition of such mortgaged property by the issuing entity.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or the special servicer (or the special servicer under the related non-serviced pooling and servicing agreement or trust and servicing agreement, as applicable, in the case of the non-serviced mortgage loans and the Westchester Loan REMIC) may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a mortgage loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates. It is unclear whether the IRS will issue new guidance or otherwise extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12, with possible retroactive effect, for forbearances granted after September 30, 2021.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment.

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have recently and in the past experienced significant dislocations, illiquidity and volatility, and thus affected the values of CMBS. Declines in real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate resulted in increased delinquencies and defaults on commercial mortgage loans. In addition, the downturn in the general economy affected the financial strength of many commercial real estate tenants and resulted in increased rent delinquencies and decreased occupancy.

Any future economic downturn may lead to decreased occupancies, decreased rents or other declines in income from, or the value of, commercial real estate, which would likely have an adverse effect on the value and/or liquidity of CMBS that are backed by loans secured by such commercial real estate. We cannot assure you that the CMBS market will not be adversely affected by these factors. Even if the CMBS market is not affected by these factors, the mortgaged properties securing the mortgage loans and, therefore, the mortgage loans and the related certificates, may nevertheless decline in value. Any economic downturn may adversely affect the financial resources under commercial mortgage loans and may result in an inability of CMBS borrowers to make interest and principal payments on, or refinance, their outstanding debt when due or to sell their mortgaged properties for an amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

In addition to credit factors directly affecting CMBS, the markets for other asset-backed securities and structured products may also affect CMBS. Therefore, even if CMBS are performing as anticipated, the value of CMBS in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset backed securities or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of CMBS.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest, riots and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the European Union (the “EU”) under Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) (the “EU Due Diligence Requirements”), and in the UK under Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the EUWA, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (the “UK Securitization Regulation”)(the “UK Due Diligence Requirements”), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

●

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (a) subject to certain conditions and exceptions, institutions for occupational retirement provision and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor“.

●

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” The EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation”, the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)

in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

(b)

in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder;

(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:

(i)

if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation in accordance with the frequency and modalities provided for thereunder; or

(ii)

if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(d)

in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for risk management and as otherwise required by the applicable Securitization Regulation.

●

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

●

Prospective investors should make themselves aware of the applicable Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to this transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements, and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any of the Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent described under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Transaction Parties—The Trustee and Certificate Administrator”, Wells Fargo Bank, National Association, the trustee and the certificate administrator, intends to enter into a transaction to transfer its duties, obligations and rights as trustee, certificate administrator and custodian to Computershare Trust Company, N.A. or an affiliate, or to otherwise engage Computershare Trust Company, N.A. or an affiliate to act as Wells Fargo Bank, National Association’s agent with respect to its duties, obligations and rights as trustee, certificate administrator and custodian. A business transaction of the size and nature of the transaction between Wells Fargo Bank, National Association and Computershare Ltd or an affiliate may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by Wells Fargo Bank, National Association of its trustee or certificate administrator role to Computershare Trust Company, N.A. or an affiliate, or the engagement of Computershare Trust Company, N.A. or an affiliate as its agent, will not cause disruptions in the performance of its duties and obligations as trustee, certificate administrator and custodian under the pooling and servicing agreement.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”

and “Risk Factors—General Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” for a discussion of important considerations relating to not being a certificateholder of record.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-five (35) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $918,586,612. All of the Mortgage Loans will be fixed rate Mortgage Loans. The “Cut-off Date” with respect to each Mortgage Loan and Whole Loan means the respective due date for the monthly debt service payment in November 2021 (or, in the case of any Mortgage Loan or Whole Loan that has its first due date after November 2021, the date that would have been its due date in November 2021 under the terms of such Mortgage Loan or Whole Loan if a monthly debt service payment were scheduled to be due in that month).

Eleven (11) Mortgage Loans (collectively, 45.5%) are each part of a larger whole loan comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The mortgage loan sellers originated, co-originated or acquired (or, on or prior to the Closing Date, will acquire) and will transfer to the depositor the Mortgage Loans as set forth in the following chart:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
3650 Real Estate Investment Trust 2 LLC (“3650 REIT”)	25	$572,500,817	62.3%
German American Capital Corporation (“GACC”)	4	119,351,796	13.0
Citi Real Estate Funding Inc. (“CREFI”)	4	99,065,000	10.8
3650 REIT/GACC(2)	1	77,900,000	8.5
CREFI/GACC(3)	1	49,768,999	5.4
Total	35	$918,586,612	100.0%

(1)

Each Mortgage Loan was originated by its respective mortgage loan seller or its affiliate, except those certain Mortgage Loans that were acquired by such mortgage loan seller or its affiliate or are part of larger whole loan structures that were co-originated by such mortgage loan seller or its affiliate with one or more other lenders, as described under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans”. Each such acquired or co-originated Mortgage Loan was re-underwritten or originated, as applicable, pursuant to the underwriting guidelines of such mortgage loan seller or its affiliate.

(2)

The CX - 350 & 450 Water Street Mortgage Loan is evidenced by two promissory notes: (i) Note A-4-2, with a principal balance of $30,000,000 as of the Cut-off Date and Note A-4-3, with a principal balance of $22,900,000 as of the cut-off date, as to which 3650 REIT is acting as the Mortgage Loan Seller, and (ii) Note A-1-7, with a principal balance of $25,000,000 as of the cut-off date, as to which GACC is acting as the Mortgage Loan Seller.

(3)

The Huntsville Office Portfolio mortgage loan is evidenced by four (4) promissory notes: (i) notes A-1-1 and A-1-3, with an aggregate principal balance of approximately $24,884,499 as of the cut-off date, as to which CREFI is acting as the Mortgage Loan Seller, and (ii) notes A-2-2 and A-2-3, with an aggregate principal balance of approximately $24,884,499 as of the cut-off date, as to which GACC is acting as the Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily properties (each, a “Mortgaged Property”).

The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loan.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans (i) are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or (ii) were originated by an unaffiliated third-party and have been (or are expected to be) acquired by the related mortgage loan seller (or an affiliate):

●

The CX - 350 & 450 Water Street Mortgage Loan (8.5%), for which 3650 REIT and GACC are each a Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI, JPMorgan Chase Bank, National Association, Bank of America, N.A. and 3650 Cal Bridge Lending LLC.

●	The Huntsville Office Portfolio Whole Loan (5.4%), for which CREFI and GACC are the mortgage loan sellers, is part of a Whole Loan that was co-originated by CREFI and DBR Investments Co. Limited.

●

The Westchester Mortgage Loan (4.9%), for which 3650 REIT is the mortgage loan seller, is part of a Whole Loan that was originated by Column Financial, Inc. and certain notes evidencing an interest therein were subsequently acquired by 3650 REIT.

●

The One SoHo Square Whole Loan (2.7%), for which GACC is a mortgage loan seller, is part of a Whole Loan that was co-originated by DBR Investments Co. Limited, Goldman Sachs Bank USA and Bank of Montreal.

Each of the Mortgage Loans described above were re-underwritten or originated, as applicable, pursuant to the underwriting guidelines of each related mortgage loan seller or its affiliate.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in this prospectus and on Annex A-1, Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1, Annex A-2 and Annex A-3 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 18, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to the CX - 350 & 450 Water Street Mortgage Loan, each of 3650 REIT and GACC will sell its respective promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the Huntsville Office Portfolio Mortgage Loan, each of CREFI and GACC will sell its respective promissory notes comprising such Mortgage Loan to the depositor. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

In this prospectus, unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan, Whole Loan or Companion Loan by name refer to such Mortgage Loan, Whole Loan or Companion Loan, as applicable, secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the aggregate outstanding principal balance of the pool of Mortgage Loans as of the Cut-off Date for this securitization, and (iv) any parenthetical with a percent next to a reference to a Mortgage Loan or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the aggregate outstanding principal balance of the pool of Mortgage Loans as of the Cut-off Date for this securitization.

Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions. For purposes of this prospectus, including the information presented in Annex A-1, Annex A-2 and Annex A-3, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related Mortgaged Properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)

“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties, the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned in the related Mortgage Loan documents to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property, the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan). Information presented in this prospectus (including Annex A-1, Annex A-2 and Annex A-3) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of November 2021 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date after November 2021, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of November 2021); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period; provided, further, that:

(5)

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A-1, Annex A-2 or Annex A-3 is the “as-is” appraised value unless otherwise specified under “—Appraised Value”, and is in each case as determined by an appraisal made not more than twelve (12) months prior to the Cut-off Date as described under “Appraisal Date” on Annex A-1. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. The appraisals for certain of the Mortgaged Properties state values other than “as-is” for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such values other than “as-is” may, to the extent indicated, be reflected elsewhere in this prospectus, and on Annex A-1, Annex A-2 and Annex A-3. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or LTV Ratio at Maturity/ARD was calculated based on values other than the “as-is” appraised value for the related Mortgaged Property, as described under the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity/ARD”.

(6)	“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity or anticipated repayment date, as applicable,

assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(8)

“Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s); and

●

With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 2.82x. The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

(9)

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s);

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Echo-Westlake Multi	1.0%	65.1%	$1,000,000	58.2%

●

with respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
CX - 350 & 450 Water Street(1)	8.5%	41.7%	$1,954,000,000	45.8%	$1,778,000,000
520 Almanor(2)	5.4%	40.0%	$254,000,000	41.8%	$243,000,000

(1)

The Appraised Value (Other than “As-Is”) represents the “Prospective Market Value Upon Completion & Stabilization” as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for the 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX - 350 & 450 Water Street Mortgaged Property.

(2)

The Appraised Value (Other than “As-Is”) represents the “As Stabilized” appraised value, which assumes all outstanding tenant improvements and contractual free rent associated with the Nokia lease have been satisfied.

(10)

“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Echo-Westlake Multi	1.0%	7.2%	$1,000,000	8.0%

(11)

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s);

●

With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 9.9%. The UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 8.7%; and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Echo-Westlake Multi	1.0%	7.3%	$1,000,000	8.1%

(12)

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(13)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(14)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(15)	“Loan Per Unit” means the principal balance of each Mortgage Loan and any related Pari Passu Companion Loan(s), as applicable, per unit of measure as of the Cut-off Date.

(16)	“LTV Ratio at Maturity/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” means:

●

with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or its Anticipated Repayment Date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of LTV Ratio at Maturity/ARD is based on the aggregate Balloon Balance at maturity or its Anticipated Repayment Date of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of LTV Ratio at Maturity/ARD does not include the principal balance of the related Subordinate Companion Loan;

●

with respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective LTV Ratio at Maturity/ARD was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	LTV Ratio at Maturity/ARD (Other Than “As-Is”)	Appraised Value (Other Than “As- Is”)	LTV Ratio at Maturity/ ARD (“As-Is”)	Appraised Value (“As-Is”)
CX - 350 & 450 Water Street(1)	8.5%	41.7%	$1,954,000,000	45.8%	$1,778,000,000
520 Almanor(2)	5.4%	40.0%	$254,000,000	41.8%	$243,000,000

(1)

The Appraised Value (Other than “As-Is”) represents the “Prospective Market Value Upon Completion & Stabilization” as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for the 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX - 350 & 450 Water Street Mortgaged Property.

(2)

The Appraised Value (Other than “As-Is”) represents the “As Stabilized” appraised value, which assumes all outstanding tenant improvements and contractual free rent associated with the Nokia lease have been satisfied.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(17)

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(18)

“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily properties, the percentage of rental Units, Pads or Beds, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of retail, office, mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), industrial, other and self-storage, the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date. In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and/or commence paying rent, as applicable, on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(19)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(20)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(21)

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(22)

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate letter on Annex A-1.

(23)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(24)

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(25)

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(26)

“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In determining rental revenue for multifamily rental, manufactured housing community and self storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the

2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 2.82x. The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease. See Annex A-2 for additional information with respect to the fifteen (15) largest Mortgage Loans and see Annex A-1 for information with respect to the five (5) largest tenants (by net rentable area) at each Mortgaged Property for which tenants are listed.

(27)

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(28)

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

(29)

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of units in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

(30)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

Historical information presented in this prospectus, including information on Annexes A-1, Annex A-2 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$918,586,612
Number of Mortgage Loans	35
Number of Mortgaged Properties	42
Range of Cut-off Date Balances	$4,400,000 – $77,900,000
Average Cut-off Date Balance	$26,245,332
Range of Mortgage Rates(2)	2.55500% – 4.55000%
Weighted Average Mortgage Rate(2)	3.40618%
Range of Original Terms to Maturity(3)	84 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	77 months to 120 months
Weighted Average Remaining Term to Maturity(3)	110 months
Range of Original Amortization Terms(4)	120 months to 360 months
Weighted Average Original Amortization Term(4)	315 months
Range of Remaining Amortization Terms(4)	119 months to 360 months
Weighted Average Remaining Amortization Term(4)	314 months
Range of Cut-off Date LTV Ratios(2)(5)	22.1% – 74.1%
Weighted Average Cut-off Date LTV Ratio(2)(5)	57.1%
Range of Maturity Date/ARD LTV Ratios(2)(3)(5)	11.2% – 70.0%
Weighted Average Maturity Date/ARD LTV Ratios(2)(3)(5)	54.2%
Range of UW NCF DSCRs(2)(5)(6)(7)	1.35x – 8.24x
Weighted Average UW NCF DSCR(2)(5)(6)(7)	2.69x
Range of UW NOI Debt Yields(2)(5)(7)	7.6% – 25.5%
Weighted Average UW NOI Debt Yield(2)(5)(7)	10.2%
Percentage of Initial Pool Balance consisting of:
Interest-Only	64.6%
Interest-Only, ARD	16.1%
Balloon	13.7%
Interest-Only - Balloon	5.7%

(1)	Subject to a variance of plus or minus 5%.
(2)

With respect to each Mortgage Loan that is part of a Whole Loan, any related Pari Passu Companion Loan is included and any related Subordinate Loan(s) or Mezzanine Loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratios, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness. The Cut-off Date LTV Ratio and UW NOI Debt Yield with respect to the Echo-Westlake Multi Mortgage Loan are each calculated net of a $1,000,000 holdback reserve. The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan generally are calculated as further described in the definitions of “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(3)	With respect to three (3) Mortgage Loans ( collectively, 16.1%), the related Anticipated Repayment Date is deemed to be the maturity date.
(4)	Excludes twenty-six (26) Mortgage Loans (collectively, 80.7%) that are interest only for the entire term to maturity or to the Anticipated Repayment Date, as applicable.
(5)

Certain of the Mortgage Loans were originated prior to the COVID-19 pandemic and the economic disruption resulting from the measures implemented to combat the pandemic. As such, for these Mortgage Loans, all debt service coverage ratios and all loan-to-value and debt yield metrics were calculated, and the related Mortgaged Properties were underwritten, based on such prior information. The cumulative effects of the COVID-19 pandemic on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. See “Risk Factors – Special Risks – Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

(6)

For each partial interest only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the Mortgage Loan once amortization has commenced.

(7)

With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan,

based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

The issuing entity will include eight (8) Mortgage Loans (collectively, 32.3%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Office
Suburban	5	$121,010,000	13.2%
CBD	7	74,945,795	8.2
Medical	2	57,040,000	6.2
	14	$252,995,795	27.5%
Retail
Anchored	4	$154,954,772	16.9%
Super Regional Mall	1	45,000,000	4.9
Single Tenant	1	20,000,000	2.2
	6	$219,954,772	23.9%
Multifamily
Garden	8	$127,801,009	13.9%
Mid Rise	2	36,500,000	4.0
High Rise	1	26,500,000	2.9
Townhomes	1	10,200,000	1.1
Cooperative	1	10,000,000	1.1
	13	$211,001,009	23.0%
Mixed Use
Office/Lab	1	$77,900,000	8.5%
Retail/Office	3	45,325,000	4.9
Multifamily/Retail	1	14,120,036	1.5
Industrial/Multifamily	1	10,225,000	1.1
	6	$147,570,036	16.1%
Industrial
Flex	2	$78,665,000	8.6%
	2	$78,665,000	8.6%
Self Storage
Self Storage	1	$8,400,000	0.9%
	1	$8,400,000	0.9%
Total	42	$918,586,612	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

With respect to all of the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers under the Mortgage Loans secured by any of these property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID Considerations” below.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to the Rox San Mortgaged Property (5.7%), parking income accounts for approximately 9.0% of underwritten revenue.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●

With respect to the Cabelas Mortgage Loan (2.2%), the related Mortgaged Property was the subject of a sale-leaseback transaction in 2019 in connection with its acquisition by the seller of the Mortgaged Property, which Mortgaged Property is entirely leased to Cabelas, the former owner of the Mortgaged Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks”.

●

With respect to the Cabelas Mortgage Loan (2.2%), the related Mortgaged Property is subject to certain development and museum management agreements (collectively, the “Cabelas Development Agreements”) entered into between Cabelas, the prior owner and current sole tenant of the Mortgaged Property, and the City of Reno (“Reno”) in connection with the development of the Mortgaged Property. Pursuant to the Cabelas Development Agreements, Cabelas is required to maintain and operate approximately 18,152 square feet of non-collateral space located within (and subject to a condominium regime with) Cabela’s retail space and owned by Reno as a public wildlife museum and exhibit center (the “Museum Space”) that is open to the public at least 40 hours a week. Although Cabelas is required to maintain and operate the Museum Space under its related lease, in the event Cabelas were to fail to perform such obligations (whether in connection with a termination of the Cabelas lease or otherwise), the borrower (or any subsequent owner of the Mortgaged Property, including a foreclosing lender) would become obligated to do so under the Cabelas Development Agreements; provided, however, such owner would have the right under the Cabelas Development Agreements and the related estoppel from the Reno, subject to certain terms and conditions contained therein (including, but not limited to, approval from Reno), to relocate the Museum Space to another location at the Mortgaged Property and amend the related condominium documents to reflect such unit reallocation. Any such relocation (including the construction of any new improvements related to such relocation) would remain subject to certain terms and conditions set forth in the related Mortgage Loan documents. See “—Condominium and Other Shared Interests.”

See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart, we note the following:

●

With respect to the Tanglewood Apartments Mortgage Loan (3.3%), pursuant to certain use restriction agreements entered into between the borrower and the U.S. Department of Housing and Urban Development, (i) at least 50% of the related multifamily units at the Mortgaged Property are required to be leased to households with incomes at or below 60% of the area median income (“AMI”) and (ii) rents for such units may not exceed 30% of 60% of the AMI. The use restriction agreements run with the land and will continue to apply subsequent to a foreclosure or deed-in-lieu of foreclosure under a term expiring in 2050.

●

With respect to the 2 Washington Mortgage Loan (2.9%), the multifamily component of the Mortgaged Property is subject to a master lease between the borrower, as landlord, and Sonder USA, Inc. (“Sonder”), as tenant under a ten and a half-year term that expires in 2031, pursuant to which Sonder leases all 345 multifamily units and subleases them to individual tenants. Approximately 286 of the multifamily units are designated under occupancy group “R-1” of the related building code, which only permits rentals for a maximum period of 30 days. Accordingly, Sonder operates such units as short-term rentals of 30 days or less. The remaining multifamily units are designated under occupancy group “R-2” of the related building code, which requires a minimum rental period of at least 30 days. Following the expiration or earlier termination of the Sonder lease, the Mortgage Loan documents require the borrower to deliver to the lender a certificate of occupancy designating each of the 345 multifamily units at the Mortgaged Property as occupancy group “R-2” under the related building code.

●

With respect to the 2400 Hudson Mortgage Loan (1.1%), the Mortgage Loan is secured by a residential cooperative property in which the borrower is the cooperative corporation that owns the fee interest in the related Mortgaged Property. The related borrower sponsor, Gabe Alexander, indirectly holds approximately 83.6% of the shares in the related borrower and controls the related cooperative board. The borrower sponsor has proprietary leases on approximately 117 of the 139 residential units at the Mortgaged Property and operates such portions of the Mortgaged Property as a multifamily rental property, subleasing such residential units to unaffiliated, third party subtenants. The Mortgage Loan documents prohibit equity transfers that would, among other things, (i) result in a change in control of the borrower, or (ii) cause the borrower sponsor to own less than the amount of equity interests in the borrower that the borrower sponsor owned as of the origination date.

●

With respect to the 2400 Hudson Mortgage Loan (1.1%), all of the related multifamily units are subject to rent control and any increases in rent are subject to the City of Fort Lee’s rent control regulations.

●

With respect to the Echo-Westlake Multi Mortgage Loan (1.0%), the related Mortgaged Property is subject to a rental covenant agreement (the “RCA”) between the borrower and the City of Los Angeles pursuant to which, among other things, (i) three of the related multifamily units (the “Extremely Low Income Units”) are required to be leased to households with incomes of no more than 30% of the applicable area median income, (ii) two of the related multifamily units (the “Very Low Income Units”) are required to be leased to households with incomes of no more than 50% of the applicable area median income, and (iii) the rent for each of the foregoing multifamily units may not exceed (a) 30% of 30% of the applicable area median income for the Extremely Low Income Units or (b) 30% of 50% of the applicable area median income for the Very Low Income Units, provided, however, the borrower may seek reimbursement of the difference between the rent that may be charged under the RCA for such units and market rent through applicable rental subsidy programs, including Section 8 housing vouchers. The RCA runs with the land and will continue to apply subsequent to a foreclosure or deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart, we note the following:

●

Each of the mixed use Mortgaged Properties has two or more retail, office, industrial, multifamily and/or lab components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Office Properties Have Special Risks”, as applicable.

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties and mixed use properties that include industrial components set forth in the above chart, we note the following:

●

With respect to the 50 Horseblock Mortgaged Property (6.4%), the Mortgaged Property was the subject of a sale-leaseback transaction in connection with its acquisition by the borrower, which Mortgaged Property is leased to Amneal Pharmaceuticals LLC, the former owner of the Mortgaged Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial and Logistics Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	% of Initial Pool Balance
Medical/laboratory	5	23.0%
Gym, fitness center or a health club	3	12.0%
Grocery store	3	11.4%
Theater	1	3.6%
Bank branch	2	6.0%
Data Center	1	2.5%
School (1)	1	2.3%
Restaurant	1	1.5%

(1)	Does not include the 2 Washington Mortgage Loan (2.9%), of which 27,989 square feet (13.0% of net rentable area) of classroom/play space is leased to The New York City Board of Education through February 13, 2031.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Cut-off Date Balance	Approx. % of Initial Pool Balance	UW NCF DSCR(1)(2)		Cut-off Date LTV Ratio(1)(2)	Maturity Date/ARD LTV Ratio(1)(2)	Property Type
CX - 350 & 450 Water Street	$77,900,000	8.5%	3.50	x	41.7%	41.7%	Mixed Use
50 Horseback	59,000,000	6.4	2.70	x	64.6%	64.6%	Industrial
Rox San	52,000,000	5.7	2.28	x	65.0%	65.0%	Office
520 Almanor	50,000,000	5.4	5.00	x	40.0%	40.0%	Office
Plaza La Cienega	50,000,000	5.4	2.37	x	54.9%	54.9%	Retail
Huntsville Office Portfolio	49,768,999	5.4	1.88	x	68.3%	53.3%	Office
Venice Crossroads	45,100,000	4.9	3.09	x	55.0%	55.0%	Retail
The Westchester	45,000,000	4.9	3.61	x	53.0%	53.0%	Retail
Marina Pacifica	33,104,772	3.6	1.48	x	34.1%	11.2%	Retail
Patewood Corporate Center	30,000,000	3.3	2.11	x	61.5%	61.5%	Office
Top 3 Total/Weighted Avg	$188,900,000	20.6%			55.3%	55.3%
Top 5 Total/Weighted Avg	$288,900,000	31.5%			52.6%	52.6%
Top 10 Total/Weighted Avg	$491,873,771	53.5%			53.7%	50.7%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan(s).

(2)

Certain of the Mortgage Loans were originated prior to the COVID-19 pandemic and the economic disruption resulting from the measures implemented to combat the pandemic. As such, for these Mortgage Loans, all debt service coverage ratios and all loan-to-value and debt yield metrics were calculated, and the related Mortgaged Properties were underwritten, based on such prior information. The cumulative effects of the COVID-19 pandemic on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans(1)

Mortgage Loan	Cut-off Date Balance	Approx. % of Initial Pool Balance
Huntsville Office Portfolio	$49,768,999	5.4%
Farrell Hampton Portfolio	17,675,000	1.9
Total	$67,443,999	7.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

The Mortgage Loans set forth in the table below titled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other. Mortgage Loans with related borrowers are identified under “Related-Borrower Loans” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans(1)

Property/Portfolio Names	Number of Mortgaged Properties	Cut-off Date Balance	Approx. % of Initial Pool Balance
Group A
93 East Apartments	1	$21,000,000	2.3%
PeachTree Plaza Apartments	1	6,500,000	0.7
Total for Group A:	2	$27,500,000	3.0%

Group B
Carrington Court Apartments	1	$10,901,009	1.2%
Times Square Apartments	1	10,200,000	1.1
Total for Group B:	2	$21,101,009	2.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Geographic Concentrations

The following table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	9	$283,694,772	30.9%
New York	8	$194,351,796	21.2%
Massachusetts	1	$77,900,000	8.5%
Alabama	6	$49,768,999	5.4%
Florida	3	$49,000,000	5.3%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout twelve (12) other states with no more than approximately 3.3% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Seventeen (17) Mortgaged Properties (collectively, 45.7%), are located in Florida, California, Texas, South Carolina and Georgia and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Ten (10) Mortgaged Properties (collectively, 33.1%), are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%. See “—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

Seven (7) Mortgaged Properties securing in whole or in part seven (7) Mortgage Loans (28.7%) (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property and/or (iii) are single tenant properties subject to double-net, triple-net or absolute net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding; Diversified Ownership

Two (2) Mortgage Loans, Rox San and One SoHo Square (collectively, 8.4%), each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Cabelas Mortgage Loan (2.2%), the related borrower is structured as a Delaware statutory trust that permits up to an aggregate of 499 beneficial owners at any one time.

See “Risk Factors—Risks Related to the Mortgage Loans—Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The Huntsville Office Portfolio, Axis Apartments and Lofts, 2 Washington and Cabelas Mortgage Loans (collectively, 13.4%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot generally take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●

With respect to the Axis Apartments and Lofts Mortgage Loan (2.9%), a portion of the related Mortgaged Property known as Axis Lofts is subject to a two unit condominium regime comprised of (i) a non-collateral commercial unit located on the first and a portion of the second floor of the related building and (ii) a collateral multifamily unit including 23 of the 192 related multifamily units at the Mortgaged Property located in the remainder of such building. The borrower holds an approximate 17.72% ownership interest in the related condominium regime and does not control the related condominium board.  However, the borrower does have the right to appoint one of the two directors of the condominium board and any amendment to the related condominium documents or termination of the related condominium regimes requires the consent of both directors.

●

With respect to the 2 Washington Mortgage Loan (2.9%), the related Mortgaged Property is subject to a condominium regime. The condominium regime consists of three separate condominium boards including (i) a board for the improvements known as the North Building, comprising both the Mortgaged Property and certain non-collateral condominium units, (ii) a board for the improvements known as the South Building, comprising the adjacent non-collateral property and (iii) a board of managers overseeing both the North Building and the South Building (the “Board of Managers”). The borrower controls the condominium board for the North Building, but does not control the condominium board for the South Building or the Board of Managers. The Board of Managers is comprised of 5 members, of which the borrower appoints 2 and the owners of the South Building appoint the remainder. If all members of the Board of Managers are present when there is a quorum (requiring the presence of 75% of the related members), all decisions require unanimous approval. If less than all members of the Board of Managers are present, then all decisions require the approval of 75% of the Board of Managers.

●

With respect to the Cabelas Mortgage Loan (2.2%), the Mortgaged Property is subject to a two-unit condominium regime comprised of (i) the collateral retail unit and (ii) a non-collateral museum unit owned by City of Reno that is operated as the Museum Space by Cabelas, the sole tenant at the Mortgaged Property.  Pursuant to development and museum management agreements entered into between Cabelas, the prior owner of the Mortgaged Property, and Reno, Cabelas is required to maintain and operate the Museum Space as a public wildlife museum and exhibit center that is open to the public at least 40 hours a week until the termination of certain bonds that were issued by Reno to help finance the development of the Mortgaged Property. Upon the termination of the bonds, the condominium regime (and Cabelas’ obligation to operate the Museum Space as a public wildlife museum and exhibit center) will terminate and Cabelas has the right (and obligation under its related lease) to (i) purchase the Museum Space from Reno and (ii) transfer the Museum Space to the borrower. As the holder of 85% of the related condominium units, the borrower has the right to control the related condominium association and appoint each of the members of the related condominium board, provided, however, the borrower has assigned such rights to Cabelas pursuant to its related lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	32	$690,712,841	75.2%
Leasehold	8	132,873,771	14.5
Fee & Leasehold(3)(4)	2	95,000,000	10.3
Total	42	$918,586,612	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as a fee interest and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

(4)

With respect to The Westchester Mortgage Loan (4.9%), the borrower has a fee interest in the related Mortgaged Property and a leasehold interest in an air rights parcel of the Mortgaged Property pursuant to a ground lease (“The Westchester Ground Lease”) between the City of White Plains, New York, as landlord (the “Westchester Ground Lessor”), and the borrower, as tenant. The Westchester Ground Lease was granted by the Westchester Ground Lessor to the original owner of the Mortgaged Property on December 30, 1992. The portion of the Mortgaged Property subject to The Westchester Ground Lease contains inline store and parking spaces. The original owner of the Mortgaged Property paid the full rent of $87,500 for the entire 99-year lease term at execution of The Westchester Ground Lease and there are no annual rent payments remaining through the leasehold maturity date of December 2091. The borrower is required to pay all taxes and utilities on any improvements constructed within the air rights parcel. The Westchester Ground Lease contains standard mortgagee protection provisions. Prior to terminating The Westchester Ground Lease, the Westchester Ground Lessor must give the lender notice of any default by the borrower and an opportunity to cure such default.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage and except as noted below or in the exceptions, if any, to representation and warranty no. 35 on Annex D-1 indicated on Annex D-2, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Marina Pacifica Mortgage Loan (3.6%), the Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property pursuant to two ground leases between the borrower, as ground lessee, and ABP Parcel 8, LLC, as ground lessor. Each of the related ground leases has a term that expires in March 2039, which is less than twenty years beyond the stated maturity date of the related Mortgage Loan on December 5, 2028. The related Mortgage Loan requires amortizing principal and interest payments based on a 10-year amortization schedule. Each of the related ground leases provide the borrower with a right of first refusal for a period of one year following the related expiration date pursuant to which the ground lessor may not lease or rent all or any portion of the Mortgaged Property to anyone other than the borrower without first offering to lease such portion of the Mortgaged Property to the borrower on the same terms and conditions; the lender has waived such right of first refusal in the event the lender obtains the borrower’s ground leasehold estate or enters into a new ground lease with ground lessor upon a ground lease termination or rejection. Although the related ground lease estoppels provide that the ground lessor is required to give the lender notices of any default under the ground leases and an opportunity to cure the same, the ground lease estoppels do not provide that a notice of default is not effective against the lender unless the lender receives such notice; however, the ground leases themselves require the ground lessor to provide the lender with notice of default prior to commencing any termination action with respect thereto. In addition, although the ground lease estoppels provide that the related ground leases may not be modified, amended or otherwise changed without the prior written approval of the lender, the ground lease estoppels do not provide that the ground leases may not be cancelled or terminated without the lender’s consent. However, the ground lease estoppels require, in the event of any termination (including, without limitation, the lender’s failure to cure a borrower default under the ground lease) or rejection of the related ground lease, that the ground lessor must notify lender of the same and offer the lender a new ground lease on the same terms and conditions then contained in the related ground lease (except that such new ground lease will omit the above-described right of first refusal).

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with mortgage loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 35 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

COVID Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

See Annex A-2 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “Phase I ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 41 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

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With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), the related ESA identified a REC at each of the two buildings comprising the Mortgaged Property in connection with residual subsurface impacts from historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing and is being performed by the related borrowers pursuant to two Release Abatement Measure (“RAM”) plans (building and exterior, respectively) under the oversight of the Massachusetts Department of Environmental Protection (“MADEP”), to cap residual impacts with planned features such as landscape and sidewalks. Once complete, the related borrower’s environmental contractor will prepare and file Permanent Solutions and Conditions which will include Activity and Use Limitations (“AULs”) that limit certain uses of the property and require the maintenance of the caps to prevent significant risk to human health and the environment. Once closure reports are filed, the AULs will be included or referenced in the Mortgaged Property’s records and related documents, including deeds, mortgages or other instruments of transfer and will be considered a controlled REC. The Mortgage Loan documents require the related borrowers to comply with the AULs and implement all aspects of any RAM plans described in the environmental reports or other remediation plan, and to obtain a no-further action determination and regulatory closure (or their precise equivalent) from the MADEP within the earliest commercially reasonable timeframe. An environmental insurance policy was put in place for each parcel at the origination of the Mortgage Loan.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the related ESA for the Mortgaged Property identifies RECs associated with historic onsite operations that included a creamery, which involved the use of a spray paint booth and several USTs, prior to 1969; an automotive service center from 1970-2000; and a drycleaner from the early 1970s-1991; as well as a REC associated with the removal of impacted soils from the Mortgaged Property in 2000/2001. While documentation reviewed by the ESA consultant identified the creamery’s USTs as having been removed from the Mortgaged Property in 1969, no further information associated with their removal was available for review. The ESA consultant also noted the absence of documentation associated with the decommissioning of the automotive center; with conditions surrounding the dry cleaning operations, which had been reported as “pick up, drop off” only but could not be confirmed; and with the soil removal in 2000/2001. Given the lack of documentation associated with the identified RECs, the ESA consultant recommended a limited subsurface investigation to determine whether the RECs may have resulted in any environmental impacts to the Mortgaged Property. In lieu of conducting such investigation, an environmental insurance policy was put in place at the origination of the Mortgage Loan with the lender and its successors and/or assigns as the named insured and the related borrower as an additional named insured.

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With respect to The Westchester Mortgaged Property (4.9%), the Phase I ESA identified a historical recognized environmental condition (“HREC”) with respect to the Mortgaged Property in connection with historic on-site operations, including automotive repair operations as well as usage as a rail yard and coal yard. The Phase I ESA also identified records showing the removal of seven underground storage tanks and petroleum impacted soil between 1992 and 1993 and the issuance of a closure letter based on such results. The consultant did not recommend any further action in connection with the HREC.

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With respect to the Reside Market Street Mortgage Loan (1.5%), the Phase I ESA identified a controlled recognized environmental condition at the Mortgaged Property in connection with soil impacts at a portion of the Mortgaged Property from the prior operation of a dry cleaning facility including, among other things, cobalt and thallium, in excess of applicable regulatory guidelines. In 2018, the Delaware Department of Natural Resources and Environmental Control (the “DNREC”) issued a conditional no further action letter subject to a restrictive covenant prohibiting, among other things, any land disturbances at the Mortgaged Property without the prior approval of the DNREC (the “DNREC Restrictive Covenants”). A tenant, Bardea, is currently performing construction of a new restaurant that is expected to include expansion of a building onto a portion of the Mortgaged Property (currently improved by a surface parking lot) that is subject to the DNREC Restrictive Covenants. The Mortgage Loan documents require the borrower to obtain approval of the DNREC and any other required environmental approvals for such construction. See “—Redevelopment, Renovation and Expansion”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

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With respect to CX - 350 & 450 Water Street Mortgaged Property (8.5%), there is ongoing construction at each of the two buildings comprising the Mortgaged Properties, where base building work in connection with the 450 Water Street building is expected to be completed in the fourth quarter of 2021 and where base building work in connection with the 350 Water Street building is expected to be completed in the second quarter of 2022. We cannot assure you that the expected renovations will be completed as expected or at all.

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With respect to the Rox San Mortgage Loan (5.7%), the related borrower is seeking entitlements to perform an expansion of an existing penthouse suite in connection with the prospective expansion of the leased premises of an existing tenant. Any such expansion will remain subject to the terms of conditions of the related Mortgage Loan documents including, among other things, the lender’s approval for an renovations anticipated to cost in excess of $1,000,000.

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With respect to the Cabelas Mortgage Loan (2.2%), pursuant to its related lease, the sole tenant, Cabelas, has the right to construct one or more new buildings and/or additional structures annexed to any portion of its demised premises during the term of its lease without the borrower’s consent provided that the cost of any alteration is equal to or less than $1,000,000, or $3,000,000 if the expansion is for certain uses set forth in the related lease including, among other things, the sale of boats or all-terrain vehicles or restaurant services. Upon the completion of any such construction, such improvements will become a part of Cabelas demised premises under its related lease. To the extent Cabelas performs any expansion that would require the borrower’s consent under its related lease, the Mortgage Loan documents require the borrower to obtain the lender’s prior written approval prior to giving such consent.

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With respect to the Reside Market Street Mortgage Loan (1.5%), a tenant, Bardea, is currently building out a portion of its related space for use as a steakhouse restaurant. The build out includes, among other things, an approximately 1,440 square foot expansion of an existing building at the Mortgaged Property to include a dining room and related bathrooms. Under the related lease, the borrower is required to contribute $1,300,000 for approved construction costs. See “—Environmental Considerations”.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under FIRREA, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date (other than with respect to one (1) Mortgaged Properties, representing 4.9% of the pool). In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

With respect to the Venice Crossroads Mortgage Loan (4.9%), a tenant, MOD Pizza, is subject to an order to comply issued by the City of Los Angeles in connection with certain liquor license violations. In addition, certain zoning code, building code and fire code violations are open at the Mortgaged Property.  The Mortgage Loan documents require the borrower to cure (or cause to be cured) such violations.

With respect to the Tanglewood Apartments Mortgage Loan (3.3%), the lender has not yet obtained a final zoning report. In the event the final zoning report identifies any existing violations at the Mortgaged Property, the Mortgage Loan documents require the Mortgagor to remove any such violations.

With respect to the Carrington Court Apartments Mortgage Loan (1.2%) and the Times Square Apartments Mortgage Loan (1.1%), the related borrower sponsor, the related borrowers and certain of their affiliates are defendants to a civil action filed in March 2020 in the United States District Court for the District of North Dakota by the United States Department of Justice alleging that the defendants violated the Fair Housing Act and the Americans with Disabilities Act (“ADA”) by failing to design and construct each of the related Mortgaged Properties so that they would be accessible to people with disabilities. On August 19, 2021, the court approved a consent order in settlement of such action that imposes certain obligations on the defendants including, among other things, a requirement to add specific retrofits at the related Mortgaged Properties, such as installing lever handles to entry doors and adding ADA van and handicap accessible parking spaces, as well as ongoing reporting obligations.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, the borrower sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, certain of the Mortgaged Properties may be subject to material ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

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With respect to the Rox San Mortgage Loan (5.7%), one of the related borrower sponsors is a defendant to a civil action filed by the City of Los Angeles alleging that an illegal club was operated from such property that was a source of criminal activity including, among other things, violations of COVID-19-related restrictions. The City of Los Angeles is seeking an injunction to close the club and a civil penalty in an amount up to $3.6 million. According to the related borrower sponsor, such property was managed by a third party during the operation of the club, the related club operator has since departed the City of Los Angeles and the club constituted an impermissible sublease for which the borrower sponsor never provided consent.

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With respect to the Shops of Wisconsin Mortgage Loan (2.9%), the related guarantor, Norman Jemal, his father, Douglas Jemal and two other executives of Douglas Development Corporation, the manager of the Mortgaged Property, were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud. The charges stemmed from an investigation into the activities of the former deputy director of the District of Columbia’s office of property management and the government’s belief that Douglas Development Corporation bribed this official in order to lease property to the District of Columbia. Norman Jemal was fully acquitted of the charges. Douglas Jemal, who holds an approximate 5.44% indirect ownership in the related borrower, was found guilty of wire fraud and sentenced to five years’ probation in 2007 in connection with the allegations that Douglas Jemal obtained the release of funds held in a loan reserve by submitting fraudulent invoices. In January 2021, Douglas Jemal received a full presidential pardon for the foregoing conviction. The Mortgage Loan documents provide that Douglas Jemal may not at any time control the borrower or own any direct and/or indirect interests in the borrower except for his existing interest, which may in no event be increased.

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With respect to the 2 Washington Mortgage Loan (2.9%), the related borrower sponsor, Joseph Moinian, is a named defendant to an action brought by the issuer of an appellate bond that was posted on behalf of Sugar Bay Club & Resort (“Sugar Bay”), an entity in which Mr. Moinian holds an ownership interest, in connection with Sugar Bay’s appeal of a judgment against it in the amount of $1.6 million. The issuer of the appellate bond brought the action seeking damages in the amount of $1.6 million (the amount of the appellate bond posted) upon the alleged failure of Mr. Moinian to provide updated financials or cash collateral as security for the appellate bond.

In addition, we note the following:

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With respect to the Villa Adora Mortgage Loan (1.1%), a judgment was issued against the related borrower in 2017 in connection with a civil action brought by the spouse of an individual who was murdered during a robbery at the Mortgaged Property in 2015. The plaintiff alleged, among other things, that the borrower was negligent in failing to maintain proper security measures at the Mortgaged Property during the time of the incident.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose” and “Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 14 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Twenty-seven (27) Mortgage Loans (collectively, 77.6%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Seven (7) Mortgage Loans (collectively, 16.0%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loans (6.4%) was originated in connection with the borrower’s recapitalization of the related Mortgage Loan.

Modified and Refinanced Loans

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the Rox San, Plaza La Cienega, Venice Crossroads, The Westchester, Marina Pacifica, Tanglewood Apartments, Axis Apartments and Lofts, 2 Washington, PetSmart HQ, 93 East Apartments, Falls of West Oaks, Centene, Reside Market Street, 2400 Hudson, Echo-Westlake Multi and PeachTree Plaza Apartments Mortgage Loans (collectively, 46.6%), (a) within approximately the last 10 years, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or major tenant bankruptcy. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

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With respect to the Rox San Mortgage Loan (5.7%), the related borrower sponsor previously sponsored a retail property securing a loan that went into default and was subject to a foreclosure proceeding. The borrower sponsor subsequently purchased the related note and the foreclosure proceeding was dismissed in 2010.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), within the last 10 years, the borrower sponsor and one of two nonrecourse carve-out guarantors, Rubin Pachulski Properties 36, LLC, has owned six properties that were the subject of foreclosures and has had 4 properties transferred to special servicing.

●	With respect to the Venice Crossroads Mortgage Loan (4.9%), the related borrower sponsor previously sponsored a retail property securing a loan that went into default and was restructured.

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With respect to The Westchester Mortgage Loan (4.9%), the related borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects securing loans that have gone into default and been subject to foreclosure or deed-in-lieu of foreclosure within the last 10 years.

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With respect to the Marina Pacifica Mortgage Loan (3.6%), the related borrower sponsors are the sponsors under an office property known as WellPoint Office Tower securing a $120,000,000 loan that was securitized in GEMC 2007-G1 and went into maturity default and was transferred to special servicing in 2019. In 2020, the related note was reportedly sold at an approximate 66.4% loss and the related debt was restructured to, among other things, extend the related maturity date to December 31, 2021 with two, one-year extension options.

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With respect to the Tanglewood Apartments Mortgage Loan (3.3%), the related borrower sponsor has sponsored three other properties securing loans that went into default and were subject to foreclosure, deed-in-lieu of foreclosure or a discounted payoff within the past ten years.

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With respect to the Axis Apartments and Lofts Mortgage Loan (2.9%), the related borrower sponsor acquired the Mortgaged Property (along with the larger Peninsula Town Center, of which the Mortgaged Property is a part) pursuant to an REO sale after a prior lender foreclosed on the Peninsula Town Center in 2013.

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With respect to the 2 Washington Mortgage Loan (2.9%), the related borrower sponsor and non-recourse carveout guarantor has been subject to prior defaults, workouts, foreclosures and/or deeds-in-lieu of foreclosure, including but not limited to with respect to properties located at Columbus Circle and 90-100 John Street in Manhattan, New York.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID Considerations”.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty nos. 39 and 40 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

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Eight (8) Mortgaged Properties (collectively, 29.7%) are leased to a single tenant. With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below. See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, industrial and mixed use Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan (or, in the case of any ARD Loan, the Anticipated Repayment Date), there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan (or, in the case of any ARD Loan, the Anticipated Repayment Date). Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan (or, in the case of any ARD Loan, the Anticipated Repayment Date). In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Top Ten Tenant Summary” and “Lease Rollover Schedule” for the fifteen (15) largest Mortgage Loans presented on Annex A-2.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores. For example, we are aware that:

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to (i) the fifteen (15) largest Mortgage Loans and the largest five tenants at each related Mortgaged Property and (ii) those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property):

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With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), the sole tenant, Sanofi, may terminate its leases (with a commencement date of July 1, 2021, as to the 350 Water Street building and an anticipated commencement date of not earlier than (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work, as to the 450 Water Street building) following the 14th lease year, subject to payment of a termination fee equal to the sum of 12 months of rent.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the fifth largest tenant, CVS, leasing approximately 4.6% of the net rentable square footage at the Mortgaged Property, has an option to terminate the lease effective as of the end of the fifteenth lease year (November 30, 2021) and every ten years thereafter, upon notice not less than 90 days prior to the intended termination date.

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With respect to the Venice Crossroads Mortgage Loan (4.9%), the fifth largest tenant at the Mortgaged Property JPMorgan Chase Bank, leasing approximately 2.8% of the net rentable area at the Mortgaged Property, has the right to terminate its lease effective on August 31, 2023 with at least nine months’ prior written notice.

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With respect to the Patewood Corporate Center Mortgage Loan (3.3%), (i) the largest tenant, Real Page, Inc., leasing approximately 10.3% of the net rentable square footage at the Mortgaged Property, has a termination option effective in February 2024 with notice on or before June 1, 2023 and (ii) the second largest tenant, Day & Zimmermann, leasing approximately 10.1% of the net rentable square footage at the Mortgaged Property, has a termination option effective in February 28, 2023 with at least nine months prior notice.

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With respect to the Huntsville Office Portfolio - Research Place Mortgaged Property (1.3%), (a) the second largest tenant, GSA Dept of Army Activities, leasing approximately 6.4% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease, in whole or in parts, at any time by providing not less than 90 days’ prior written notice; and (b) the third largest tenant, Wiregrass Hospice LLC (Gentiva), leasing approximately 2.0% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease effective on July 31, 2022 by providing not less than 120 days’ prior written notice and payment of a termination fee.

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With respect to the Huntsville Office Portfolio - Research Park Office Center Mortgaged Property (1.1%), the fourth largest tenant, Redstone Federal Credit Union, leasing approximately 10.3% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease on April 30, 2022, by providing not less than 150 days’ prior written notice and payment of a termination fee.

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With respect to the Huntsville Office Portfolio - Intuitive Center I & II Mortgaged Property (0.6%), (a) the largest tenant, Intuitive Research and Technology, LLC, leasing approximately 42.7% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease effective as of August 31, 2025 upon notice no later than December 1, 2024 and payment of a termination fee, and (b) the second largest tenant, Pinnacle Solutions, Inc., leasing approximately 34.0% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease effective on January 31, 2024 upon 270 days’ notice and payment of a termination fee.

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With respect to the Huntsville Office Portfolio - Lakeside Center I & II Mortgaged Property (0.5%), (a) the largest tenant, Dynetics, Inc., leasing approximately 39.0% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease effective on November 30, 2024 upon 270 days’ notice and payment of a termination fee, (b) the third largest tenant, Jacobs Engineering Group, Inc., leasing approximately 7.8% of the net rentable square footage at the Mortgaged Property, has two termination options (the first exercisable on April 30, 2022, and the second exercisable on April 30, 2024), with six months’ notice an payment of a termination fee, and (c) the fifth largest tenant, Koda Technologies, Inc., leasing approximately 4.5% of the net rentable square footage at the Mortgaged Property, has the option to terminate its lease on January 31, 2024 with notice delivered by July 31, 2023 and payment of a termination fee.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, with respect to the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the Mortgaged Property:

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the third largest tenant at the Mortgaged Property, Ross Dress For Less, representing approximately 8.8% of the net rentable square footage at the Mortgaged Property may, if 70% or more of the Mortgaged Property is not occupied, or if Target and CVS, or another replacement anchor tenant, are not operating in the required leasable floor area indicated in the Ross Dress For Less lease, and such condition continues for 3 months, tenant’s rent obligation will be replaced with a percentage rent. If such condition continues for 15 months, either the landlord or the tenant will have the right to terminate the lease upon giving of 30 days’ notice.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%),the fifth largest tenant, CVS, leasing approximately 4.6% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease upon 60 days’ notice in the event that less than 70% of the gross leasable area of the Mortgage Property is occupied for a period of 24 consecutive months.

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With respect to the Venice Crossroads Mortgage Loan (4.9%), the second largest tenant, Ashley Furniture, leasing approximately 23.3% of the net rentable square footage at the Mortgaged Property, has the right to pay 6% of sales from its premises in lieu of the minimum rent and additional rent otherwise provided for in its lease for 12 months in the event that occupancy at the Mortgaged Property falls below 60% of the net rentable area (excluding its premises). After 12 months, Ashley Furniture has the right to either resume payment in full of minimum rent and additional rent or to terminate its lease with 60 days’ notice.

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With respect to The Westchester Mortgaged Property (4.9%), 37 of the Mortgaged Property’s tenants, representing approximately 43.7% of the underwritten base rent at the Mortgaged Property, have co-tenancy clauses in their leases which may require, among other things, that (a) a specified number of anchor and/or major stores are open at the Mortgaged Property, (b) a specified percentage (generally between 65% and 85%) of the Mortgaged Property be occupied and/or (c) certain key stores at the Mortgaged Property remain open and operating. To become exercisable, these co-tenancy clauses may also require specified sales declines.

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With respect to the Marina Pacifica Mortgage Loan (3.6%), the fifth largest tenant, Nordstrom Rack, leasing approximately 8.1% of the net rentable square footage at the Mortgaged Property, has the right to pay 50% of the minimum rent otherwise provided for in its lease in the event that (a) less than 70% of the floor area in the related shopping center is open for retail sales or (b) fewer than three anchor tenants (defined in the related lease as those occupying 20,000 square feet or more of contiguous floor area) are open for retail sales in the shopping center, in each instance for a consecutive twelve month period.  After either the events described in clause (a) or (b) above has continued for 18 months, Nordstrom Rack has the right to terminate its lease within 30 days of such 18-month date with 90 days prior notice.

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With respect to the Shops of Wisconsin Mortgage Loan (2.9%), the third largest tenant, Fitology, leasing approximately 4.5% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease with 12 months’ prior written notice in the event that the second largest tenant at the Mortgaged Property, Trader Joe’s, ceases to operate in its space for a period of 6 continuous months and a substantial portion of such space is not re-leased to a party operating as a single retail unit.

In addition, certain of the tenant leases may permit a tenant to go dark at any time or otherwise do not require the tenant to continuously operate. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant, the below tenants have an explicit option to go dark:

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With respect to the 50 Horseblock Mortgage Loan (6.4%), the Plaza La Cienega Mortgage Loan (5.4%), the PetSmart HQ Mortgage Loan (2.5%), the Patewood Corporate Center Mortgage Loan (3.3%), the Venice Crosswoods Mortgage Loan (4.9%) and the Shops of Wisconsin Mortgage Loan (2.9%), one or more of the related tenants are not required to continuously operate under their related leases.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the largest tenant at the Mortgaged Property, LA Fitness, representing approximately 21.2% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. In the event LA Fitness ceases operation for a period of 90 days, the landlord may terminate the lease upon 30 days’ written notice, provided, however, LA Fitness may rescind such termination notice by providing the landlord, within 30 days after receipt of such notice, written notice of intent to recommence business within 60 days (provided LA Fitness does, in fact, recommence operations within such period).

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the third largest tenant at the Mortgaged Property, Ross Dress For Less, representing approximately 8.8% of the net rentable square footage at the Mortgaged Property, has the right to go dark for a period of up to 180 consecutive days (other than in connection with remodeling or repairs occasioned by casualty damage) after which the related landlord will have a period of 30 days in which to provide written notice of its election to terminate the lease to be effective 30 days following such notice.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the fourth largest tenant at the Mortgaged Property, Smart & Final Stores LLC, representing approximately 7.8% of the net rentable square footage at the Mortgaged Property, may cease operations for a period of up to 180 consecutive days (other than in connection with remodeling or repairs occasioned by casualty damage) after which the related landlord will have a period of 30 days in which to provide written notice of its election to terminate the lease to be effective 30 days following such notice.

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With respect to the Plaza La Cienega Mortgage Loan (5.4%), the fifth largest tenant at the Mortgaged Property, CVS, representing approximately 4.6% of the net rentable square footage at the Mortgaged Property, may cease operations for a period of up to 12 consecutive months, excluding any closures made necessary due to or resulting from any remodeling, reconstruction, alterations, casualty, condemnation, or other events beyond the reasonable control of CVS, after which the related landlord will have a period of 180 days in which to provide written notice of its election to terminate the lease to be effective between 30 and 60 days. Upon receipt of such notice, CVS shall have a period of 30 days in which to elect to reopen within the next 60 days.

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With respect to the Venice Crossroads Mortgage Loan (4.9%), each of the largest tenant, Sprouts Farmers Market, Inc., leasing approximately 33.2% of the net rentable square footage at the Mortgaged Property, and the second largest tenant, Ashley Furniture, leasing approximately 23.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark under its related lease. In the event Sprouts Farmers Market, Inc. goes dark for a period of 12 consecutive months, the borrower has the right to recapture the related premises. The borrower does not have a right of recapture under the Ashley Furniture lease.

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With respect to the Marina Pacifica Mortgage Loan (3.6)%, each of the largest tenant, Ralph’s, leasing approximately 15.4% of the net rentable square footage at the Mortgaged Property, the second largest tenant, AMC, leasing approximately 14.8% of the net rentable square footage at the Mortgaged Property and the fifth largest tenant, Nordstrom Rack, leasing approximately 8.1% of the net rentable square footage at the Mortgaged Property, has the right to go dark under its related lease. In the event (i) Ralph’s goes dark for a period of six months, the borrower has the right to recapture the related premises with at least 30 days’ prior written notice and (ii) Nordstrom Rack goes dark for a period in excess of 60 days, the borrower has the right to recapture the related premises with at least 60 days’ prior written notice. The borrower does not have a right of recapture under the AMC lease.

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With respect to the Shops of Wisconsin Mortgage Loan (2.9%), each of the largest tenant, Target, leasing approximately 50.8% of the net rentable square footage at the Mortgaged Property, and the second largest tenant, Trader Joe’s, leasing approximately 12.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark under its related lease. In the event either tenant goes dark for a continuous period of six months, the borrower has the right to recapture the related premises.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown. Set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Name	Approx. % of Initial Pool Balance	Tenant	% of Net Rentable Area	% of Base Rent
2 Washington	2.9%	NYC Board of Education(1)	13.0%	7.8%
Cal OES Portfolio	2.1%	CA OES(2)	100.0%	100.0%

(1)	The New York City Board of Education can terminate its lease at any time upon 180 days’ notice.
(2)

The California Governor’s Office of Emergency Services (“Cal OES”) may terminate the lease at the 601 Sequoia Pacific building at any time on or after June 30, 2025 upon at least 30 days prior written notice. Cal OES may terminate the lease at the 600 and 650 North 5th Street buildings effective at any time on or after September 30, 2025 upon at least 30 days’ prior written notice.

For more information related to tenant termination options see Annex A-1 and the accompanying footnotes for additional information, as well as the chart titled “Top Ten Tenant Summary” for each of the fifteen (15) largest Mortgage Loans presented on Annex A-2.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

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With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), there is ongoing construction at each of the two buildings (350 Water Street building and 450 Water Street building) comprising the Mortgaged Property, where (a) base building work has not yet been completed and (b) Sanofi’s (the sole tenant) rent commencement for 450 Water Street is tied to substantial completion, with such rent commencement to occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. We cannot assure you the tenant will begin paying rent as expected or at all.

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With respect to the 520 Almanor Mortgage Loan (5.4%), Nokia Corp, the largest tenant, has executed a lease but is not yet in occupancy or open for business pending the completion of the build out of its space. The borrower has represented that Nokia Corp has verbally communicated it anticipates it will take occupancy of all of its demised premises on or prior to January 10, 2022. However, we cannot assure you that Nokia Corp will take occupancy and open for business as expected or at all. Nokia Corp. is not obligated to pay base rent from April 1, 2021 through November 30, 2021 and is only obligated to pay 50% of base rent from December 1, 2021 through June 30, 2022.

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With respect to the Venice Crossroads Mortgage Loan (4.9%), the second largest tenant, Ashley Furniture, leasing approximately 23.3% of the net rentable square footage at the Mortgaged Property, subleases approximately 19.7% of its space to Exer Urgent Care. The term of the sublease with Exer Urgent Care expires in July 2028 and Ashley Furniture remains responsible for all rent due under the prime lease.

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With respect to the Marina Pacifica Mortgage Loan (3.6%), the third largest tenant, LA Fitness, leasing approximately 11.4% of the net rentable square footage at the Mortgaged Property, has executed a lease but is not yet in occupancy pending the completion of the build out of its related space. LA Fitness is required to commence paying rent by the earlier to occur of (i) the date upon with LA Fitness opens the space for workouts to the general public, (ii) the 30th day following the date upon which LA Fitness receives a certificate of occupancy, or (iii) subject to certain force majeure events and landlord delays, the date that is 181 days following the date upon which the landlord delivers the space to LA Fitness. At origination, the borrower deposited approximately $759,040 with the lender in connection with the LA Fitness lease (approximately equaling the aggregate rent payable under the LA Fitness lease for the 12 calendar months following the origination date). We cannot assure you that LA Fitness will take occupancy, open for business or commence paying rent as anticipated or at all.

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With respect to the 2 Washington Mortgage Loan (2.9%), the entire multifamily portion of the Mortgaged Property (comprised of 345 multifamily units) is master leased to Sonder. Sonder has taken possession of and commenced paying rent on the multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

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With respect to the One SoHo Square Mortgage Loan (2.7%), the largest tenant, Flatiron Health, representing approximately 28.4% of the net rentable area at the Mortgaged Property, is entitled to a rent abatement of 87.1% for the months of March 2027 through March 2028 (excluding the Double Verify space, discussed below). In addition, Flatiron Health has pre-leased the space that is currently leased to Double Verify, representing approximately 3.9% of the net rentable area at the Mortgaged Property, for a term commencing subsequent to Double Verify’s lease expiration in November 2023. Flatiron Health is anticipated to take occupancy of the Double Verify space in March 2024 under a term that is co-terminus with the other Flatiron Health spaces expiring in February 2031. Flatiron Health is entitled to a rent abatement for the Double Verify space of 91.28% for the months of March 2027 through September 2027 and 58.1% for October 2027. We cannot assure you that Flatiron Health will take occupancy of or begin paying rent on the Double Verify space as expected or at all.

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With respect to the One SoHo Square Mortgage Loan (2.7%), the fifth largest tenant, Juul Labs, representing approximately 6.9% of the net rentable area at the Mortgaged Property, is not in occupancy of its space. The space is currently on the market for sublease, although Juul Labs has been paying its rent. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

Other tenants at the Mortgaged Properties may sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

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With respect to the Patewood Corporate Center Mortgage Loan (3.3%), (i) the largest tenant, RealPage, Inc., leasing approximately 10.3% of the net rentable square footage at the Mortgaged Property, is currently marketing approximately 43.4% of its space for sublease and (ii) the second largest tenant, Day & Zimmerman, leasing approximately 10.1% of the net rentable square footage at the Mortgaged Property, is currently marketing approximately 43.7% of its space for sublease. We cannot assure you the applicable tenants will be able to successfully sub-let their respective space for rent at least equal to the tenants’ rent or otherwise be able to sub-let such space at all.

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With respect to the One SoHo Square Mortgage Loan (2.7%), Flatiron Health has subleased approximately 30,668 square feet (approximately 13.7%) of its space to Petal Card, Inc. for a term expiring in June 2024 at approximately 35% of Flatiron Health’s contractual rent. In addition, Flatiron Health is currently marketing an additional 10,223 square feet (approximately 4.6%) of its space for sublease. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a material portion of certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

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With respect to the 50 Horseblock Mortgage Loan (6.4%), the sole tenant, Amneal Pharmaceuticals LLC, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure, or the first transfer thereafter.

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With respect to the 520 Almanor Mortgage Loan (5.4%), the sole tenant at the Mortgaged Property, Nokia Corp, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first offer has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

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With respect to the Huntsville Office Portfolio Mortgage Loan (5.4%), the lease for the sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, grants such tenant a right of first refusal and right of first offer to purchase such Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market the 301 Voyager Way Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to any foreclosure, conveyance in lieu of similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, the Cabelas and Temecula Creek Plaza Mortgaged Properties (collectively, 3.3%) are each subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations”. See representation and warranty no. 6 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower (excluding Mortgaged Properties that are leased to an affiliate of the borrower under an operating lease):

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With respect to the 4, 6, 10 Sherrill Fosters Path Mortgaged Property (1.1%), the largest tenant at the Mortgaged Property is an affiliate of the borrower sponsor, leasing in the aggregate approximately 45.8% of the net rentable area.

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below.

In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

Ten (10) Mortgaged Properties (collectively, 33.1%) are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the states of California and Nevada. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%.

In the case of twenty-four (24) Mortgaged Properties (collectively, 63.9%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

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With respect to the 50 Horseblock Mortgage Loan (6.4%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, Amneal Pharmaceuticals LLC, provided that, among other conditions, (i) the related lease is in full force and effect, (ii) Amneal Pharmaceuticals LLC is not in monetary or material non-monetary default under the related lease and (iii) such insurance satisfies the insurance requirements otherwise set forth in the Mortgage Loan documents.

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With respect to the Cabelas Mortgage Loan (2.2%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, Cabela’s, for the insurance required under the Mortgage Loan documents provided certain conditions set forth in the Mortgage Loan documents are satisfied. Under its related lease, Cabela’s is required to make all insurance proceeds available for restoration in the event of a casualty provided, however, if the amount of insurance proceeds is less than $5,000,000 (which amount is greater than 5% of the principal balance of the Mortgage Loan as of the Cut-off Date and is subject to increase every five years based on the consumer price index), Cabela’s (and not the lender or a trustee appointed by it) has the right to hold and disburse any such insurance proceeds.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 17 and 30 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

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With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), as part of the remedial actions to address the recognized environmental conditions at the Mortgaged Properties and to comply with regulatory requirements, each of the two buildings comprising the Mortgaged Properties will be subject to a certain Notice of Activity and Use Limitations. See “Description of the Mortgage Pool—Environmental Considerations” for additional information.

In the case of certain such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the borrower sponsor of the Mortgage Loan to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 7 and 25 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “–Environmental Considerations” above.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. With respect to The Westchester Mortgage Loan (4.9%), at loan origination, the mortgage loan seller obtained an appraisal dated January 15, 2020 with an as-is value of $810,000,000, as of November 26, 2019. The mortgage loan seller obtained a new appraisal dated February 3, 2021 with an as-is value of $647,000,000, as of January 12, 2021, and a prospective as-stabilized value of $699,000,000 as of February 1, 2024. Based on the prospective as-stabilized value, the Cut-off Date LTV is 57.2%. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value.

With respect to two (2) Mortgage Loans (13.9%) secured by the Mortgaged Properties identified in the definition of “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Maturity Date/ARD LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value. With respect to two (2) Mortgage Loans (13.9%) secured by the Mortgaged Properties identified in the definition of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Cut-off Date LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value.

In addition, the Appraised Value may be based on certain assumptions or “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies. For example:

With respect to the 2400 Hudson Mortgage Loan (1.1%), the related Mortgaged Property is secured by a residential cooperative property; however, the as-is Appraised Value is based on the rental fallback value, which assumes that the Mortgaged Property is leased as a multifamily property in its entirety to third party tenants based upon market rents.

Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”, “—Seasoned Mortgage Loans Present Additional Risk of Repayment” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See also representation and warranty no. 27 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●

With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), there is no separate non-recourse carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

●

With respect to the Rox San Mortgage Loan (5.7%), the Mortgage Loan documents provide recourse to the related guarantors on a several (and not joint) basis in any amount equal to their respective tenant-in-common interests for all guaranteed obligations other than those related to bankruptcy or partition-related matters, for which the Mortgage Loan documents provide recourse on a joint and several basis. Notwithstanding the foregoing, in the event that any claim by the lender for any guaranteed obligation is not fully paid within twenty days of demand, then all of the guarantors will become liable on a joint and several basis.

●	With respect to the 520 Almanor Mortgage Loan (5.4%) the Mortgage Loan is fully recourse to the borrower upon the occurrence of an event of default, but there are no specific non-recourse carve-

outs for losses, except with respect to losses related to environmental matters which are covered by an environmental indemnity agreement entered into by the borrower and guarantor.

●

With respect to The Westchester Mortgage Loan (4.9%), the aggregate liability of the guarantor under the related Whole Loan is limited to $80.0 million, plus reasonable third-party costs of the lender.

●

With respect to the One SoHo Square Mortgage Loan (2.7%), the liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

●

With respect to the Centene Mortgage Loan (1.7%), the Mortgage Loan documents do not provide for recourse to an individual or entity separate from the borrower other than with respect to bankruptcy-related matters and certain losses to the lender related to a reciprocal easement agreement to which the related Mortgaged Property is subject.

●

With respect to the 2400 Hudson Mortgage Loan (1.1%), the Mortgage Loan is secured by a residential cooperative property and the Mortgage Loan documents do not provide for recourse to an individual or entity separate from the borrower (the related cooperative corporation) other than with respect to certain bankruptcy-related matters (the “2400 Hudson Limited Guaranty”). However, the 2400 Hudson Limited Guaranty will terminate upon the borrower’s satisfaction of certain obligations contained in a post-origination agreement including, among other things, delivery to the lender of (i) a valid, as-filed amendment to the certificate of incorporation of the borrower and (ii) an updated officer’s certificate related to such amendment.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 27 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”:

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With respect to the 50 Horseblock Mortgage Loan (6.4%), the related Mortgaged Property is subject to a payment-in-lieu of taxes (“PILOT”) program between the related borrower, the Town of Brookhaven Industrial Development Agency (the “Brookhaven IDA”) and the sole tenant at the Mortgaged Property, Amneal Pharmaceuticals LLC. In order to obtain the benefit of such PILOT program, the fee interest in the Mortgaged Property was conveyed to the Brookhaven IDA and ground leased back to the borrower. The ground lease is coterminous with the PILOT program and expires on October 31, 2024, with no renewal options. The PILOT program provides for a 100% abatement in real estate taxes and assessments through October 31, 2024 provided that, among other conditions, the borrower and Amneal Pharmaceuticals LLC are required, on a joint and several basis, to make a payment in lieu of taxes in an amount equal to $417,705 during the 2021/2022 tax year, subject to a schedule of escalations set forth in the related PILOT agreement. The borrower has the option to repurchase the fee interest in the Mortgaged Property from the Brookhaven IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the related

Mortgage Loan documents to exercise such option. In addition, the Brookhaven IDA signed a joinder to the related mortgage.

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With respect to the Axis Apartments and Lofts Mortgage Loan (2.9%), the related Mortgaged Property is part of a mixed-use shopping center called Peninsula Town Center. To assist the development of the Peninsula Town Center, a community development authority was created and issued bonds (the “PTC CDA Bonds”). In connection with the payment for the PTC CDA Bonds, each parcel of the Peninsula Town Center is subject to special assessment, which shares the same priority as real estate taxes and is included in the tax bills for each individual parcel. The portion of the Mortgaged Property known as Axis Lofts is responsible for a fixed percentage equal to .28% of the total PTC CDA Bond payment, which for the assessment period ending in 2021 is $12,171. Each year, the PTC CDA Bonds payment is covered by tax revenue, which is the incremental increase in real estate taxes over the base year taxes and is $53,316 in 2021.  Therefore, there is a surplus of $41,145 over the PTC CDA Bonds payment for 2021 of $12,171. If the combination of the tax revenue and the BID Payment is insufficient to pay the PTC CDA Bond payment, the borrower is responsible for paying the remaining amount of special assessments for that year.

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With respect to the One SoHo Square Mortgage Loan (2.7%), the Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to two retrospective tax abatements for the Mortgaged Property under the New York Industrial and Commercial Abatement Program (an “ICAP Abatement”). Once the ICAP Abatement benefits are in effect, they are expected to be retroactive for the 2017/2018 tax year for the portion of the Mortgaged Property located at 161 Avenue of the Americas and for the 2018/2019 tax year for the portion of the Mortgaged Property located at 233 Spring Street and to run for a term of ten years from the applicable commencement date. Each ICAP Abatement is expected to provide a 100% exemption on the increase in property taxes due to the associated redevelopment of the Mortgaged Property for the initial 5 years of the term of such abatement and is then expected to phase down by 20% each year during the remaining five years of the term. Taxes were underwritten inclusive of the ICAP Abatements.

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With respect to the 747 Amsterdam Avenue Mortgage Loan (2.3%), the Mortgaged Property is subject to 25-year tax abatement via the Industrial & Commercial Incentive Program (“ICAP”) as a result of capital improvements to the property. The ICAP abatement commenced in the 1999/2000 tax year and will expire at the end of the 2023/2024 tax year. The Mortgaged Property currently receives a 30% exemption of the increase in assessed valuation, which will be phased down by 10% per year thereafter through the expiration in 2023/2024. Taxes were underwritten to the in-place abated tax amount.

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With respect to the Cabelas Mortgage Loan (2.2%), the development of the Mortgaged Property was financed, in part, through the issuance of bonds in the amount of approximately $36,000,000 by the City of Reno. Pursuant to the related bond indenture, the bonds are secured by a lien on any sales tax generated at the Mortgaged Property (the “Pledged Revenues”) but are otherwise unsecured by any interest in the Mortgaged Property. In the event the Pledged Revenues are insufficient to repay the bonds, the holders of the bonds do not have recourse against any party, including the related borrower, the related borrower sponsor or Cabela’s, the sole tenant at the related Mortgaged Property.

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With respect to the Reside Market Street Mortgage Loan (1.5%), a portion of the related Mortgaged Property comprised of the improvements located at 608 Market Street and 627 Market Street benefit from tax abatements granted by (i) the City of Wilmington of (1) 60.22% per annum through June 30, 2030 with respect to the improvements located at 627 Market Street and (2) 81.11% per annum through June 30, 2030 with respect to the improvements located at 608 Market Street and (ii) the County of Newcastle of (1) 14.76% per annum for the 2021 tax year with respect to the improvements located at 627 Market Street and (2) 32.45% per annum for the 2021 tax year with respect to the improvements located at 608 Market Street, which abatements in each of (ii)(1) and

(2) above are subject to a burn-down schedule through the expiration of such abatements in June 30, 2025.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

●	Twenty-six (26) Mortgage Loans (collectively, 80.7%) are interest-only for the entire term of the Mortgage Loans to the stated maturity or on the Anticipated Repayment Date.

●

Four (4) Mortgage Loans (collectively, 5.7%) provide for payments of interest-only for the first 12 to 60 months following the loan origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date or on the related Anticipated Repayment Date.

●	Five (5) Mortgage Loans (collectively, 13.7%), provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
1	1	$45,000,000	4.9%
5	24	527,500,817	57.4
6	10	346,085,795	37.7
Total:	35	$918,586,612	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
0	35	$918,586,612	100.0%
Total:	35	$918,586,612	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). None of the Mortgage Loans accrue interest on the basis of a 360-day year consisting of 12, 30-day months (“30/360 Basis”).

ARD Loans

The CX - 350 & 450 Water Street, 520 Almanor and Cabelas Mortgage Loans (collectively, 16.1%) (each an “ARD Loan”), provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid its ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”).

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Single-Purpose Entity Covenants

For information regarding single purpose entity covenants, see “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Echo-Westlake Multi Mortgage Loan (1.0%), the related guarantor provided a partial payment guaranty of the outstanding principal amount due under the Mortgage Loan in an amount up to $2,375,000. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrower with those of the guarantor.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 51 to 92 payments) up to and including the stated maturity date or Anticipated Repayment Date, as applicable. See Annex A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Thirty (30) Mortgage Loans (collectively, 75.8%) each permit the related borrower, after a lockout period and prior to an open period, to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property.

Three (3) Mortgage Loans (collectively, 17.8%) each permit the related borrower after a lockout period and prior to an open period to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 1% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loans (collectively, 3.6%) each permit the related borrower to prepay the Mortgage Loan at any time after a lockout period; provided that if the prepayment is made prior to the payment date prior to the related open prepayment period prior to the related maturity date, then such prepayment must be accompanied by the payment of the greater of (i) a yield maintenance charge and (ii) a prepayment premium of 1.0% of the prepaid amount.

With respect to the One SoHo Square Mortgage Loan (2.7%), the related borrower is permitted to prepay the Mortgage Loan with the payment of a yield maintenance charge for a period of 27 payments, and then defease or prepay the Mortgage Loan with the payment of a yield maintenance charge the Mortgage Loan, if such defeasance or prepayment occurs prior to the related open prepayment period for a period of 51 payments.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as applicable, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	2	3.2%
4	21	51.6
5	7	21.9
6	2	4.4
7	3	18.8
Total	35	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers and pledges to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●

the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty (30) of the Mortgage Loans (collectively, 75.8%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date (or, with respect to The Westchester Mortgage Loan (4.9%), such shorter period as described below).

With respect to The Westchester Mortgage Loan (4.9%), which is a Defeasance Loan, Column Financial, Inc. signed the REMIC declaration effective as of, and with a startup date of, January 26, 2021, and a Defeasance Option is permitted to be exercised after February 1, 2023 (which is after the second anniversary of the start-up date of the Westchester Loan REMIC).

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or any Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or scheduled to be outstanding as of the related Anticipated Repayment Date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases and Additions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the CX - 350 & 450 Water Street Mortgage Loan (8.5%), the related borrowers may, on any business day on or after December 6, 2023 and before the related Anticipated Repayment Date, obtain the release of either or both of the two buildings comprising the Mortgaged Property in connection with a bona fide third-party sale of such parcel provided no event of default exists immediately before or after such sale and the borrowers provide at least 20 days’ notice to the lender, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) the borrowers have not previously exercised a right to defease the Mortgage Loan, the prepayment of an amount equal to 110% of the allocated loan amount for the 350 Water Street building or 105% of the allocated loan amount for the 450 Water Street building (as applicable, the “CX Release Amount”), along with a prepayment fee plus all accrued and unpaid interest, or (b) the borrowers have not previously exercised a right to prepay the Mortgage Loan, (i) deliver defeasance collateral equal to the applicable CX Release Amount for such parcel, along with a prepayment fee and all accrued and unpaid interest and (ii) deliver to the lender an additional insolvency opinion and, at the lender’s request, a rating agency confirmation; provided that any amounts paid to the lender with respect to clauses (a) and (b) will be applied in the order of priority set forth in the Mortgage Loan documents; (c) if the borrowers seek to release 350 Water Street, the borrowers have achieved substantial completion of the base building work at 450 Water Street; (d) after the release, the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of (i) the debt service coverage ratio immediately preceding such release and (ii) 1.90x; (e) the borrowers pay all out-of-pocket costs and expenses incurred by the lender (including reasonable attorneys’ fees) in connection with the release (and if applicable, partial defeasance ) and (f) satisfaction of customary the REMIC requirements.

●

With respect to The Westchester Mortgage Loan (4.9%), after February 1, 2023, the borrower is permitted to voluntarily defease a portion of the Mortgage Loan and obtain a release of either (i) all or a portion of the Neiman Marcus premises or (ii) all or a portion of the Nordstrom premises, provided that an Anchor Tenant Release Event has occurred and subject to the satisfaction of certain conditions precedent. An “Anchor Tenant Release Event” means either Neiman Marcus or Nordstrom (i) goes dark, vacates or ceases to occupy its respective anchor tenant premises, (ii) rejects its respective lease at the Mortgaged Property in a bankruptcy action or bankruptcy proceeding, or (iii) otherwise vacates (on a permanent basis) its premises during the term of the Mortgage Loan. The borrower must defease the Mortgage Loan in an amount equal to the applicable release price for the related release parcel, equal to the greater of (i) the net sales proceeds from the sale of the applicable release parcel and (ii) with respect to the Neiman Marcus premises, $15.0 million and with respect to the Nordstrom premises, $10.0 million, and that, post-release, the debt yield for the remaining property is at least equal to the greater of (x) 10.6% and (y) the debt yield for the property for the 12 calendar months prior to the last quarter-end preceding the date of release; provided that if the release price is based on net sales proceeds from a sale to a person other than an affiliate of the borrower, the costs of compliance with the Mortgage Loan documents, including the purchase of partial defeasance collateral, will be deducted from the calculation of the release price prior to the partial defeasance event and in no event with the release price be less than $15.0 million with respect to the Neiman Marcus premises and $10.0 million with respect to the Nordstrom premises.

●

With respect to the Cabelas Mortgage Loan (2.2%), the sole tenant, Cabela’s, maintains and operates approximately 18,152 square feet of adjacent, non-collateral space owned by Reno as the Museum Space. Pursuant to its related lease, following the termination of certain bonds issued by Reno in connection with the development of the Mortgaged Property, Cabela’s is required (and has the right under the related development and museum management agreement) to (i) purchase the Museum Space from Reno and (ii) convey the Museum Space to either the Delaware statutory trust borrower or the related master lessee. The Mortgage Loan documents require the borrower or the master lessee to use commercially reasonable efforts to acquire the Museum Space and, among other things, (i) execute and deliver to the lender any amendments to the Mortgage Loan documents necessary to spread the lien of the related mortgage to the Museum Space, (ii) if requested by the lender, deliver third party reports, including an updated survey, zoning, engineering and Phase I environmental report in connection with the Museum Space, (iii) deliver to the lender any opinions the lender may require, including a REMIC opinion and (iv) if requested by the lender, obtain a rating agency confirmation from each applicable rating agency. See “—Condominium and Other Shared Interests.”

●

With respect to the Farrell Hampton Portfolio (1.9%), on any business day following the two year period after the Closing Date and provided no event of default is continuing, in connection with a bona fide third-party sale, the borrowers may obtain the release of an individual Mortgaged Property (except with respect to the 4, 6, 10 Sherrill Fosters Path Mortgaged Properties, which must be released simultaneously) from the lien of the Mortgage provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to 130% of the allocated loan amount for the individual Mortgaged Property to be released; (ii) after giving effect to such release (a) the debt service coverage ratio with respect to the individual Mortgaged Properties remaining subject to the lien of the Mortgage Loan is not less than the greater of (1) 1.58x and (2) the debt service coverage ratio as of the date immediately preceding such release and (b) the loan-to-value ratio is not greater than the lesser of (1) 72.0% and (2) the loan-to-value ratio as of the date immediately preceding such release, and (iii) the REMIC release requirements are satisfied.

●	With respect to Temecula Creek Plaza Mortgage Loan (1.1%), after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of the portion of the Mortgaged Property currently leased to CVS (the “CVS Parcel”), the largest tenant at the Mortgaged Property, provided, among other conditions, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (x) 100% of the net sales proceeds for the CVS Parcel and (y) 125% of the allocated loan amount for the CVS Parcel, (ii) the release of the CVS Parcel is in connection with a bona fide sale to an unaffiliated third party, (iii) after giving effect to such release, (x) the debt yield for the remaining Mortgaged Property is no less than the greater of (1) the debt yield immediately preceding such release and (2) 10% and (y) the loan-to-value ratio for the remaining Mortgaged Property is no more than the lesser of (x) the loan-to-value ratio immediately preceding such release (inclusive of the CVS Parcel) and (y) 51.6%, and (iv) satisfaction of customary REMIC requirements. The allocated loan amount for the CVS Parcel is $2,360,000.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-six (26) of the Mortgage Loans (collectively, 65.5%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-eight (28) of the Mortgage Loans (collectively, 67.3%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Seventeen (17) of the Mortgage Loans (collectively, 37.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fourteen (14) of the Mortgage Loans (collectively, 62.2%) are secured by office, mixed use, retail, other or industrial properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, mixed use, retail and industrial properties only.

With respect to the One SoHo Square Mortgage Loan (2.7%), at loan origination, in lieu of funding an unfunded obligations reserve, the guarantor also provided a guaranty of certain unfunded obligations including tenant improvements, leasing commissions and free rent in an amount equal to $13,309,776.13.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or provide a guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Hard Lockbox	15	$535,145,603	58.3%
Springing Lockbox	10	153,766,009	16.7
Hard (Commercial) / Soft Residential Lockbox	2	44,175,000	4.8
None	8	185,500,000	20.2
Total	35	$918,586,612	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hotel properties are considered to have a soft lockbox if credit card receivables, cash, checks and “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—3650 REIT—3650 REIT’s Underwriting Guidelines and Processes—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines” and “—German American Capital Corporation—DB Originators’ Underwriting Standards—Exceptions to DB Originators’ Disclosed Underwriting Guidelines”.

 Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
Patewood Corporate Center	$30,000,000	3.3%	$10,000,000(4)	$38,500,000	$78,500,000	4.87777%	61.5%	70.5%	2.11x	1.56x
One SoHo Square	$25,176,796	2.7%	$120,000,000	$759,823,204	$905,000,000	3.03300%	34.8%	67.0%	2.92x	2.28x
PetSmart HQ	$23,000,000	2.5%	$12,000,000	$45,000,000	$80,000,000	5.43800%	61.5%	72.4%	2.26x	1.51x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans, if applicable.
(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances, if applicable.
(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans, if applicable.
(4)	The borrower has requested that the lender enter into a loan modification in order to convert approximately $5,000,000 of the existing mezzanine debt to preferred equity, which would continue to bear interest at the same rate as the mezzanine loan. See “—Preferred Equity” for additional information.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and certain mezzanine loan guarantees), (b) so long as no event of default exists after the expiration of a mezzanine lender’s cure periods granted pursuant to the related intercreditor agreement with respect to such related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan must be made in accordance with the applicable mezzanine loan documents and the related Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
One SoHo Square(1)	$25,176,796	67.0%	2.22x	6.82%	Yes

(1)	With respect to the One SoHo Square Mortgage Loan (2.7%), the Mortgage Loan documents limit future mezzanine debt to an amount equal to or less than $90.5 million.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and purchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

With respect to The Westchester Mortgage Loan (4.9%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the 2400 Hudson Mortgage Loan (1.1%), the Mortgaged Property is a residential cooperative in which the borrower is the cooperative corporation and the owners of the related cooperative units are generally permitted to obtain loans secured by a pledge of such owners’ interests in their respective cooperative units. The related borrower sponsor has pledged its shares in the related borrower as collateral for an approximately $16.5 million loan issued by Dime Savings Bank (the “Dime Savings Bank Loan”). The Dime Savings Bank Loan is unsecured by the related Mortgaged Property. The borrower sponsor is reportedly in negotiations to refinance the Dime Savings Bank Loan with an approximate $25.0 million loan from Sterling National Bank.

See “Risk Factors—Risks Relating to the Mortgage Loans—Various Other Laws Could Affect the Exercise of Lender’s Rights”.

Preferred Equity

As of the Cut-off Date, each sponsor has informed us that, other than as described below, it is unaware of any existing preferred equity with respect to the Mortgage Loans it is selling to the depositor.

With respect to the Patewood Corporate Center Mortgage Loan (3.3%), the Mortgage Loan has approximately $10,000,000 of related mezzanine debt held by TCM CRE REIT LLC. The borrower has requested that the lender enter into a loan modification in order to convert approximately $5,000,000 of such mezzanine debt to preferred equity, which would continue to bear interest at the same rate as the mezzanine loan. In the event that such modification is entered into and such conversion occurs, it is anticipated that TCM CRE REIT LLC would assume a preferred equity interest in Patewood Mezz, LLC, the sole member of the related borrower, and be entitled to a preferred rate of return on its investment in an amount equal to 10%, with such amounts payable from excess cash flow after the payment of (i) debt service, operating expenses and any required reserves due under the related Mortgage Loan documents and (ii) any payments required under the remaining mezzanine loan. It is anticipated that the preferred equity arrangement will provide that in the event that, among other things, the preferred rate of return is not paid or an event of default continues under the Mortgage Loan documents beyond any applicable cure period, TCM CRE REIT LLC will have the right to assume control of the related borrower provided, among other conditions, TCM CRE REIT LLC provides an acceptable replacement guaranty. We cannot assure you that such modification will be entered into or that such conversion will occur as expected or at all, or that any resulting preferred equity arrangement will be structured as expected.

With respect to the Cabelas Mortgage Loan (2.2%), two preferred equity holders, the Canarelli Family Trust dated September 14, 1990 (the “Class A Preferred Member”) and Valtus Capital Group, LLC (the “Class B Preferred Member”) (together, the “Preferred Equity Holders”) hold a preferred equity interest in CAI Investments Reno-Tahoe Parent, LLC (the “Reno JV”), the sole member of the signatory trustee of the related Delaware statutory trust borrower, in connection with an original $23,029,277.00 investment by the Class A Preferred Member and an original $460,586.00 investment by the Class B Preferred Member in the Reno JV. Each Preferred Equity Holder is entitled to a preferred rate of return on its investment in an amount equal to 12% per annum, and such amounts are payable from the proceeds of any sales of any beneficial interests made by the borrower or any subsidiary. At any time that the borrower or CAI Investments Reno-Tahoe Holdings, LLC (the entity holding the beneficial interests in the Delaware statutory trust borrower), sells any beneficial interest and receives proceeds from such sale, the Preferred Equity Holders will be entitled to receive the first proceeds until each has received a 12% annual return on its respective preferred investment. On December 1, 2021 and on the first day of each subsequent calendar month, the Reno JV is required to make a distribution from distributable cash to each Preferred Equity Holder in the amount of the unpaid preferred return for such Preferred Equity Holder. Following the occurrence of certain bad acts including, among others, failure to pay required distributions, fraud, or adverse events such as a bankruptcy of the borrower, a subsidiary or the related borrower sponsor, CAI Investments LLC, the Preferred Equity Holders will have the right to replace the manager of the Reno JV with one selected by them. Any actions taken by the Preferred Equity Holders to replace the manager are subject to the terms and conditions of the Mortgage Loan documents.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

With respect to the 50 Horseblock Mortgage Loan (6.4%), the Mortgage Loan documents permit pledges of indirect interests in the borrower provided that, among other conditions, (i) such pledges (x) do not exceed, in the aggregate, 10% of the non-controlling indirect equity interests in the borrower and (y) are made to secure a parent level credit facility from a lender acceptable to the lender and are not tied specifically to the cash flow of the Mortgaged Property and (ii) the debt secured by such pledges would not be considered a “mezzanine loan” or “mezzanine financing” by involving (a) pledges of direct equity interests in the borrower or (b) pledges of equity by any party that does not have a substantial source of revenue to replay the applicable debt other than direct or indirect distributions from the borrower.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower or by additional assets representing at least a certain percentage of the overall collateral value.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans identified on the following chart titled “Whole Loan Control Notes and Non-Control Notes” is part of a Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and each related Companion Loan(s) are cross-collateralized and cross-defaulted.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(2)
CX - 350 & 450 Water Street	Non-Serviced	CAMB 2021-CX2

Note A-1-1

Note A-1-2

Note A-1-3

Note A-1-4

Note A-1-5

Note A-1-6

Note A-1-7

Note A-1-8

Note A-1-9

Note A-2-1

Note A-2-2

Note A-2-3

Note A-2-4

Note A-2-5

Note A-3-1

Note A-3-2

Note A-3-3

Note A-4-1

Note A-4-2

Note A-4-3

Note B-1

Note B-2

Note B-3

Note B-4

Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

$169,255,102

$71,000,000

$64,000,000

$50,000,000

$45,000,000

$35,000,000

$25,000,000

$20,000,000

$4,161,224

$58,163,265

$50,000,000

$30,000,000

$25,000,000

$2,959,184

$29,081,633

$30,000,000

$23,979,592

$28,500,000

$30,000,000

$22,900,000

$244,083,673

$83,877,551

$41,938,776

$41,100,000

CAMB 2021-CX2

DBRI

Benchmark 2021-B30

DBRI

DBRI

DBRI

3650R 2021-PF1

DBRI

DBRI

CAMB 2021-CX2

Bank of America

Bank of America

Bank of America

Bank of America

CAMB 2021-CX2

Benchmark 2021-B30

JPMCB

CAMB 2021-CX2

3650R 2021-PF1

3650R 2021-PF1

CAMB 2021-CX2

CAMB 2021-CX2

CAMB 2021-CX2

CAMB 2021-CX2

520 Almanor	Non-Serviced	Benchmark 2021-B30	Note A-1 Note A-2	Control Non-Control	$51,600,000 $50,000,000	Benchmark 2021-B30 3650R 2021-PF1
Plaza La Cienega	Serviced	N/A	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$50,000,000 $20,000,000 $20,000,000	3650R 2021-PF1 Benchmark 2021-B30 CREFI
Huntsville Office Portfolio	Serviced	N/A	Note A-1-1 Note A-1-2 Note A-1-3 Note A-2-1 Note A-2-2 Note A-2-3	Control Non-Control Non-Control Non-Control Non-Control Non-Control	$14,930,700 $14,930,700 $9,953,800 $14,930,700 $14,930,700 $9,953,800	3650R 2021-PF1 Benchmark 2021-B28 3650R 2021-PF1 Benchmark 2021-B28 3650R 2021-PF1 3650R 2021-PF1
The Westchester	Non-Serviced	CSMC 2020-WEST	Note A-1 Note A-2-A Note A-2-B Note A-2-C Note A-3-A Note A-3-B Note B-1	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$193,000,000 $35,000,000 $20,000,000 $20,000,000 $50,000,000 $25,000,000 $57,000,000	CSMC 2020-WEST CSAIL 2021-C20 WFCM 2021-C60 3650R 2021-PF1 CSAIL 2020-C19 3650R 2021-PF1 CSMC 2020-WEST
Patewood Corporate Center	Serviced	N/A	Note A-1 Note A-2	Control Non-Control	$30,000,000 $38,500,000	3650R 2021-PF1 3650 REIT

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(2)
2 Washington	Non-Serviced	Benchmark 2021-B29	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Non-Control Non-Control Non-Control Non-Control	$50,000,000 $30,000,000 $25,000,000 $16,500,000 $10,000,000	Benchmark 2021-B29 Benchmark 2021-B29 Benchmark 2021-B28 3650R 2021-PF1 3650R 2021-PF1
One SoHo Square	Non-Serviced	SOHO 2021-SOHO

Note A-1-S

Note A-1-C-1

Note A-1-C-2

Note A-1-C-3

Note A-1-C-4

Note A-1-C-5

Note A-1-C-6

Note A-1-C-7

Note A-1-C-8

Note A-2-S

Note A-2-C-1

Note A-2-C-2

Note A-2-C-3

Note A-2-C-4

Note A-2-C-5

Note A-2-C-6

Note A-3-S

Note A-3-C-1

Note A-3-C-2

Note A-3-C-3

Note B-1

Note B-2

Note B-3

Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

$685,083

$53,950,000

$75,000,000

$50,000,000

$50,000,000

$50,000,000

$20,000,000

$20,000,000

$2,353,868

$204,420

$21,050,000

$20,000,000

$19,646,132

$16,000,000

$10,000,000

$9,176,796

$110,497

$24,000,000

$16,000,000

$11,823,204

$215,801,105

$64,392,265

$34,806,630

SOHO 2021-SOHO

Benchmark 2021-B28

Wells Fargo Bank

Benchmark 2021-B28

Benchmark 2021-B29

BBCMS 2021-C11

BBCMS 2021-C11

Benchmark 2021-B29

Benchmark 2021-B29

SOHO 2021-SOHO

Benchmark 2021-B28

Benchmark 2021-B29

Benchmark 2021-B29

3650R 2021-PF1

Benchmark 2021-B28

3650R 2021-PF1

SOHO 2021-SOHO

MSC 2021-L7

MSC 2021-L7

MSC 2021-L7

SOHO 2021-SOHO

SOHO 2021-SOHO

SOHO 2021-SOHO

Icon One Daytona	Serviced	N/A	Note A-1 Note A-2	Control Non-Control	$25,000,000 $25,000,000	3650R 2021-PF1 3650 REIT
PetSmart HQ	Serviced	N/A	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$23,000,000 $22,650,000 $22,350,000	3650R 2021-PF1 3650 REIT 3650 REIT
Centene	Serviced	N/A	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$15,600,000 $15,600,000 $15,600,000	3650R 2021-PF1 3650 REIT 3650 REIT

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)	The lender provides no assurances that any non-securitized notes will not be split further.

The tables titled “Whole Loan Summary” and “Non-Serviced Whole Loans” in “Summary of Terms” provide certain information with respect to Mortgage Loans that have corresponding Companion Loans.

Set forth below is the identity of the initial Non-Serviced Directing Holder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Whole Loans

Whole Loan	Non-Serviced PSA(1)	Controlling Noteholder	Initial Directing Holder (or equivalent entity)(2)
CX - 350 & 450 Water Street	CAMB 2021-CX2	CAMB 2021-CX2	(3)
520 Almanor	BMARK 2021-B30	BMARK 2021-B30	(4)
The Westchester	CSMC 2020-WEST	CSMC 2020-WEST	Pacific Life Insurance Company
2 Washington	BENCHMARK 2021-B29	BENCHMARK 2021-B29	LD III Holdco I, L.P.
One SoHo Square	SOHO 2021-SOHO	SOHO 2021-SOHO	KKR Real Estate Stabilized Credit Partners L.P.

(1)	The identification of a “Non-Serviced PSA” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(2)	As of the closing date of the related securitization.

(3)	The holder of the controlling class is 3650 Cal Bridge CX - 350 & 450 Water Street LLC, which is a borrower related party under the CAMB 2021-CX2 trust and servicing agreement. Therefore, until such time as there is a directing holder that is not a borrower related party under the CAMB 2021-CX2 trust and servicing agreement, a control termination event (or analogous term) and consultation termination event (or analogous term) will be deemed to exist and no controlling class certificateholder will have consent or consultation rights under the CAMB 2021-CX2 trust and servicing agreement.

(4)	Expected to be a direct or indirect subsidiary of Blackstone Real Estate Services LLC or its affiliate.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. CX - 350 & 450 Water Street Whole Loan, The Westchester Whole Loan and the One SoHo Square Whole Loan are AB Whole Loans related to the Issuing Entity.

“Benchmark 2021-B29 PSA” means the pooling and servicing agreement governing the servicing of the 2 Washington Whole Loan.

“Benchmark 2021-B30 PSA” means the pooling and servicing agreement governing the servicing of the 520 Almanor Whole Loan.

“CAMB 2021-CX2 TSA” means the trust and servicing agreement governing the servicing of the CX - 350 & 450 Water Street Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” as specified in the related Intercreditor Agreement.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“CSMC 2020-WEST TSA” means the trust and servicing agreement governing the servicing of The Westchester Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means, with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the related Mortgage Loan.

“Non-Serviced Directing Holder” means, with respect to each Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA and the related Non-Serviced Intercreditor Agreement.

“Non-Serviced Intercreditor Agreement” means, with respect to each Non-Serviced Whole Loan, the related Intercreditor Agreement governing the rights of the holders of the related Mortgage Loan and the related Non-Serviced Companion Loans.

“Non-Serviced Master Servicer” means, with respect to each Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each Non-Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Non-Serviced PSA” means each pooling and servicing agreement or trust and servicing agreement governing the servicing of a Non-Serviced Whole Loan, as indicated in the chart above titled “Non-Serviced Whole Loans”.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means each of the CX – 350 & 450 Water Street Subordinate Companion Loan, The Westchester Subordinate Companion Loan and the One SoHo Square Subordinate Companion Loan.

“Non-Serviced Trustee” means, with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means (i) each of the Whole Loans in the chart titled “Non-Serviced Whole Loans” in “Summary of Terms”.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means, with respect to each Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the related Mortgage Loan.

“Serviced Companion Loan Holder” means the holder of a Serviced Companion Loan.

“Serviced Mortgage Loan” means each Mortgage Loan that is not a Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the related Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans.

“Serviced Pari Passu Whole Loan” means each Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“SOHO 2021-SOHO TSA” means the trust and servicing agreement governing the servicing of the One SoHo Square Whole Loan.

“Subordinate Companion Loan” means with respect to any AB Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Co-Lender Agreement.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a P&I advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement. The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion

Loans in accordance with the terms of the PSA (or, in some cases, a sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of any Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation rights, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent is not required from such Non-Controlling Holder if it is a borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Companion Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make P&I advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement. The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, to any sale by a securitization trust).

Certain losses, liabilities, claims, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, if no Control Termination Event is continuing, will be entitled to exercise the consent and/or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-

Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day (or 30 day) period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The custodian under the Non-Serviced PSA is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related securitization trust (the “Non-Serviced Securitization Trust”), such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The CX - 350 & 450 Water Street Whole Loan

General

The CX - 350 & 450 Water Street Mortgage Loan (8.5%) is part of a split loan structure comprised of twenty (20) senior promissory notes (the “CX - 350 & 450 Water Street Senior Notes”) and four (4) subordinate promissory notes (the “CX - 350 & 450 Water Street Junior Notes” and, together with the CX - 350 & 450 Water Street Senior Notes, the “CX - 350 & 450 Water Street Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties, with an aggregate initial principal balance of $1,225,000,000. Three (3) such senior promissory notes designated Note A-1-7, Note A-4-2 and Note A-4-3, with an initial aggregate principal balance of $77,900,000 (the “CX - 350 & 450 Water Street Mortgage Loan”) will be deposited into this securitization. The CX - 350 & 450 Water Street Whole Loan is evidenced by (i) the CX - 350 & 450 Water Street Mortgage Loan, (ii) Four (4) senior promissory notes designated Note A-1-1, Note A-2-1, Note A-3-1 and Note A-4-1 (the “CX - 350 & 450 Water Street Standalone Pari Passu Companion Loans”), which collectively have an aggregate initial principal balance of $285,000,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans” and, together with the CX - 350 & 450 Water Street Standalone Pari Passu Companion Loans, the “CX - 350 & 450 Water Street Pari Passu Companion Loans”), which collectively have an aggregate initial principal balance of $736,100,000; and (iv) four (4) subordinate promissory notes designated Note B-1, Note B-2, Note B-3 and Note B-4 (the “CX - 350 & 450 Water Street Subordinate Companion Loans” and, together with the CX - 350 & 450 Water Street Standalone Pari Passu Companion Loans, the “CX - 350 & 450 Water Street Standalone Companion Loans”), which collectively have an aggregate initial principal balance of $411,000,000.

The CX - 350 & 450 Water Street Mortgage Loan, the CX - 350 & 450 Water Street Pari Passu Companion Loans and the CX - 350 & 450 Water Street Subordinate Companion Loans are referred to herein, collectively, as the “CX - 350 & 450 Water Street Whole Loan”, and the CX - 350 & 450 Water Street Pari Passu Companion Loans and the CX - 350 & 450 Water Street Subordinate Companion Loans are referred to herein as the “CX - 350 & 450 Water Street Companion Loans.”

Only the CX - 350 & 450 Water Street Mortgage Loan is included in the issuing entity. The CX - 350 & 450 Water Street Standalone Companion Loans are expected to be contributed to a securitization trust (the “CAMB 2021-CX2 Securitization”) governed by the CAMB 2021-CX2 Trust and Servicing Agreement (the “CAMB 2021-CX2 TSA”). The CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The holders (the “Noteholders”) of each promissory note comprising the CX - 350 & 450 Water Street Whole Loan have entered into a Co-Lender Agreement (the “CX - 350 & 450 Water Street Co-Lender Agreement”) that sets forth the respective rights of each holder of a CX - 350 & 450 Water Street Note. The CX - 350 & 450 Water Street Co-Lender Agreement provides that expenses, losses and shortfalls relating to the CX - 350 & 450 Water Street Whole Loan will be allocated in reverse sequential order (i.e. first, to the reduction of the outstanding principal balance of the CX - 350 & 450 Water Street Junior Notes, pro rata and pari passu until the outstanding principal balance of each such CX - 350 & 450 Water Street Junior Note is reduced to zero; and then, to the reduction of the outstanding principal balance of each CX - 350 & 450 Water Street Senior Note, pro rata and pari passu, until the outstanding principal balance of each such CX - 350 & 450 Water Street Senior Note is reduced to zero).

Servicing

The CX - 350 & 450 Water Street Whole Loan (including the CX - 350 & 450 Water Street Mortgage Loan) and any related REO Property will be serviced and administered by KeyBank National Association, the master servicer for the CAMB 2021-CX2 securitization (the “CX - 350 & 450 Water Street Master Servicer”) and, if necessary, Situs Holdings, LLC, the special servicer for the CAMB 2021-CX2 securitization (the “CX - 350 & 450 Water Street Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the CX - 350 & 450 Water Street Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association is the custodian of the CX - 350 & 450 Water Street Whole Loan (including the CX - 350 & 450 Water Street Mortgage Loan) pursuant to the terms of the CAMB 2021-CX2 TSA.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the CX - 350 & 450 Water Street Mortgage Loan (but not on the CX - 350 & 450 Water Street Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CX - 350 & 450 Water Street Mortgage Loan.

Property protection advances in respect of the CX - 350 & 450 Water Street Whole Loan will be made by the CX - 350 & 450 Water Street Master Servicer or the trustee under the CAMB 2021-CX2 TSA (the “CX - 350 & 450 Water Street Trustee”), as applicable, unless a determination of nonrecoverability is made under the CAMB 2021-CX2 TSA.

Application of Payments

If no (i) CX - 350 & 450 Water Street Mortgage Loan event of default with respect to an obligation of the borrowers to pay money due under the CX - 350 & 450 Water Street Whole Loan or (ii) non-monetary CX - 350 & 450 Water Street Mortgage Loan event of default pursuant to which the CX - 350 & 450 Water Street Whole Loan becomes a specially serviced mortgage loan (a “Triggering Event of Default”) has occurred or if a Triggering Event of Default has occurred but is no longer continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Special Servicer, as applicable) will be distributed as follows:

(i)      first, (A) initially, to the holders of the CX - 350 & 450 Water Street Standalone Companion Loans (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee) and, if applicable, to the holders of the CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans (or the master servicers of the related non-lead securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) then, to the holders of the CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous advance rate under such non-lead securitization), (C) then, to the holders of the CX - 350 & 450 Water Street Subordinate Companion Loans (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together thereon at the applicable advance rate), and (D) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the CX - 350 & 450 Water Street Standalone Notes), to the holders of the CX - 350 & 450 Water Street Standalone Companion Loans (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)      second, to the holders of the CX - 350 & 450 Water Street Standalone Companion Loans (or the CX - 350 & 450 Water Street Master Servicer, CX - 350 & 450 Water Street Special Servicer or the CX - 350 & 450 Water Street Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such CX - 350 & 450 Water Street Notes (or the CX - 350 & 450 Water Street Master Servicer, CX - 350 & 450 Water Street Special Servicer or the CX - 350 & 450 Water Street Trustee, as applicable), with respect to the CX - 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)      third, (A) initially, to the holders of the CX - 350 & 450 Water Street Senior Notes and the CX - 350 & 450 Water Street Junior Notes (or the CX - 350 & 450 Water Street Master Servicer), the applicable accrued and unpaid servicing fee on the related CX - 350 & 450 Water Street Senior Note or CX - 350 & 450 Water Street Junior Note (without duplication of any portion of the servicing fee paid by the borrowers), as the case may be, and (B) then, to the holders of the CX - 350 & 450 Water Street Senior Notes and CX - 350 & 450 Water Street Junior Notes (or the CX - 350 & 450 Water Street Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the CX - 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)      fourth, pari passu to the CX - 350 & 450 Water Street Senior Notes, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CX - 350 & 450 Water Street Senior Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such CX - 350 & 450 Water Street Senior Note;

(v)      fifth, pari passu, in respect of principal, to the CX - 350 & 450 Water Street Senior Notes all payments and prepayments of amounts allocable to the reduction of the principal balance of the CX - 350 & 450 Water Street Whole Loan (including amounts allocable as principal on the CX - 350 & 450 Water Street Whole Loan after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX - 350 & 450 Water Street Whole Loan) in accordance with the related loan agreement until the principal balances of the CX - 350 & 450 Water Street Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis (based on their respective outstanding principal balances);

(vi)      sixth, if the proceeds of any foreclosure sale or any liquidation of the CX - 350 & 450 Water Street Whole Loan or the Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each CX - 350 & 450 Water Street Senior Note, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CX - 350 & 450 Water Street Senior Note, plus interest thereon at the related CX - 350 & 450 Water Street Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis according to the amount of realized losses previously allocated to each such CX - 350 & 450 Water Street Senior Note;

(vii)      seventh, to the CX - 350 & 450 Water Street Junior Notes, which CX - 350 & 450 Water Street Junior Notes, if any, are no longer included in the lead securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such CX - 350 & 450 Water Street Junior Note (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), with respect to the CX - 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(viii)      eighth, pari passu, to each CX - 350 & 450 Water Street Junior Note, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CX - 350 & 450 Water Street Junior Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such CX - 350 & 450 Water Street Junior Note;

(ix)      ninth, pari passu, in respect of principal to CX - 350 & 450 Water Street Junior Notes, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CX - 350 & 450 Water Street Whole Loan (including amounts allocable as principal on the CX - 350 & 450 Water Street Mortgage Loan after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX - 350 & 450 Water Street Mortgage Loan) in accordance with the related loan agreement until the principal balances of the CX - 350 & 450 Water Street Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Junior Notes on a pro rata basis (based on their respective outstanding principal balances);

(x)      tenth, if the proceeds of any foreclosure sale or any liquidation of the CX - 350 & 450 Water Street Whole Loan or the Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each CX - 350 & 450 Water Street Junior Note, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CX - 350 & 450 Water Street Junior Note, plus interest thereon at the related CX - 350 & 450 Water Street Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Junior Notes on a pro rata basis according to the amount of realized losses previously allocated to each such CX - 350 & 450 Water Street Junior Note;

(xi)      eleventh, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrowers, (ii) in excess of interest accrued on the principal balance at the CX - 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX - 350 & 450 Water Street Master Servicer, the CX - 350 & 450 Water Street Trustee or the CX - 350 & 450 Water Street Special Servicer, or the master servicer or trustee under a servicing agreement relating to any CX - 350 & 450 Water Street Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to each CX - 350 & 450 Water Street Senior Notes and each CX - 350 & 450 Water Street Junior Note in an amount calculated on the principal balance of the related CX - 350 & 450 Water Street Note at the excess of (x) the related default interest rate for such CX - 350 & 450 Water Street Note over (y) the interest rate for such CX - 350 & 450 Water

Street Note with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Notes on a pro rata basis according to the respective amounts due to such CX - 350 & 450 Water Street Notes under this clause (xi);

(xii)      twelfth, pro rata and pari passu, to each CX - 350 & 450 Water Street Senior Note, any prepayment charge, to the extent actually paid by the borrowers and allocable to any prepayment of the related CX - 350 & 450 Water Street Senior Note under the related Mortgage Loan documents pro rata based on the prepayment charge entitlement of such CX - 350 & 450 Water Street Senior Note, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Senior Notes according to the respective amounts due to them under this clause (xii);

(xiii)      thirteenth, to each CX - 350 & 450 Water Street Junior Note, any prepayment charge, to the extent actually paid by the borrowers and allocable to any prepayment of the related CX - 350 & 450 Water Street Junior Note under the related loan documents pro rata based on the prepayment charge entitlement of such CX - 350 & 450 Water Street Junior Note, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Notes according to the respective amounts due to them under this clause (xiii);

(xiv)      fourteenth, pari passu, to each holder of a CX - 350 & 450 Water Street Senior Note, up to an amount equal to the unpaid ARD interest accrued on the note principal balance of its CX - 350 & 450 Water Street Senior Note, with the aggregate amount so payable to be allocated between the holders of the CX - 350 & 450 Water Street Senior Notes on a pro rata basis according to the amount of accrued and unpaid ARD interest due to each such CX - 350 & 450 Water Street Senior Noteholder;

(xv)      fifteenth, to each CX - 350 & 450 Water Street Junior Noteholder, up to an amount equal to the unpaid ARD interest accrued on the note principal balance of its CX - 350 & 450 Water Street Junior Note with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Noteholders on a pro rata basis according to the amount of accrued and unpaid ARD interest due to each such CX - 350 & 450 Water Street Junior Noteholder;

(xvi)      sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX - 350 & 450 Water Street Master Servicer, the CX - 350 & 450 Water Street Trustee or the CX - 350 & 450 Water Street Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to any CX - 350 & 450 Water Street Companion Loan securitization), to each CX - 350 & 450 Water Street Senior Note and each CX - 350 & 450 Water Street Junior Note its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii)      seventeenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xvi) above to the holders of the CX - 350 & 450 Water Street Notes pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xvi) above, to the extent that the borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the CX - 350 & 450 Water Street Notes instead will be payable as additional servicing compensation as provided in the CAMB 2021-CX2 TSA.

The CX - 350 & 450 Water Street Master Servicer and the CX - 350 & 450 Water Street Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the CAMB 2021-CX2 TSA.

After the occurrence of and during the continuance of a Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Special Servicer, as applicable) will be distributed as follows:

(i)      first, (A) initially, to the CX - 350 & 450 Water Street Standalone Notes (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee) and, if applicable, to the CX - 350 & 450 Water Street Non-Standalone Notes (or the master servicers of the related non-lead securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) then, to the CX - 350 & 450 Water Street Senior Notes (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous advance rate under such non-lead securitization), (C) then, to the CX - 350 & 450 Water Street Junior Notes (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together thereon at the applicable advance rate), and (D) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the CX - 350 & 450 Water Street Standalone Notes), to the CX - 350 & 450 Water Street Standalone Notes (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)      second, to the CX - 350 & 450 Water Street Standalone Notes (or the CX - 350 & 450 Water Street Master Servicer, CX - 350 & 450 Water Street Special Servicer or the CX - 350 & 450 Water Street Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such CX - 350 & 450 Water Street Notes (or the CX - 350 & 450 Water Street Master Servicer, CX - 350 & 450 Water Street Special Servicer or the CX - 350 & 450 Water Street Trustee, as applicable), with respect to the CX - 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)      third, (A) initially, to the CX - 350 & 450 Water Street Senior Notes and the CX - 350 & 450 Water Street Junior Notes (or the CX - 350 & 450 Water Street Master Servicer), the applicable accrued and unpaid servicing fee on the related CX - 350 & 450 Water Street Senior Note or CX - 350 & 450 Water Street Junior Note (without duplication of any portion of the servicing fee paid by the borrowers), as the case may be, and (B) then, to the CX - 350 & 450 Water Street Senior Notes and the CX - 350 & 450 Water Street Junior Notes (or the CX - 350 & 450 Water Street Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the CX - 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)      fourth, pari passu to the CX - 350 & 450 Water Street Senior Notes, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CX - 350 & 450 Water Street Senior Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such CX - 350 & 450 Water Street Senior Note;

(v)      fifth, pari passu, to each CX - 350 & 450 Water Street Junior Note, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such CX - 350 & 450 Water Street Junior Note, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Notes on a pro rata basis according to the amount of accrued and unpaid interest due to each such CX - 350 & 450 Water Street Junior Note;

(vi)      sixth, pari passu, in respect of principal, to the CX - 350 & 450 Water Street Senior Notes, all remaining funds until the principal balances of the CX - 350 & 450 Water Street Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis (based on their respective outstanding principal balances);

(vii)     seventh, if the proceeds of any foreclosure sale or any liquidation of the CX - 350 & 450 Water Street Whole Loan or the Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each CX - 350 & 450 Water Street Senior Note, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CX - 350 & 450 Water Street Senior Note, plus interest thereon at the related CX - 350 & 450 Water Street Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Senior Notes on a pro rata basis according to the amount of realized losses previously allocated to each such CX - 350 & 450 Water Street Senior Note;

(viii)     eighth, to the CX - 350 & 450 Water Street Junior Notes, which CX - 350 & 450 Water Street Junior Notes, if any, are no longer included in the lead securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such CX - 350 & 450 Water Street Junior Note (or the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Trustee), with respect to the CX - 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(ix)      ninth, pari passu, in respect of principal to CX - 350 & 450 Water Street Junior Notes, all remaining funds until the principal balances of the CX - 350 & 450 Water Street Junior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Junior Notes on a pro rata basis (based on their respective outstanding principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the CX - 350 & 450 Water Street Whole Loan or the Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each CX - 350 & 450 Water Street Junior Note, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such CX - 350 & 450 Water Street Junior Note, plus interest thereon at the related Note interest rate minus the servicing fee, with the aggregate amount so payable to be allocated between CX - 350 & 450 Water Street Junior Notes on a pro rata basis according to the amount of Realized Losses previously allocated to each such CX - 350 & 450 Water Street Junior Note;

(xi)      eleventh, pro rata and pari passu, to each CX - 350 & 450 Water Street Senior Note, any prepayment charge, to the extent actually paid by the borrowers and allocable to any prepayment of the related CX - 350 & 450 Water Street Senior Note under the related Mortgage Loan documents pro rata based on the prepayment charge entitlement of such CX - 350 & 450 Water Street Senior Note, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Senior Notes according to the respective amounts due to them under this clause (xi);

(xii)     twelfth, pro rata and pari passu, to each CX - 350 & 450 Water Street Junior Note, any prepayment charge, to the extent actually paid by the borrowers and allocable to any prepayment of the related CX - 350 & 450 Water Street Junior Note under the related Mortgage Loan documents pro rata based on the prepayment charge entitlement of such CX - 350 & 450 Water Street Junior Note, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Notes according to the respective amounts due to them under this clause (xii);

(xiii)     thirteenth, pari passu, to each CX - 350 & 450 Water Street Senior Noteholder, up to an amount equal to the unpaid ARD interest accrued on the note principal balance of its CX - 350 & 450 Water Street Senior Note, with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Senior Noteholders on a pro rata basis according to the amount of accrued and unpaid ARD interest due to each such CX - 350 & 450 Water Street Senior Noteholder;

(xiv)     fourteenth, to each CX - 350 & 450 Water Street Junior Noteholder, up to an amount equal to the unpaid ARD interest accrued on the note principal balance of its CX - 350 & 450 Water Street Junior Note with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Junior Noteholders on a pro rata basis according to the amount of accrued and unpaid ARD interest due to each such CX - 350 & 450 Water Street Junior Noteholder;

(xv)     fifteenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrowers, (ii) in excess of interest accrued on the principal balance at the CX - 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX - 350 & 450 Water Street Master Servicer, the CX - 350 & 450 Water Street Trustee or the CX - 350 & 450 Water Street Special Servicer, or the master servicer or trustee under a servicing agreement relating to any CX - 350 & 450 Water Street Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to each CX - 350 & 450 Water Street Senior Notes and each CX - 350 & 450 Water Street Junior Note in an amount calculated on the principal balance of the related CX - 350 & 450 Water Street Note at the excess of (x) the related default interest rate for such CX - 350 & 450 Water Street Note over (y) the interest rate for such CX - 350 & 450 Water Street Note with the aggregate amount so payable to be allocated between the CX - 350 & 450 Water Street Notes on a pro rata basis according to the respective amounts due to such CX - 350 & 450 Water Street Notes under this clause (xv);

(xvi)     sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX - 350 & 450 Water Street Master Servicer, the CX - 350 & 450 Water Street Trustee or the CX - 350 & 450 Water Street Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to any CX - 350 & 450 Water Street Companion Loan securitization), to each CX - 350 & 450 Water Street Senior Note and each CX - 350 & 450 Water Street Junior Note its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii)     seventeenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xvi) above will be distributed to the CX - 350 & 450 Water Street Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xvi) above, to the extent that the borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the CX - 350 & 450 Water Street Notes instead will be payable as additional servicing compensation as provided in the CAMB 2021-CX2 TSA.

Consultation and Control

The “controlling holder” under the CX - 350 & 450 Water Street Co-Lender Agreement will be the CAMB 2021-CX2 trust, whose rights in such capacity will be generally exercised by the controlling noteholder (the “CX - 350 & 450 Water Street Directing Holder”) so long as a “Subordinate Control Period” under the CAMB 2021-CX2 TSA (a “CX - 350 & 450 Water Street Subordinate Control Period”) is in effect (subject to other terms and conditions described in the CAMB 2021-CX2 TSA). At any time a Subordinate Control Period is not in effect, the rights of the “controlling holder” under the CX - 350 & 450 Water Street Co-Lender Agreement will be generally exercised by the CX - 350 & 450 Water Street Special Servicer or the representative of the holder of the majority of the “controlling class” certificates issued in connection with the CAMB 2021-CX2 Securitization (in the case of appointment and replacement of the special servicer with respect to the CX - 350 & 450 Water Street Whole Loan as described under “—Special Servicer Appointment Rights” below). For the avoidance of doubt, so long as the CX - 350 & 450 Water Street Junior Notes are included in the CAMB 2021-CX2 trust, any purchase option or cure rights of a CX - 350 & 450 Water Street Junior Noteholder under the Co-Lender Agreement will not apply.

In addition, pursuant to the terms of the CX - 350 & 450 Water Street Co-Lender Agreement, the issuing entity, as holder of the CX - 350 & 450 Water Street Mortgage Loan, will have the right under the CAMB 2021-CX2 TSA (i) to receive all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information provided to the CX - 350 & 450 Water Street Directing Holder, and (ii) to consult with the CX - 350 & 450 Water Street Special Servicer on a non-binding basis, with respect to any major decisions.

No objection, direction or advice by any CX - 350 & 450 Water Street Noteholder under the CX - 350 & 450 Water Street Co-Lender Agreement may require or cause the CX - 350 & 450 Water Street Master Servicer or the CX - 350 & 450 Water Street Special Servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the CAMB 2021-CX2 TSA, the CX - 350 & 450 Water Street Co-Lender Agreement, the REMIC provisions of the Code or the CX - 350 & 450 Water Street Master Servicer or CX - 350 & 450 Water Street Special Servicer’s obligation to act in accordance with the related servicing standard set forth in the CX - 350 & 450 Water Street Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the CX - 350 & 450 Water Street Co-Lender Agreement, if the CX - 350 & 450 Water Street Whole Loan becomes a defaulted mortgage loan, and if the CX - 350 & 450 Water Street Special Servicer determines to sell the CX - 350 & 450 Water Street Whole Loan in accordance with the CAMB 2021-CX2 TSA, then the CX - 350 & 450 Water Street Special Servicer will be required to sell the CX - 350 & 450 Water Street Pari Passu Companion Loans and the CX - 350 & 450 Water Street Subordinate Companion Loans, together with the CX - 350 & 450 Water Street Mortgage Loan, as one whole loan. The CX - 350 & 450 Water Street Special Servicer is required to give each CX - 350 & 450 Water Street Companion Loan holder 10 Business Days’ notice of its intention to sell the CX - 350 & 450 Water Street Whole Loan. In connection with any such sale, the CX - 350 & 450 Water Street Special Servicer will be required to follow the procedures described in the CAMB 2021-CX2 TSA.

Special Servicer Appointment Rights

Pursuant to the terms of the CX - 350 & 450 Water Street Co-Lender Agreement, the CX - 350 & 450 Water Street Directing Holder will have the right, with or without cause, to replace the special servicer then acting with respect to the CX - 350 & 450 Water Street Whole Loan and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the CX - 350 & 450 Water Street Mortgage Loan or any holder of a CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loan. In addition, the CX - 350 & 450 Water Street Directing Holder (during a CX - 350 & 450 Water Street Subordinate Control Period), and the applicable certificateholders with the requisite percentage of voting rights (after a CX - 350 & 450 Water Street Subordinate Control Period) will exercise the rights of the CAMB 2021-CX2 trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the CX - 350 & 450 Water Street Whole Loan and appoint a replacement special servicer, as described in “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Westchester Whole Loan

General

The Westchester Mortgage Loan (4.9%) is part of a Whole Loan evidenced by seven (7) promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $400,000,000. Note A-2-C and Note A-3-B, with an aggregate initial principal balance of $45,000,000 (the “The Westchester Mortgage Loan”), will be deposited into this securitization.

The Westchester Whole Loan (as defined below) is evidenced by (i) The Westchester Mortgage Loan, (ii) four (4) senior promissory notes designated as Note A-1, Note A-2-A, Note A-2-B and Note A-3-A (collectively, “The Westchester Pari Passu Companion Loans”), which collectively have an aggregate Cut-off Date balance of $298,000,000, and (iii) one subordinate promissory note designated as Note B (“The Westchester Subordinate Companion Loan” and, together with The Westchester Pari Passu Companion Loans, “The Westchester Companion Loans”), which has a Cut-off Date balance of $57,000,000.

The Westchester Mortgage Loan, The Westchester Pari Passu Companion Loans and The Westchester Subordinate Companion Loan are collectively referred to as “The Westchester Whole Loan”. The Westchester Mortgage Loan and The Westchester Pari Passu Companion Loans are collectively referred to as “The Westchester Senior Notes”. The Westchester Pari Passu Companion Loans are generally pari passu in right of payment with each other and with The Westchester Mortgage Loan. The Westchester Subordinate Companion Loan is generally subordinate in right of payment with respect to The Westchester Mortgage Loan and the other Westchester A Notes. Only The Westchester Mortgage Loan is included in the issuing entity.

The holders of the promissory notes evidencing The Westchester Whole Loan (“The Westchester Noteholders”) have entered into an Intercreditor Agreement (“The Westchester Co-Lender Agreement”) that sets forth the respective rights of each Westchester Noteholder. The following summaries describe certain provisions of The Westchester Co-Lender Agreement.

Servicing

The Westchester Whole Loan and any related REO Property are serviced and administered pursuant to the terms of CSMC 2020-WEST TSA among Credit Suisse Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as servicer (the “CSMC Trust 2020-WEST Servicer”), Pacific Life Insurance Company, as special servicer (the “CSMC Trust 2020-WEST Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “CSMC Trust 2020-WEST Trustee”), Wells Fargo Bank, National Association, as custodian, and Pentalpha Surveillance LLC, as operating advisor. For a summary of certain provisions of the CSMC 2020-WEST TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Westchester Mortgage Loan”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making any required P&I Advance on The Westchester Mortgage Loan (but not any advances of principal and/or interest on The Westchester Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on The Westchester Mortgage Loan. The CSMC Trust 2020-WEST Servicer or CSMC Trust 2020-WEST Trustee, as applicable, is responsible for making (A) any required monthly payment advances on The Westchester Companion Loans if and to the extent provided in the CSMC 2020-WEST TSA and The Westchester Co-Lender Agreement (but not on The Westchester Mortgage Loan) and (B) any required property protection advances with respect to The Westchester Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the CSMC 2020-WEST TSA.

Application of Payments Prior to an Event of Default

The Westchester Co-Lender Agreement sets forth the respective rights of The Westchester Noteholders with respect to distributions of funds received in respect of The Westchester Whole Loan.

Prior to the occurrence and continuance of an event of default with respect to The Westchester Whole Loan, all amounts received in respect of The Westchester Whole Loan or The Westchester Mortgaged Property (other than amounts for required reserves or escrows and proceeds, awards or settlements to be applied to the restoration or repair of The Westchester Mortgaged Property or released to the borrower in accordance with accepted servicing practices or the related loan agreement) will be required to be distributed by the CSMC Trust 2020-WEST Servicer pursuant to and in accordance with the terms of the CSMC 2020-WEST TSA, which generally provides that payments of interest and principal (net of applicable servicing fees and reimbursement of certain expenses) will be distributed on a pro rata and pari passu basis to the holders of The Westchester Senior Notes and The Westchester Subordinate Companion Loan; provided that with respect to all amounts collected in respect of insurance proceeds or condemnation proceeds, such amounts shall be applied first (A) to pay the holders of The Westchester Senior Notes on a pro rata, pari passu basis among such Westchester A Notes until repaid in full, and then (B) to pay the holders of the Westchester B Note in respect of the Westchester B Note until repaid in full.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to The Westchester Whole Loan, all payments and proceeds with respect to The Westchester Whole Loan will generally be applied in the following order of priority, in each case to the extent of available funds:

first, to reimburse the CSMC Trust 2020-WEST Servicer, the CSMC Trust 2020-WEST Special Servicer and the CSMC Trust 2020-WEST Trustee for any unreimbursed nonrecoverable servicing advances or nonrecoverable administrative advances relating to The Westchester Whole Loan and The Westchester Mortgaged Property and interest thereon at the applicable advance rate;

second, to first reimburse the CSMC Trust 2020-WEST Servicer, the Master Servicer and the servicers of any other securitization trusts for any unreimbursed nonrecoverable monthly payment advances on The Westchester Senior Notes and interest thereon at the advance rate, on a pro rata and pari passu basis, then to reimburse the CSMC Trust 2020-WEST Servicer holder for any unreimbursed nonrecoverable monthly payment advances on The Westchester Subordinate Companion Loan and interest thereon at the applicable advance rate;

third, to reimburse or pay the CSMC Trust 2020-WEST Servicer, the CSMC Trust 2020-WEST Special Servicer or the CSMC Trust 2020-WEST Trustee for any unreimbursed servicing advances and administrative advances relating to The Westchester Whole Loan and The Westchester Mortgaged Property plus interest accrued thereon at the applicable advance rate and any CSMC Trust 2020-WEST trust fund expenses (but only to the extent that they relate to servicing and administration of The Westchester Whole Loan and The Westchester Mortgaged Property, including without limitation, any unpaid special servicing fees, liquidation fees and workout fees relating to The Westchester Whole Loan);

fourth, to pay to the holders of The Westchester Senior Notes accrued and unpaid interest on The Westchester Senior Notes (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on The Westchester Senior Notes reimbursed pursuant to clause second above, on a pro rata and pari passu basis;

fifth, to pay to the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Trustee any interest accrued on monthly payment advances on The Westchester Senior Notes on a pro rata and pari passu basis;

sixth, to pay to The Westchester Subordinate Companion Loan holder accrued and unpaid interest on The Westchester Subordinate Companion Loan (other than default interest) that was not included in the amount of nonrecoverable monthly payment advances on The Westchester Subordinate Companion Loan reimbursed pursuant to clause second above;

seventh, to pay to The Westchester Subordinate Companion Loan holder any interest accrued on monthly payment advances on The Westchester Subordinate Companion Loan;

eighth, to pay to the holders of The Westchester Senior A Notes the outstanding principal balance of The Westchester Senior Notes due and payable on a pro rata and pari passu basis;

ninth, if the proceeds of any foreclosure sale or any liquidation of The Westchester Whole Loan or The Westchester Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses, to pay to the holders of The Westchester Senior Notes, an amount equal to the aggregate of unreimbursed realized losses previously allocated to The Westchester Senior Notes in accordance with the terms of The Westchester Co-Lender Agreement, on a pro rata and pari passu basis;

tenth, to pay to The Westchester Subordinate Companion Loan holder the outstanding principal balance of The Westchester Subordinate Companion Loan due and payable;

eleventh, to The Westchester Subordinate Companion Loan holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to The Westchester Subordinate Companion Loan in accordance with the terms of The Westchester Co-Lender Agreement;

twelfth, to pay the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

thirteenth, to fund any other reserves to the extent then required to be held in escrow;

fourteenth, (A) to pay to the holders of The Westchester Senior Notes any prepayment charges then due and payable in respect of such Westchester A Notes, on a pro rata and pari passu basis, and then (B) to pay to The Westchester Subordinate Companion Loan holder any prepayment charges then due and payable in respect of The Westchester Subordinate Companion Loan;

fifteenth, to pay to the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Special Servicer default interest and late payment charges then due and owing under The Westchester Whole Loan, all of which will be applied in accordance with the CSMC 2020-WEST TSA;

sixteenth, to pay the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Special Servicer any additional servicing compensation that the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Special Servicer is entitled receive under the CSMC 2020-WEST TSA; and

seventeenth, if any excess amount is available to be distributed in respect of The Westchester Whole Loan, and not otherwise applied in accordance with the foregoing clauses, any remaining amount will be paid pro rata to The Westchester Noteholders based on the initial principal balances of the notes held by such Westchester Noteholders.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fees or servicing advances) allocable to The Westchester Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on The Westchester Whole Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of The Westchester Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under The Westchester Co-Lender Agreement will be the securitization trust created pursuant to the terms of the CSMC 2020-WEST TSA (“The Westchester Controlling Noteholder”). Pursuant to the terms of the CSMC 2020-WEST TSA, the directing certificateholder under the CSMC 2020-WEST TSA (“The Westchester Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder and will have consent and/or consultation rights with respect to The Westchester Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Westchester Mortgage Loan”.

The Westchester Directing Certificateholder will be the certificateholder or representative selected by more than 50% of the certificateholders of the most subordinate class of the CSMC Trust 2020-WEST Control Eligible Certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class.

The “CSMC Trust 2020-WEST Control Eligible Certificates” will be any class HRR Certificates issued in connection with the CSMC Trust 2020-WEST securitization.

Sale of Defaulted Whole Loan

Pursuant to the terms of The Westchester Co-Lender Agreement, if The Westchester Whole Loan becomes a defaulted loan under the CSMC 2020-WEST TSA, and if the CSMC Trust 2020-WEST Special Servicer determines to sell The Westchester Whole Loan in accordance with the CSMC 2020-WEST TSA, then the CSMC Trust 2020-WEST Special Servicer will have the right and the obligation to sell all of the notes evidencing The Westchester Whole Loan as one whole loan in accordance with the terms of the CSMC 2020-WEST TSA.

Notwithstanding the foregoing, the CSMC Trust 2020-WEST Special Servicer will not be permitted to sell The Westchester Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of The Westchester Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party (as defined in the CSMC 2020-WEST TSA)) unless the CSMC Trust 2020-WEST Special Servicer has delivered to the issuing entity: at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CSMC Trust 2020-WEST Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Westchester Mortgaged Property, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of The Westchester Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CSMC Trust 2020-WEST Servicer or the CSMC Trust 2020-WEST Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the CSMC 2020-WEST TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Special Servicer Appointment Rights

Pursuant to The Westchester Co-Lender Agreement, subject to the terms of the CSMC 2020-WEST TSA, The Westchester Controlling Noteholder (which rights may be exercised by The Westchester Directing Certificateholder prior to a control termination event under the CSMC 2020-WEST TSA) will have the right at any time and from time to time, with or without cause, to replace the CSMC Trust 2020-WEST Special Servicer then acting with respect to The Westchester Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The One SoHo Square Whole Loan

General

The One SoHo Square Mortgage Loan (2.7%) is part of a split loan structure comprised of 20 senior promissory notes (the “One SoHo Square Senior Notes”) and 3 subordinate promissory notes (the “One SoHo Square Subordinate B Notes” and, together with the One SoHo Square Senior Notes, the “One SoHo Square Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $785,000,000. Two (2) such senior promissory notes designated Note A-2-C-4 and Note A-2-C-6, with an initial aggregate principal balance of $25,176,796 (the “One SoHo Square Mortgage Loan”) will be deposited into this securitization. The One SoHo Square Whole Loan is evidenced by (i) the One SoHo Square Mortgage Loan, (ii) 3 senior promissory notes designated Note A-1-S, Note A-2-S and Note A-3-S (the “One SoHo Square Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “One SoHo Square Non-Standalone Pari Passu Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Pari Passu Companion Loans”), which have an aggregate initial principal balance of $443,823,204; and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “One SoHo Square Subordinate Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Standalone Companion Loans”), which have an aggregate initial principal balance of $315,000,000.

The One SoHo Square Mortgage Loan, the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein, collectively, as the “One SoHo Square Whole Loan”, and the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein as the “One SoHo Square Companion Loans.” The One SoHo Square Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the One SoHo Square Mortgage Loan. The One SoHo Square Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans.

Only the One SoHo Square Mortgage Loan is included in the issuing entity. The One SoHo Square Standalone Companion Loans are expected to be contributed to a securitization trust (the “SOHO 2021-SOHO Securitization”) governed by the SOHO 2021-SOHO Trust and Servicing Agreement (the “SOHO 2021-SOHO TSA”). The One SoHo Square Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized One SoHo Square Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the One SoHo Square Whole Loan are subject to a Co-Lender Agreement (the “One SoHo Square Co-Lender Agreement”). The following summaries describe certain provisions of the One SoHo Square Co-Lender Agreement.

Servicing

The One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) and any related REO Property is expected to be serviced and administered pursuant to the terms of the SOHO 2021-SOHO TSA by KeyBank National Association as master servicer (the “One SoHo Square Master Servicer”), and, if necessary, Midland Loan Services, a Division of PNC Bank National Association, as special servicer (the “One SoHo Square Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the One SoHo Square Co-Lender Agreement.

Custody of the Mortgage File

U.S. Bank National Association is the custodian of the One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) pursuant to the terms of the SOHO 2021-SOHO TSA.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the One SoHo Square Mortgage Loan (but not on the One SoHo Square Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the One SoHo Square Mortgage Loan.

Property protection advances in respect of the One SoHo Square Whole Loan will be made by the One SoHo Square Master Servicer or the trustee under the SOHO 2021-SOHO TSA, as applicable, unless a determination of nonrecoverability is made under the SOHO 2021-SOHO TSA.

Application of Payments

The One SoHo Square Co-Lender Agreement sets forth the respective rights of the holder of the One SoHo Square Mortgage Loan, the holders of the One SoHo Square Pari Passu Companion Loans and the holders of the One SoHo Square Subordinate Companion Loans with respect to distributions of funds received in respect of the One SoHo Square Whole Loan, and provides, in general, that:

(a) the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

(b) the One SoHo Square Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans, and the rights of the holders of the One SoHo Square Subordinate Companion Loans to receive payments with respect to the One SoHo Square Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans to receive payments with respect to the One SoHo Square Whole Loan;

(c) all expenses and losses relating to the One SoHo Square Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of One SoHo Square Subordinate Companion Loans and second to the issuing entity, as holder of the One SoHo Square Mortgage Loan, and the holders of the One SoHo Square Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the One SoHo Square Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

second, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to principal payments received,

if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

third, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the One SoHo Square Mortgage Loan and each One SoHo Square Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the One SoHo Square Whole Loan pursuant to the One SoHo Square Co- Lender Agreement or the SOHO 2021-SOHO TSA;

fourth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;

fifth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents.

sixth, the holders of the One SoHo Square Subordinate Companion Loans, to pay accrued and unpaid interest on the One SoHo Square Subordinate Companion Loans to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable One SoHo Square Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

seventh, to the holders of the One SoHo Square Subordinate Companion Loans, in an amount equal all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced to zero;

eighth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the One SoHo Square Whole Loan documents;

ninth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Subordinate Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the SOHO 2021-SOHO TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the One SoHo Square Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Companion Loans, pro rata, based on their respective percentage interests; and

eleventh, if any excess amount is available to be distributed in respect of the One SoHo Square Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the One SoHo Square Mortgage Loan, the One SoHo Square Companion Loans and the One SoHo Square Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the One SoHo Square Co-Lender Agreement (the “One SoHo Square Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the SOHO 2021-SOHO Securitization. Pursuant to the terms of the SOHO 2021-SOHO TSA, such controlling class representative, which is expected to initially be KKR Real Estate Stabilized Credit Partners L.P., will have consent and/or consultation rights with respect to the One SoHo Square Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. During the continuance of a “Consultation Termination Event” under the SOHO 2021-SOHO TSA (a “One SoHo Square Consultation Termination Event”), the consent and consultation rights of the One SoHo Square Directing Holder will terminate and there will be no controlling noteholder for so long as the One SoHo Square Whole Loan is serviced pursuant to the SOHO 2021-SOHO TSA. A One SoHo Square Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the SOHO 2021-SOHO TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is 25% or less of the initial certificate balance of such Class HRR certificates, (ii) the One SoHo Square Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) KKR Real Estate Stabilized Credit Partners L.P. or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the SOHO 2021-SOHO TSA (the “One SoHo Square Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the One SoHo Square Certificate Registrar receives either such notice.

In addition, pursuant to the terms of the One SoHo Square Co-Lender Agreement, the issuing entity, as holder of the One SoHo Square Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the One SoHo Square Master Servicer or the One SoHo Square Special Servicer, as applicable, is required to provide to the One SoHo Square Directing Holder (within the same time frame such notices, information and reports to the One SoHo Square Directing Holder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the SOHO 2021-SOHO TSA) with respect to any major decisions to be taken with respect to the One SoHo Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One SoHo Square Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the One SoHo Square Whole Loan. The consultation rights of the issuing entity will expire ten business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. Neither the One SoHo Square Master Servicer nor the One SoHo Square Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the One SoHo Square Mortgage Loan (or its representative).

Workout

If the special servicer, in connection with a workout of the One SoHo Square Whole Loan, modifies the terms thereof such that (i) the principal balance of the One SoHo Square Whole Loan is decreased, (ii) the applicable note interest on any One SoHo Square Note is reduced, (iii) payments of interest or principal on any One SoHo Square Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment of the One SoHo Square Notes as set forth in the related loan documents and the priority of payment described under “—Application of Payments” above. Accordingly, all payments to the holders of the One SoHo Square Senior Notes pursuant to the related loan documents will be made as though such workout did not occur, with the payment terms of each One SoHo Square A Note remaining the same as they are on the origination date, and any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the One SoHo Square Whole Loan will be applied to the One SoHo Square Notes in the following order: (a) first, to the reduction of the note principal balance of each of the One SoHo Square Subordinate B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the One SoHo Square Senior Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One SoHo Square Co-Lender Agreement, if the One SoHo Square Whole Loan becomes a defaulted mortgage loan, and if the One SoHo Square Special Servicer determines to sell the One SoHo Square Whole Loan in accordance with the SOHO 2021-SOHO TSA, then the One SoHo Square Special Servicer will be required to sell the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans, together with the One SoHo Square Mortgage Loan, as one whole loan. In connection with any such sale, the One SoHo Square Special Servicer will be required to follow the procedures contained in the SOHO 2021-SOHO TSA.

Notwithstanding the foregoing, the One SoHo Square Special Servicer will not be permitted to sell the One SoHo Square Whole Loan if it becomes a defaulted mortgage loan under the SOHO 2021-SOHO TSA without the written consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the One SoHo Square Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One SoHo Square Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the One SoHo Square Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One SoHo Square Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the One SoHo Square Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the One SoHo Square Master Servicer or the One SoHo Square Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the One SoHo Square Whole Loan.

Special Servicer Appointment Rights

Pursuant to the One SoHo Square Co-Lender Agreement and the SOHO 2021-SOHO TSA, the One SoHo Square Directing Holder (or its representative) will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or any holder of a One SoHo Square Non- Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the SOHO 2021-SOHO TSA recommends, in its sole discretion exercised in good faith, the replacement of the One SoHo Square Special Servicer, the applicable certificateholders under the SOHO 2021-SOHO TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer in accordance with the SOHO 2021-SOHO TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Additional Information

Each of the tables presented on Annex A-2 and Annex A-3 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in October 2021 and ending on a hypothetical Determination Date in November 2021. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

3650 Real Estate Investment Trust 2 LLC, Citi Real Estate Funding Inc., DBR Investments Co. Limited, Column Financial, Inc., Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank, National Association and 3650 Cal Bridge Lending, LLC are referred to in this prospectus as the “originators”.

The depositor will acquire the Mortgage Loans from 3650 Real Estate Investment Trust 2 LLC, Citi Real Estate Funding Inc. and German American Capital Corporation on the Closing Date. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

No sponsor nor any of their respective affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against any sponsor for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by a sponsor in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

3650 REIT

General

3650 Real Estate Investment Trust 2 LLC (d/b/a 3650 REIT) (“3650 REIT”) is a Delaware limited liability company. 3650 REIT is the retaining sponsor and it (or its MOA) is expected to be the holder of the HRR Certificates and the initial Directing Certificateholder. 3650 REIT is an affiliate of 3650 REIT Commercial Mortgage Securities II LLC (the depositor) and 3650 REIT Servicing (the special servicer and a limited (non-cashiering) subservicer). 3650 REIT’s principal offices are located at 2977 McFarlane Rd., Suite 300, Miami, Florida 33133. 3650 REIT’s primary business is the origination, acquisition and sale of mortgage loans secured by commercial properties.

3650 REIT is a sponsor of this securitization and one of the mortgage loan sellers. 3650 REIT is the seller or co-seller of twenty-six (26) Mortgage Loans (collectively, 70.8%) (the “3650 REIT Mortgage Loans”). 3650 REIT originated or co-originated twenty-four (24) of the 3650 REIT Mortgage Loans. 3650 Cal Bridge Lending, LLC (an affiliate of 3650 REIT), DBRI, JPMCB and Bank of America, N.A. co-originated one (1) of the 3650 REIT Mortgage Loans, which will be acquired by 3650 REIT on or before the Closing Date. Column Financial, Inc. originated one (1) of the 3650 REIT Mortgage Loans, which has been acquired by 3650 REIT. 3650 REIT, through certain of its affiliates, underwrote or reunderwrote all of the 3650 REIT Mortgage Loans.

3650 REIT’s Securitization Program

This is the first commercial mortgage securitization into which 3650 REIT is contributing loans, and commonly-controlled affiliates of 3650 REIT have contributed loans into five other commercial mortgage securitizations. 3650 REIT began originating and acquiring loans in 2021 and 3650 REIT’s commonly-controlled affiliates began originating and acquiring loans in 2017.  Neither 3650 REIT nor its affiliates have been involved in the securitization of any other types of financial assets. 3650 REIT originates fixed-rate loans throughout the United States secured by, but not limited to, retail, multifamily, office, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, 3650 REIT will transfer the 3650 REIT Mortgage Loans to the depositor, who will then transfer the 3650 REIT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the 3650 REIT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or placement agents and the depositor, 3650 REIT will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, 3650 REIT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the 3650 REIT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, 3650 REIT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither 3650 REIT nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against 3650 REIT for any losses or other claims in connection with the certificates or the 3650 REIT Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by 3650 REIT in the related mortgage loan purchase agreement.

Review of 3650 REIT Mortgage Loans

Overview. 3650 REIT, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the 3650 REIT Mortgage Loans (collectively, 70.8%) that it will be contributing to this securitization. The review of the 3650 REIT Mortgage Loans was performed by a deal team comprised of commercial real estate and securitization professionals who are employees of 3650 REIT or one or more of 3650 REIT’s affiliates, or, in certain circumstances, are consultants engaged by 3650 REIT (collectively, the “3650 REIT Deal Team”). The review procedures described below were employed with respect to all of the 3650 REIT Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the 3650 REIT Deal Team updated its internal database of loan-level and property-level information relating to each 3650 REIT Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by 3650 REIT or its affiliates during the underwriting process. After origination of each 3650 REIT Mortgage Loan, the 3650 REIT Deal Team updated the information in the database with respect to such 3650 REIT Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the 3650 REIT Deal Team.

A data tape (the “3650 REIT Data Tape”) containing detailed information regarding the 3650 REIT Mortgage Loans was created from the information in the database referred to in the prior paragraph. The 3650 REIT Data Tape was used by the 3650 REIT Deal Team to provide the numerical information regarding the 3650 REIT Mortgage Loans in this prospectus.

With respect to the CX - 350 & 450 Water Street Whole Loan, which was co-originated by 3650 Cal Bridge Lending, LLC, DBRI, JPMCB and Bank of America, N.A., portions of which are being sold by 3650 REIT and GACC, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation.  3650 REIT engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by 3650 REIT relating to information in this prospectus regarding the 3650 REIT Mortgage Loans. These procedures include:

●	comparing the information in the 3650 REIT Data Tape against various source documents provided by 3650 REIT that are described above under “—Database”;

●	comparing numerical information regarding the 3650 REIT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the 3650 REIT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review.  3650 REIT engaged various law firms to conduct certain legal reviews of the 3650 REIT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each 3650 REIT Mortgage Loan, 3650 REIT’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each 3650 REIT Mortgage Loan reviewed 3650 REIT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the 3650 REIT Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain 3650 REIT Mortgage Loans, (ii) a review of the legal data records referred to above relating to the 3650 REIT Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the 3650 REIT Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each 3650 REIT Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures.  3650 REIT confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a 3650 REIT Mortgage Loan. In addition, if 3650 REIT became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a 3650 REIT Mortgage Loan, 3650 REIT obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The 3650 REIT Deal Team also conferred with 3650 REIT personnel responsible for the origination of the 3650 REIT Mortgage Loans to confirm that the 3650 REIT Mortgage Loans were originated or acquired in material compliance with the origination and underwriting criteria described below under “—3650 REIT’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions.  Based on the foregoing review procedures, 3650 REIT determined that the disclosure regarding the 3650 REIT Mortgage Loans in this prospectus is accurate in all material respects. 3650 REIT also determined that the 3650 REIT Mortgage Loans were originated in accordance with 3650 REIT’s underwriting criteria in all material respects, except as described under “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below. 3650 REIT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. 3650 REIT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. 3650 REIT and, if appropriate, its legal counsel will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “3650 REIT Qualification Criteria”). 3650 REIT will engage a third party accounting firm to compare the 3650 REIT Qualification Criteria against the underlying source documentation to verify the accuracy of the review by 3650 REIT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by 3650 REIT to render any tax opinion required in connection with the substitution.

3650 REIT’s Underwriting Guidelines and Processes

General.  Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of 3650 REIT with respect to commercial mortgage loans originated or acquired by 3650 REIT, which in certain instances may be performed by affiliates of 3650 REIT.

Loan Analysis.  3650 REIT generally performs both a credit analysis and a collateral analysis with respect to each commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. 3650 REIT’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, 3650 REIT performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. 3650 REIT assesses the market in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval.  Prior to commitment or closing, all commercial mortgage loans to be originated or acquired by 3650 REIT must be approved by an investment committee, which includes senior personnel from 3650 REIT or its affiliates. The committee may approve a mortgage loan as recommended (subject to stipulations and conditions), request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. 3650 REIT’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, 3650 REIT may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by 3650 REIT and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a commercial mortgage loan, 3650 REIT may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by 3650 REIT, there may exist subordinate mortgage debt or mezzanine debt. 3650 REIT may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors.  3650 REIT evaluates the borrower, its principals and/or the borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation may include obtaining and reviewing indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although commercial mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt.  Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that 3650 REIT may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports.  As part of the underwriting process, 3650 REIT will generally obtain the reports described below:

(i)   Appraisals. 3650 REIT will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)  Environmental Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, 3650 REIT may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when 3650 REIT or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the environmental assessment, 3650 REIT may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to 3650 REIT) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii) Engineering Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, 3650 REIT will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv) Seismic Report. In connection with the origination or acquisition process, 3650 REIT may, on a case-by-case basis as determined by 3650 REIT and/or its consultants, require a seismic report for certain mortgaged properties.

Zoning and Building Code Compliance.  In connection with the origination or acquisition of a mortgage loan, 3650 REIT will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements.  3650 REIT may require borrowers to fund various escrows for, among other things, taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, 3650 REIT may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks may be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by 3650 REIT. The typical required escrows for mortgage loans originated or acquired by 3650 REIT are as follows:

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Taxes – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide 3650 REIT with sufficient funds to satisfy all taxes and assessments. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or 3650 REIT may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances (as defined below) exist.

●

Insurance – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide 3650 REIT with sufficient funds to pay all insurance premiums. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

3650 REIT may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) 3650 REIT’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) 3650 REIT having structured springing escrows that arise for identified risks, (v) 3650 REIT having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) 3650 REIT’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—3650 REIT’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by 3650 REIT may vary from, or may not comply with, 3650 REIT’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by 3650 REIT, 3650 REIT may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. One (1) of the 3650 REIT Mortgage Loans was co-originated by 3650 Cal Bridge Lending, LLC, DBRI, JPMCB and Bank of America, N.A., which will be acquired by 3650 REIT on or before the Closing Date. One (1) of the 3650 REIT Mortgage Loans was originated by Column Financial, Inc., and has been acquired by 3650 REIT. In addition, from time to time, 3650 REIT may originate mortgage loans together with other financial institutions. The resulting mortgage loans will be evidenced by two or more promissory notes, at least one of which will reflect 3650 REIT as the payee. 3650 REIT may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators may in the future deposit such promissory notes for which they are named payee into other securitization trusts. 3650 REIT may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of 3650 REIT’s Mortgage Loans may vary from the specific 3650 REIT underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of 3650 REIT’s Mortgage Loans, 3650 REIT may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

In all material respects, the 3650 REIT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

3650 REIT’s CIK number is 0001840727.  3650 REIT has no history as a securitizer with respect to any offerings settled prior to February 2021.  Therefore, 3650 REIT has not yet filed, nor is it yet required to file, a Form ABS-15G, and 3650 REIT has no history of repurchases or repurchase requests required to be reported by 3650 REIT under Rule 15Ga-1 under the Exchange Act with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

3650 REIT’s commonly-owned affiliate, 3650 REIT Loan Funding 1 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on January 29, 2021. 3650 REIT Loan Funding 1 LLC’s CIK number is 0001767304. 3650 REIT Loan Funding 1 LLC has no history as a securitizer with respect to any offerings settled prior to February 2019. With respect to the period from and including March 6, 2019 (the closing date of the first securitization into which 3650 REIT Loan Funding 1 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2021, 3650 REIT Loan Funding 1 LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

3650 REIT intends to (a) purchase (or cause its MOA to purchase) the Class F-RR, Class G-RR, Class J-RR, Class NR-RR and Class Z certificates on the Closing Date, (b) be (or cause its MOA to be) the initial Controlling Class Certificateholder, and (c) be appointed as the initial Directing Certificateholder. Except as described above and with respect to any fees retained by 3650 Servicing, an affiliate of 3650 REIT, in its capacity as special servicer with respect to this transaction, neither 3650 REIT nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization (except that 3650 REIT Loan Servicing LLC will be entitled to compensation for its limited sub-servicing duties with respect to certain of the 3650 Mortgage Loans, as described below under “—Certain Relationships and Related Transactions”). However, 3650 REIT or its affiliates may retain on the Closing Date or own in the future interests in certain other classes of certificates and any such party will have the right to dispose of such certificates at any time.

Certain Relationships and Related Transactions

3650 REIT Loan Servicing LLC and Midland are expected to enter into a limited subservicing agreement pursuant to which Midland is expected to forward to 3650 REIT Loan Servicing LLC (or its designee) a portion of the Servicing Fee equal to 0.05179% per annum paid monthly on the balance of twenty-four (24) of the 3650 REIT Mortgage Loans (collectively, 57.4%), but only to the extent that Midland receives the Servicing Fee in such month for such 3650 REIT Mortgage Loan in consideration of 3650 REIT Loan Servicing LLC’s role, including serving as limited (non-cashiering) subservicer under the PSA of such 3650 REIT Mortgage Loans, which amount must continue to be paid by any successor master servicer to 3650 REIT Loan Servicing LLC in the event that Midland is replaced as the master servicer.

The information set forth under “—3650 REIT” has been provided by 3650 REIT.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction. CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annex A-1, Annex A-2 and Annex A-3) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

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whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

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whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

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whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

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whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

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a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

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whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in Annex A-2.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant

(which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report. CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2018 to and including September 30, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), each an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) DBNY, an originator, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2021 is approximately $91.52 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or a placement agents, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the Huntsville Office Portfolio Whole Loan, which was co-originated by DBRI and CREFI, portions of which are being sold by GACC and CREFI, the CREFI Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-2.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with GACC and Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1, Annex A-2 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to DB Originators’ Disclosed Underwriting Guidelines

Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2018 to and including September 30, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire on the Closing Date or own in the future certain classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

The Depositor

3650 REIT Commercial Mortgage Securities II LLC, the depositor, is a wholly-owned subsidiary of 3650 REIT, a sponsor. The depositor is a Delaware limited liability company. The principal executive offices of the depositor are located at 2977 McFarlane Road, Suite 300, Miami Florida 33133. Its telephone number is 310-862-9994. The depositor will not have any material assets. The depositor is an affiliate of 3650 REIT (an originator, mortgage loan seller and sponsor, the holder of the HRR Certificates and the initial Directing Certificateholder) and 3650 Servicing (the special servicer).

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iii) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (iv) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (v) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vi) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations.

On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, 3650R 2021-PF1 Commercial Mortgage Trust, will be a New York common law trust (the “Issuing Entity”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as described under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”) and as custodian (in such capacity, the “Custodian”) under the PSA. Wells Fargo Bank is a national banking association and a wholly owned subsidiary of Wells Fargo & Company, a U.S. bank holding company with approximately $1.9 trillion in assets as of June 30, 2021. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo & Company announced that it had entered into a definitive agreement with Computershare Ltd (“Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The transaction is expected to close in the second half of 2021, subject to customary closing conditions and regulatory approvals. Virtually all corporate trust services employees of Wells Fargo Bank, along with most existing CTS systems, technology and offices, are expected to transfer to one or more Computershare-affiliated entities as part of the sale.

Wells Fargo Bank will perform its obligations as certificate administrator under the PSA through its CTS line of business. In connection with the sale to Computershare, Wells Fargo Bank intends to transfer its duties, obligations and rights as certificate administrator under the PSA to Computershare Trust Company, N.A. or another Computershare-affiliated entity that satisfies the eligibility and consent requirements applicable to a successor certificate under the Pooling and Servicing Agreement, or to otherwise engage Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent to execute some or all of its powers and perform some or all of its duties as certificate administrator under the PSA; provided that the terms of the pooling and servicing agreement will state that any such appointment of Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent will not relieve Wells Fargo Bank of responsibility for its duties or obligations under the PSA.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2021, Wells Fargo Bank was acting as trustee on approximately 449 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $229 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In such capacity, in the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, the Certificate Administrator is also responsible for securities administration, which includes performance calculations, distribution calculations and the preparation of monthly distribution reports. As Certificate Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2021, Wells Fargo Bank was acting as securities administrator for approximately 1,075 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $606 billion.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2021, Wells Fargo Bank was acting as custodian of more than 310,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Depositor or an affiliate of the Depositor. The terms of any such custodial agreement under which those services are provided by Wells Fargo Bank are customary for the commercial mortgage-backed securities industry and provide for the delivery, receipt, review and safekeeping of mortgage loans files.

In December 2014, Phoenix Light SF Limited and certain related entities and the National Credit Union Administration (NCUA) filed complaints in the United States District Court for the Southern District of New York against Wells Fargo Bank, alleging claims against the Company in its capacity as trustee for a number of residential mortgage-backed securities trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York and by IKB International and IKB Deutsche Industriebank in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. The Company previously settled two class action lawsuits with similar allegations that were filed in November 2014 and December 2016 by institutional investors in the Southern District of New York and New York state court, respectively.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo Bank believes plaintiff’s claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the related RMBS trusts.

For two CMBS transactions, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For each transaction, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. Wells Fargo has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

The information set forth above under “—The Trustee and the Certificate Administrator” has been provided by Wells Fargo Bank.

For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to be the master servicer and in this capacity will be responsible for the master servicing and administration of the mortgage loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the mortgage loan sellers. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average.” DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of September 30, 2021, Midland was master and primary servicing approximately 29,068 commercial and multifamily mortgage loans with a principal balance of approximately $539 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,149 of such loans, with a total principal balance of approximately $289 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

As of September 30, 2021, Midland was named the special servicer in approximately 392 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $160 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 334 assets with an outstanding principal balance of approximately $6.7 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the Excess Servicing Strip) with respect to the Mortgage Loans sold to the issuing entity by a sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “Excess Servicing Strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between 3650 REIT and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the 3650 REIT Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC, an affiliate of 3650 REIT, on the one hand, and Midland, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to twenty-four (24) of the 3650 REIT Mortgage Loans, representing approximately 57.4% of the Initial Pool Balance.

As set forth on Annex A-1, PNC Bank, National Association, is the second largest tenant at the Mortgaged Property identified on Annex A-1 as Temecula Creek Plaza, which secures the Temecula Creek Plaza Mortgage Loan. As set forth on Annex A-1, this Mortgaged Property represents approximately 1.1% of the Initial Pool Balance.

Midland is also (i) the master servicer under the CSMC 2020-WEST trust and servicing agreement which governs the servicing and administration of The Westchester Whole Loan, (ii) the master servicer under the Benchmark 2021-B29 pooling and servicing agreement which governs the servicing and administration of the 2 Washington Whole Loan, (iii) the special servicer under the SOHO 2021-SOHO trust and servicing agreement which governs the servicing and administration of the One SoHo Square Whole Loan and (iv) expected to be the master servicer under the Benchmark 2021-B30 pooling and servicing agreement which governs the servicing and administration of the 520 Almanor Whole Loan.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information concerning the Master Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Master Servicer), the Certificates, the

Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

3650 REIT Loan Servicing LLC, a Delaware limited liability company (“3650 Servicing”), will be appointed to act as the special servicer under the PSA. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loan) and REO Properties pursuant to the PSA.

3650 Servicing maintains its principal servicing office at 2977 McFarlane Road, Suite #300 Miami, FL 33133.

3650 Servicing has been engaged in the servicing of commercial mortgage loans since approximately 2017. 3650 Servicing currently has a commercial mortgage-backed securities special servicer rating of CSS3+ by Fitch, and is also an approved Special Servicer by Kroll Bond Rating Agency, Moody’s, and DBRS.

3650 Servicing is an affiliate of (x) 3650 REIT Commercial Mortgage Securities II LLC, the depositor, and (y) 3650 REIT, the retaining sponsor, a mortgage loan seller, an originator, the anticipated holder of the Class F-RR, Class G-RR, Class J-RR, Class NR-RR and Class Z Certificates, the Directing Certificateholder and Controlling Class Certificateholder.

3650 REIT Holding Company LLC (f/k/a Grass River Capital LLC), together with its subsidiaries 3650 Servicing and 3650 REIT had approximately 58 employees as of September 30, 2021 and is headquartered in Miami with offices located in New York City, Los Angeles, Chicago, Dallas and Nashville.

3650 Servicing has detailed operating policies and procedures which, pursuant to such policies and procedures are scheduled to be reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. 3650 Servicing has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by 3650 Servicing for any particular mortgage loan depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

3650 Servicing is subject to an annual external audit. The first such annual external audit occurred during the 2020 calendar year.

3650 Servicing maintains a cloud-based surveillance and asset management system that contains performance information at the portfolio, loan and property levels on the various loans that it services, which system also has the capacity to aggregate performance information on any REO assets that it may service. Additionally, 3650 Servicing has a formal, documented disaster recovery and business continuity plan.

The table below sets forth information about 3650 Servicing’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the date indicated:

CMBS Transactions	As of 9/30/2021
Number of CMBS Transactions Named Special Servicer	6
Approximate Aggregate Unpaid Principal Balance(1)	$3.8 billion
Approximate Number of Specially Serviced Loans or REO Loans(2)	2
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Loans(2)	$37.0 million

(1)

Includes all commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer, regardless of whether such mortgage loans and related REO Loans are, as of the specified date, specially serviced by 3650 Servicing.

(2)

Includes only those commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer that are, as of the specified date, specially serviced by 3650 Servicing. Does not include any resolutions during the specified year.

In its capacity as the special servicer, 3650 Servicing will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. 3650 Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying Mortgage Loans or otherwise. To the extent that 3650 Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard (as defined in the PSA).

3650 Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it anticipates acting as special servicer. In certain instances 3650 Servicing may have the right to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer. Generally, 3650 Servicing’s servicing functions under pooling and servicing agreements will not include collection on the pool assets, however 3650 Servicing will maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.

There are, to the actual current knowledge of 3650 Servicing, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this transaction, as compared to the types of assets included in other commercial mortgage-backed securitization pools generally. 3650 Servicing’s processes and procedures with respect to the this transaction will not materially differ from the processes and procedures to be employed by 3650 Servicing in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been any material changes to the policies or procedures of 3650 Servicing in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this transaction since the implementation of such policies and procedures in the 2019 calendar year.

No securitization transaction in which 3650 Servicing was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of 3650 Servicing as special servicer, including as a result of a failure by 3650 Servicing to comply with the applicable servicing criteria in connection with any securitization transaction. 3650 Servicing has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. 3650 Servicing has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which 3650 Servicing is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by 3650 Servicing in connection with any securitization in which 3650 Servicing was acting as special servicer.

3650 Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, 3650 Servicing believes that its financial condition will not have any material impact on Mortgage Loan performance or the performance of the certificates.

From time to time 3650 Servicing may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. 3650 Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against 3650 Servicing or of which any of its property is the subject, that are material to the Certificateholders.

3650 Servicing may occasionally engage consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of possibly outsourcing some base servicing functions.

In the commercial mortgage-backed securitizations in which 3650 Servicing acts as special servicer, 3650 Servicing may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, 3650 Servicing’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace 3650 Servicing as the special servicer.

Except as described above and except with respect to any fees 3650 Servicer will receive in its capacity as the special servicer, neither 3650 Servicing nor any of its affiliates expects to retain any certificates issued by the issuing entity or any other economic interest in this securitization (except that 3650 REIT Loan Servicing LLC will be entitled to compensation for its limited (non-cashiering) sub-servicing duties with respect to certain of the 3650 Mortgage Loans). However, 3650 Servicing or its affiliates may, in the future, own interests in certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time, except as described under “Credit Risk Retention”. 3650 Servicing or an affiliate assisted 3650 REIT and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Except as disclosed herein and except for 3650 Servicing acting as special servicer and a limited (non-cashiering) subservicer for this transaction, there are no specific relationships that are material involving or relating to this transaction or the Mortgage Loans between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed herein, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this transaction – between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

 The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by 3650 Servicing.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event

has occurred and is continuing) and (ii) the Directing Holder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of a Master Servicer or Special Servicer” in this prospectus.

Certain duties and obligations of 3650 Servicing as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus. 3650 Servicing’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of the Rating Agencies and none of those Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA; (c) is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Holder, the Retaining Sponsor or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates or Risk Retention Affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

As of September 30, 2021, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $297.5 billion issued in 349 transactions.

As of September 30, 2021, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgaged-backed securities transactions with an approximate aggregate initial principal balance of $133.8 billion issued in 147 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under the heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. 3650 REIT will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirements through its purchase (or the purchase by its MOA) of the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of approximately $95,992,611, representing approximately 5.01% (the “Horizontal Risk Retention Percentage”) of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted

Accounting Principles (“GAAP”). The HRR Certificates are intended to meet the definition of an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

While the Retaining Sponsor will initially satisfy its risk retention requirements through its (or its MOA’s) purchase and retention of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) (a “Subsequent Third Party Purchaser”) at any time after November 18, 2026. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

The Horizontal Risk Retention Percentage will equal at least 5.0% of the aggregate fair value of all the certificates (other than the Class R certificates) as of the Closing Date.

Solely for its own purposes and benefit, the Retaining Sponsor has completed an independent review of the credit risk of each Mortgage Loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each Mortgage Loan and expected cash flows related to the Mortgage Loans. Such review was based on the mortgage loan files and information regarding the Mortgage Loans provided by or on behalf of the sponsors and was not independently verified by the Retaining Sponsor. The Retaining Sponsor performed its due diligence solely for its own benefit.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction or all of the HRR Certificates, none of the Retaining Sponsor or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for the purposes of this transaction that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The Retaining Sponsor (or its MOA) is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance of HRR Certificates	Estimated Range Fair Value of the HRR Certificates (in $and%)(1)	Expected Range of Purchase Price of the HRR Certificates(2)
Class F-RR	$14,468,000	$12,200,462 - $12,501,503 / 1.31% - 1.33%	85.36239%
Class G-RR	$26,409,000	$11,352,445 / 1.19% - 1.24%	42.98703%
Class J-RR	$11,482,000	$4,935,771 / 0.52% - 0.54%	42.98703%
Class NR-RR	$43,633,611	$18,756,793 / 1.98% - 2.05%	42.98703%

(1)

The estimated range of fair value (expressed as a dollar amount and as a percentage of the aggregate fair value of all of the Certificates) of the HRR Certificates. The range of fair value of the HRR Certificates (expressed as a dollar amount) has been determined as described under “—Yield-Priced Principal Balance Certificates—Determination of Yield-Priced Expected Price”. The range of fair value of the other certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)

Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Sponsor is approximately $47,395,240, excluding accrued interest.

The aggregate fair value of the HRR Certificates is expected to be at least 5.01% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates); however, such percentage is subject to change based upon actual final pricing terms. The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of between approximately $45,926,421 and $47,362,868, which represents at least 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Sponsor based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice following the Closing Date from the Retaining Sponsor of such disclosures is expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Material Terms of the Eligible Horizontal Residual Interest

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class G-RR, Class J-RR and Class NR-RR certificates (the

“Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Treasury-Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may increase in the direction of the high estimate provided, while credit spreads may decrease in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each class of Swap-Priced Principal Balance Certificates would be over the course of this securitization based on when principal payments were required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 5 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	0.47%	0.66%	0.85%
3YR	0.71%	0.95%	1.19%
4YR	0.90%	1.12%	1.34%
5YR	1.04%	1.24%	1.44%
6YR	1.13%	1.34%	1.55%
7YR	1.19%	1.41%	1.63%
8YR	1.27%	1.50%	1.73%
9YR	1.29%	1.53%	1.77%
10YR	1.32%	1.57%	1.82%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”)

that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.22%	0.25%	0.28%
Class A-3	0.64%	0.68%	0.72%
Class A-4	0.64%	0.68%	0.72%
Class A-5	0.66%	0.70%	0.74%
Class A-SB	0.51%	0.57%	0.63%
Class A-S	0.80%	0.90%	1.00%
Class B	1.00%	1.10%	1.20%
Class C	1.25%	1.45%	1.65%
Class D	2.25%	2.50%	2.75%
Class E	2.95%	3.25%	3.55%
Class F-RR	3.75%	3.75%	3.75%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	0.913%	1.093%	1.273%
Class A-3	1.875%	2.065%	2.255%
Class A-4	2.031%	2.221%	2.411%
Class A-5	2.071%	2.261%	2.451%
Class A-SB	1.763%	1.973%	2.183%
Class A-S	2.217%	2.467%	2.717%
Class B	2.420%	2.670%	2.920%
Class C	2.670%	3.020%	3.370%
Class D	3.670%	4.070%	4.470%
Class E	4.370%	4.820%	5.270%
Class F-RR	5.170%	5.320%	5.470%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular classes of Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D, Class E and Class F-RR Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, similar average lives, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price utilized for each class of Swap-Priced Principal Balance

Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-3	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B	100.00%
Class C	100.00%

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D and Class E Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 2.2500%, which was set based on expected market demand for the Class D, Class E and Class X-D Certificates. With respect to the Class F-RR Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be equal to the WAC Rate, which was set based on the bid the Retaining Sponsor made to acquire such certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the following table.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	0.925%	1.106%	1.289%
Class A-3	2.362%	2.555%	2.748%
Class A-4	2.150%	2.340%	2.531%
Class A-5	2.412%	2.604%	2.796%
Class A-SB	2.233%	2.445%	2.659%
Class A-S	2.554%	2.807%	3.060%
Class B	2.418%	2.666%	2.915%
Class C	2.667%	3.014%	3.332%(1)
Class D	2.250%	2.250%	2.250%
Class E	2.250%	2.250%	2.250%
Class F-RR	(2)	(2)	(2)

(1)	The WAC Rate minus 0.03%.

(2)	The WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Treasury Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Treasury Priced Interest-Only Certificates would be over the course of the transaction (for each class of Treasury Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Treasury Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents and the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Treasury Priced Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values of the Treasury-Priced Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Treasury Priced Interest-Only Certificates, based on 5 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Priced Interest-Only Certificates Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.22%	1.44%	1.66%
10YR	1.32%	1.57%	1.82%

Based on the treasury yield curve, the Retaining Sponsor determined for each class of Treasury Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Treasury Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Treasury Priced Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Treasury Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.15%	1.30%
Class X-B	0.95%	1.15%	1.35%
Class X-D	1.50%	2.00%	2.50%

Discount Yield Determination

Discount Yield for each class of Treasury Priced Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Treasury Priced Interest-Only Certificates, see the table titled “Range of Discount Yields for the Treasury Priced Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.3972%	2.6472%	2.8972%
Class X-B	2.4048%	2.7048%	3.0048%
Class X-D	2.9552%	3.5552%	4.1552%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each class of Treasury Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying class(es) of Principal Balance Certificates upon which the Notional Amount of such class of Treasury Priced Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Treasury Priced Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

The inputs for the valuation of the Yield-Priced Principal Balance Certificates were derived from the bid the Retaining Sponsor made to acquire such certificates. Based upon such bid, the Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Retaining Sponsor based on a targeted discount yield of 14.4113% (inclusive of agreed upon price adjustments, if applicable) for each class. This range of values derives from variances in the inputs estimated by the sponsors for new issue

CMBS reasonably expected to occur prior to pricing based on the sponsors’ experience in placements of CMBS with similar characteristics. In addition to this targeted discount yield, the Retaining Sponsor’s acquisition of the Yield-Priced Principal Balance Certificates will also be based, for each class of Yield-Priced Principal Balance Certificates, upon an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors.

Determination of Class Sizes

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class R certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of fair value.

The sponsors determined that the Class Z certificates have a fair value equal to zero based on the fact that there is a low probability of Excess Interest being received, and, if received, it would be received near the stated maturity date of the related Mortgage Loans. Accordingly, there is a limited or no market for the Class Z certificates.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$26,951,916	$26,951,408	$26,951,886
Class A-3	$145,271,414	$145,265,632	$145,265,775
Class A-4(1)	$196,944,115	$196,937,249	$196,935,951
Class A-5(1)	$265,000,369	$265,015,451	$265,010,911
Class A-SB	$23,399,956	$23,399,127	$23,400,233
Class X-A	$34,896,467	$45,323,610	$55,948,351
Class X-B	$1,868,872	$4,218,407	$6,604,673
Class X-D	$3,693,234	$3,794,113	$3,899,096
Class A-S	$49,671,699	$49,669,644	$49,669,678
Class B	$43,631,184	$43,630,070	$43,631,108
Class C	$47,072,428	$47,075,219	$47,076,586
Class D	$24,583,503	$25,450,548	$26,351,057
Class E(2)	$8,297,786	$8,624,530	$8,965,552
Class F-RR(2)	$12,200,462	$12,350,231	$12,501,503
Class G-RR	$11,352,445	$11,352,445	$11,352,445
Class J-RR	$4,935,771	$4,935,771	$4,935,771
Class NR-RR	$18,756,793	$18,756,793	$18,756,793
Class Z	$0	$0	$0

(1)

The approximate initial Certificate Balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial Certificate Balance of the Class A-4 certificates is expected to be within a range of $0 - $195,000,000, and the initial Certificate Balance of the Class A-5 certificates is expected to be within a range of $257,298,000 - $452,298,000. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 certificates is expected to be approximately $452,298,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-4 certificates is assumed to be $195,000,000 and the Certificate Balance of the Class A-5 certificates is assumed to be $257,298,000.

(2)

The initial Certificate Balances of the Class E and Class F-RR certificates are subject to change based on final pricing of all Classes of Regular Certificates and the final determination of the HRR Certificates that will be retained by the Retaining Party in order for the Retaining Sponsor to satisfy its U.S. risk retention requirements. In each fair value scenario, the Class E balance is assumed to be $10,794,000 and the Class F-RR balance is assumed to be $14,468,000.

The estimated range of fair value for all the certificates (other than the Class R certificates) is approximately $918,528,415 to $947,257,368.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Retaining Sponsor not to transfer the HRR Certificates except to an MOA of the Retaining Sponsor until after November 18, 2026. After that date, the Retaining Sponsor may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Retaining Sponsor satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the other sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the Certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the Certificates as of the Closing Date; or (iii) two years after the Closing Date (the “Transfer Restriction Period”).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each mortgage loan seller will make the representations and warranties on Annex D-1 with respect to the Mortgage Loans that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2.

At the time of its decision to include the Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 (with respect to the Mortgage Loans contributed by the applicable mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related Mortgage Loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by the related mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by the related mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which the related mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2021-PF1 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates
“Class A Certificates”	The Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
“Class X Certificates”	The Class X-A, Class X-B and Class X-D certificates
“Residual Certificates”	The Class R certificates
“Regular Certificates”	All of the certificates (other than the Class Z certificates and the Class R certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to the Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” (or portions thereof, as applicable) in the Loan REMIC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$ 26,952,000
Class A-3	$ 141,041,000
Class A-4	(1)
Class A-5	(1)
Class A-SB	$ 22,719,000
Class X-A(2)	$ 691,236,000
Class X-B(2)	$ 90,710,000
Class A-S	$ 48,226,000
Class B	$ 43,633,000
Class C	$ 47,077,000

Non-Offered Certificates
Class X-D(2)	$ 40,648,000
Class D	$ 29,854,000
Class E	$ 10,794,000(3)
Class F-RR	$ 14,468,000(3)
Class G-RR	$ 26,409,000
Class J-RR	$ 11,482,000
Class NR-RR	$ 43,633,611

(1)

The approximate initial Certificate Balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial Certificate Balance of the Class A-4 certificates is expected to be within a range of $0 - $195,000,000, and the initial Certificate Balance of the Class A-5 certificates is expected to be within a range of $257,298,000 - $452,298,000. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 certificates is expected to be approximately $452,298,000, subject to a variance of plus or minus 5%.

(2)

The Notional Amount of each class of the Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the Certificate Balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such Notional Amount of the related Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of the related Class X Certificates is equal to zero, such Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates that does not comprise such Notional Amount of the related Class X Certificates is less than the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of the related Class X Certificates.

(3)

The initial Certificate Balance of each of the Class E and Class F-RR certificates is subject to change based on final pricing of all classes of Regular Certificates and the final determination of the amounts of the HRR Certificates that will be retained by the Retaining Sponsor. See “Credit Risk Retention” above.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$691,236,000	Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$90,710,000	Class B and Class C certificates
Class X-D	$40,648,000	Class D and Class E certificates

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Westchester Mortgage Loan will be held by the Westchester Loan REMIC (the “Westchester Loan REMIC”). The Mortgage Loans (other than The Westchester Mortgage Loan and exclusive of Excess Interest) and the regular interests (or portions thereof, as applicable) issued by the Westchester Loan REMIC will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class Z certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z Certificates. The Regular Certificates will represent beneficial ownership of their respective interests in the related regular interest issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2021.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of any Class Z or Class R Certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amounts to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e) the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Periodic Payments” means all scheduled payments of principal and/or interest and any balloon payments (such amounts other than any Excess Interest) paid by the borrowers of a Mortgage Loan.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (a) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (c) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)

to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the Class A-SB Scheduled Principal Balance for such Distribution Date;

(ii)

to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)

to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(iv)

to the holders of the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(v)

to the holders of the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iii) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(vi)

to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, first, (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date of the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the holders of the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-

Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the holders of the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the holders of the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the holders of the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F-RR certificates have been reduced to zero, to the holders of the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the holders of the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the holders of the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the holders of the Class J-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the holders of the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates, the Class G-RR certificates and the Class J-RR certificates have been reduced to zero, to the holders of the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after the Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances and without regard to the Class A-SB scheduled principal balance), among the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

The “Class A-SB Scheduled Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth on Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth on Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to                   %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to                   %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to                   %.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to                   %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to                %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to                   %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to                       %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to                       %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to                       %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to                       %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to                 %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to                %.

The Pass-Through Rate on the Class J-RR certificates will be a per annum rate equal to                 %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to             %.

The Pass-Through Rate on each class of Class X Certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Classes (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (excluding any related Companion Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan and any REO Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loans) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each class of Regular Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date;

(b)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed

Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO Property, and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan) at its Mortgage Rate (net of any Excess Interest and net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Pari Passu Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to each ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Seventh, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Eighth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Ninth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Twelfth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected and allocated in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class G-RR, Class J-RR and Class NR-RR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class X-D, Class B, Class C, Class D, Class E and Class F-RR certificates, based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their Notional Amounts on such Distribution Date, to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such class of certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class G-RR, Class J-RR, Class NR-RR, Class Z or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-D certificates, regardless of whether the Notional Amount of the Class X-D certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2026
Class A-3	December 2028
Class A-4	N/A – July 2031(1)
Class A-5	October 2031(2)
Class A-SB	May 2031
Class X-A	November 2031
Class X-B	November 2031
Class A-S	November 2031
Class B	November 2031
Class C	November 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 certificates ranging from $0 - $195,000,000.

(2)	The Assumed Final Distribution Date is based on the initial Certificate Balance of the Class A-5 certificates ranging from $257,298,000 - $452,298,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part prior to the Due Date in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be remitted to the holder of such Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan (or any related Serviced Pari Passu Companion Loan) on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Serviced Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) if no Control Termination Event is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the Controlling Class, at the request or with the consent of the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the master servicer of the securitization trust that holds such Serviced Pari Passu Companion Loan.

The aggregate of any Excess Prepayment Interest Shortfall with respect to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Mortgage Loans) for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following the retirement of the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class J-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F-RR certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balance of any Related Class X Class is reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class Z certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)  a report as of the close of business on the immediately preceding Determination Date, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)  a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)  a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)  a CREFC® advance recovery report;

(5)  a CREFC® total loan report;

(6)  a CREFC® operating statement analysis report;

(7)  a CREFC® comparative financial status report;

(8)  a CREFC® net operating income adjustment worksheet;

(9)  a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15) a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount Template (if received from the special servicer for the related Distribution Date).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to non-Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

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Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending March 31, 2022, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to any

Mortgage Loans that are non-Specially Serviced Loans or REO Loans) or the special servicer (with respect to Specially Serviced Loans and REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

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Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Loans) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” means the depositor and its designees, the placement agents, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Master Servicer, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the 17g-5 Information Provider’s website; provided that:

(1)

(i) if a Privileged Person is a Borrower Party and is also the Directing Certificateholder or one of the Controlling Class Certificateholders, then such Directing Certificateholder or Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Certificateholder, any Controlling Class Certificateholder, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)

If the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, however, that the special servicer may not directly or indirectly provide any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; and

(3)

notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender”  means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder (or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Directing Holder or holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i)   that such person executing the certificate is a Certificateholder, the Directing Holder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii)  that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii) (other than with respect to a Companion Loan Holder) that such person has received a copy of the final prospectus, and

(iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws,

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (1) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”, any certificate beneficially owned by the related mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any certificates of the Controlling Class owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

A “Companion Holder” is a holder of record of any Companion Loan.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the 17g-5 Information Provider’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc., RealINSIGHT, KBRA Analytics, LLC, Markit Group Limited and DealView Technologies Ltd/StructureIt, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

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any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system; and

●	any notice delivered to the certificate administrator by the depositor relating to the filing of a Form 8-K/A;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

●	the CREFC® Appraisal Reduction Amount Template;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	the annual reports prepared by the operating advisor;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

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all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

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any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

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notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or document provided to the certificate administrator by the master servicer or the depositor directing the certificate administrator to post the same as a “special notice”;

(F) the “Investor Q&A Forum”;

(G) solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H) the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan. The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

In the event that 3650 REIT transfers the HRR Certificates to a third party purchaser, if it, in its capacity as the Retaining Sponsor determines that such subsequent third party purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, on account of it constituting Excluded Information such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would, or is reasonably expected to, result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered; provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, if no Consultation Termination Event is continuing, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)  0% in the case of the Class Z and Class R certificates,

(2)  2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)  in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class Z certificates or the Class R certificates will be entitled to any Voting Rights.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates then-outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

During the Transfer Restriction Period, the HRR Certificates may only be issued as Definitive Certificates and held by the certificate administrator as custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificate must be consented to by the depositor and the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a

“Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – 3650R 2021-PF1

with a copy to: trustadministrationgroup@wellsfargo.com. Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2021-PF1 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a Certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which 3650 REIT and GACC are selling Mortgage Loans, the CX - 350 & 450 Water Street Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by 3650 REIT or GACC, as applicable. For purposes of the respective MLPAs pursuant to which CREFI and GACC are selling Mortgage Loans, the Huntsville Office Portfolio Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by CREFI or GACC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   in the case of the Loan REMIC, a copy of the related REMIC declaration; and

(xviii)  the original or a copy of any related mezzanine intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver or cause to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)     the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)   any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)    the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)   any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)   any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)  any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   all related environmental reports;

(xiv)   in the case of the Loan REMIC, a copy of the related REMIC Declaration and the related filed IRS Forms SS-4 and 8811; and

(xv)    all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)     a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the origination of the related Mortgage Loan;

(f)      a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of any insurance consultant report;

(s)     a copy of the organizational documents of the related mortgagor and any guarantor;

(t)      unless already included in the origination settlement statement, a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of any closure letter (environmental); and

(v)     a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x) such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1) cure such Material Defect in all material respects, at its own expense,

(2) repurchase the affected Mortgage Loan or REO Loan (or, in the case of the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(3) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the related mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or the affected REO Loan (or, in the case of the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, if no Consultation Termination Event is continuing, the applicable Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan, unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (if no Control Termination Event is continuing and other than in respect of an Excluded Loan with respect to such Directing Holder (and, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), with the consent of the Directing Holder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Companion Loans contained in a securitization.

In addition, in the case of a Material Defect with respect to the CX - 350 & 450 Water Street Mortgage Loan, each of 3650 REIT and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the CX - 350 & 450 Water Street Mortgage Loan was a separate Mortgage Loan.

In addition, in the case of a Material Defect with respect to the Huntsville Office Portfolio Mortgage Loan, each of CREFI and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Huntsville Office Portfolio Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller. With respect to the CX - 350 & 450 Water Street Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)  have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)  have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)  constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)  have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n) have been approved (if no Control Termination Event is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), by the Directing Holder;

(o) prohibit defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Issuing Entity or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)  be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, if no Consultation Termination Event is continuing, the Directing Holder.

Subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”, the foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller will have the option to either repurchase the related Mortgage Loan or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller will be deemed to have cured the breach in all respects. The related mortgage loan seller (or other applicable party) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the CX - 350 & 450 Water Street Mortgage (8.5%), which was originated by DBRI, Bank of America, National Association, JPMorgan Chase Bank, National Association and 3650 Cal Bridge Lending, LLC, each of 3650 REIT and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the CX - 350 & 450 Water Street Mortgage Loan that it sold to the depositor (approximately 67.9% and 32.1% with respect to 3650 REIT and GACC, respectively). It is possible that under certain circumstances only one of 3650 REIT or GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the CX - 350 & 450 Water Street Mortgage Loan if there is a Material Defect. 3650 REIT and GACC will be the mortgage loan sellers with respect to an approximately 67.9% interest and 32.1% interest, respectively, in the CX - 350 & 450 Water Street Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the CX - 350 & 450 Water Street Whole Loan will continue to be serviced and administered under the CAMB 2021-CX2 TSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the CX - 350 & 450 Water Street Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

As stated above, with respect to a Material Defect related to the Huntsville Office Portfolio Mortgage (5.4%), which was co-originated by CREFI and DBRI, each of CREFI and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the Huntsville Office Portfolio Mortgage Loan that it sold to the depositor (approximately 50.0% and 50.0% with respect to CREFI and GACC, respectively). It is possible that under certain circumstances only one of CREFI or GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the Huntsville Office Portfolio Mortgage Loan if there is a Material Defect. CREFI and GACC will be the mortgage loan sellers with respect to an approximately 50.0% interest and 50.0% interest, respectively, in the Huntsville Office Portfolio Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the Huntsville Office Portfolio Whole Loan will continue to be serviced and administered under the PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the Huntsville Office Portfolio Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the depositor by such mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and such mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the Issuing Entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (if no Consultation Termination Event is continuing and other than in respect of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make Advances;

(D) the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute or make a Loss of Value Payment for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (if no Control Termination Event is continuing and other than with respect to an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or the special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or the special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date; and

(2) in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

For the avoidance of doubt, the master servicer or the trustee, as the case may be, will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in accordance with the Servicing Standard (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

The master servicer will be obligated to make Servicing Advances with respect to Serviced Whole Loans; provided that no Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for a Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (other than with respect to an Excluded Special Servicer Loan) make a determination, in accordance with the Servicing Standard, that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled (a) to consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) or REO Loan as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan or REO Loan as to which such P&I Advance was made, in each case under clause (a) or (b), whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Servicing Advance on a Serviced Whole Loan, the master servicer, the special servicer or the trustee (as applicable) will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account allocable to principal are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, if no Control Termination Event is continuing, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0%) compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account (in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the

Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account, which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class Z and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class Z certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the

REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other Permitted Investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account, for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to a Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation and to pay Midland the Excess Servicing Strip;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on each Trust REMIC, the Grantor Trust, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Serviced Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Servicing Fee / Master Servicer

With respect to the Mortgage Loans, the related Serviced Companion Loans and each successor REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Special Servicing Fee / Special Servicer

With respect to each Specially Serviced Loan and each REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.

First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time
Liquidation Fee / Special Servicer(2)

With respect to (a) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or discounted payoff or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, and (b) in certain circumstances, each Mortgage Loan repurchased by a Mortgage Loan seller (or as to which a Loss of Value Payments is made), an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loans.

		Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).

		Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of	Out of general collections with respect to the Mortgage Loans on deposit in the Collection	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

the annual Certificate Administrator/Trustee Fee multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan). The Trustee fee is payable by the certificate administrator as a portion of the Certificate Administrator/Trustee Fee.

Account or the Distribution Account.
Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).

First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly
Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower with respect to such Mortgage Loan).

Payable by the related borrower when incurred (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account).

Time to time
Asset Representations Reviewer Fee/Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and any REO Loan (excluding any related Companion Loan).

		Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer

The sum of: (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a

Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount upon completion of any Asset Review and within 90 days of receiving an invoice

In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

from the asset representations reviewer, such fee will be paid by the issuing entity; provided, further, that notwithstanding any payment of such fee by the issuing entity, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and the related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.

Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Indemnification Expenses /

Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).

Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Time to time

(1)

With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.05429%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●

100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (that are not Specially Serviced Loans) and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that such transactions are Master Servicer Decisions; and provided, further, that the master servicer will receive 0% of any COVID Modification Fees;

●

100% of all assumption application fees and other similar items received on any Mortgage Loans solely to the extent the master servicer is processing the underlying transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required);

●

100% of any fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan and any related Serviced Companion Loan (provided, however, that 50% of the portion of any Excess Modification Fee or waiver fee payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required under item (xiii) of the Major Decisions listed in this prospectus (and specifically excluding any defeasance fees), must be paid by the master servicer to the special servicer);

●

100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that such transactions qualify as Master Servicer Decisions;

●

50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that such transaction qualifies as a Major Decision or Special Servicer Decision;

●	100% of charges by the master servicer collected for checks returned for insufficient funds related to accounts held by the master servicer;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers to the extent such beneficiary statements or demands were prepared by the master servicer;

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on a 30/360 Basis for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to any split fee, the master servicer and the special servicer shall each have the right in its sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, however, that (x) neither the master servicer nor the special servicer shall have the right to reduce or elect not to charge the portion of such fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion of such fee, the party that reduced or elected not to charge such portion of such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee, the special servicer shall still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer shall not be entitled to any of such fee charged by the special servicer.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Serviced Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or on the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on such Mortgage Loan (or Serviced Whole Loan, if applicable) from the date that such

Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property or (ii) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Mortgage Loan (and each related Serviced Companion Loan), Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0% with respect to each Serviced Mortgage Loan, each Specially Serviced Loan and each REO Property; provided that if the rate in clause (b) above would result in a Liquidation Fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or

REO Property) and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)   (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)   the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)   the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)   with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan within the time period (or extension of such time period) provided for such repurchase in such pooling and servicing agreement if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)   the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, and if such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)   if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)   (A) 100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of any COVID Modification Fees, (B) 50% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are not Specially Serviced Loans, provided that such transaction qualifies as a Major Decision or Special Servicer Decision, and (C) 0% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are not Specially Serviced Loans, provided that such transaction qualifies as a Master Servicer Decision,

(ii)   100% of assumption application fees and other similar items received with respect to Mortgage Loans for which the special servicer is processing the underlying assumption related transaction,

(iii)   50% of the portion of any Excess Modification Fees or waiver fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required, provided that such transaction qualifies as a Major Decision or Special Servicer Decision,

(iv)   100% of all assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(v)     (A) 50% of all assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans, provided that such transaction qualifies as a Major Decision or Special Servicer Decision and (B) 0% of all assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans, provided that such transaction qualifies as a Master Servicer Decision,

(vi)   100% of charges by the special servicer collected for checks returned for insufficient funds relating to the accounts held by the special servicer; and

(vii)  100% of charges for beneficiary statements or demands actually paid by the related borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account or the Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special

Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date; provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loans (including any related REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan)), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00811% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loans and excluding any Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to the product of (a) a rate equal to a per annum rate of 0.00183% multiplied by (b) the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), equal to the product of a rate equal to 0.00027% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee (the “Asset Representations

Reviewer Asset Review Fee”) equal to the sum of: (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, from the year of the Closing Date and to the year of the occurrence of the Asset Review.

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of so doing will be a trust fund expense. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the issuing entity for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)

120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)

the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)

solely in the case of a delinquent balloon payment, (A) 90 days after the date on which such balloon payment was due (except as described in clause (B) below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application or other similar binding document for refinancing from an acceptable lender or a signed purchase and sale agreement (in each case, reasonably acceptable to the special servicer), 120 days beyond the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur); and

(7)

immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3), (4), (5) or (7) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement.

The “COVID Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)    prior to the modification or forbearance or waiver, the related borrower certified to the special servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID Emergency;

(ii)   the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b) as may be reasonably determined by the special servicer in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID Emergency;

(iii)   if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is cured or deemed no longer outstanding;

(iv)   any COVID Modification Agreement (a) does not defer more than 3 monthly debt service payments under the Mortgage Loan, and (b) requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 21 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(v)    the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (if no Consultation Termination Event is continuing, in consultation with the Directing Holder (except in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and, during an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the date the special servicer receives an appraisal or conducts a valuation described below, equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.    the sum of

a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.    the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)

all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan based upon their respective outstanding principal balances.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to obtain an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than ten (10) business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (for so long as no Consultation Termination Event is continuing and other than in the case of any Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) the Directing Holder; provided, however, that no new or updated appraisal will be required if the Mortgage Loan, Serviced Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the special servicer reasonably believes such sale is likely to close. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, if no Consultation Termination Event is continuing and other than with respect to an Excluded Loan as to such party, to the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). If no Consultation Termination Event is continuing (and other than with respect to an Excluded Loan as to such party), the special servicer will consult with the Directing Holder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 6-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class NR-RR certificates, then, to the Class J-RR certificates, then, to the Class G-RR certificates, then, to the Class F-RR certificates, then, to the Class E certificates, then, to the Class D certificates, then, to the Class C certificates, then, to the Class B certificates, then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. Neither the trustee nor the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an AB note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan). In the case of a Serviced Whole Loan, any Collateral Deficiency Amount will be allocated among the related Mortgage Loan, Serviced Pari Passu Companion Loan and Subordinate Companion Loan(s) in the same manner Appraisal Reduction Amounts are allocated.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event or Consultation Termination Event is continuing, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class NR-RR certificates, then, to the Class J-RR Certificates, then, to the Class G-RR Certificates, then, to the Class F-RR certificates, then, to the Class E certificates, then, to the Class D certificates, then, to the Class C certificates, then, to the Class B certificates, then, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-3, Class A-4, Class A-5 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, then, to the Class J-RR certificates, then, to the Class G-RR certificates, and then, to the Class F-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or whether a Control Termination Event or Consultation Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer or the special servicer, in each case with respect to the amounts required to be calculated by such party, will be required to promptly notify the master servicer or the special servicer, as applicable, and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the special servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the special servicer’s Appraisal Reduction Amount and, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 30 days from receipt of the Requesting Holders’ written request.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable), unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) to the Special Servicer and the Certificate Administrator within such 10-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event, unless the special servicer provides the second appraisal within such 120-day period, (ii) the determination by the special servicer (as described above) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Control Class, the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and any related Serviced Companion Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, if no Control Termination Event is continuing, with the consent of the Directing Holder); provided, further, that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to a REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (if no Control Termination Event is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon the certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

Subject to the Servicing Standard, during the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (if no Control Termination Event is continuing, with the consent of the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to provide any consent or make any decision, including agreeing to any modifications, waivers and amendments, unless such consent or decision constitutes a Master Servicer Decision (unless, with respect to a Major Decision or Special Servicer Decision with respect to a non-Specially Serviced Loan, the master servicer and the special servicer mutually agree that the master servicer will process and obtain the prior consent of the special servicer, which consent will be deemed received by the master servicer if the special servicer does not respond within ten (10) days of delivery to the special servicer of the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus the time period provided to any Serviced Companion Loan Holder under any related intercreditor agreement to consent to such Major Decision).

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as provided in the PSA that the master servicer will process any Major Decision or Special Servicer Decision with respect to any non-Specially Serviced Loan; provided, further, that the master servicer will, without the need for any such mutual agreement between the master servicer and the special servicer, process any Major Decision described in subclauses (A) and (B) of clause (xiii) of the definition of “Major Decision” with respect to any non-Specially Serviced Loan, in each case subject to the consent (or deemed consent) of the special servicer as obtained pursuant to the PSA.

“Special Servicer Decision”  means any decision or borrower request with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan that is not a Major Decision or a Master Servicer Decision.

“Master Servicer Decision” means, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, (a) any decision or borrower request with respect to (i) defeasances, (ii) collections, record keeping, reporting, payment processing and companion paying agent functions, (iii) inspections of Mortgaged Properties securing non-Specially Serviced Loans, (iv) property insurance and tax matters, (v) Advances (including nonrecoverability determinations), and (vi) any note-splitting amendment to an Intercreditor Agreement, and (b) any decision the master servicer is to make under the PSA with respect to (i) notices of a material default, Material Defect, or Repurchase Request, (ii) general servicing of the non-Specially Serviced Mortgage Loans other than (A) any borrower request, (B) a decision to release any reserve to a borrower if such decision would constitute a Major Decision; (C) a decision to modify or take action under any covenants regarding cash trap triggers; or (D) unless required by the related Mortgage Loan documents, a decision to modify any covenant setting reserve level requirements or a decision that a borrower has failed to increase reserve requirements as required by the related Mortgage Loan documents, (iii) investment of funds held in accounts held by the master servicer, (iv) the master servicer’s compensation, including waivers of compensation due the master servicer, (v) administration of the master servicer’s website, (vi) whether a Servicing Transfer Event has occurred with respect to such Mortgage Loan or Serviced Whole Loan, (vii) consulting with Companion Loan Holders, (viii) Appraisal Reduction Amounts and calculations made by the master servicer with respect to such amounts and (ix) certain other administrative functions typically performed by the master servicer as described in the PSA.

The special servicer will be entitled to 100% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), review fees, assumption fees, transfer fees, earnout fees and similar fees (other than defeasance fees) with respect to a Specially Serviced Loan. The master servicer and special servicer will each be entitled to 50% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), review fees, assumption fees, transfer fees, earnout fees and similar fees (other than defeasance fees) related to any Major Decision with respect to a non–Specially Serviced Loan. The master servicer will be entitled to 100% of Excess Modifications Fees, consent fees, ancillary fees, review fees, assumption fees, transfer fees, earnout fees and similar fees related to a Master Servicer Decision with respect to a non-Specially Serviced Loan.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan (other than any Excluded Loan as to such party), the approval of the Directing Holder (if no Control Termination Event is continuing) or upon consultation with the Directing Holder and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The master servicer, prior to taking any action with respect to any Major Decision or any Special Servicer Decision, will be required to refer the request to the special servicer. Generally, the special servicer will process the request directly. However, the master servicer and special servicer may mutually agree that the master servicer will process such request, in which case the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans” above) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The PSA will permit the master servicer or the special servicer to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to October 1, 2021(or prior to a later date provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future revenue procedure)), does not exceed six months (or such longer period of time as may be allowed by guidance that is binding on federal income tax authorities) and such forbearance is otherwise covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future revenue procedure), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates”.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to 0.3% of the outstanding balance of such COVID Modified Loan (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) (“COVID Modification Fees”) and may only be borne by the borrower, not the issuing entity.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)  extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the related Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event is continuing, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)  provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the operating advisor (during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and if no Consultation Termination Event is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and if no Consultation Termination Event is continuing), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Holder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will determine, in a manner consistent with the Servicing Standard, (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●

the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus), or

●

such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5.0% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million and (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing

Standard or (b) to waive its right to exercise such rights, provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the consent of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, has consulted with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●

such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2023 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the operating statements of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2022 and the calendar year ending on December 31, 2022 and to review such operating statements in connection with the preparation of the CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “Reports to Certificateholders; Certain Information Available—Certificate Administrator Reports”. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(1)	the related borrower has failed to make when due any Periodic Payment, which failure continues, unremedied (without regard to any grace period):

(i)   except in the case of a balloon Mortgage Loan or Serviced Whole Loan delinquent in respect of its balloon payment, for 60 days beyond the date on which the subject payment was due; or

(ii)   solely in the case of a delinquent balloon payment, (A) after the date on which such balloon payment was due (except as described in clause (B) below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application or other similar binding document for refinancing from an acceptable lender or a signed purchase and sale agreement (in each case, reasonably acceptable to the special servicer), 120 days beyond the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

(2)

there has occurred a default (other than as set forth in clause (1) and other than an Acceptable Insurance Default) that (i) in the judgment of the master servicer or the special servicer (in the case of the special servicer, (A) with the consent of the Directing Holder (other than with respect to an Excluded Loan) unless a Control Termination Event is continuing or (B) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an

Excluded Loan), unless a Consultation Termination Event is continuing) materially impairs the value of the related Mortgaged Property as security for the applicable Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder in such Serviced Whole Loan), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan or Serviced Whole Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related Mortgage Loan documents will be deemed not to have a grace period; and provided, further, that any default requiring a property advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan (or, in the case of any Serviced Whole Loan, the interests of the Certificateholders or the Serviced Companion Loan Holder in the Serviced Whole Loan);

(3)

the master servicer or the special servicer has determined (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), unless a Control Termination Event is continuing or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan) unless a Consultation Termination Event is continuing), that (i) a default (other than an Acceptable Insurance Default) under the Mortgage Loan or Serviced Whole Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or any related Companion Loan Holder in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or Serviced Whole Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related Mortgage Loan documents will be deemed not to have a grace period;

(4)

a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), if no Control Termination Event is continuing, or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), if no Consultation Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing);

(5)

the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(6)

the related borrower (i) admits in writing its inability to pay its debts generally as they become due or (ii) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(7)	the master servicer or the special servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property.

Notwithstanding anything to the contrary in the definition of Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (1)(ii), (4), (5), (6)(ii) or (7) of the definition of “Servicing Transfer Event”) will constitute a Servicing Transfer Event under the PSA, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then-current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event is continuing);

●

with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced

Loan within 10 days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 20 days) after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 20 days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within 10 days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 day period (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 20 days) and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will label or otherwise communicate as “final” each Final Asset Status Report.

For so long as no Operating Advisor Consultation Event is continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process. The operating advisor’s review of any such Final Asset Status Report shall only provide background information to support the operating advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor shall not provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Holder—Major Decisions” for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

During an Operating Advisor Consultation Event, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor that is in the possession of the special servicer, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The special servicer will be obligated to consider such non-binding alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided during an Operating Advisor Consultation Event. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and if no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and any related Companion Loan Holders, as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, the special servicer will be required to send the Directing Holder (other than with respect to an applicable Excluded Loan) and, during the continuance of an Operating Advisor Consultation Event, the operating advisor, the Asset Status Report and the operating advisor and the Directing Holder will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor on a non-binding basis with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which is currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. Within one business day following the end of each Collection Period, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage

Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application or other similar binding document for refinancing from an acceptable lender or a signed purchase and sale agreement (in each case, reasonably acceptable to the special servicer); and, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee may (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Holder (if no Consultation Termination Event is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to the Non-Serviced Mortgage Loans, if a Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) (and, in the case of the CX – 350 & 450 Water Street Whole Loan, the One SOHO Square Whole Loan and The Westchester Whole Loan) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right if no Control Termination Event is continuing, and, during a Control Termination Event, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, while no Control Termination Event is continuing, the Directing Holder will be entitled to advise, in each case other than with respect to an Excluded Loan, (1) the special servicer, with respect to all Specially Serviced Loans, (2) the special servicer, with respect to Major Decisions relating to non-Specially Serviced Loans and (3) generally, the special servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, during a Control Termination Event, the Directing Holder will have certain consultation rights only, and during a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

In addition, within a reasonable time upon request from the Directing Holder or the operating advisor, as applicable, but no more often than on a monthly basis (or, with respect to communications between the Directing Holder and the master servicer or the special servicer, as applicable, on a more frequent basis that is commercially reasonable as mutually agreed to between the Directing Holder and the master servicer or the special servicer, as applicable), each of the master servicer and the special servicer shall, without charge, make a knowledgeable officer available via telephone to verbally answer questions from (a) the Directing Holder ((i) if no Consultation Termination Event is continuing and (ii) other than with respect to any Excluded Loan as to such party) and (b) the operating advisor (with respect to the special servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the master servicer or the special servicer, as applicable, is responsible.

If the master servicer receives a borrower request for a Major Decision or Special Servicer Decision, the master servicer will be required to promptly forward such request to the special servicer and will have no further obligations with respect to such Major Decision or Special Servicer Decision. The special servicer will be required to process such request, unless the special servicer and the master servicer mutually agree that the master servicer will process such request subject to the consent of the special servicer and the other consents or consultations described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the certificate registrar from time to time); provided, however, that

(1)  absent that selection, or

(2)  until a Directing Certificateholder is so selected, or

(3)  upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder;

The initial Directing Certificateholder is expected to be 3650 Real Estate Investment Trust 2 LLC (or an affiliate thereof).

“Directing Holder” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the Directing Certificateholder.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA. For the avoidance of doubt, whenever the term “Controlling Class Certificateholder” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class Certificateholder under the circumstances.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class, or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class NR-RR Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Classes, have been reduced to zero, the Controlling Class will be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Certificateholder, and the certificate registrar must thereafter provide such information to the requesting party and such party may rely on such information. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, if no Consultation Termination Event is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class F-RR certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any action that constitutes a Special Servicer Decision or a Major Decision unless it has obtained the consent of the special servicer, who will have 10 days (or 20 days with respect to the determination of an Acceptable Insurance Default) (from the date that the special servicer receives the information from the master servicer) to analyze and make a recommendation regarding any of the following actions (subject, however, to the right of the special servicer to process directly any of the following actions as set forth in the PSA) (provided that, in the event that the special servicer and the master servicer have mutually agreed that the master servicer will determine and process the request with respect to the subject following action, if the special servicer does not consent, or notify the master servicer that it will not consent, to any of the following actions within the required 10 days or 20 days, as applicable, the special servicer will be deemed to have consented to the subject following action) and (b) if no Control Termination Event is continuing, the special servicer will not be permitted to take any action that constitutes a Major Decision and the special servicer will not be permitted to consent to the master servicer’s taking any Major Decisions, as to which the Directing Holder has objected in writing within ten business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the special servicer (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 20-day) period the Directing Holder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Holder will not apply to any applicable Excluded Loan; and (c) (i) prior to taking any of the following actions with respect to a Specially Serviced Loan, an REO Loan or an REO Property and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan).

Each of the following will be a “Major Decision”:

(i)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)   initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property following a default or event of default with respect to a Serviced Mortgage Loan or Serviced Whole Loan or any acceleration of such Mortgage Loan or Serviced Whole Loan, as the case may be;

(iii)   any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, a COVID Modification, the timing of payments, acceptance of discounted pay-offs, provisions governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower and provisions regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements); but excluding waivers of default interest or late payment charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than as expressly permitted pursuant to the terms of the related Mortgage Loan documents;

(iv)   any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) for less than the applicable Purchase Price (excluding any expenses incurred by the master servicer, the special servicer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to a repurchase or substitution obligation under an MLPA);

(v)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan if lender consent is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)   approving any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied);

(viii)   any property management company changes or franchise changes (to the extent the lender is permitted to consent or approve under the Mortgage Loan documents);

(ix)   any determination of an Acceptable Insurance Default;

(x)    any modification, consent to a modification or waiver of any term of any Intercreditor Agreement or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Intercreditor Agreement as to which the consent of the issuing entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto;

(xi)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(xii)   approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(xiii)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(xiv)   approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit other than customary tax or insurance escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the PSA, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for a funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Major Decision);

(xv)   approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan if lender discretion is required (including determining whether any applicable terms or tests are satisfied); provided that, in any case, Major Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(xvi)   approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(xvii)  approving any transfers of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower; and

(xviii)  any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related Mortgage Loan documents and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related Mortgage Loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

If no Operating Advisor Consultation Event is continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered if no Operating Advisor Consultation Event is continuing. During an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer and (ii) the proposed course of action recommended. Each such report may be in the form of an Asset Status Report.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process (and obtain the prior consent of the special servicer) with respect to any Major Decisions with respect to any non-Specially Serviced Loan.

Asset Status Report

If no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan). During a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and while no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from consulting with the Directing Holder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan. With

respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (if no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, during an Operating Advisor Consultation Event, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request (which initial request is required to include the Major Decision Reporting Package) for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is In the possession of the special servicer related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is an Excluded Loan with respect to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicing actions.

A “Control Termination Event” will occur when (i) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class; (ii) such Mortgage Loan or Whole Loan is an Excluded Loan; or (iii) a holder of the Class F-RR certificates becoming the majority Controlling Class Certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class F-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class F-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Consultation Termination Event will not be deemed to be continuing (other than with respect to a Consultation Termination Event pursuant to clause (ii)) if the Certificate Balances of all Classes of Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero.

With respect to any Excluded Loan, a Consultation Termination Event will be deemed to exist with respect to such Excluded Loan at all times.

An “Operating Advisor Consultation Event” will occur when either (i) the HRR Certificates have an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Certificates) equal to or less than 25% of the initial aggregate Certificate Balance of the HRR Certificates, or (ii) a Control Termination Event is continuing (or a Control Termination Event would be continuing if not for the last proviso in the definition thereof).

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F-RR certificates and the Class F-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, trustee, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with Asset Status Reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to Asset Status Reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the Certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class F-RR certificates, the successor Class F-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class F-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class F-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class F-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Holder or (ii) any matter requiring consultation with the Directing Holder or the operating advisor) is necessary to protect the interests of the Certificateholders and the holders of any related Serviced Companion Loans as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder or the operating advisor, if applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder, or (ii) will be permitted to (i) take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA (including the Servicing Standard) or the REMIC provisions of the Code, (2) expose the issuing entity or any party to the PSA to liability, (3) materially expand the scope of its responsibilities under the PSA or (4) constitute an action or inaction that, in its reasonable judgment, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class so long as no Consultation Termination Event is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, while no Control Termination Event is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition to the foregoing, with respect to each Serviced Whole Loan, (a)(i) with respect to any non-Specially Serviced Loan the special servicer (with respect to any Major Decision or Special Servicer Decision, unless the master servicer and the special servicer mutually agree that, in connection with any modification, waiver or amendment that constitutes a Major Decision or a Special Servicer Decision, the master servicer will process and determine whether to consent, subject to the consent of the special servicer, to such modification, waiver or amendment) or the master servicer (with respect to any modification, waiver or amendment that does not constitute a Major Decision or a Special Servicer Decision), or (ii) with respect to any Specially Serviced Loan, the special servicer, as applicable, will be required, unless otherwise stated in the related Intercreditor Agreement, to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the PSA with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to such Serviced Whole Loan to any related Companion Loan Holder (or its representative), within the same time frame it is required to provide to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event), and (b) the special servicer upon request unless otherwise stated in the related Intercreditor Agreement, will be required to consult with any related Serviced Companion Loan Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Serviced Companion Loan Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the related Serviced Whole Loan, and consider alternative actions recommended by such related Serviced Companion Loan Holder; provided that after the expiration of a period of ten business days from the delivery to the related Companion Loan Holder of such items of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the master servicer or special servicer, as applicable, will no longer be obligated to consult with such related Companion Loan Holder or consider alternate actions recommended by the related Companion Loan Holder, unless the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed; provided, further, that if the master servicer or special servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders, the master servicer or special servicer, as applicable, may take such action without waiting for such response. The master servicer or special servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to a Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder (if the Directing Holder is the Directing Certificateholder)) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including, without limitation, any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations (with limited exception) or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

 Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. In addition, except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)  reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)  recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)  preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or the operating advisor was entitled to consult with the special servicer with respect to any Major Decision if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)   after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

For so long as no Operating Advisor Consultation Event is continuing, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, each of the special servicer and the operating advisor is entitled to rely solely on its receipt from the certificate administrator of written notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only during the continuance of an Operating Advisor Consultation Event, each of the special servicer and the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and the holders of the related Companion Loans constituted a single lender, taking into account the pari passu or subordinate nature of any such Companion Loan), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) for so long as no Operating Advisor Consultation Event is continuing, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) during the continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, during the continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the Specially Serviced Loans (and, during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans for which a Major Decision Reporting Package has been delivered to the Operating Advisor) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations known to the operating advisor, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●

to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

To facilitate the consultation above, the special servicer, as applicable, will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the Companion Loan Holders, as a collective whole, as if such Certificateholders and Companion Loan Holders constituted a single lender, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)      that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)     that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)    that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Certificateholder, the Retaining Sponsor or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates or Risk Retention Affiliates;

(iv)     that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or the Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any such information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Control Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party), disclose such labeled Privileged

Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved as are in this securitization, the knowledge of the employees performing the operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an officer’s certificate certifying that such party has determined that it is required by law, rule, regulation, order, judgment or decree to disclose such information (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee).

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates evidencing greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to (a) all Certificateholders electronically by posting such notice on its website and by mail and (b) the operating advisor, in each case, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

During the continuance of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

During the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the special servicer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the-events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which 3650 REIT (or its commonly-owned affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after March 6, 2019 (the closing date of the first securitization into which 3650 REIT or it’s commonly owned affiliate was a sponsor), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between March 6, 2019 and September 30, 2021 was approximately 4.54%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 20.6% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency, for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) below for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii) below) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered to the applicable mortgage loan seller by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary in connection with its completion of such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA,

(iii) is not (and is neither affiliated nor Risk Retention Affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Retaining Sponsor or any of their respective affiliates, (iv) has not performed (and is neither affiliated nor Risk Retention Affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio; provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then-outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an

Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, if no Control Termination Event is continuing, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

During a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those Certificateholders requesting such vote), and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notice via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. If no Control Termination Event is continuing, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the Directing Holder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Servicer” and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of a special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each applicable Certificateholder of the recommendation and post the related report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable Rating Agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders evidencing at least a majority of a quorum of certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the special servicer to deposit into the REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g) such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h) the master servicer or the special servicer, as the case may be, is removed from S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or a “U.S. Commercial

Mortgage Special Servicer,” as applicable, and is not restored to such status on such list within 60 days; or

(i)  the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, if no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and payment or repayment of other amounts due to the master servicer or the special servicer), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, if no Control Termination Event is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, if no Control Termination Event is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, the asset representations reviewer or any of its affiliates may not be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, if no Control Termination Event is continuing, by the Directing Holder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event is continuing and except with respect to any Excluded Loan as to such party), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described above, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the special servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the special servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the special servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the special servicer may be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities only with respect to the servicing of the related Serviced Whole Loan.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer

Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (i) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, if no Control Termination Event is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any subsequent third-party purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of any Subsequent Third Party Purchaser (in such case, an “Impermissible

TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any subsequent third-party purchaser, any sponsor or any underwriter or placement agent that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any subsequent third-party purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, that if the affiliation causing an Impermissible Risk Retention Affiliate is the result of a subsequent third-party purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including costs of enforcement of such indemnity) incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator (including any costs of enforcement of its indemnity) relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the related MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under
“—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request”  will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be substantially similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a servicing advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the 3650R 2021-PF1 mortgage pool, if necessary); provided that, in the case of the Non-Serviced PSAs for the CX – 350& 450 Water Street Whole Loan, The Westchester Whole Loan and One SoHo Square Whole Loan, there are no mortgage loans other than the related Non-Serviced Whole Loans serviced under the related Non-Serviced PSAs.

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●

The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●

The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●

Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●

The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that the master servicer is entitled to process under the PSA.

●

The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●

Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans; except that, in the case of the Non-Serviced PSA for each of the CX – 350 & 450 Water Street Whole Loan and The Westchester Whole Loan, the related Non-Serviced PSA does not contain an express exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●

With respect to each of the CX – 350 & 450 Water Street Whole Loan and The Westchester Whole Loan, the related Non-Serviced PSA does not contain an express exception to any servicing transfer events for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●

Other than with respect to The Westchester Whole Loan, the requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●

The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●

While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●

The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Issuing Entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the 3650R 2021-PF1 mortgage pool, if necessary).

●

The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●

With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●

Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●

With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does not involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may not provide for “risk retention consultation parties” with certain consultation rights.

●	With respect to the CX - 350 & 450 Water Street Mortgage Loan, there is no asset representations reviewer under the related Non-Serviced PSA.

●

With respect to each of the One SoHo Square Whole Loan and The Westchester Whole Loan, there is no (i) asset representations reviewer under the related Non-Serviced PSA and (ii) certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Non-Serviced PSAs.

●

The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the CX - 350 & 450 Water Street Mortgage Loan

The CX - 350 & 450 Water Street Mortgage Loan is being serviced pursuant to the CAMB 2021-CX2 TSA. The servicing terms of the CAMB 2021-CX2 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the CAMB 2021-CX2 TSA will earn a servicing fee with respect to the CX - 350 & 450 Water Street Mortgage Loan equal to 0.00600% per annum.

●

Upon the CX - 350 & 450 Water Street Mortgage Loan becoming a specially serviced loan under the CAMB 2021-CX2 TSA, the related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●

The related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000%.

●

The related Non-Serviced Special Servicer under the CAMB 2021-CX2 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—CX - 350 & 450 Water Street Whole Loan”.

Servicing of The Westchester Mortgage Loan

The Westchester Mortgage Loan will be serviced pursuant to the CSMC 2020-WEST TSA. Subject to the discussion above under “—General”, the servicing terms of the CSMC 2020-WEST TSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects including the following:

●	The CSMC Trust 2020-WEST Servicer earns a servicing fee with respect to The Westchester Mortgage Loan that is to be calculated at 0.00125% per annum, which includes an excess servicing fee strip.

●

Upon The Westchester Whole Loan becoming a specially serviced loan under the CSMC 2020-WEST TSA, the CSMC Trust 2020-WEST Special Servicer will earn a special servicing fee payable monthly with respect to The Westchester Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as The Westchester Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

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The CSMC Trust 2020-WEST Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of The Westchester Whole Loan. The workout fee is not subject to any cap or minimum fee.

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The CSMC Trust 2020-WEST Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of The Westchester Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

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The CSMC 2020-WEST TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “Pooling and Servicing Agreement—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the CSMC 2020-WEST TSA.

●	The CSMC 2020-WEST TSA does not require the CSMC Trust 2020-WEST Servicer to make the equivalent of compensating interest payments in respect of The Westchester Whole Loan.

Prospective investors are encouraged to review the full provisions of the CSMC 2020-WEST TSA, which is available by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The Westchester Whole Loan”.

Servicing of the One SoHo Square Mortgage Loan

The One SoHo Square Mortgage Loan is being serviced pursuant to the SOHO 2021-SOHO TSA. The servicing terms of the SOHO 2021-SOHO TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the SOHO 2021-SOHO TSA will earn a servicing fee with respect to the One SoHo Square Mortgage Loan equal to 0.00625% per annum.

●

Upon the One SoHo Square Mortgage Loan becoming a specially serviced loan under the SOHO 2021-SOHO TSA, the related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

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The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000% per annum.

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The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000% per annum.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The One SoHo Square Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as the case may be, may then take such action if the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency, (ii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency or (iii) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer”, as

applicable, if S&P is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g 5 Information Provider, who will promptly post such notice to the 17g 5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”) and S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided that (A) the aggregate Certificate Balance of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) if the then-outstanding pool balance is equal to or greater than 8.125% of the Initial Pool Balance, the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity.

This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at an amount equal to the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the fair value of each Specially Serviced Loan as determined by the special servicer consistent with procedures required for making such determination in connection with the sale of a Defaulted Loan under the PSA, (4) the reasonable out of pocket expenses of the master servicer or special servicer, as applicable, related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (5) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirement that the then-aggregate principal balance of the pool of Mortgage Loans remaining in the Issuing Entity is less than 1.0% of the Initial Pool Balance (solely for the purposes of this calculation, if a Mortgage Loan with an Anticipated Repayment Date is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate principal balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class Z and Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e) to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class and for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5; provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and

 provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the Trustee and the Certificate Administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the Trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the Trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) in the case of the Trustee, an institution whose long-term senior unsecured debt is rated at least (A) “BBB” by S&P, (B) “A” by Fitch (or short term debt rating of “F1” by Fitch) and, (C) if rated by KBRA, “BBB” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include S&P and Fitch) or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iii) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable, if no Control Termination Event is continuing, to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Nine (9) Mortgaged Properties (30.9%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York

Eight (8) Mortgaged Properties (21.2%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have confirmed bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the Mortgage Loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by the bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 210 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 210-day period up to 90 days for a total of 300 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law.

The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or a ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy

Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed, or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed, or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the Mortgage Loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the Mortgage Loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the Mortgage Loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the Mortgage Loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure; provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn

Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”), the Anti-Money Laundering Act of 2020, including the Corporate Transparency Act, and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance. It is currently unclear as to the long-term implications of the Anti-Money Laundering Act of 2020 or the Corporate Transparency Act.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

3650 REIT, which is a sponsor and an originator, and its affiliates are playing several roles in this transaction. 3650 REIT and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor.

3650 REIT also (i) is the Retaining Sponsor, the expected holder the HRR Certificates, and the expected initial Controlling Class Certificateholder and the initial Directing Certificateholder and (ii) an affiliate of 3650 REIT Commercial Mortgage Securities II LLC, the depositor, and 3650 REIT Loan Servicing LLC, the expected special servicer and a limited (non-cashiering) subservicer.

Pursuant to a limited subservicing agreement between 3650 REIT Loan Servicing LLC, an affiliate of 3650 REIT, on the one hand, and Midland, on the other hand, 3650 REIT Loan Servicing LLC is expected to have limited (non-cashiering) subservicing duties with respect to twenty-four (24) (collectively, 57.4%) of the 3650 REIT Mortgage Loans.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, a mortgage loan seller and the current holder of the Companion Loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) German American Capital Corporation, a sponsor and a mortgage loan seller, and (ii) DBR Investments Co. Limited, an originator, and the current holder of certain of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Pursuant to certain interim servicing agreements between 3650 REIT or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as an interim servicer with respect to certain 3650 REIT mortgage loans.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as an interim servicer with respect to certain CREFI mortgage loans.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as an interim servicer with respect to certain mortgage loans.

PNC Bank, National Association, is the second largest tenant at the Temecula Creek Plaza Mortgaged Property (1.1%).

Midland is also (i) the master servicer under the CSMC 2020-WEST TSA, which governs the servicing and administration of The Westchester Whole Loan, (ii) the master servicer under the Benchmark 2021-B29 PSA, which governs the servicing and administration of the 2 Washington Whole Loan, (iii) the special servicer under the SOHO 2021-SOHO TSA, which governs the servicing and administration of the One SoHo Square Whole Loan and (iv) expected to be the master servicer under the Benchmark 2021-B30 PSA which governs the servicing and administration of the 520 Almanor Whole Loan.

Wells Fargo Bank is also (A) the trustee, the certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider under the (i) Benchmark 2021-B30 PSA with respect to the 520 Almanor Whole Loan, (ii) CSMC 2020-WEST TSA with respect to The Westchester Whole Loan, and (iii) Benchmark 2021-B29 PSA with respect to the 2 Washington Whole Loan, and (B) expected to be the certificate administrator and custodian under the CAMB 2021-CX2 TSA with respect to the CX - 350 & 450 Water Street Whole Loan.

Wells Fargo Bank acts as interim custodian of the loan documents with respect to all of the Mortgage Loans, except for the related Mortgage File with respect to any Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

Park Bridge Lender Services LLC, is also (i) the operating advisor and asset representations reviewer under the Benchmark 2021-B29 pooling and servicing agreement with respect to the 2 Washington Whole Loan, (ii) expected to be the operating advisor and asset representations reviewer under the Benchmark 2021-B30 pooling and servicing agreement with respect to the 520 Almanor Whole Loan and (iii) expected to be the operating advisor with under the CAMB 2021-CX2 TSA with respect to the CX - 350 & 450 Water Street Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-3, Class A-4 and Class A-5 certificates are no longer outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the class or classes of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of Class X Certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$691,236,000	Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$90,710,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its Mortgage Loan by an Anticipated Repayment Date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$691,236,000	Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$90,710,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as described under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “constant prepayment rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in December 2021,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●

the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in December 2021,

●	each ARD Loan is paid in full on its Anticipated Repayment Date,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” above,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification, and

●	the initial respective principal balances and notional amounts of the various classes of Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” above.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of such class of Offered Certificates that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	83%	83%	83%	83%	83%
November 2023	64%	64%	64%	64%	64%
November 2024	43%	43%	43%	43%	43%
November 2025	21%	21%	21%	21%	21%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	2.63	2.63	2.63	2.63	2.63

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	8%	7%	6%	5%	0%
November 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	6.65	6.63	6.61	6.58	6.37

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-4 Certificates at the Specified CPYs:

Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	N/A	N/A	N/A	N/A	N/A
November 2022	N/A	N/A	N/A	N/A	N/A
November 2023	N/A	N/A	N/A	N/A	N/A
November 2024	N/A	N/A	N/A	N/A	N/A
November 2025	N/A	N/A	N/A	N/A	N/A
November 2026	N/A	N/A	N/A	N/A	N/A
November 2027	N/A	N/A	N/A	N/A	N/A
November 2028	N/A	N/A	N/A	N/A	N/A
November 2029	N/A	N/A	N/A	N/A	N/A
November 2030	N/A	N/A	N/A	N/A	N/A
November 2031 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)(2)	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percentages of the Maximum Initial Certificate Balance ($195,000,000)(1) of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	98%	95%	91%	77%
November 2030	77%	77%	77%	77%	77%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.27	9.23	9.19	9.14	8.91

(1)	The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percentages of the Maximum Initial Certificate Balance ($452,298,000)(1) of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	99%	98%	96%	90%
November 2030	90%	90%	90%	90%	90%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.55	9.52	9.48	9.44	9.21

(1)	The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percentages of the Minimum Initial Certificate Balance ($257,298,000)(1) of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.76	9.74	9.71	9.67	9.44

(1)	The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	98%	98%	98%	98%	98%
November 2027	69%	69%	69%	69%	69%
November 2028	39%	39%	39%	39%	42%
November 2029	23%	23%	23%	23%	23%
November 2030	8%	8%	8%	8%	8%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	6.89	6.89	6.89	6.89	6.92

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.93	9.91	9.89	9.82	9.49

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.99	9.97	9.91	9.89	9.64

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.99	9.99	9.99	9.92	9.66

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including November 1, 2021 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity to create the Lower-Tier REMIC and the Upper-Tier REMIC. In addition, the Westchester Loan REMIC was formed on January 26, 2021 with respect to The Westchester Mortgage Loan, which issued two classes of regular interests (of which the issuing entity will own a 100% interest in one such interest and an approximately 26.667% interest in the other interest) and a single residual interest (of which the issuing entity will own a 0% interest)  The Lower-Tier REMIC will hold the Mortgage Loans (other than The Westchester Mortgage Loan and exclusive of Excess Interest), the aforementioned interests in regular interests issued by the Westchester Loan REMIC (excluding Excess Interest) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC. The Certificate Administrator will not be responsible for any tax administration relating to the Westchester Loan REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the Westchester Loan REMIC declaration, (iv) the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class Z certificates will represent undivided beneficial interests in the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount, or “OID”) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifteen (15) of the Mortgaged Properties partially securing fifteen (15) Mortgage Loans (collectively, 25.6%), are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, OID and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with OID generally must include OID in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and OID with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the OID includible in a Regular Interestholder’s income. The total amount of OID on a Regular Interest is the excess of the “stated redemption price” at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Regular Interest related to the Class           certificates will be issued with OID for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with OID in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of OID on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, OID on a Regular Interest will be considered to be zero if such OID is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPY; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis OID pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis OID, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class           certificates will be issued with de minimis OID for federal income tax purposes.

A holder of a Regular Interest issued with OID generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the OID on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the OID that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The OID accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of OID with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The OID accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of OID for each day in the period.

Under the method described above, the daily portions of OID required to be included as ordinary income by a Regular Interestholder (other than a holder of a Regular Interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates. Based on the foregoing, it is anticipated that the Class           certificates will be issued with de minimis OID for federal income tax purposes.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the OID on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of OID, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having OID, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with OID, in the ratio of OID accrued for the relevant period to the sum of the OID accrued for such period plus the remaining OID after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including OID) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest

Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class           certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that OID must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Regular Interests relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing OID. This may have the effect of creating “negative” OID that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive OID or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative OID may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Regular Interests related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E and Class F-RR certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any OID or market discount, or other amounts, previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the Pooling and Servicing Agreement will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnership’s representative of each Trust REMIC and will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including OID, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An Intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “Qualified Intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “Non-Qualified Intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “Intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “Qualified Intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, OID and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, OID, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any OID to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the issuing entity and the underwriters, the Offered Certificates will be offered by the issuing entity through the underwriters who will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. The underwriters are not required to purchase and sell any specific dollar amount of the Offered Certificates.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.
Class A-1	$	$
Class A-3	$	$
Class A-4	$	$
Class A-5	$	$
Class A-SB	$	$
Class X-A	$	$
Class X-B	$	$
Class A-S	$	$
Class B	$	$
Class C	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately      % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $     , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters currently intend to make a secondary market in the Offered Certificates, but are under no obligation to do so and may discontinue any market-making activities at any time without notice. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing and selling of, and issuing quotations with respect to, CMBS. Accordingly, investors must be prepared to bear the risks of their investments for an indefinite period. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., which is a sponsor, a mortgage loan seller and an originator. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, which is a sponsor and a mortgage loan seller and DBR Investments Co. Limited, an originator.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., which are underwriters for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Citigroup Global Markets Inc., of the purchase price for the Offered Certificates and the following payments:

(1)  the payment by the depositor to Citi Real Estate Funding Inc., an affiliate of Citigroup Global Markets Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Citi Real Estate Funding Inc.; and

(2)  the payment by the depositor to German American Capital Corporation, an affiliate of Deutsche Bank Securities Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by German American Capital Corporation.

As a result of the circumstances described above in the prior two paragraphs, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. See also “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-255181-01)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-255181-01)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 2977 McFarlane Rd., Suite 300, Miami, Florida 33133, or by telephone at (213) 448-5754.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-255181) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Form ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA

Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer, any underwriter or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice within the meaning of ERISA with respect to those assets; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the total value of any class of certificates is held by “benefit plan investors” (within the meaning of Section 3(42) of ERISA).

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, direct or indirect, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Citigroup Global Markets Inc., provided that certain conditions set forth in the Exemption are satisfied. Subject to the below, the depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates by a Plan subject to ERISA to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA and/or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the underwriters, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer, the servicer, the special servicer or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and applicable regulations) to the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan in connection with the ERISA Plan’s acquisition of Offered Certificates, and (ii) the ERISA Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95 60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, as of loan origination, owns an approximately 47.5% equity interest in the borrower under the CX - 350 & 450 Water Street Mortgage Loan. Persons who have an ongoing relationship with CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

Prospective investors should note that the Teachers Retirement System of Texas (“TRST”), which is a governmental plan, as of loan origination, owns an approximately 47.5% equity interest in the borrower under the CX - 350 & 450 Water Street Mortgage Loan. Persons who have an ongoing relationship with TRST should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

Prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, as of loan origination, owns an approximately (i) 99.5% equity interest in the borrower under the 520 Almanor Mortgage Loan. Persons who have an ongoing relationship with CalPers should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

In addition, prospective investors in the Offered Certificates should note that equity interests in the borrowers with respect to certain Mortgage Loans may be directly or indirectly owned by one or more governmental plans.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO, as defined in Section 3(a)(62) of the Exchange Act; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate such Class of Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2054. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five (5) NRSROs. Based in part on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due, among other considerations, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates and the cost of engaging such NRSROs. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. Further, in the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, but not others, due, in part, to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1
17g-5 Information Provider	305
1986 Act	460
1996 Act	438
2
2400 Hudson Limited Guaranty	184
3
30/360 Basis	187
3650 REIT	144, 228
3650 REIT Data Tape	229
3650 REIT Deal Team	229
3650 REIT Mortgage Loans	228
3650 REIT Qualification Criteria	230
3650 Servicing	259
4
401(c) Regulations	477
A
AB Modified Loan	352
AB Whole Loan	202
Accelerated Mezzanine Loan Lender	299
Acceptable Insurance Default	355
Acting General Counsel’s Letter	134
Actual/360	147
Actual/360 Basis	187
Actual/360 Loans	330
ADA	169, 440
Additional Exclusions	355
Administrative Cost Rate	284
ADR	147
Advances	326
Affirmative Asset Review Vote	391
Allocated Cut-off Date Loan Amount	147
AMI	159
Anchor Tenant Release Event	192
Annual Debt Service	147
Anticipated Repayment Date	187
Appraisal Reduction Amount	348
Appraisal Reduction Event	347
Appraised Value	147
Appraised-Out Class	353
Approved Exchange	20
ARD Loan	187
ASR Consultation Process	367
Assessment of Compliance Report	420

Asset Representations Reviewer Asset Review Fee	346
Asset Representations Reviewer Fee	345
Asset Representations Reviewer Fee Rate	345
Asset Representations Reviewer Termination Event	396
Asset Review	393
Asset Review Notice	392
Asset Review Quorum	391
Asset Review Report	394
Asset Review Report Summary	394
Asset Review Standard	393
Asset Review Trigger	390
Asset Review Vote Election	391
Asset Status Report	364
Assumed Certificate Coupon	269
Assumed Final Distribution Date	291
Assumed Scheduled Payment	286
Attestation Report	420
AULs	167
Available Funds	278
B
Balloon Balance	147
Bankruptcy Code	67
Base Interest Fraction	291
Beds	154
Benchmark 2021-B28 PSA	202
Benchmark 2021-B30 PSA	202
Borrower Party	299
Borrower Party Affiliate	299
Breach Notice	316
Brookhaven IDA	184
C
Cabelas Development Agreements	158
Cal OES	177
CalPERS	477
CalSTRS	477
CAMB 2021-CX2 Securitization	209
CAMB 2021-CX2 TSA	202, 209
CERCLA	438
Certificate Administrator	253
Certificate Administrator/Trustee Fee	344
Certificate Administrator/Trustee Fee Rate	344
Certificate Balance	276
Certificate Owners	308
Certificateholder	300
Certificateholder Quorum	398
CFIUS	101

CGMRC	236
Class A Certificates	275
Class A Preferred Member	198
Class A-SB Scheduled Principal Balance	283
Class B Preferred Member	198
Class X certificates	3
Class X Certificates	275
Clearstream	307
Clearstream Participants	309
Closing Date	145
CMBS	138, 256
CNBV	22
Code	458
Collateral Deficiency Amount	352
Collection Account	329
Collection Period	279
Communication Request	311
Companion Distribution Account	329
Companion Holder	301
Companion Loan Holder	199
Companion Loans	144
Compensating Interest Payment	293
Computershare	254
Constraining Level	268
Consultation Termination Event	378
Control Eligible Certificates	373
Control Note	202
Control Termination Event	378
Controlling Class	373
Controlling Class Certificateholder	373
Controlling Holder	202
Corrected Loan	364
COVID Emergency	347
COVID Modification	348
COVID Modification Agreement	348
COVID Modification Fees	359
COVID Modified Loan	348
COVID-19	59
CPR	448
CPY	448
Credit Risk Retention Rules	263
CREFC®	296
CREFC® Intellectual Property Royalty License Fee	346
CREFC® Intellectual Property Royalty License Fee Rate	346
CREFC® Investor Reporting Package	333
CREFC® Reports	296
CREFI	144, 235
CREFI Data File	237
CREFI Mortgage Loans	235
CREFI Securitization Database	236
Cross-Over Date	283
CSMC 2020-WEST TSA	202
CSMC Trust 2020-WEST Special Servicer	218

CSMC Trust 2020-WEST Control Eligible Certificates	221
CSMC Trust 2020-WEST Servicer	218
CSMC Trust 2020-WEST Trustee	218
CTS	254
Cumulative Appraisal Reduction Amount	352
Cure/Contest Period	393
Custodian	253
Cut-off Date	144
Cut-off Date Balance	148
Cut-off Date DSCR	148
Cut-off Date Loan-to-Value Ratio	148
Cut-off Date LTV Ratio	148
CX - 350 & 450 Water Street Co-Lender Agreement	209
CX - 350 & 450 Water Street Companion Loans	209
CX - 350 & 450 Water Street Directing Holder	217
CX - 350 & 450 Water Street Junior Notes	209
CX - 350 & 450 Water Street Master Servicer	210
CX - 350 & 450 Water Street Mortgage Loan	209
CX - 350 & 450 Water Street Non-Standalone Pari Passu Companion Loans	209
CX - 350 & 450 Water Street Notes	209
CX - 350 & 450 Water Street Pari Passu Companion Loans	209
CX - 350 & 450 Water Street Senior Notes	209
CX - 350 & 450 Water Street Special Servicer	210
CX - 350 & 450 Water Street Standalone Companion Loans	209
CX - 350 & 450 Water Street Standalone Pari Passu Companion Loans	209
CX - 350 & 450 Water Street Subordinate Companion Loans	209
CX - 350 & 450 Water Street Subordinate Control Period	217
CX - 350 & 450 Water Street Trustee	210
CX - 350 & 450 Water Street Whole Loan	209
CX Release Amount	191
D
DB Originators	247
DBNY	244
DBRI	244
DBRS Morningstar	256
Debt Yield on Underwritten NCF	149
Debt Yield on Underwritten Net Cash Flow	149
Debt Yield on Underwritten Net Operating Income	149
Debt Yield on Underwritten NOI	149

Defaulted Loan	370
Defeasance Deposit	190
Defeasance Loans	190
Defeasance Lock Out Period	190
Defeasance Option	190
Definitive Certificate	307
Delagated Directive	15
Delinquent Loan	391
Depositaries	307
Determination Date	277
Deutsche Bank	244
Diligence File	314
Dime Savings Bank Loan	197
Directing Certificateholder	372
Directing Holder	373
Directing Holder Approval Process	366
Disclosable Special Servicer Fees	344
Discount Yield	267
Dispute Resolution Consultation	411
Dispute Resolution Cut-off Date	410
Distribution Accounts	330
Distribution Date	277
Distribution Date Statement	296
Distributor	15
DMARC	245
DNREC	168
DNREC Restrictive Covenants	168
Dodd-Frank Act	141
DOJ	244
DOL	474
DTC	307
DTC Participants	307
DTC Rules	308
Due Date	186, 279
Due Diligence Questionnaire	237
E
EDGAR	473
EEA	15
Eligible Asset Representations Reviewer	394
Eligible Operating Advisor	385
Enforcing Party	409
Enforcing Servicer	409
ERISA Plan	476
ESA	249
Escrow/Reserve Mitigating Circumstances	234, 251
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Securitization Regulation	18
Euroclear	307
Euroclear Operator	309
Euroclear Participants	309
EUWA	18, 52
Excess Interest	187

Excess Interest Distribution Account	330
Excess Modification Fee Amount	341
Excess Modification Fees	339
Excess Prepayment Interest Shortfall	293
Excess Servicing Strip	257
Exchange Act	227, 252
Excluded Controlling Class Holder	298
Excluded Controlling Class Loan	299
Excluded Information	299
Excluded Loan	299
Excluded Special Servicer	399
Excluded Special Servicer Loan	399
Exemption	475
Exemption Rating Agency	475
Extremely Low Income Units	159
F
FATCA	468
FDIA	133
FDIC	134
FETL	21
FIEL	21
Final Asset Status Report	366
Final Dispute Resolution Election Notice	411
Final Phase Date	178
Financial Promotion Order	16
FIRREA	135, 248
Fitch	419
FPO Persons	16
FSMA	18
G
GAAP	264
GACC	144, 244
GACC Data Tape	246
GACC Deal Team	245
GACC Mortgage Loans	245
Gain-on-Sale Entitlement Amount	279
Gain-on-Sale Remittance Amount	279
Gain-on-Sale Reserve Account	330
Garn Act	439
Grantor Trust	55, 277, 458
H
Hard Lockbox	194
Horizontal Risk Retention Percentage	263
HREC	167
HRR certificates	4
HRR Certificates	28, 263
HSTP Act	74
I
ICAP	185

ICAP Abatement	185
Impermissible Asset Representations Reviewer Affiliate	406
Impermissible Operating Advisor Affiliate	406
Impermissible Risk Retention Affiliate	406
Impermissible TPP Affiliate	406
Indirect Participants	307
Initial Delivery Date	364
Initial Pool Balance	144
Initial Rate	187
Initial Requesting Certificateholder	409
In-Place Cash Management	150
Institutional Investor	20
Insurance and Condemnation Proceeds	329
Intercreditor Agreement	199
Interest Accrual Amount	285
Interest Accrual Period	285
Interest Distribution Amount	285
Interest Reserve Account	330
Interest Shortfall	285
Interested Person	371
Interest-Only Expected Price	271
Interpolated Yield	266, 270
Investor Certification	299
Investor Registry	305
Issuing Entity	253
J
Japanese Retention Requirement	21
JRR Rule	21
K
KBRA	419
L
Largest Tenant	150
Largest Tenant Lease Expiration Date	150
Liquidation Fee	341
Liquidation Fee Rate	341
Liquidation Proceeds	329
Loan Per Unit	150
Loan REMIC	54
Local Law 97	87, 107
Loss of Value Payment	318
Lower-Tier Regular Interests	458
Lower-Tier REMIC	54, 277
Lower-Tier REMIC Distribution Account	330
LTV Ratio at Maturity/ARD	150
M
MADEP	167
MAI	319
Major Decision	374

Major Decision Reporting Package	377
MAS	20
Master Servicer Decision	357
Material Defect	316
Maturity Date/ARD Loan-to-Value Ratio	150
Maturity Date/ARD LTV Ratio	150
Midland	255
MiFID II	15
MLPA	312
MOA	264
Modeling Assumptions	448
Modification Fees	339
Mortgage File	312
Mortgage Loans	144
Mortgage Note	145
Mortgage Pool	144
Mortgage Rate	284
Mortgaged Property	145
Most Recent NOI	151
Museum Space	158
N
Natixis	255
Net Cash Flow	152
Net Mortgage Rate	284
NI 33-105	22
Nomura	255
Non-Control Note	202
Non-Controlling Holder	202
Non-Qualified Intermediary	468
Nonrecoverable Advance	327
Non-Reduced Certificates	306
Non-Serviced AB Whole Loan	203
Non-Serviced Certificate Administrator	203
Non-Serviced Companion Loan	203
Non-Serviced Directing Holder	203
Non-Serviced Intercreditor Agreement	203
Non-Serviced Master Servicer	203
Non-Serviced Mortgage Loan	203
Non-Serviced Pari Passu Mortgage Loan	203
Non-Serviced Pari Passu Whole Loan	203
Non-Serviced PSA	203
Non-Serviced Securitization Trust	208
Non-Serviced Special Servicer	203
Non-Serviced Subordinate Companion Loan	203
Non-Serviced Trustee	203
Non-Serviced Whole Loan	203
Non-U.S. Person	468
Noteholders	209
Notional Amount	277
NRSRO	298
NRSRO Certification	301

O
Occupancy Rate	151
Occupancy Rate As-of Date	152
Offered Certificates	275
OID	460
OID Regulations	461
OLA	134
One SoHo Square Certificate Registrar	225
One SoHo Square Co-Lender Agreement	222
One SoHo Square Companion Loans.	222
One SoHo Square Consultation Termination Event	225
One SoHo Square Directing Holder	225
One SoHo Square Master Servicer	222
One SoHo Square Mortgage Loan	222
One SoHo Square Non-Standalone Pari Passu Companion Loans	222
One SoHo Square Notes	222
One SoHo Square Pari Passu Companion Loans	222
One SoHo Square Senior Notes	222
One SoHo Square Special Servicer	222
One SoHo Square Standalone Companion Loans	222
One SoHo Square Standalone Pari Passu Companion Loans	222
One SoHo Square Subordinate B Notes	222
One SoHo Square Subordinate Companion Loans	222
One SoHo Square Whole Loan	222
Operating Advisor Annual Report	384
Operating Advisor Consultation Event	379
Operating Advisor Consulting Fee	345
Operating Advisor Expenses	345
Operating Advisor Fee	345
Operating Advisor Fee Rate	345
Operating Advisor Standard	383
Operating Advisor Termination Event	387
Original Balance	152
P
P&I Advance	325
PACE	197
Pads	154
PAR	249
Par Purchase Price	370
Pari Passu Companion Loans	144
Pari Passu Mortgage Loan	203
Park Bridge Financial	262
Park Bridge Lender Services	262
Participants	307
Parties in Interest	474
Pass-Through Rate	283
Patriot Act	441

PCO	182
PCR	243
Percentage Interest	277
Periodic Payments	279
Permitted Investments	278
Permitted Special Servicer/Affiliate Fees	344
Phase I ESA	166
PILOT	184
PIPs	168
Plans	473
Pledged Revenues	185
PRC	19
Preferred Equity Holders	198
Preliminary Dispute Resolution Election Notice	410
Prepayment Assumption	462
Prepayment Interest Excess	292
Prepayment Interest Shortfall	292
Prepayment Penalty Description	152
Prepayment Provision	152
Prime Rate	329
principal balance certificates	3
Principal Balance Certificates	275
Principal Distribution Amount	285
Principal Shortfall	286
Privileged Information	386
Privileged Information Exception	387
Privileged Person	298
Prohibited Prepayment	293
Promotion Of Collective Investment Schemes Exemptions Order	17
Proposed Course of Action	410
Proposed Course of Action Notice	410
PSA	275
PTC CDA Bonds	185
PTCE	476
PTE	475
Purchase Price	318
Q
Qualified Intermediary	468
Qualified Replacement Special Servicer	399
Qualified Substitute Mortgage Loan	319
Qualifying CRE Loan Percentage	264
R
RAC No-Response Scenario	418
RAM	167
Rated Final Distribution Date	292
Rating Agencies	419
Rating Agency Confirmation	419
RCA	159
REA	72
Realized Loss	295

REC	166
Record Date	277
Registration Statement	473
Regular Certificates	275
Regular Interestholder	461
Regulation AB	421
Reimbursement Rate	329
Related Class X Class	277
Related Group	152
Related Proceeds	328
Release Date	190
Relevant Persons	17
Relief Act	441
REMIC	458
REMIC LTV Test	137
REMIC Regulations	458
Remittance Date	325
Reno	158
Reno JV	198
REO Account	330
REO Loan	287
REO Property	364
Repurchase Request	409
Requesting Certificateholder	411
Requesting Holders	353
Requesting Investor	311
Requesting Party	418
Required Credit Risk Retention Percentage	264
Requirements	441
Residual Certificates	275
Resolution Failure	409
Resolved	409
Restricted Party	387
Retaining Sponsor	263
Review Materials	392
Revised Rate	187
RevPAR	152
Risk Retention Affiliate	386
Risk Retention Affiliated	386
RNV	22
Rooms	154
Rule 17g-5	301
S
S&P	256, 419
Scheduled Certificate Interest Payments	270
Scheduled Certificate Principal Payments	266
Scheduled Principal Distribution Amount	285
SEC	227, 252
Securities Act	420
Securitization Accounts	331
Senior Certificates	275
Serviced Companion Loan	203
Serviced Companion Loan Holder	203

Serviced Companion Loan Securities	403
Serviced Mortgage Loan	203
Serviced Pari Passu Companion Loan	203
Serviced Pari Passu Mortgage Loan	204
Serviced Pari Passu Whole Loan	204
Serviced Whole Loan	204
Servicer Termination Event	401
Servicing Advances	326
Servicing Fee	338
Servicing Fee Rate	338
Servicing Standard	324
Servicing Transfer Event	362
SFA	20
SFO	19
Similar Law	474
SMMEA	478
Soft Lockbox	194
SOHO 2021-SOHO Securitization	222
SOHO 2021-SOHO TSA	204, 222
Sonder	159
Special Servicer Decision	357
Special Servicing Fee	340
Special Servicing Fee Rate	340
Specially Serviced Loan	362
sponsor	227
Springing Cash Management	152
Springing Lockbox	194
Startup Day	459
Stated Principal Balance	287
Subject Loan	345
Subordinate Certificates	275
Subordinate Companion Loan	204
Subordinate Companion Loans	144
Subsequent Asset Status Report	364
Subsequent Third Party Purchaser	264
Sub-Servicing Agreement	324
Sugar Bay	170
Swap-Priced Expected Price	269
Swap-Priced Principal Balance Certificates	265
T
Target Price	268
TCO	182
Terms and Conditions	309
Tests	393
The Westchester Co-Lender Agreement	218
The Westchester Companion Loans	218
The Westchester Controlling Noteholder	221
The Westchester Directing Certificateholder	221
The Westchester Ground Lease	165
The Westchester Mortgage Loan	218
The Westchester Noteholders	218

The Westchester Pari Passu Companion Loans	218
The Westchester Senior Notes	218
The Westchester Subordinate Companion Loan	218
The Westchester Whole Loan	218
Third Party Report	146
Title V	440
Trailing 12 NOI	151
Transfer Restriction Period	274
Treasury-Priced Interest-Only Certificates	266
Triggering Event of Default	210
TRIPRA	89
TRST	477
Trust REMICs	54, 277
Trustee	253
U
U.S. Person	468
UCC	428
UK	15
UK Institutional Investor	140
UK PRIIPS Regulation	16
UK Retail Investor	15
UK Securitization Regulation	18
Underwriter Entities	111
Underwriting Agreement	470
Underwritten EGI	153
Underwritten Expenses	152
Underwritten NCF	152
Underwritten NCF DSCR	148
Underwritten Net Cash Flow	152
Underwritten Net Operating Income	153
Underwritten NOI	153
Underwritten Revenues	153
Units	154

Unscheduled Principal Distribution Amount	286
Unsolicited Information	393
Upper-Tier REMIC	54, 277
Upper-Tier REMIC Distribution Account	330
UW NCF Debt Yield	149
UW NCF DSCR	148
UW NOI Debt Yield	149
V
Very Low Income Units	159
Volcker Rule	142
Voting Rights	306
W
WAC Rate	284
Weighted Average Mortgage Loan Rate	154
Weighted Averages	154
Wells Fargo Bank	253
Westchester Ground Lessor	165
Westchester Loan REMIC	54, 277
Whole Loan	144
Whole Loan Control Notes and Non-Control Notes	222
Withheld Amounts	330
Workout Fee	340
Workout Fee Rate	340
Workout-Delayed Reimbursement Amount	329
Y
Yield-Priced Expected Price	272
Yield-Priced Principal Balance Certificates	266
YM Group A	290
YM Group B	290
YM Groups	290

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	100.0%	DBRI, JPMCB, BANA, 3650 Cal Bridge Lending, LLC	3650 Real Estate Investment Trust 2 LLC, GACC	NAP	NAP	350 and 450 Water Street
2	Loan	18, 19	1	50 Horseblock	6.4%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	50 Horseblock Road
3	Loan	20, 21, 22	1	Rox San	5.7%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	465 North Roxbury Drive
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	100.0%	DBRI	GACC	NAP	NAP	520-522 Almanor Avenue
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	100.0%	CREFI	CREFI	NAP	NAP	1801-1845 La Cienega Boulevard
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%		CREFI, DBRI	CREFI, GACC	NAP	NAP	Various
6.01	Property		1	Research Place	1.3%	24.9%					5000 Bradford Boulevard Northwest
6.02	Property		1	Research Park Office Center	1.1%	21.1%					7037-7067 Madison Pike Northwest
6.03	Property		1	Regions Center	1.1%	19.5%					200 Clinton Avenue West
6.04	Property		1	301 Voyager Way	0.8%	14.7%					301 Voyager Way Northwest
6.05	Property		1	Intuitive Center I & II	0.6%	11.0%					5030 Bradford Boulevard Northwest
6.06	Property		1	Lakeside Center I & II	0.5%	8.8%					620 Discovery Drive Northwest
7	Loan		1	Venice Crossroads	4.9%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	8985 Venice Boulevard
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	100.0%	Column	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	125 Westchester Avenue
9	Loan	45, 46	1	Marina Pacifica	3.6%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	6290 East Pacific Coast Highway
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	10 & 30 Patewood Drive and 50 & 80 International Drive
11	Loan		1	Tanglewood Apartments	3.3%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	1300 Tanglewood Drive
12	Loan	52	1	Axis Apartments and Lofts	2.9%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	1850 Merchant Lane and 2581 McMenamin Street
13	Loan		1	Shops of Wisconsin	2.9%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	6831 Wisconsin Avenue
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	100.0%	DBRI	GACC	NAP	NAP	2 Washington Street - Unit 3A
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	100.0%	GSBI, DBRI, BMO	GACC	NAP	NAP	161 Avenue of the Americas and 233 Spring Street
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	1820 Legends Lane
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	19601 North 27th Avenue
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	100.0%	CREFI	CREFI	NAP	NAP	747 Amsterdam Avenue
19	Loan		1	93 East Apartments	2.3%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	Yes - Group 1	NAP	2565 Shallowford Road Northeast
20	Loan	70	1	Cabelas	2.2%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	8650 Boomtown Garson Road
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	100.0%	CREFI	CREFI	NAP	NAP	600 & 650 North 5th Street and 601 Sequoia Pacific Boulevard
22	Loan		1	Falls of West Oaks	2.1%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	4034 South Texas 6
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%		DBRI	GACC	NAP	NAP	Various
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	57.9%					4, 6 & 10 Sherrill Foster’s Path
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	28.5%					6144 Route 25A
23.03	Property		1	97 North Sea Road	0.3%	13.6%					97 North Sea Road
24	Loan	8, 77	1	Centene	1.7%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	1700 North University Drive
25	Loan	78, 79	1	Reside Market Street	1.5%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	426 North Market Street and 627 & 608 Market Street
26	Loan	80, 81	1	477 Rodeo	1.5%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	9501 Santa Monica Drive
27	Loan		1	Carrington Court Apartments	1.2%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	Yes - Group 2	NAP	2225 South 34th Street and 3383 Primrose Court
28	Loan		1	Villa Adora	1.1%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	10534 Beechnut Street
29	Loan	82	1	Temecula Creek Plaza	1.1%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	31021-31165 Temecula Parkway
30	Loan		1	Times Square Apartments	1.1%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	Yes - Group 2	NAP	3001 36th Avenue South
31	Loan	83	1	2400 Hudson	1.1%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	2400 Hudson Terrace
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	226 North Lake Street
33	Loan		1	Jupiter Park Self Storage	0.9%	100.0%	CREFI	CREFI	NAP	NAP	1125 Jupiter Park Drive
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	Yes - Group 1	NAP	5349 New Peachtree Road
35	Loan	87	1	Northgate	0.5%	100.0%	3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	NAP	NAP	1435 West Talmage Street

A-1-1

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	Cambridge	Middlesex	Massachusetts	02141	Mixed Use	Office/Lab	2021	NAP	915,233	SF
2	Loan	18, 19	1	50 Horseblock	6.4%	Brookhaven	Suffolk	New York	11719	Industrial	Flex	1986	2015	472,278	SF
3	Loan	20, 21, 22	1	Rox San	5.7%	Beverly Hills	Los Angeles	California	90210	Office	Medical	1963	1999	57,666	SF
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	Sunnyvale	Santa Clara	California	94085	Office	Suburban	2021	NAP	231,220	SF
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	Los Angeles	Los Angeles	California	90035	Retail	Anchored	1970	2003	305,890	SF
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	Huntsville	Madison	Alabama	Various	Office	CBD	Various	Various	1,033,888	SF
6.01	Property		1	Research Place	1.3%	Huntsville	Madison	Alabama	35805	Office	CBD	1980	NAP	275,928	SF
6.02	Property		1	Research Park Office Center	1.1%	Huntsville	Madison	Alabama	35806	Office	CBD	1999	NAP	236,507	SF
6.03	Property		1	Regions Center	1.1%	Huntsville	Madison	Alabama	35801	Office	CBD	1990	2006	154,918	SF
6.04	Property		1	301 Voyager Way	0.8%	Huntsville	Madison	Alabama	35806	Office	CBD	2007	NAP	110,275	SF
6.05	Property		1	Intuitive Center I & II	0.6%	Huntsville	Madison	Alabama	35805	Office	CBD	1999	NAP	134,318	SF
6.06	Property		1	Lakeside Center I & II	0.5%	Huntsville	Madison	Alabama	35806	Office	CBD	1989	2007	121,942	SF
7	Loan		1	Venice Crossroads	4.9%	Los Angeles	Los Angeles	California	90034	Retail	Anchored	1975	1998	157,819	SF
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	White Plains	Westchester	New York	10601	Retail	Super Regional Mall	1995	2015-2017	809,311	SF
9	Loan	45, 46	1	Marina Pacifica	3.6%	Long Beach	Los Angeles	California	90803	Retail	Anchored	1976	1996	297,227	SF
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	Greenville	Greenville	South Carolina	29615	Office	Suburban	1985-1998	1998-2017	447,282	SF
11	Loan		1	Tanglewood Apartments	3.3%	Westwego	Jefferson	Louisiana	70094	Multifamily	Garden	1970	2013, 2020	384	Units
12	Loan	52	1	Axis Apartments and Lofts	2.9%	Hampton	Hampton City	Virginia	23666	Multifamily	Mid Rise	2018	2020	192	Units
13	Loan		1	Shops of Wisconsin	2.9%	Bethesda	Montgomery	Maryland	20815	Retail	Anchored	1988	2016	71,082	SF
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	New York	New York	New York	10004	Multifamily	High Rise	1972	2018-2020	345	Units
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	New York	New York	New York	10013	Office	CBD	1904-1926	2016	786,891	SF
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	Daytona Beach	Volusia	Florida	32114	Multifamily	Garden	2019	NAP	282	Units
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	Phoenix	Maricopa	Arizona	85027	Office	Suburban	1997	2008	365,672	SF
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	New York	New York	New York	10025	Mixed Use	Retail/Office	1927	2000	32,600	SF
19	Loan		1	93 East Apartments	2.3%	Atlanta	DeKalb	Georgia	30345	Multifamily	Garden	1967	2021	195	Units
20	Loan	70	1	Cabelas	2.2%	Verdi	Washoe	Nevada	89439	Retail	Single Tenant	2007	NAP	129,025	SF
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	Sacramento	Sacramento	California	95811	Industrial	Flex	1985	2019-2021	159,875	SF
22	Loan		1	Falls of West Oaks	2.1%	Houston	Harris	Texas	77082	Multifamily	Garden	1981	1999-2021	288	Units
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	Various	Suffolk	New York	Various	Various	Various	Various	Various	78,537	SF
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	East Hampton	Suffolk	New York	11937	Mixed Use	Industrial/Multifamily	2020	NAP	43,628	SF
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	Wading River	Suffolk	New York	11792	Office	Medical	1985	2014	28,894	SF
23.03	Property		1	97 North Sea Road	0.3%	Southampton	Suffolk	New York	11968	Office	Suburban	1997	NAP	6,015	SF
24	Loan	8, 77	1	Centene	1.7%	Plantation	Broward	Florida	33322	Office	Suburban	2020	NAP	145,983	SF
25	Loan	78, 79	1	Reside Market Street	1.5%	Wilmington	New Castle	Delaware	19801	Mixed Use	Multifamily/Retail	1920, 1940, 2015	2015-2016	73,233	SF
26	Loan	80, 81	1	477 Rodeo	1.5%	Beverly Hills	Los Angeles	California	90210	Mixed Use	Retail/Office	1924	1977	14,828	SF
27	Loan		1	Carrington Court Apartments	1.2%	Grand Forks	Grand Forks	North Dakota	58201	Multifamily	Garden	1988-1992	NAP	156	Units
28	Loan		1	Villa Adora	1.1%	Houston	Harris	Texas	77072	Multifamily	Garden	1979	NAP	265	Units
29	Loan	82	1	Temecula Creek Plaza	1.1%	Temecula	Riverside	California	92592	Mixed Use	Retail/Office	2006	NAP	68,132	SF
30	Loan		1	Times Square Apartments	1.1%	Grand Forks	Grand Forks	North Dakota	58201	Multifamily	Townhomes	1996	NAP	96	Units
31	Loan	83	1	2400 Hudson	1.1%	Fort Lee	Bergen	New Jersey	07024	Multifamily	Cooperative	1965	2020-2021	139	Units
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	Los Angeles	Los Angeles	California	90026	Multifamily	Mid Rise	2021	NAP	36	Units
33	Loan		1	Jupiter Park Self Storage	0.9%	Jupiter	Palm Beach	Florida	33458	Self Storage	Self Storage	1998	NAP	63,429	SF
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	Atlanta	DeKalb	Georgia	30341	Multifamily	Garden	1964	2019-2020	42	Units
35	Loan	87	1	Northgate	0.5%	Springfield	Greene	Missouri	65803	Multifamily	Garden	2018	NAP	77	Units

A-1-2

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)
											1		2
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	889.39	77,900,000	77,900,000	77,900,000	2.79200%	0.01796%	2.77404%	NAP	183,764.66
2	Loan	18, 19	1	50 Horseblock	6.4%	124.93	59,000,000	59,000,000	59,000,000	3.20000%	0.06500%	3.13500%	NAP	159,518.52
3	Loan	20, 21, 22	1	Rox San	5.7%	901.74	52,000,000	52,000,000	52,000,000	3.29650%	0.06500%	3.23150%	NAP	144,832.34
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	439.41	50,000,000	50,000,000	50,000,000	2.55500%	0.01321%	2.54179%	NAP	107,936.92
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	294.22	50,000,000	50,000,000	50,000,000	3.49000%	0.01321%	3.47679%	NAP	147,436.34
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	77.02	50,000,000	49,768,999	38,853,533	3.41000%	0.01321%	3.39679%	222,017.95	NAP
6.01	Property		1	Research Place	1.3%		12,441,250	12,383,771	9,667,730
6.02	Property		1	Research Park Office Center	1.1%		10,553,125	10,504,369	8,200,524
6.03	Property		1	Regions Center	1.1%		9,738,125	9,693,135	7,567,211
6.04	Property		1	301 Voyager Way	0.8%		7,357,500	7,323,508	5,717,297
6.05	Property		1	Intuitive Center I & II	0.6%		5,491,250	5,465,880	4,267,089
6.06	Property		1	Lakeside Center I & II	0.5%		4,418,750	4,398,335	3,433,681
7	Loan		1	Venice Crossroads	4.9%	285.77	45,100,000	45,100,000	45,100,000	2.95000%	0.06500%	2.88500%	NAP	112,410.71
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	423.82	45,000,000	45,000,000	45,000,000	3.25000%	0.01321%	3.23679%	NAP	123,567.71
9	Loan	45, 46	1	Marina Pacifica	3.6%	111.38	33,330,000	33,104,772	10,865,129	3.80000%	0.06500%	3.73500%	334,291.04	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	153.15	30,000,000	30,000,000	30,000,000	4.13000%	0.06500%	4.06500%	NAP	104,684.03
11	Loan		1	Tanglewood Apartments	3.3%	78,125.00	30,000,000	30,000,000	30,000,000	3.83000%	0.06500%	3.76500%	NAP	97,079.86
12	Loan	52	1	Axis Apartments and Lofts	2.9%	140,625.00	27,000,000	27,000,000	27,000,000	3.85000%	0.06500%	3.78500%	NAP	87,828.13
13	Loan		1	Shops of Wisconsin	2.9%	376.33	26,750,000	26,750,000	26,750,000	3.41000%	0.06500%	3.34500%	NAP	77,070.34
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	381,159.42	26,500,000	26,500,000	26,500,000	3.45000%	0.01321%	3.43679%	NAP	77,245.66
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	597.29	25,176,796	25,176,796	25,176,796	2.72466879%	0.01821%	2.70645879%	NAP	57,959.32
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	177,304.96	25,000,000	25,000,000	25,000,000	3.77000%	0.06500%	3.70500%	NAP	79,632.52
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	185.96	23,000,000	23,000,000	23,000,000	4.28000%	0.06500%	4.21500%	NAP	83,172.69
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	644.17	21,000,000	21,000,000	21,000,000	3.15000%	0.01321%	3.13679%	NAP	55,890.63
19	Loan		1	93 East Apartments	2.3%	107,692.31	21,000,000	21,000,000	21,000,000	4.20000%	0.06500%	4.13500%	NAP	74,520.83
20	Loan	70	1	Cabelas	2.2%	155.01	20,000,000	20,000,000	20,000,000	4.40000%	0.06500%	4.33500%	NAP	74,351.85
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	123.00	19,665,000	19,665,000	16,342,429	3.53000%	0.01321%	3.51679%	88,634.28	58,651.32
22	Loan		1	Falls of West Oaks	2.1%	67,708.33	19,500,000	19,500,000	15,864,662	3.80000%	0.06500%	3.73500%	90,861.68	62,607.64
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	225.05	17,675,000	17,675,000	13,864,405	3.66000%	0.01321%	3.64679%	80,955.66	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%		10,225,000	10,225,000	8,020,568
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%		5,040,000	5,040,000	3,953,414
23.03	Property		1	97 North Sea Road	0.3%		2,410,000	2,410,000	1,890,422
24	Loan	8, 77	1	Centene	1.7%	320.59	15,600,000	15,600,000	15,600,000	3.41500%	0.06500%	3.35000%	NAP	45,011.60
25	Loan	78, 79	1	Reside Market Street	1.5%	192.81	14,200,000	14,120,036	11,216,427	3.84500%	0.06500%	3.78000%	66,530.23	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	944.16	14,000,000	14,000,000	14,000,000	3.01000%	0.06500%	2.94500%	NAP	35,604.40
27	Loan		1	Carrington Court Apartments	1.2%	69,878.26	11,000,000	10,901,009	8,600,397	3.57000%	0.06500%	3.50500%	49,825.74	NAP
28	Loan		1	Villa Adora	1.1%	39,622.64	10,500,000	10,500,000	10,500,000	3.29000%	0.06500%	3.22500%	NAP	29,187.33
29	Loan	82	1	Temecula Creek Plaza	1.1%	151.54	10,325,000	10,325,000	10,325,000	3.48000%	0.06500%	3.41500%	NAP	30,358.37
30	Loan		1	Times Square Apartments	1.1%	106,250.00	10,200,000	10,200,000	10,200,000	3.73000%	0.06500%	3.66500%	NAP	32,145.35
31	Loan	83	1	2400 Hudson	1.1%	71,942.45	10,000,000	10,000,000	10,000,000	3.00500%	0.06500%	2.94000%	NAP	25,389.47
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	263,888.89	9,500,000	9,500,000	9,500,000	3.34000%	0.06500%	3.27500%	NAP	26,808.91
33	Loan		1	Jupiter Park Self Storage	0.9%	132.43	8,400,000	8,400,000	7,597,096	3.80000%	0.01321%	3.78679%	39,140.42	26,969.44
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	154,761.90	6,500,000	6,500,000	6,500,000	4.00000%	0.06500%	3.93500%	NAP	21,967.59
35	Loan	87	1	Northgate	0.5%	57,142.86	4,400,000	4,400,000	3,763,152	4.55000%	0.06500%	4.48500%	22,425.06	16,915.05
A-1-3

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)
						2
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	2,205,175.92	Interest Only - ARD	Yes	Actual/360	120	120	120	120
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	1,914,222.24	Interest Only	No	Actual/360	120	115	120	115
3	Loan	20, 21, 22	1	Rox San	5.7%	NAP	1,737,988.08	Interest Only	No	Actual/360	84	80	84	80
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	1,295,243.04	Interest Only - ARD	Yes	Actual/360	120	120	120	120
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	NAP	1,769,236.08	Interest Only	No	Actual/360	120	119	120	119
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	2,664,215.40	NAP	Amortizing Balloon	No	Actual/360	0	0	120	117
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	NAP	1,348,928.52	Interest Only	No	Actual/360	120	116	120	116
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	NAP	1,482,812.52	Interest Only	No	Actual/360	120	99	120	99
9	Loan	45, 46	1	Marina Pacifica	3.6%	4,011,492.48	NAP	Amortizing Balloon	No	Actual/360	0	0	86	85
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	NAP	1,256,208.36	Interest Only	No	Actual/360	84	79	84	79
11	Loan		1	Tanglewood Apartments	3.3%	NAP	1,164,958.32	Interest Only	No	Actual/360	120	120	120	120
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	1,053,937.56	Interest Only	No	Actual/360	120	120	120	120
13	Loan		1	Shops of Wisconsin	2.9%	NAP	924,844.08	Interest Only	No	Actual/360	120	116	120	116
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	926,947.92	Interest Only	No	Actual/360	120	117	120	117
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	NAP	695,511.84	Interest Only	No	Actual/360	84	81	84	81
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	955,590.24	Interest Only	No	Actual/360	120	118	120	118
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	998,072.28	Interest Only	No	Actual/360	84	77	84	77
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	670,687.56	Interest Only	No	Actual/360	120	117	120	117
19	Loan		1	93 East Apartments	2.3%	NAP	894,249.96	Interest Only	No	Actual/360	120	115	120	115
20	Loan	70	1	Cabelas	2.2%	NAP	892,222.20	Interest Only - ARD	Yes	Actual/360	120	120	120	120
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	1,063,611.36	703,815.84	Interest Only, Amortizing Balloon	No	Actual/360	24	23	120	119
22	Loan		1	Falls of West Oaks	2.1%	1,090,340.16	751,291.68	Interest Only, Amortizing Balloon	No	Actual/360	12	7	120	115
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	971,467.92	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	NAP	540,139.20	Interest Only	No	Actual/360	120	114	120	114
25	Loan	78, 79	1	Reside Market Street	1.5%	798,362.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120	116
26	Loan	80, 81	1	477 Rodeo	1.5%	NAP	427,252.80	Interest Only	No	Actual/360	120	118	120	118
27	Loan		1	Carrington Court Apartments	1.2%	597,908.88	NAP	Amortizing Balloon	No	Actual/360	0	0	120	114
28	Loan		1	Villa Adora	1.1%	NAP	350,247.96	Interest Only	No	Actual/360	120	119	120	119
29	Loan	82	1	Temecula Creek Plaza	1.1%	NAP	364,300.44	Interest Only	No	Actual/360	120	120	120	120
30	Loan		1	Times Square Apartments	1.1%	NAP	385,744.20	Interest Only	No	Actual/360	120	116	120	116
31	Loan	83	1	2400 Hudson	1.1%	NAP	304,673.64	Interest Only	No	Actual/360	120	120	120	120
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	321,706.92	Interest Only	No	Actual/360	120	119	120	119
33	Loan		1	Jupiter Park Self Storage	0.9%	469,685.04	323,633.28	Interest Only, Amortizing Balloon	No	Actual/360	60	57	120	117
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	263,611.08	Interest Only	No	Actual/360	120	115	120	115
35	Loan	87	1	Northgate	0.5%	269,100.72	202,980.60	Interest Only, Amortizing Balloon	No	Actual/360	24	19	120	115

A-1-4

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	0	0	10/14/2021	0	6	12/6/2021	NAP	11/6/2031	11/6/2036	0
2	Loan	18, 19	1	50 Horseblock	6.4%	0	0	6/3/2021	5	5	7/5/2021	NAP	6/5/2031	NAP	0
3	Loan	20, 21, 22	1	Rox San	5.7%	0	0	6/18/2021	4	5	8/5/2021	NAP	7/5/2028	NAP	0
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	0	0	10/20/2021	0	6	12/6/2021	NAP	11/6/2031	6/6/2034	0
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	0	0	9/28/2021	1	6	11/6/2021	NAP	10/6/2031	NAP	0
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	360	357	7/20/2021	3	6	9/6/2021	9/6/2021	8/6/2031	NAP	0
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	0	0	7/2/2021	4	5	8/5/2021	NAP	7/5/2031	NAP	0
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	0	0	1/21/2020	21	1	3/1/2020	NAP	2/1/2030	NAP	0
9	Loan	45, 46	1	Marina Pacifica	3.6%	120	119	9/20/2021	1	5	11/5/2021	11/5/2021	12/5/2028	NAP	0
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	0	0	5/11/2021	5	5	7/5/2021	NAP	6/5/2028	NAP	0
11	Loan		1	Tanglewood Apartments	3.3%	0	0	10/15/2021	0	5	12/5/2021	NAP	11/5/2031	NAP	0
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	0	10/8/2021	0	5	12/5/2021	NAP	11/5/2031	NAP	0
13	Loan		1	Shops of Wisconsin	2.9%	0	0	6/21/2021	4	5	8/5/2021	NAP	7/5/2031	NAP	0
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	0	0	7/20/2021	3	6	9/6/2021	NAP	8/6/2031	NAP	0
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	0	0	7/9/2021	3	6	9/6/2021	NAP	8/6/2028	NAP	0
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	0	0	8/10/2021	2	5	10/5/2021	NAP	9/5/2031	NAP	0
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	0	0	3/31/2021	7	5	5/5/2021	NAP	4/5/2028	NAP	0
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	0	0	7/28/2021	3	6	9/6/2021	NAP	8/6/2031	NAP	0
19	Loan		1	93 East Apartments	2.3%	0	0	6/4/2021	5	5	7/5/2021	NAP	6/5/2031	NAP	0
20	Loan	70	1	Cabelas	2.2%	0	0	10/20/2021	0	5	12/5/2021	NAP	11/5/2031	4/5/2044	0
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	360	360	9/27/2021	1	6	11/6/2021	11/6/2023	10/6/2031	NAP	0
22	Loan		1	Falls of West Oaks	2.1%	360	360	5/24/2021	5	5	7/5/2021	7/5/2022	6/5/2031	NAP	0
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	360	360	10/22/2021	0	6	12/6/2021	12/6/2021	11/6/2031	NAP	0
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	0	0	5/4/2021	6	5	6/5/2021	NAP	5/5/2031	NAP	0
25	Loan	78, 79	1	Reside Market Street	1.5%	360	356	6/30/2021	4	5	8/5/2021	8/5/2021	7/5/2031	NAP	0
26	Loan	80, 81	1	477 Rodeo	1.5%	0	0	8/27/2021	2	5	10/5/2021	NAP	9/5/2031	NAP	0
27	Loan		1	Carrington Court Apartments	1.2%	360	354	4/8/2021	6	5	6/5/2021	6/5/2021	5/5/2031	NAP	0
28	Loan		1	Villa Adora	1.1%	0	0	9/14/2021	1	5	11/5/2021	NAP	10/5/2031	NAP	0
29	Loan	82	1	Temecula Creek Plaza	1.1%	0	0	10/15/2021	0	5	12/5/2021	NAP	11/5/2031	NAP	0
30	Loan		1	Times Square Apartments	1.1%	0	0	6/23/2021	4	5	8/5/2021	NAP	7/5/2031	NAP	0
31	Loan	83	1	2400 Hudson	1.1%	0	0	10/12/2021	0	5	12/5/2021	NAP	11/5/2031	NAP	0
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	0	0	9/13/2021	1	5	11/5/2021	NAP	10/5/2031	NAP	0
33	Loan		1	Jupiter Park Self Storage	0.9%	360	360	7/27/2021	3	6	9/6/2021	9/6/2026	8/6/2031	NAP	0
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	0	0	5/26/2021	5	5	7/5/2021	NAP	6/5/2031	NAP	0
35	Loan	87	1	Northgate	0.5%	360	360	5/10/2021	5	5	7/5/2021	7/5/2023	6/5/2031	NAP	0

A-1-5

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)
							3
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	0	L(24),DorYM1(89),O(7)	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	18, 19	1	50 Horseblock	6.4%	0	L(23),YM1(12),DorYM1(80),O(5)	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	20, 21, 22	1	Rox San	5.7%	0	L(35),D(45),O(4)	4,706,525	1,403,195	3,303,330	3/31/2021	T-12	4,686,632
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	0	L(24),D(89),O(7)	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	0	L(25),D(91),O(4)	9,426,667	2,103,305	7,323,362	6/30/2021	T-12	9,733,855
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	0	L(27),D(89),O(4)	17,664,651	8,409,886	9,254,766	4/30/2021	T-12	17,372,656
6.01	Property		1	Research Place	1.3%			4,236,806	2,151,455	2,085,351	4/30/2021	T-12	4,262,193
6.02	Property		1	Research Park Office Center	1.1%			3,353,872	1,292,352	2,061,520	4/30/2021	T-12	3,229,387
6.03	Property		1	Regions Center	1.1%			3,529,057	1,638,266	1,890,792	4/30/2021	T-12	3,436,531
6.04	Property		1	301 Voyager Way	0.8%			1,929,126	889,278	1,039,848	4/30/2021	T-12	1,896,262
6.05	Property		1	Intuitive Center I & II	0.6%			2,581,328	1,324,780	1,256,549	4/30/2021	T-12	2,574,567
6.06	Property		1	Lakeside Center I & II	0.5%			2,034,462	1,113,756	920,706	4/30/2021	T-12	1,973,716
7	Loan		1	Venice Crossroads	4.9%	0	L(28),D(87),O(5)	6,489,530	1,773,009	4,716,521	4/30/2021	T-12	6,440,211
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	0	L(36),D(77),O(7)	48,328,349	19,224,204	29,104,145	12/31/2020	T-12	63,982,892
9	Loan	45, 46	1	Marina Pacifica	3.6%	0	L(25),YM1(57),O(4)	6,924,725	2,492,772	4,431,953	5/31/2021	T-12	7,062,664
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	0	L(29),D(51),O(4)	8,680,540	2,859,435	5,821,105	3/31/2021	T-12	8,591,324
11	Loan		1	Tanglewood Apartments	3.3%	0	L(35),D(81),O(4)	4,315,835	1,706,922	2,608,912	8/31/2021	T-12	4,093,006
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	L(24),DorYM1(91),O(5)	2,558,694	1,151,147	1,407,548	6/30/2021	T-12	NAV
13	Loan		1	Shops of Wisconsin	2.9%	0	L(35),D(80),O(5)	2,656,001	774,464	1,881,538	4/30/2021	T-12	2,682,883
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	0	L(27),D(89),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	0	YM(27),DorYM(51),O(6)	66,971,660	15,563,367	51,408,293	4/30/2021	T-12	61,913,927
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	0	L(26),D(91),O(3)	3,350,550	1,540,291	1,810,259	8/31/2021	T-12	1,677,523
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	0	L(31),D(49),O(4)	11,412,304	3,353,222	8,059,082	12/31/2020	T-12	13,654,879
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	0	L(27),D(88),O(5)	2,569,769	661,403	1,908,367	5/31/2021	T-12	2,448,312
19	Loan		1	93 East Apartments	2.3%	0	L(29),D(87),O(4)	2,585,443	986,935	1,598,508	4/30/2021	T-12	2,558,784
20	Loan	70	1	Cabelas	2.2%	0	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	0	L(25),D(91),O(4)	2,179,509	575,938	1,603,570	2/28/2021	T-2 Ann	2,353,292
22	Loan		1	Falls of West Oaks	2.1%	0	L(29),D(87),O(4)	2,872,175	1,357,421	1,514,754	3/31/2021	T-12	2,794,289
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	0	L(24),D(92),O(4)	1,529,606	369,673	1,159,933	6/30/2021	T-12	1,086,744
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%			422,067	84,725	337,342	6/30/2021	T-12	NAV
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%			876,819	251,613	625,206	6/30/2021	T-12	857,494
23.03	Property		1	97 North Sea Road	0.3%			230,719	33,335	197,384	6/30/2021	T-12	229,250
24	Loan	8, 77	1	Centene	1.7%	0	L(30),D(84),O(6)	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	78, 79	1	Reside Market Street	1.5%	0	L(40),D(76),O(4)	1,223,010	259,577	963,433	7/31/2021	T-12	1,230,943
26	Loan	80, 81	1	477 Rodeo	1.5%	0	L(26),D(89),O(5)	1,421,073	331,369	1,089,704	6/30/2021	T-12	1,388,164
27	Loan		1	Carrington Court Apartments	1.2%	0	L(30),D(86),O(4)	1,692,147	647,259	1,044,888	2/28/2021	T-12	1,671,381
28	Loan		1	Villa Adora	1.1%	0	L(37),D(79),O(4)	2,358,936	1,369,567	989,369	7/31/2021	T-12	2,398,074
29	Loan	82	1	Temecula Creek Plaza	1.1%	0	L(24),D(92),O(4)	1,590,402	453,673	1,136,729	8/31/2021	T-12	1,511,479
30	Loan		1	Times Square Apartments	1.1%	0	L(28),D(88),O(4)	1,464,874	583,692	881,181	3/31/2021	T-12	1,468,100
31	Loan	83	1	2400 Hudson	1.1%	0	L(36),D(80),O(4)	NAV	NAV	NAV	NAV	NAV	NAV
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	0	L(35),D(81),O(4)	545,791	110,093	435,698	7/31/2021	T-3 Ann	NAV
33	Loan		1	Jupiter Park Self Storage	0.9%	0	L(27),D(88),O(5)	1,110,521	413,264	697,257	6/30/2021	T-12	962,242
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	0	L(29),D(87),O(4)	586,223	163,813	422,410	3/31/2021	T-12	454,192
35	Loan	87	1	Northgate	0.5%	0	L(29),D(88),O(3)	515,981	211,451	304,530	3/31/2021	T-12	NAV

A-1-6

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	18, 19	1	50 Horseblock	6.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	20, 21, 22	1	Rox San	5.7%	1,190,763	3,495,869	12/31/2020	T-12	5,040,115	1,346,042	3,694,073	12/31/2019	T-12
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	2,115,805	7,618,050	12/31/2020	T-12	8,035,372	2,181,126	5,854,246	12/31/2019	T-12
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	8,249,274	9,123,382	12/31/2020	T-10 Ann	16,389,145	8,885,023	7,504,122	12/31/2019	T-12
6.01	Property		1	Research Place	1.3%	2,100,175	2,162,017	12/31/2020	T-10 Ann	3,828,667	2,040,665	1,788,003	12/31/2019	T-12
6.02	Property		1	Research Park Office Center	1.1%	1,286,599	1,942,787	12/31/2020	T-10 Ann	2,903,730	1,435,935	1,467,795	12/31/2019	T-12
6.03	Property		1	Regions Center	1.1%	1,612,136	1,824,396	12/31/2020	T-10 Ann	3,099,254	1,794,646	1,304,608	12/31/2019	T-12
6.04	Property		1	301 Voyager Way	0.8%	859,084	1,037,178	12/31/2020	T-10 Ann	1,888,894	879,335	1,009,559	12/31/2019	T-12
6.05	Property		1	Intuitive Center I & II	0.6%	1,305,226	1,269,341	12/31/2020	T-10 Ann	2,395,211	1,445,953	949,258	12/31/2019	T-12
6.06	Property		1	Lakeside Center I & II	0.5%	1,086,054	887,662	12/31/2020	T-10 Ann	2,273,388	1,288,490	984,898	12/31/2019	T-12
7	Loan		1	Venice Crossroads	4.9%	1,726,336	4,713,875	12/31/2020	T-12	5,547,687	1,801,170	3,746,517	12/31/2019	T-12
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	22,487,940	41,494,952	12/31/2019	T-12	63,904,028	22,030,551	41,873,477	12/31/2018	T-12
9	Loan	45, 46	1	Marina Pacifica	3.6%	2,300,631	4,762,033	12/31/2020	T-12	8,597,566	2,857,253	5,740,313	12/31/2019	T-12
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	2,922,878	5,668,446	12/31/2020	T-12	8,366,227	3,076,169	5,290,058	12/31/2019	T-12
11	Loan		1	Tanglewood Apartments	3.3%	1,668,539	2,424,467	12/31/2020	T-12	3,860,073	1,515,369	2,344,704	12/31/2019	T-12
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan		1	Shops of Wisconsin	2.9%	763,636	1,919,248	12/31/2020	T-12	2,627,359	564,398	2,062,962	12/31/2019	T-12
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	14,956,452	46,957,475	12/31/2020	T-12	39,444,461	14,448,761	24,995,700	12/31/2019	T-12
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	954,680	722,843	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	1,656,081	11,998,799	12/31/2019	T-12	13,618,149	1,336,267	12,281,882	12/31/2018	T-12
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	646,468	1,801,844	12/31/2020	T-12	2,319,325	595,006	1,724,319	12/31/2019	T-12
19	Loan		1	93 East Apartments	2.3%	974,457	1,584,327	12/31/2020	T-12	2,438,340	956,063	1,482,277	12/31/2019	T-6 Ann
20	Loan	70	1	Cabelas	2.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	622,729	1,730,563	12/31/2020	T-12	2,049,729	567,857	1,481,871	12/31/2019	T-12
22	Loan		1	Falls of West Oaks	2.1%	1,340,552	1,453,737	12/31/2020	T-12	2,576,276	1,247,210	1,329,066	12/31/2019	T-12
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	321,242	765,502	12/31/2020	T-12	884,526	313,634	570,893	12/31/2019	T-12
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	284,798	572,696	12/31/2020	T-12	659,928	278,211	381,718	12/31/2019	T-12
23.03	Property		1	97 North Sea Road	0.3%	36,444	192,806	12/31/2020	T-12	224,598	35,423	189,175	12/31/2019	T-12
24	Loan	8, 77	1	Centene	1.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	78, 79	1	Reside Market Street	1.5%	323,804	907,139	12/31/2020	T-12	1,177,361	311,296	866,065	12/31/2019	T-12
26	Loan	80, 81	1	477 Rodeo	1.5%	336,146	1,052,018	12/31/2020	T-12	1,529,497	341,829	1,187,668	12/31/2019	T-12
27	Loan		1	Carrington Court Apartments	1.2%	658,835	1,012,546	12/31/2020	T-12	1,578,345	681,161	897,184	12/31/2019	T-12
28	Loan		1	Villa Adora	1.1%	1,323,901	1,074,173	12/31/2020	T-12	2,447,480	1,265,145	1,182,335	12/31/2019	T-12
29	Loan	82	1	Temecula Creek Plaza	1.1%	443,104	1,068,375	12/31/2020	T-12	1,488,009	428,886	1,059,124	12/31/2019	T-12
30	Loan		1	Times Square Apartments	1.1%	589,700	878,400	12/31/2020	T-12	1,424,780	622,015	802,765	12/31/2019	T-12
31	Loan	83	1	2400 Hudson	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33	Loan		1	Jupiter Park Self Storage	0.9%	381,925	580,317	12/31/2020	T-12	1,064,584	373,141	691,442	12/31/2019	T-12
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	160,933	293,259	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV
35	Loan	87	1	Northgate	0.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-7

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)
													4
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	98.5%	92,929,288	12,225,756	80,703,532	137,285	0	80,566,247	3.50
2	Loan	18, 19	1	50 Horseblock	6.4%	95.0%	6,151,178	864,229	5,286,949	42,505	68,716	5,175,728	2.76
3	Loan	20, 21, 22	1	Rox San	5.7%	97.0%	5,758,697	1,794,797	3,963,899	11,533	-11,483	3,963,849	2.28
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	95.0%	19,193,177	6,025,100	13,168,077	0	0	13,168,077	5.00
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	93.2%	10,276,791	2,265,279	8,011,513	61,178	398,772	7,551,563	2.52
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	92.6%	17,872,284	8,526,222	9,346,062	290,828	1,057,571	7,997,664	2.19
6.01	Property		1	Research Place	1.3%	89.6%	4,436,520	2,168,968	2,267,551	15,910	270,322	1,981,319
6.02	Property		1	Research Park Office Center	1.1%	92.2%	3,335,052	1,326,018	2,009,033	69,732	222,794	1,716,507
6.03	Property		1	Regions Center	1.1%	93.2%	3,490,504	1,669,424	1,821,081	71,871	176,529	1,572,681
6.04	Property		1	301 Voyager Way	0.8%	100.0%	2,018,081	900,262	1,117,819	16,485	121,755	979,579
6.05	Property		1	Intuitive Center I & II	0.6%	98.9%	2,626,357	1,330,642	1,295,714	57,090	150,442	1,088,182
6.06	Property		1	Lakeside Center I & II	0.5%	85.0%	1,965,771	1,130,907	834,864	59,740	115,729	659,395
7	Loan		1	Venice Crossroads	4.9%	94.4%	6,306,039	2,057,464	4,248,575	41,033	32,819	4,174,723	3.15
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	95.1%	64,364,071	22,017,611	42,346,460	203,495	1,300,701	40,842,264	3.75
9	Loan	45, 46	1	Marina Pacifica	3.6%	95.0%	9,475,109	3,149,741	6,325,367	71,334	297,227	5,956,806	1.58
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	88.9%	9,308,176	3,041,693	6,266,483	84,984	117,401	6,064,099	2.18
11	Loan		1	Tanglewood Apartments	3.3%	95.0%	4,426,553	1,685,616	2,740,938	115,200	0	2,625,738	2.35
12	Loan	52	1	Axis Apartments and Lofts	2.9%	96.0%	3,273,643	1,147,203	2,126,440	48,000	0	2,078,440	2.02
13	Loan		1	Shops of Wisconsin	2.9%	88.3%	2,864,275	755,262	2,109,013	12,084	-243	2,097,172	2.28
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	95.0%	17,705,262	4,643,949	13,061,313	6,997	0	12,968,066	2.84
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	95.9%	83,142,799	19,231,486	63,911,313	15,738	566,788	63,328,788	4.92
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	95.0%	5,474,149	1,584,898	3,889,248	70,500	0	3,818,750	2.03
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	92.5%	10,582,368	3,449,559	7,132,809	102,388	365,672	6,664,749	2.42
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	95.0%	2,397,480	513,033	1,884,447	6,846	109,966	1,767,635	2.81
19	Loan		1	93 East Apartments	2.3%	95.0%	2,688,479	1,048,331	1,640,148	48,750	0	1,591,398	1.83
20	Loan	70	1	Cabelas	2.2%	95.0%	2,915,100	677,248	2,237,852	27,095	-35,488	2,246,244	2.51
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	96.0%	2,538,125	716,454	1,821,670	15,988	67,488	1,738,195	1.71
22	Loan		1	Falls of West Oaks	2.1%	93.3%	2,931,290	1,391,793	1,539,497	63,360	0	1,476,137	1.41
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	95.0%	2,110,924	483,290	1,627,632	14,832	78,537	1,534,263	1.68
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	95.0%	1,014,141	130,016	884,124	7,850	43,628	832,646
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	95.0%	870,012	308,109	561,902	5,779	28,894	527,229
23.03	Property		1	97 North Sea Road	0.3%	95.0%	226,771	45,165	181,606	1,203	6,015	174,388
24	Loan	8, 77	1	Centene	1.7%	95.0%	6,993,609	2,810,270	4,183,339	29,197	145,983	4,008,160	2.58
25	Loan	78, 79	1	Reside Market Street	1.5%	95.0%	1,439,696	322,686	1,117,010	20,232	9,960	1,086,818	1.40
26	Loan	80, 81	1	477 Rodeo	1.5%	95.0%	1,717,455	360,905	1,356,549	2,966	4,828	1,348,756	3.18
27	Loan		1	Carrington Court Apartments	1.2%	98.1%	1,653,510	656,934	996,576	41,184	0	955,392	1.67
28	Loan		1	Villa Adora	1.1%	97.8%	2,502,052	1,504,732	997,320	86,450	0	910,870	2.85
29	Loan	82	1	Temecula Creek Plaza	1.1%	90.3%	1,678,768	582,879	1,095,889	22,484	33,132	1,040,274	3.01
30	Loan		1	Times Square Apartments	1.1%	97.8%	1,511,476	614,557	896,919	28,800	0	868,119	2.33
31	Loan	83	1	2400 Hudson	1.1%	95.0%	3,610,697	1,064,136	2,546,561	34,750	0	2,511,811	8.36
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	95.0%	931,551	240,218	691,333	9,000	0	682,333	2.15
33	Loan		1	Jupiter Park Self Storage	0.9%	67.6%	1,211,673	475,573	736,100	9,807	0	726,294	1.57
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	97.4%	791,983	227,270	564,712	10,500	0	554,212	2.14
35	Loan	87	1	Northgate	0.5%	95.9%	602,591	219,239	383,353	15,400	0	367,953	1.42

A-1-8

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)
						4								5
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	3.50	9.9%	9.9%	1,954,000,000	Prospective Market Value Upon Completion & Stabilization	4/1/2023	41.7%	41.7%	100.0%
2	Loan	18, 19	1	50 Horseblock	6.4%	2.70	9.0%	8.8%	91,300,000	As Is	4/28/2021	64.6%	64.6%	100.0%
3	Loan	20, 21, 22	1	Rox San	5.7%	2.28	7.6%	7.6%	80,000,000	As Is	4/21/2021	65.0%	65.0%	97.9%
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	5.00	13.0%	13.0%	254,000,000	As Stabilized	3/1/2023	40.0%	40.0%	98.3%
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	2.37	8.9%	8.4%	164,000,000	As Is	6/16/2021	54.9%	54.9%	93.7%
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	1.88	11.7%	10.0%	116,550,000	As Is	Various	68.3%	53.3%	92.6%
6.01	Property		1	Research Place	1.3%				29,000,000	As Is	5/26/2021			89.6%
6.02	Property		1	Research Park Office Center	1.1%				24,600,000	As Is	5/26/2021			92.3%
6.03	Property		1	Regions Center	1.1%				22,700,000	As Is	5/26/2021			93.3%
6.04	Property		1	301 Voyager Way	0.8%				17,150,000	As Is	5/26/2021			100.0%
6.05	Property		1	Intuitive Center I & II	0.6%				12,800,000	As Is	5/26/2021			99.0%
6.06	Property		1	Lakeside Center I & II	0.5%				10,300,000	As Is	5/25/2021			85.0%
7	Loan		1	Venice Crossroads	4.9%	3.09	9.4%	9.3%	82,000,000	As Is	2/17/2021	55.0%	55.0%	98.4%
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	3.61	12.3%	11.9%	647,000,000	As Is	1/12/2021	53.0%	53.0%	92.2%
9	Loan	45, 46	1	Marina Pacifica	3.6%	1.48	19.1%	18.0%	97,000,000	As Is	5/29/2021	34.1%	11.2%	96.6%
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	2.11	9.1%	8.9%	111,300,000	As Is	4/8/2021	61.5%	61.5%	89.8%
11	Loan		1	Tanglewood Apartments	3.3%	2.25	9.1%	8.8%	46,000,000	As Is	7/26/2021	65.2%	65.2%	97.9%
12	Loan	52	1	Axis Apartments and Lofts	2.9%	1.97	7.9%	7.7%	39,800,000	As Is	4/23/2021	67.8%	67.8%	97.9%
13	Loan		1	Shops of Wisconsin	2.9%	2.27	7.9%	7.8%	40,900,000	As Is	5/7/2021	65.4%	65.4%	87.4%
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	2.82	9.9%	9.9%	217,000,000	As Is	4/6/2021	60.6%	60.6%	99.0%
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	4.88	13.6%	13.5%	1,350,000,000	As Is	6/10/2021	34.8%	34.8%	92.5%
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	2.00	7.8%	7.6%	72,900,000	As Is	6/18/2021	68.6%	68.6%	96.1%
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	2.26	10.5%	9.8%	110,500,000	As Is	3/10/2021	61.5%	61.5%	100.0%
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	2.64	9.0%	8.4%	40,000,000	As Is	6/24/2021	52.5%	52.5%	100.0%
19	Loan		1	93 East Apartments	2.3%	1.78	7.8%	7.6%	33,050,000	As Is	4/30/2021	63.5%	63.5%	97.9%
20	Loan	70	1	Cabelas	2.2%	2.52	11.2%	11.2%	38,450,000	As Is	6/9/2021	52.0%	52.0%	100.0%
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	1.63	9.3%	8.8%	29,300,000	As Is	4/12/2021	67.1%	55.8%	100.0%
22	Loan		1	Falls of West Oaks	2.1%	1.35	7.9%	7.6%	27,400,000	As Is	1/28/2021	71.2%	57.9%	93.4%
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	1.58	9.2%	8.7%	24,550,000	As Is	Various	72.0%	56.5%	100.0%
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%				14,200,000	As Is	6/14/2021			100.0%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%				7,000,000	As Is	6/14/2021			100.0%
23.03	Property		1	97 North Sea Road	0.3%				3,350,000	As Is	9/1/2021			100.0%
24	Loan	8, 77	1	Centene	1.7%	2.47	8.9%	8.6%	78,700,000	As Is	3/9/2021	59.5%	59.5%	100.0%
25	Loan	78, 79	1	Reside Market Street	1.5%	1.36	7.9%	7.7%	19,050,000	As Is	4/13/2021	74.1%	58.9%	99.0%
26	Loan	80, 81	1	477 Rodeo	1.5%	3.16	9.7%	9.6%	25,000,000	As Is	6/29/2021	56.0%	56.0%	95.3%
27	Loan		1	Carrington Court Apartments	1.2%	1.60	9.1%	8.8%	16,500,000	As Is	3/4/2021	66.1%	52.1%	98.1%
28	Loan		1	Villa Adora	1.1%	2.60	9.5%	8.7%	18,800,000	As Is	7/29/2021	55.9%	55.9%	97.7%
29	Loan	82	1	Temecula Creek Plaza	1.1%	2.86	10.6%	10.1%	20,000,000	As Is	8/22/2021	51.6%	51.6%	90.3%
30	Loan		1	Times Square Apartments	1.1%	2.25	8.8%	8.5%	14,570,000	As Is	5/17/2021	70.0%	70.0%	97.9%
31	Loan	83	1	2400 Hudson	1.1%	8.24	25.5%	25.1%	45,300,000	Rental Fallback	8/3/2021	22.1%	22.1%	95.7%
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	2.12	8.1%	8.0%	14,600,000	As Is	6/10/2021	58.2%	65.1%	97.2%
33	Loan		1	Jupiter Park Self Storage	0.9%	1.55	8.8%	8.6%	12,200,000	As Is	5/24/2021	68.9%	62.3%	79.1%
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	2.10	8.7%	8.5%	9,300,000	As Is	3/10/2021	69.9%	69.9%	97.6%
35	Loan	87	1	Northgate	0.5%	1.37	8.7%	8.4%	6,100,000	As Is	3/24/2021	72.1%	61.7%	96.1%

A-1-9

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
											6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	10/14/2021	Yes	Aventis Inc.	915,233	100.0%	11/30/2036	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	11/5/2021	Yes	Amneal Pharmaceuticals LLC	472,278	100.0%	6/30/2043	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	6/15/2021	No	Radnet Management Inc	6,132	10.6%	6/30/2023	Dermatology Assoc Med Group
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	10/20/2021	Yes	Nokia Corp	227,220	98.3%	6/30/2034	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	3/31/2021	No	LA Fitness	65,000	21.2%	1/31/2037	Target
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%
6.01	Property		1	Research Place	1.3%	5/21/2021	No	Northrop Grumman Space & Mission Systems	224,203	81.3%	6/30/2025	GSA Dept of Army Activities
6.02	Property		1	Research Park Office Center	1.1%	5/21/2021	No	Northrop Grumman Space & Mission Systems	59,740	25.3%	6/30/2024	Simulation Technologies, Inc.
6.03	Property		1	Regions Center	1.1%	5/21/2021	No	Regions Bank	46,687	30.1%	4/30/2024	Bradley Arant Boult Cummings LLP
6.04	Property		1	301 Voyager Way	0.8%	11/6/2021	Yes	Northrop Grumman Space & Mission Systems	110,275	100.0%	2/28/2023	NAP
6.05	Property		1	Intuitive Center I & II	0.6%	5/21/2021	No	Intuitive Research and Technology, LLC	57,415	42.7%	8/31/2027	Pinnacle Solutions, Inc.
6.06	Property		1	Lakeside Center I & II	0.5%	5/21/2021	No	Dynetics, Inc	47,609	39.0%	11/30/2025	BAE Systems Technology Solutions & Services Inc
7	Loan		1	Venice Crossroads	4.9%	6/1/2021	No	Sprouts Farmers Market, Inc.	52,437	33.2%	5/6/2023	Ashley Furniture
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	5/11/2021	No	Nordstrom	206,197	25.5%	3/17/2035	Neiman Marcus
9	Loan	45, 46	1	Marina Pacifica	3.6%	8/31/2021	No	Ralphs Grocery	45,695	15.4%	9/30/2029	American Multi-Cinema
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	4/30/2021	No	RealPage, Inc.	46,118	10.3%	10/31/2026	Day & Zimmermann
11	Loan		1	Tanglewood Apartments	3.3%	10/11/2021	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	10/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	5/1/2021	No	Target	36,075	50.8%	1/31/2028	Trader Joe’s
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	7/14/2021	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	6/1/2021	No	Flatiron Health	223,402	28.4%	2/28/2031	Aetna
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	8/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	11/5/2021	Yes	PetSmart Home Office, Inc.	365,672	100.0%	3/31/2032	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	6/1/2021	No	Montclare Children’s School	20,600	63.2%	9/30/2030	CVS Pharmacy
19	Loan		1	93 East Apartments	2.3%	7/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	11/5/2021	Yes	Cabela’s	129,025	100.0%	5/31/2044	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	11/6/2021	Yes	CA OES	159,875	100.0%	6/30/2029	NAP
22	Loan		1	Falls of West Oaks	2.1%	3/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	10/20/2021	No	Farrell Building	17,851	45.8%	8/31/2034	7-Eleven
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	10/20/2021	No	North Shore Community Service	4,156	14.4%	3/31/2025	PPT Management
23.03	Property		1	97 North Sea Road	0.3%	10/20/2021	No	Green Logic	1,881	31.3%	1/31/2023	Goldentree Asset Management LP
24	Loan	8, 77	1	Centene	1.7%	11/5/2021	Yes	Centene	145,983	100.0%	11/30/2030	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	8/31/2021	No	Bardea	5,273	44.3%	8/31/2031	Starbucks
26	Loan	80, 81	1	477 Rodeo	1.5%	7/1/2021	No	Christian Louboutin	4,617	31.1%	9/30/2025	Jared Najjar
27	Loan		1	Carrington Court Apartments	1.2%	2/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	7/29/2021	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	10/1/2021	No	CVS	15,671	23.0%	9/30/2027	PNC Bank (formerly BBVA Compass)
30	Loan		1	Times Square Apartments	1.1%	5/17/2021	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	8/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	8/7/2021	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	6/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	3/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	4/2/2021	NAP	NAP	NAP	NAP	NAP	NAP

A-1-10

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
								6				6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	5,283	9.2%	3/31/2022	Calvert Ent. Inc.	4,502	7.8%	9/30/2030
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	61,965	20.3%	1/31/2036	Ross Dress For Less	27,003	8.8%	1/31/2030
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%
6.01	Property		1	Research Place	1.3%	17,582	6.4%	8/31/2031	Wiregrass Hospice LLC (Gentiva)	5,415	2.0%	7/31/2024
6.02	Property		1	Research Park Office Center	1.1%	30,699	13.0%	4/30/2026	Nou Systems, Inc.	26,320	11.1%	6/30/2026
6.03	Property		1	Regions Center	1.1%	21,491	13.9%	12/31/2021	Quadrus Corporation	8,246	5.3%	5/31/2023
6.04	Property		1	301 Voyager Way	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Intuitive Center I & II	0.6%	45,605	34.0%	4/30/2028	The Aerospace Corporation	13,143	9.8%	10/31/2022
6.06	Property		1	Lakeside Center I & II	0.5%	11,320	9.3%	1/31/2023	Jacobs Engineering Group Inc	9,494	7.8%	4/30/2026
7	Loan		1	Venice Crossroads	4.9%	36,700	23.3%	7/31/2028	Ross Stores, Inc.	30,450	19.3%	1/31/2024
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	143,196	17.7%	1/21/2027	Crate & Barrel	33,500	4.1%	1/31/2024
9	Loan	45, 46	1	Marina Pacifica	3.6%	44,107	14.8%	1/31/2027	LA Fitness	33,987	11.4%	3/18/2039
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	45,253	10.1%	3/1/2025	The Gordian Group	43,785	9.8%	6/30/2030
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	8,749	12.3%	6/30/2030	Fitology	3,219	4.5%	7/31/2030
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	106,350	13.5%	7/31/2029	MAC	88,699	11.3%	3/31/2034
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	12,000	36.8%	9/30/2023	NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	1,994	5.1%	3/14/2022	QuigleyArt	1,945	5.0%	4/30/2023
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	3,223	11.2%	1/31/2023	Suffolk County ObGYN	3,058	10.6%	11/30/2021
23.03	Property		1	97 North Sea Road	0.3%	1,685	28.0%	4/30/2022	Axonic Capital	1,316	21.9%	9/30/2023
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	2,883	24.2%	10/31/2026	Tom’s Dim Sum	2,031	17.1%	3/31/2025
26	Loan	80, 81	1	477 Rodeo	1.5%	1,445	9.7%	3/31/2022	Stavros Merjos	1,400	9.4%	8/31/2027
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	3,863	5.7%	9/30/2022	Temecula Pizza Factory	3,661	5.4%	2/28/2031
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-11

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
									6				6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	Randal Haworth	3,922	6.8%	4/30/2025	Benjamin Talei MD	3,500	6.1%	3/31/2026
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	Smart & Final Stores LLC	24,000	7.8%	10/31/2036	CVS	14,200	4.6%	11/30/2061
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%
6.01	Property		1	Research Place	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Research Park Office Center	1.1%	Redstone Federal Credit Union	24,455	10.3%	4/30/2023	Digiflight, Inc.	19,592	8.3%	4/30/2025
6.03	Property		1	Regions Center	1.1%	Barge Design Solutions, Inc.	7,529	4.9%	2/28/2023	Etruck Biz, Inc.	4,999	3.2%	10/31/2022
6.04	Property		1	301 Voyager Way	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Intuitive Center I & II	0.6%	Gleason Research Associates	6,801	5.1%	8/31/2022	EFW, Inc.	3,766	2.8%	7/31/2022
6.06	Property		1	Lakeside Center I & II	0.5%	Northrop Grumman Space & Mission Systems	6,016	4.9%	12/31/2021	Koda Technologies, Inc.	5,546	4.5%	1/31/2026
7	Loan		1	Venice Crossroads	4.9%	CVS	18,018	11.4%	1/31/2023	JPMorgan Chase Bank	4,391	2.8%	8/31/2025
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	Arhaus	17,810	2.2%	6/30/2031	Urban Outfitters	10,424	1.3%	1/31/2023
9	Loan	45, 46	1	Marina Pacifica	3.6%	Barnes & Noble Bookstore	30,023	10.1%	7/31/2024	Nordstrom Rack	24,080	8.1%	9/30/2025
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	Wood Group	42,648	9.5%	8/31/2023	Ogletree Deakins	41,508	9.3%	4/30/2024
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	Ben Manesh DDS V, P.C.	3,133	4.4%	1/31/2025	TK Martial Arts	2,586	3.6%	8/31/2029
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	Warby Parker	83,286	10.6%	1/31/2025	Juul Labs	54,068	6.9%	5/31/2032
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	Warren S. Neidich	1,945	5.0%	11/30/2021	Shepard Co.	1,906	4.9%	4/6/2026
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	LI Rheumatology & Osteoporosis	2,961	10.2%	6/30/2022	St. Charles Hospital	2,200	7.6%	9/30/2026
23.03	Property		1	97 North Sea Road	0.3%	Investors Bank	1,133	18.8%	7/21/2025	NAP	NAP	NAP	NAP
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	Merchant Bar	1,715	14.4%	5/31/2031	NAP	NAP	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	Bang and Olufsen	1,320	8.9%	11/30/2021	John Kelly Foods Inc.	980	6.6%	10/31/2025
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	Hot Food, Inc	2,748	4.0%	3/31/2022	Francesca’s Italian	2,649	3.9%	8/31/2025
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-12

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	9/23/2021	NAP	10/12/2021	NAP	NAP	No	Fee	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	1/21/2021	NAP	1/21/2021	NAP	NAP	No	Fee	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	5/4/2021	NAP	5/3/2021	5/3/2021	13%	No	Fee	NAP	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	6/15/2021	NAP	6/15/2021	6/15/2021	10%	No	Leasehold	6/30/2116	None
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	6/24/2021	NAP	6/24/2021	6/24/2021	12%	No	Fee / Leasehold	3/31/2041	1, 29-year extension option
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%								11/6/2106	None
6.01	Property		1	Research Place	1.3%	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
6.02	Property		1	Research Park Office Center	1.1%	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
6.03	Property		1	Regions Center	1.1%	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
6.04	Property		1	301 Voyager Way	0.8%	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
6.05	Property		1	Intuitive Center I & II	0.6%	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
6.06	Property		1	Lakeside Center I & II	0.5%	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV	NAV
7	Loan		1	Venice Crossroads	4.9%	3/12/2021	NAP	3/12/2021	3/12/2021	15%	No	Fee	NAP	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	1/6/2020	NAP	1/6/2020	NAP	NAP	No	Fee / Leasehold	12/30/2091	None
9	Loan	45, 46	1	Marina Pacifica	3.6%	6/1/2021	NAP	5/28/2021	5/28/2021	11%	No	Leasehold	3/19/2039	None
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	12/15/2020	NAP	12/15/2020	NAP	NAP	No	Fee	NAP	NAP
11	Loan		1	Tanglewood Apartments	3.3%	8/4/2021	NAP	8/4/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	4/29/2021	NAP	4/29/2021	NAP	NAP	No	Fee	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	12/30/2020	NAP	12/29/2020	NAP	NAP	No	Fee	NAP	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	5/7/2021	NAP	7/9/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	6/18/2021	NAP	6/18/2021	NAP	NAP	No	Fee	NAP	NAP
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	6/25/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	3/15/2021	NAP	3/15/2021	NAP	NAP	No	Fee	NAP	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	7/14/2021	NAP	7/14/2021	NAP	NAP	No	Fee	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	5/20/2021	NAP	5/21/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	6/7/2021	NAP	6/7/2021	6/14/2021	9%	No	Fee	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	4/19/2021	NAP	4/19/2021	4/19/2021	8%	No	Fee	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	4/21/2021	NAP	4/21/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	7/13/2021	NAP	6/26/2021	NAP	NAP	No	Fee	NAP	NAP
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	6/24/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP	NAP
23.03	Property		1	97 North Sea Road	0.3%	9/7/2021	NAP	9/7/2021	NAP	NAP	No	Fee	NAP	NAP
24	Loan	8, 77	1	Centene	1.7%	3/5/2021	NAP	3/5/2021	NAP	NAP	Yes - AH	Fee	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	4/14/2021	NAP	4/14/2021	NAP	NAP	No	Fee	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	7/8/2021	NAP	7/8/2021	7/8/2021	17%	No	Fee	NAP	NAP
27	Loan		1	Carrington Court Apartments	1.2%	3/16/2021	NAP	3/16/2021	NAP	NAP	No	Fee	NAP	NAP
28	Loan		1	Villa Adora	1.1%	8/11/2021	NAP	8/11/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	8/26/2021	NAP	7/26/2021	9/21/2021	11%	Yes - AE	Fee	NAP	NAP
30	Loan		1	Times Square Apartments	1.1%	3/17/2021	NAP	3/17/2021	NAP	NAP	No	Fee	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	7/29/2021	NAP	7/29/2021	NAP	NAP	No	Fee	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	6/29/2021	NAP	7/2/2021	6/29/2021	7%	No	Fee	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	6/3/2021	NAP	6/3/2021	NAP	NAP	No	Fee	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	4/8/2021	NAP	4/9/2021	NAP	NAP	No	Fee	NAP	NAP
35	Loan	87	1	Northgate	0.5%	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee	NAP	NAP

A-1-13

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	NAP	0	Springing	0	Springing	0	0
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	0	Springing	0	Springing	0	0
3	Loan	20, 21, 22	1	Rox San	5.7%	NAP	NAP	261,753	32,719	0	4,391	0	1,201
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	1,510,968	No	0	Springing	0	Springing	0	Springing
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	12	No	469,292	52,144	0	Springing	0	8,412
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	3,452,788	Yes	887,153	80,650	92,901	13,272	0	24,236
6.01	Property		1	Research Place	1.3%	NAV	NAV
6.02	Property		1	Research Park Office Center	1.1%	NAV	NAV
6.03	Property		1	Regions Center	1.1%	NAV	NAV
6.04	Property		1	301 Voyager Way	0.8%	NAV	NAV
6.05	Property		1	Intuitive Center I & II	0.6%	NAV	NAV
6.06	Property		1	Lakeside Center I & II	0.5%	NAV	NAV
7	Loan		1	Venice Crossroads	4.9%	NAP	NAP	209,127	69,709	0	Springing	0	3,419
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	0	No	0	Springing	0	Springing	0	Springing
9	Loan	45, 46	1	Marina Pacifica	3.6%	150,000	No	507,312	61,567	0	Springing	0	5,945
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	NAP	NAP	420,905	70,152	32,337	5,390	0	7,082
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	60,677	5,065	0	1,247	708,600	9,664
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	273,796	34,225	0	Springing	0	4,000
13	Loan		1	Shops of Wisconsin	2.9%	NAP	NAP	240,311	21,846	0	Springing	0	987
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	217,423	140,123	0	Springing	0	8,489
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	NAP	NAP	0	Springing	0	Springing	0	Springing
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	415,753	38,750	63,059	Springing	0	5,875
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	NAP	0	Springing	0	Springing	0	8,532
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	NAP	86,872	28,957	55,107	4,239	0	571
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	213,245	21,325	7,302	9,599	0	4,046
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	0	Springing	0	Springing	0	Springing
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	29,746	29,746	0	Springing	0	1,332
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	216,981	43,396	110,323	19,158	0	5,280
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%			91,951	15,325	29,720	2,702	0	1,476
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	NAP	NAP
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	NAP	NAP
23.03	Property		1	97 North Sea Road	0.3%	NAP	NAP
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	452,320	64,617	48,840	24,420	0	0
25	Loan	78, 79	1	Reside Market Street	1.5%	NAP	NAP	64,910	6,490	0	Springing	0	1,686
26	Loan	80, 81	1	477 Rodeo	1.5%	NAP	NAP	100,870	16,812	0	Springing	0	0
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	27,972	13,986	4,016	4,016	82,368	Springing
28	Loan		1	Villa Adora	1.1%	NAP	NAP	97,061	32,354	145,438	5,677	0	7,204
29	Loan	82	1	Temecula Creek Plaza	1.1%	NAP	NAP	142,202	20,315	7,493	Springing	0	1,874
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	84,089	15,690	0	4,125	57,600	2,400
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	26,212	26,212	16,284	5,428	0	0
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	32,895	3,194	0	1,217	0	750
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	54,169	9,028	0	Springing	11,000	817
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	39,086	3,909	0	Springing	0	875
35	Loan	87	1	Northgate	0.5%	NAP	NAP	1,800	583	2,158	2,192	0	1,283

A-1-14

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	0	52,062,079	Springing	0	0	0	0	0
2	Loan	18, 19	1	50 Horseblock	6.4%	0	0	Springing	0	0	0	0	0
3	Loan	20, 21, 22	1	Rox San	5.7%	33,804	1,000,000	Springing	1,000,000	0	0	0	1,875
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	0	0	Springing	0	600,000	0	0	0
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	0	0	Springing	305,229	0	0	0	0
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	0	0	86,157	4,000,000	0	0	0	32,718
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	500,000	1,250,000	Springing	1,250,000	0	0	0	0
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	543,990	0	Springing	2,322,930	0	0	0	0
9	Loan	45, 46	1	Marina Pacifica	3.6%	178,175	0	24,769	1,484,790	0	0	0	0
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	0	3,000,000	Springing	3,000,000	0	0	0	0
11	Loan		1	Tanglewood Apartments	3.3%	0	0	0	0	0	0	0	291,400
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	0	0	0	0	0	0	0
13	Loan		1	Shops of Wisconsin	2.9%	0	500,000	0	0	0	0	0	23,070
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	0	0	0	0	0	0	0	0
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	150,000	0	Springing	1,500,000	0	0	0	0
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	0	0	0	0	0	0	0	0
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	0	0	30,473	0	0	0	0	146,929
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	0	500,000	4,167	0	0	0	0	0
19	Loan		1	93 East Apartments	2.3%	0	0	0	0	0	0	0	12,188
20	Loan	70	1	Cabelas	2.2%	0	1,000,000	Springing	0	0	0	0	0
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	0	0	Springing	799,375	0	0	0	0
22	Loan		1	Falls of West Oaks	2.1%	0	0	0	0	0	0	0	197,163
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	0	0	13,090	175,000	0	0	0	0
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	0	0	0	0	0	0	0	0
25	Loan	78, 79	1	Reside Market Street	1.5%	0	0	830	0	0	0	0	0
26	Loan	80, 81	1	477 Rodeo	1.5%	0	100,000	Springing	66,591	0	0	0	0
27	Loan		1	Carrington Court Apartments	1.2%	82,368	0	0	0	348,780	0	0	467,000
28	Loan		1	Villa Adora	1.1%	0	0	0	0	0	0	0	250,000
29	Loan	82	1	Temecula Creek Plaza	1.1%	0	423,220	Springing	350,000	0	0	0	15,625
30	Loan		1	Times Square Apartments	1.1%	57,600	0	0	0	0	0	0	55,406
31	Loan	83	1	2400 Hudson	1.1%	0	0	0	0	0	0	0	0
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	0	0	0	0	0	0	0	0
33	Loan		1	Jupiter Park Self Storage	0.9%	0	0	0	0	0	0	0	239,375
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	0	0	0	0	0	0	0	2,438
35	Loan	87	1	Northgate	0.5%	0	0	0	0	20,742	0	0	0

A-1-15

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	97,383,122	0	Base Building Work Reserve (Upfront: 86,650,891), Aventis Rent Reserve (Upfront: 10,732,230.67)
2	Loan	18, 19	1	50 Horseblock	6.4%	0	0	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	373,439	0	Free Rent Reserve (Upfront: $164,169.41), Outstanding TI/LC Reserve (Upfront: $209,270)
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	0	Springing	Ground Rent Reserve (Monthly: Springing)
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	364,582	0	Unfunded Obligations Reserve (Upfront: $333,450), Gap Rent Reserve (Upfront: $31,132)
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	3,828,109	0	Unfunded Obligations Reserve (Upfront: $3,534,621.71), Ground Lease Reserve (Upfront: $293,487)
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	0	Springing	Low Debt Yield Cure Reserve (Monthly: Springing)
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	8,006,075	Springing	Unfunded TI Reserve (Upfront: $8,006,075), NM Reserve (Ongoing: Springing; Cap: $7,159,800)
9	Loan	45, 46	1	Marina Pacifica	3.6%	984,040	0	Rent Replication Reserve (Upfront: $759,040; Cap: $759,040), Ground Rent Reserve (Upfront: $225,000; Cap: $225,000)
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	682,885	Springing	Specified Leasing Reserve (Upfront: $298,808), Rent Replication Reserve (Upfront: $201,192; Ongoing: Springing; Cap: $100,596), Outstanding TI/LC Reserve (Upfront: $137,947), Free Rent Reserve (Upfront: $44,938)
11	Loan		1	Tanglewood Apartments	3.3%	0	0	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	0	NAP
13	Loan		1	Shops of Wisconsin	2.9%	0	0	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	8,000,000	Springing	Sonder Replacement Reserve (Upfront: $5,000,000), Rent Concession Reserve (Upfront: $3,000,000), Common Charges Reserve (Monthly: Springing)
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	0	0	NAP
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	0	0	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	9,141,800	0	PetSmart TI Reserve
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	0	0	NAP
19	Loan		1	93 East Apartments	2.3%	0	0	NAP
20	Loan	70	1	Cabelas	2.2%	0	0	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	240,760	Springing	Free Rent Reserve(Upfront: $240,760.35), Specified Tenant Termination Reserve Fund (Monthly: Springing)
22	Loan		1	Falls of West Oaks	2.1%	0	0	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	0	0	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	0	0	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	1,394,552	Springing	Bardea Work Reserve (Upfront: $1,300,000), Bardea Rent Replication Reserve (Upfront: $94,552; Monthly: Springing)
26	Loan	80, 81	1	477 Rodeo	1.5%	0	0	NAP
27	Loan		1	Carrington Court Apartments	1.2%	393,000	0	Renovations Reserve (Upfront: $283,000), ADA Reserve (Upfront: $110,000)
28	Loan		1	Villa Adora	1.1%	0	0	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	0	0	NAP
30	Loan		1	Times Square Apartments	1.1%	0	0	NAP
31	Loan	83	1	2400 Hudson	1.1%	0	0	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	1,000,000	0	Earnout Reserve
33	Loan		1	Jupiter Park Self Storage	0.9%	0	0	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	0	0	NAP
35	Loan	87	1	Northgate	0.5%	0	0	NAP

A-1-16

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	0	0	NAP	Hard
2	Loan	18, 19	1	50 Horseblock	6.4%	0	0	NAP	Hard
3	Loan	20, 21, 22	1	Rox San	5.7%	0	0	NAP	None
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	0	0	NAP	Hard
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	0	0	NAP	Hard
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	0	0	NAP	Hard
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	0	0	NAP	Springing
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	7,159,800	0	NAP	Hard
9	Loan	45, 46	1	Marina Pacifica	3.6%	984,040	0	NAP	Hard
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	100,596	0	NAP	Hard
11	Loan		1	Tanglewood Apartments	3.3%	0	0	NAP	None
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	0	NAP	None
13	Loan		1	Shops of Wisconsin	2.9%	0	0	NAP	Hard
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	0	0	NAP	Hard (Commercial) / Soft (Residential)
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	0	0	NAP	Hard
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	0	0	NAP	None
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	0	0	NAP	Hard
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	0	0	NAP	Hard
19	Loan		1	93 East Apartments	2.3%	0	0	NAP	None
20	Loan	70	1	Cabelas	2.2%	0	0	NAP	Hard
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	0	0	NAP	Springing
22	Loan		1	Falls of West Oaks	2.1%	0	0	NAP	Springing
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	0	0	NAP	Hard (Commercial) / Soft (Residential)
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	0	0	NAP	Springing
25	Loan	78, 79	1	Reside Market Street	1.5%	0	0	NAP	Hard
26	Loan	80, 81	1	477 Rodeo	1.5%	0	0	NAP	None
27	Loan		1	Carrington Court Apartments	1.2%	0	0	NAP	Springing
28	Loan		1	Villa Adora	1.1%	0	0	NAP	Springing
29	Loan	82	1	Temecula Creek Plaza	1.1%	0	0	NAP	Hard
30	Loan		1	Times Square Apartments	1.1%	0	0	NAP	Springing
31	Loan	83	1	2400 Hudson	1.1%	0	0	NAP	None
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	0	1,000,000	Borrower shall deposit into an eligible account upon loan origination the Earnout Reserve Funds. Provided no Cash Trap Event Period is continuing, Lender shall disburse the Earnout Reserve Funds to Borrower within 10 business days after receipt of i) prior month’s rent roll with Gross Potential Rent no less than $948,240, ii) bank statements, iii) the Earnout Financial Statements and iv) the Earnout Net Cash Flow. No disbursement of the Earnout Reserve Funds shall be made prior to November 5, 2021 or after the Earnout Reserve Expiration Date.	Springing
33	Loan		1	Jupiter Park Self Storage	0.9%	0	0	NAP	Springing
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	0	0	NAP	None
35	Loan	87	1	Northgate	0.5%	0	0	NAP	Springing

A-1-17

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	Springing	Yes	Yes	Yes	No	77,900,000	736,100,000	1,736,446.27	1,920,210.93
2	Loan	18, 19	1	50 Horseblock	6.4%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	Springing	Yes	Yes	Yes	No	50,000,000	51,600,000	111,390.90	219,327.82
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	Springing	Yes	No	Yes	Yes	50,000,000	40,000,000	117,949.08	265,385.42
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	Springing	Yes	Yes	Yes	Yes	49,768,999	29,861,399	133,210.77	355,228.72
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	Springing	Yes	No	Yes	No	45,000,000	298,000,000	818,292.82	941,860.53
9	Loan	45, 46	1	Marina Pacifica	3.6%	In Place	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	In Place	Yes	Yes	Yes	Yes	30,000,000	38,500,000	134,344.50	239,028.53
11	Loan		1	Tanglewood Apartments	3.3%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	In Place	Yes	No	Yes	No	26,500,000	105,000,000	306,067.71	383,313.37
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	Springing	Yes	No	Yes	No	25,176,796	444,823,204	1,024,024.32	1,081,983.64
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	None	No	No	Yes	Yes	25,000,000	25,000,000	79,632.53	159,265.05
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	In Place	Yes	Yes	Yes	Yes	23,000,000	45,000,000	162,729.16	245,901.85
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	Springing	Yes	Yes	Yes	Yes	15,600,000	31,200,000	90,023.19	135,034.79
25	Loan	78, 79	1	Reside Market Street	1.5%	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Carrington Court Apartments	1.2%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Times Square Apartments	1.1%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	None	No	No	No	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP

A-1-18

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)
											4
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	411,000,000	2.79200%	1,225,000,000	2,889,752.32	62.7%	2.32	6.6%	NAP	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	NAP	101,600,000	219,327.82	40.0%	5.00	13.0%	NAP	NAP	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	NAP	NAP	90,000,000	265,385.42	54.9%	2.37	8.9%	NAP	NAP	NAP
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	NAP	NAP	79,630,398	355,228.72	68.3%	1.88	11.7%	NAP	NAP	NAP
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	57,000,000	3.25000%	400,000,000	1,098,379.63	61.8%	3.10	10.6%	NAP	NAP	NAP
9	Loan	45, 46	1	Marina Pacifica	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	NAP	NAP	68,500,000	239,028.53	61.5%	2.11	9.1%	10,000,000	10.00000%	78,500,000
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	131,500,000	383,313.37	60.6%	2.82	9.9%	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	315,000,000	2.72467%	785,000,000	1,807,142.88	58.1%	2.92	8.1%	120,000,000	5.05000%	905,000,000
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	50,000,000	159,265.05	68.6%	2.00	7.8%	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	NAP	68,000,000	245,901.85	61.5%	2.26	10.5%	12,000,000	12.00000%	80,000,000
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	46,800,000	135,034.79	59.5%	2.47	8.9%	NAP	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-19

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
								4
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	NAP	NAP	NAP	No	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	NAP	NAP	No	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	NAP	NAP	NAP	NAP	No	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	NAP	NAP	NAP	No	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	NAP	NAP	NAP	NAP	No	NAP
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	NAP	NAP	NAP	NAP	No	NAP
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	NAP	NAP	NAP	NAP	No	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	NAP	NAP	NAP	NAP	No	NAP
9	Loan	45, 46	1	Marina Pacifica	3.6%	NAP	NAP	NAP	NAP	No	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	323,519.27	70.5%	1.56	8.0%	No	NAP
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	NAP	NAP	No	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	NAP	NAP	No	NAP
13	Loan		1	Shops of Wisconsin	2.9%	NAP	NAP	NAP	NAP	No	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	NAP	NAP	No	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	2,319,156.77	67.0%	2.28	7.1%	Yes	Mezzanine (Max Principal of $90,500,000; Max Combined LTV of 67%; Min Combined DSCR of 2.22x; Min Combined Debt Yield of 6.82%; Intercreditor Agreement is required)
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	NAP	NAP	No	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	367,568.52	72.4%	1.51	8.9%	No	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	NAP	NAP	NAP	No	NAP
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	NAP	NAP	No	NAP
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	NAP	NAP	No	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	NAP	NAP	No	NAP
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	NAP	NAP	No	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	NAP	NAP	NAP	NAP	No	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	NAP	NAP	No	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	NAP	NAP	NAP	NAP	No	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	NAP	NAP	NAP	NAP	No	NAP
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	NAP	NAP	No	NAP
28	Loan		1	Villa Adora	1.1%	NAP	NAP	NAP	NAP	No	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	NAP	NAP	NAP	NAP	No	NAP
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	NAP	NAP	No	NAP
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	NAP	NAP	No	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	NAP	NAP	No	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	NAP	NAP	No	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	NAP	NAP	No	NAP
35	Loan	87	1	Northgate	0.5%	NAP	NAP	NAP	NAP	No	NAP

A-1-20

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	DivcoWest; California State Teachers’ Retirement System; Teacher Retirement System of Texas	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation	New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation
3	Loan	20, 21, 22	1	Rox San	5.7%	David Taban, Manouchehr Illoulian, Michael Pashaie and K. Joseph Shabani	David Taban, Manouchehr Illoulian, Michael Pashaie and K. Joseph Shabani
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	Techcore, LLC	Techcore, LLC
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	Harbor Trading USA and Rubin Pachulski Properties 36, LLC	Harbor Trading USA and Rubin Pachulski Properties 36, LLC
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	Meyer Chetrit and Yaacov Amar	Meyer Chetrit and Yaacov Amar
6.01	Property		1	Research Place	1.3%
6.02	Property		1	Research Park Office Center	1.1%
6.03	Property		1	Regions Center	1.1%
6.04	Property		1	301 Voyager Way	0.8%
6.05	Property		1	Intuitive Center I & II	0.6%
6.06	Property		1	Lakeside Center I & II	0.5%
7	Loan		1	Venice Crossroads	4.9%	Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Said Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012, and Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Homa Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012	Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Said Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012, and Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Homa Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	Simon Property Group, L.P. and Institutional Mall Investors LLC	Simon Property Group, L.P.
9	Loan	45, 46	1	Marina Pacifica	3.6%	Abraham Lerner (a/k/a Avi Lerner), Christopher Ellis	Abraham Lerner (a/k/a Avi Lerner), Christopher Ellis
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	Joseph Friedland	Joseph Friedland
11	Loan		1	Tanglewood Apartments	3.3%	Andrew Schwarz	Andrew Schwarz
12	Loan	52	1	Axis Apartments and Lofts	2.9%	TK Realty Holdings, LLC	TK Realty Holdings, LLC
13	Loan		1	Shops of Wisconsin	2.9%	Norman Jemal	Norman Jemal
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	Joseph Moinian	Joseph Moinian
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	The Gluck Family Trust	The Gluck Family Trust
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	Prime Hospitality Group IV, LLC	Prime Hospitality Group, LLC
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	Walter C. Bowen	Walter C. Bowen
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	Mitchell B. Rutter and John J. Cuticelli, Jr.	Mitchell B. Rutter and John J. Cuticelli, Jr.
19	Loan		1	93 East Apartments	2.3%	Gideon D. Levy	Gideon D. Levy
20	Loan	70	1	Cabelas	2.2%	Christopher Beavor, Four Pillars Legacy Trust, Life Pillars, LLC and CAI Investments Reno-Tahoe Master Lessee, LLC	Christopher Beavor, Four Pillars Legacy Trust, Life Pillars, LLC and CAI Investments Reno-Tahoe Master Lessee, LLC
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	Jayaprasad Vejendla and Rohit Kumar	Jayaprasad Vejendla and Rohit Kumar
22	Loan		1	Falls of West Oaks	2.1%	Rao J. Polavarapu	Rao J. Polavarapu
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	Joseph G. Farrell, Jr.	Joseph G. Farrell, Jr.
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%
23.03	Property		1	97 North Sea Road	0.3%
24	Loan	8, 77	1	Centene	1.7%	Alejandro Velez	Alejandro Velez
25	Loan	78, 79	1	Reside Market Street	1.5%	Christopher Buccini, Robert Buccini and David Pollin	Christopher Buccini, Robert Buccini and David Pollin
26	Loan	80, 81	1	477 Rodeo	1.5%	Michael Pashaie	Michael Pashaie
27	Loan		1	Carrington Court Apartments	1.2%	Dan M. Stauss, Lynn Stauss and Scott Stauss	Dan M. Stauss, Lynn Stauss and Scott Stauss
28	Loan		1	Villa Adora	1.1%	Thu Zuan Hoang	Thu Zuan Hoang
29	Loan	82	1	Temecula Creek Plaza	1.1%	Jerry D. Harvey	Jerry D. Harvey and The Jerry David Harvey Revocable Living Trust dated November 9, 1998, First Amended and Restated September 26, 2001
30	Loan		1	Times Square Apartments	1.1%	Dan M. Stauss, Lynn Stauss and Scott Stauss	Dan M. Stauss, Lynn Stauss and Scott Stauss
31	Loan	83	1	2400 Hudson	1.1%	Gavriel Alexander	Gavriel Alexander
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	Alan Fattal and Haytham Kafouf	Alan Fattal and Haytham Kafouf
33	Loan		1	Jupiter Park Self Storage	0.9%	Jacob Ramage	Jacob Ramage
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	Gideon D. Levy	Gideon D. Levy
35	Loan	87	1	Northgate	0.5%	Brent Brown and Dustin Dale Emmert	Brent Brown and Dustin Dale Emmert

A-1-21

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)
									9		7
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	No	No	Refinance	No	814,000,000	0	411,000,000	0	1,225,000,000	617,846,136
2	Loan	18, 19	1	50 Horseblock	6.4%	No	No	Recapitalization	No	59,000,000	0	0	100,000	59,100,000	0
3	Loan	20, 21, 22	1	Rox San	5.7%	No	Yes	Refinance	No	52,000,000	0	0	1,100,000	53,100,000	41,909,000
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	No	No	Acquisition	No	101,600,000	155,208,429	0	0	256,808,429	0
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	No	No	Refinance	No	90,000,000	0	0	0	90,000,000	63,286,119
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	No	No	Refinance		80,000,000	235,451	0	0	80,235,451	74,056,758
6.01	Property		1	Research Place	1.3%				Yes
6.02	Property		1	Research Park Office Center	1.1%				No
6.03	Property		1	Regions Center	1.1%				Yes
6.04	Property		1	301 Voyager Way	0.8%				Yes
6.05	Property		1	Intuitive Center I & II	0.6%				Yes
6.06	Property		1	Lakeside Center I & II	0.5%				Yes
7	Loan		1	Venice Crossroads	4.9%	No	No	Refinance	No	45,100,000	0	0	732,500	45,832,500	28,695,288
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	No	No	Refinance	No	343,000,000	0	57,000,000	0	400,000,000	318,094,845
9	Loan	45, 46	1	Marina Pacifica	3.6%	No	No	Refinance	No	33,330,000	0	0	110,000	33,440,000	28,716,352
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	No	No	Refinance	No	68,500,000	0	10,000,000	110,000	78,610,000	55,785,359
11	Loan		1	Tanglewood Apartments	3.3%	No	No	Refinance	No	30,000,000	0	0	55,000	30,055,000	19,788,360
12	Loan	52	1	Axis Apartments and Lofts	2.9%	No	No	Refinance	Yes	27,000,000	0	0	55,000	27,055,000	12,147,166
13	Loan		1	Shops of Wisconsin	2.9%	No	No	Refinance	No	26,750,000	0	0	3,950,000	30,700,000	29,531,797
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	No	No	Refinance	No	131,500,000	8,169,315	0	0	139,669,315	129,510,030
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	No	Yes	Refinance	No	470,000,000	2,309,102	435,000,000	0	907,309,102	900,036,150
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	No	No	Refinance	No
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	No	No	Acquisition	No
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	No	No	Refinance	No
19	Loan		1	93 East Apartments	2.3%	No	No	Refinance	No
20	Loan	70	1	Cabelas	2.2%	Yes	No	Acquisition	No
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	No	No	Acquisition	No
22	Loan		1	Falls of West Oaks	2.1%	No	No	Refinance	No
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	No	No	Refinance
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%				No
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%				No
23.03	Property		1	97 North Sea Road	0.3%				No
24	Loan	8, 77	1	Centene	1.7%	No	No	Acquisition	No
25	Loan	78, 79	1	Reside Market Street	1.5%	No	No	Refinance	Yes
26	Loan	80, 81	1	477 Rodeo	1.5%	No	No	Refinance	No
27	Loan		1	Carrington Court Apartments	1.2%	No	No	Refinance	No
28	Loan		1	Villa Adora	1.1%	No	No	Refinance	No
29	Loan	82	1	Temecula Creek Plaza	1.1%	No	No	Acquisition	No
30	Loan		1	Times Square Apartments	1.1%	No	No	Refinance	No
31	Loan	83	1	2400 Hudson	1.1%	No	No	Refinance	No
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	No	No	Refinance	No
33	Loan		1	Jupiter Park Self Storage	0.9%	No	No	Acquisition	No
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	No	No	Refinance	Yes
35	Loan	87	1	Northgate	0.5%	No	No	Refinance	Yes

A-1-22

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	0	5,768,900	149,445,201	451,939,763	0	1,225,000,000	NAP	NAP	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	0	1,229,282	0	57,870,718	0	59,100,000	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	0	706,034	1,637,067	8,847,899	0	53,100,000	NAP	NAP	NAP	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	254,000,000	2,208,429	600,000	0	0	256,808,429	NAP	NAP	NAP	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	0	672,212	833,874	25,207,796	0	90,000,000	NAP	NAP	NAP	NAP
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	0	1,337,812	4,840,881	0	0	80,235,451	NAP	NAP	NAP	NAP
6.01	Property		1	Research Place	1.3%							NAP	NAP	NAP	NAP
6.02	Property		1	Research Park Office Center	1.1%							NAP	NAP	NAP	NAP
6.03	Property		1	Regions Center	1.1%							NAP	NAP	NAP	NAP
6.04	Property		1	301 Voyager Way	0.8%							NAP	NAP	NAP	NAP
6.05	Property		1	Intuitive Center I & II	0.6%							NAP	NAP	NAP	NAP
6.06	Property		1	Lakeside Center I & II	0.5%							NAP	NAP	NAP	NAP
7	Loan		1	Venice Crossroads	4.9%	0	612,853	1,459,127	15,065,232	0	45,832,500	NAP	NAP	NAP	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	0	2,580,460	8,006,075	71,318,620	0	400,000,000	NAP	NAP	NAP	NAP
9	Loan	45, 46	1	Marina Pacifica	3.6%	0	891,980	1,491,352	2,340,316	0	33,440,000	NAP	NAP	NAP	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	0	1,281,431	4,136,128	17,407,082	0	78,610,000	NAP	NAP	NAP	NAP
11	Loan		1	Tanglewood Apartments	3.3%	0	720,585	1,060,677	8,485,378	0	30,055,000	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	0	584,741	273,796	14,049,298	0	27,055,000	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	0	399,690	763,381	5,132	0	30,700,000	NAP	NAP	NAP	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	0	1,941,862	8,217,423	0	0	139,669,315	NAP	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	0	7,272,952	0	0	0	907,309,102	NAP	NAP	NAP	NAP
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%							NAP	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%							NAP	NAP	NAP	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%							NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%							NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%							NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%							NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%							NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%							NAP	NAP	NAP	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%							NAP	NAP	NAP	NAP
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%							NAP	NAP	NAP	NAP
23.03	Property		1	97 North Sea Road	0.3%							NAP	NAP	NAP	NAP
24	Loan	8, 77	1	Centene	1.7%							NAP	NAP	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%							NAP	NAP	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%							NAP	NAP	NAP	NAP
27	Loan		1	Carrington Court Apartments	1.2%							NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%							NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%							NAP	NAP	NAP	NAP
30	Loan		1	Times Square Apartments	1.1%							NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%							NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%							NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%							NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%							NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%							NAP	NAP	NAP	NAP

A-1-23

3650R 2021-PF1

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17	1	CX - 350 & 450 Water Street	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 19	1	50 Horseblock	6.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	20, 21, 22	1	Rox San	5.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 23, 24, 25, 26, 27	1	520 Almanor	5.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 28, 29, 30	1	Plaza La Cienega	5.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	8, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41	6	Huntsville Office Portfolio	5.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Research Place	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Research Park Office Center	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Regions Center	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	301 Voyager Way	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Intuitive Center I & II	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lakeside Center I & II	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan		1	Venice Crossroads	4.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 42, 43, 44	1	The Westchester	4.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	45, 46	1	Marina Pacifica	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	8, 47, 48, 49, 50, 51	1	Patewood Corporate Center	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan		1	Tanglewood Apartments	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	Axis Apartments and Lofts	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Shops of Wisconsin	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 53, 54, 55, 56, 57	1	2 Washington	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 20, 58, 59, 60, 61, 62, 63	1	One SoHo Square	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	8, 64, 65	1	Icon One Daytona	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 66, 67	1	PetSmart HQ	2.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	68, 69	1	747 Amsterdam Avenue	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	93 East Apartments	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	70	1	Cabelas	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	71, 72	1	CAL OES Portfolio	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Falls of West Oaks	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	73, 74, 75, 76	3	Farrell Hampton Portfolio	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.01	Property		1	4, 6, 10 Sherrill Fosters Path	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.02	Property		1	Farrell Medical Plaza - 6144 Rt 25A	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.03	Property		1	97 North Sea Road	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	8, 77	1	Centene	1.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	78, 79	1	Reside Market Street	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	80, 81	1	477 Rodeo	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Carrington Court Apartments	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Villa Adora	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	82	1	Temecula Creek Plaza	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Times Square Apartments	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	83	1	2400 Hudson	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	84, 85	1	Echo-Westlake Multi	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Jupiter Park Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	86	1	PeachTree Plaza Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	87	1	Northgate	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-24

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Whole Loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Whole Loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus for additional information regarding the Whole Loan(s).

(9)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(10)	The Mortgage Loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, JPMorgan Chase Bank, National Association, Bank of America, N.A. and 3650 Cal Bridge Lending, LLC. 3650 REIT will be contributing Note A-4-2 and Note A-4-3 with an aggregate Cut-off Date Balance of $52.9 million and GACC will be contributing Note A-1-7 with a Cut-off Date Balance of $25.0 million to the 3650R 2021-PF1 securitization.

(11)	With respect to CX – 350 & 450 Water Street, the Mortgaged Property includes (i) the 350 Water Street building (Parcel G), which is a laboratory building consisting of 511,157 sq. ft. and (ii) the 450 Water building (Parcel H), which is a contemporary office building consisting of 404,076 sq. ft.

(12)	With respect to CX – 350 & 450 Water Street, the CX – 350 & 450 Water Street Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street Whole Loan is 2.79200% per annum. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 2.792000%, and (y) (1) the swap rate in effect on the ARD plus (2) 1.26000%. The metrics presented above are calculated based on the ARD.

 A-1-25

(13)	With respect to CX – 350 & 450 Water Street, the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1.954 billion as of April 1, 2023 assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property. The appraisal concluded to an “as-is” appraised value of $1.778 billion as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 45.8% for the CX – 350 & 450 Water Street senior notes, and a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 68.9% for the CX – 350 & 450 Water Street whole loan.

(14)	With respect to CX – 350 & 450 Water Street, the CX – 350 & 450 Water Street Whole Loan may be voluntarily prepaid in whole (but not in part, except in relation to a collateral release) beginning on or after the payment date in December 2023 with a yield maintenance premium if such prepayment occurs prior to the payment date in May 2031. In addition, the CX – 350 & 450 Water Street Whole Loan may be defeased in whole (but not in part, except in relation to a collateral release) at any time after the earlier to occur of (i) October 14, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

(15)	With respect to CX – 350 & 450 Water Street, the sole tenant, Aventis Inc., has two leases expiring in June 2036 and November 2036, respectively. The November 2036 expiration date is based on an anticipated rent commencement of November 10, 2021. The actual rent commencement date, anniversary date, and expiration date to be determined as provided in the 450 Water Street lease and amendments, related to the substantial completion of the base building work at the 450 Water Street building.

(16)	With respect to CX – 350 & 450 Water Street, the sole tenant, Aventis Inc., has the right to terminate each of its leases, with a termination fee, effective as of the end of the respective 14th lease year. If Aventis Inc. chooses to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease.

(17)	With respect to CX – 350 & 450 Water Street, the sole tenant, Aventis Inc. is currently not in occupancy, pending the substantial completion of the buildout out its spaces at the CX – 350 & 450 Water Street Property. The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for the 350 Water Street building and fourth quarter of 2021 for the 450 Water Street building. The lease at 350 Water Street commenced on July 1, 2021. The commencement of the lease at 450 Water Street is tied to substantial completion, with it occurring the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work.

(18)	The Mortgaged Property benefits from a payment in lieu of taxes (“PILOT”) program which provides abatements for real estate taxes and mortgage recording taxes and is subject to an IDA ground lease (the “IDA Lease”) dated October 1, 2012, with the Town of Brookhaven Industrial Development Agency (the “IDA”). The IDA Lease runs until October 31, 2024. As a stipulation of the PILOT, title to the property is held by the Town of Brookhaven IDA. However, this is a de facto fee simple position, as the title will be transferred back to the owner upon completion of the PILOT program. Therefore, title will revert to the owner when the PILOT program expires in 2024.

(19)	The recapitalization was funded on the borrower sponsors’ credit line and closed on January 29, 2021 per the purchase and sale agreement, for $89.25 million.

(20)	The borrower(s) own the Mortgaged Property as tenants-in-common.

(21)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the underwritten rent steps through June 1, 2022, the establishment of an upfront reserve for all outstanding free rent and TI/LC obligations at origination, and the parking income being underwritten based on the actual parking agreement revenues.

(22)	A monthly deposit is not required if the amount in the TI/LC reserve is equal to or greater than $1,000,000 and will not be required until the amount has been reduced to less than $250,000.

 A-1-26

(23)	With respect to Loan No. 4, 520 Almanor, the Whole Loan is structured with an anticipated repayment date of November 6, 2031 (“ARD”) and final maturity date of June 6, 2034. The initial interest rate for the 520 Almanor Whole Loan is 2.55500% per annum. From and after the ARD, in the event the 520 Almanor Whole Loan is not paid-off on or before the ARD, the 520 Almanor Whole Loan will accrue interest at a fixed rate equal to the greater of (i) 5.05500% or (ii) the sum of (x) the 10-year swap rate plus (y) 3.38000%. The metrics presented above are calculated based on the ARD.

(24)	The “As Stabilized” appraised value of $254,000,000 assumes all outstanding tenant improvements and contractual free rent associated with the Nokia lease have been satisfied. The appraisal concluded to an “As-is” appraised value of $243.0 million as of August 24, 2021, which equates to a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 41.8%.

(25)	The Mortgaged Property consists of a leasehold interest under a 99-year ground lease that is in place through June 2116. Pace Properties is the ground lessor. The ongoing monthly ground rent is equal to the greater of (i) a floor base rent (currently $125,914), which increases 3% every five years, starting in July 2023 and (ii) 14.0% of the effective triple-net base rent paid by Nokia (or any replacement tenant) (based on the full 231,220 SF).

(26)	The sole tenant, Nokia Corp, has executed a lease but is not yet in occupancy and open for business pending the completion of the related build out. Borrower has represented that Nokia of America Corporation has verbally communicated it anticipates it will take occupancy of all of its demised premises on or prior to January 10, 2022. However, we cannot assure you that Nokia of America Corporation will take occupancy and open for business as expected or at all. Nokia of America Corporation is not obligated to pay base rent from April 1, 2021 through November 30, 2021 and is only obligated to pay 50% of base rent from December 1, 2021 through June 30, 2022.

(27)	The ongoing monthly ground rent reserve is equal to the greater of (i) a floor base rent (currently $125,914), which increases 3% every five years, starting in July 2023 and (ii) 14.0% of the effective triple-net base rent paid by Nokia Corp (or any replacement tenant) (based on the full 231,220 SF).

(28)	The lockout period will be at least 25 payment dates beginning with and including the first payment date in November 2021. Defeasance of the Plaza La Cienega Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) September 28, 2024. The assumed defeasance lockout period of 25 payment dates is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(29)	The Mortgaged Property consists of Rains, LLC’s, one of the two related borrowers, fee interest in the Plaza La Cienega Property, as well as LaCienega-Sawyer Ltd.’s, the second of the two related borrowers, leasehold interest in the Plaza La Cienega Property, which it holds pursuant to a ground lease dated April 1, 1971 between Rains, LLC, as ground lessor, and LaCienega-Sawyer Ltd., as ground lessee. The monthly rent payment under such ground lease is $1.00. The ground lease expires on March 31, 2041 with one 29-year extension option remaining.

(30)	The Fifth Largest Tenant at the Plaza La Cienega Mortgaged Property, CVS, has the option to terminate its lease on November 30, 2021, and every 10 years thereafter, upon 90 days’ notice.

(31)	Huntsville NYL LLC is the owner of the fee simple interest in the Huntsville Office Portfolio Mortgaged Property, which is ground leased to the related Mortgage Borrower.

(32)	The Huntsville Office Portfolio Mortgage Loan was co-originated by Citi Real Estate Funding Inc. and DBR Investments Co. Limited.

(33)	With respect to the Huntsville Office Portfolio - Research Park Office Center Mortgaged Property, the Fourth Largest Tenant, Redstone Federal Credit Union, has the option to terminate its lease on April 30, 2022, by providing not less than 150 days’ prior written notice and payment of a termination fee within 30 days of such notice.

(34)	With respect to the Huntsville Office Portfolio - Intuitive Center I & II Mortgaged Property, the Largest Tenant, Intuitive Research and Technology, LLC, has the option to terminate its lease effective August 31, 2025 upon notice no later than December 1, 2024 and payment of a termination fee.

(35)	With respect to the Huntsville Office Portfolio - Intuitive Center I & II Mortgaged Property, the Second Largest Tenant, Pinnacle Solutions, Inc., has the option to terminate its lease effective January 31, 2024 upon 270 days’ notice and payment of a termination fee.

 A-1-27

(36)	With respect to the, Huntsville Office Portfolio - Lakeside Center I & II Mortgaged Property, the Largest Tenant, Dynetics, Inc, has the option to terminate its lease effective November 30, 2024 upon 270 days’ notice and payment of a termination fee

(37)	With respect to the Huntsville Office Portfolio - Lakeside Center I & II Mortgaged Property, the Third Largest Tenant, Jacobs Engineering Group Inc, has two termination options (the first exercisable on April 30, 2022, and the second exercisable on April 30, 2024), with six months’ notice an payment of a termination fee.

(38)	With respect to the Huntsville Office Portfolio - Lakeside Center I & II Mortgaged Property, the Fifth Largest Tenant, Koda Technologies, Inc., has the option to terminate its lease effective January 31, 2024 notice delivered by July 31, 2023 and payment of a termination fee

(39)	With respect to the Huntsville Office Portfolio - Research Place Mortgaged Property, the Second Largest Tenant, GSA Dept of Army Activities, has the option to terminate its lease, in whole or in part at any time upon not less than 90 days’ prior written notice.

(40)	With respect to the Huntsville Office Portfolio - Research Place Mortgaged Property, the Third Largest Tenant, Wiregrass Hospice LLC (Gentiva), has the option to terminate its lease effective July 31, 2022 upon not less than 120 days’ prior written notice.

(41)	With respect to the Huntsville Office Portfolio, the Mortgaged Property identified on the Annex as Lakeside Center I & II is part of an office condominium. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

(42)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the closure of the Mortgaged Property on March 18, 2020 to July 10, 2020. As of December 1, 2020, all stores have reopened including the Nordstrom and Neiman Marcus anchors. The borrower sponsors granted various rent relief/rent deferrals to select tenants in relation to spring and early summer payments due. Short term rent relief was given to several tenants in exchange for waiving co-tenancy provisions in their leases through December 2021. Rent deferrals are expected to be paid back in equal monthly installments, some of which have commenced in 2021, with a few tenants electing to make one lump sum payment. The Mortgaged Property was 92.2% occupied as of May 11, 2021. The borrower sponsors collected 84% to 86% of tenant rents monthly from October 2020 through January 2021 and since their portfolio has returned to pre-COVID property collections they are no longer tracking monthly collections.

(43)	The Mortgaged Property includes a leasehold interest in an air rights parcel for a small portion of the Mortgaged Property, which is located above Paulding Street. The leasehold interest was granted by the City of White Plains to the original property owner on December 30, 1992. This portion of the Mortgaged Property contains inline stores and parking spaces, and is situated just west of the Nordstrom building straddling Paulding Street. The air rights parcel consists of all of the air space approximately 175.7 feet above sea level. The original property owner/lessee paid the full rent of $87,500 for the entire 99-year lease term at execution of the lease and there are no annual rent payments remaining through the leasehold maturity date of December 30, 2091. The lessee is required to pay all taxes and utilities on any improvements constructed, which can also be mortgaged by the lessee and its successor or assignee.

(44)	At origination, Column Financial, Inc. (“Column”) obtained an appraisal with an as-is value of $810,000,000 as of November 26, 2019. Column obtained a new appraisal dated February 3, 2021 with an “as-is” value of $647,000,000 as of January 12, 2021 and a “prospective market value upon stabilization” value of $699,000,000 as of February 1, 2024. Based on the “prospective market value upon stabilization” value, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) is 49.1% and the Whole Loan Cut-off Date LTV Ratio (%) is 57.2%.

(45)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the full rental payments being made post COVID. Additionally, two new leases including LA Fitness and Faucets N’ Fixture were signed in July and August of 2021, respectively.

(46)	The Mortgaged Property is currently subject to two ground lease agreements that encompass the entire leasehold interest, each of which had an initial term of 65 years. The underlying ground leases both have remaining initial base terms of 17 years and four months, and both expire on March 19, 2039. Although there are no fixed term extension options, the ground lease agreement gives the ground lessee a first right of renewal option with the same contractual lease terms and conditions as those which currently exist.

 A-1-28

(47)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of July 5, 2021. Defeasance of the Patewood Corporate Center Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) May 11, 2024. For the purposes of this preliminary prospectus, the assumed lockout period of 29 months is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(48)	The Mortgaged Property is comprised of six office buildings. The Patewood 1 building contains the Fourth Largest Tenant, Wood Group, totaling 23,424 SF with Suite 150 comprised of 3,115 SF pursuant to a lease with an expiration date of July 31, 2023 and 20,309 SF in Suite 200 pursuant to a lease with an expiration date of August 31, 2023. Of note, Wood Group occupies an additional 19,224 SF in the Patewood 2 building next door with an August 31, 2023 lease expiration date.

(49)	Rent for the Second Largest Tenant, Day & Zimmerman, has been underwritten to the sublease rent of $21.50 psf.

(50)	TCM CRE REIT LLC (the “Mezzanine Lender”) has provided $10.0 million of mezzanine financing (the “Mezzanine Loan”) secured by equity interests in the borrower. The Mezzanine Loan is coterminous with the mortgage loan and will require interest-only payments through maturity at a fixed coupon of 10.00000%.

(51)	A monthly deposit is not required if the amount in the TI/LC reserve is equal to or greater than $3,000,000 and will not be required until the amount has been reduced to less than $1,500,000.

(52)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the Mortgaged Property being 97.9% occupied according to the October 1, 2021 underwritten rent roll.

(53)	The 345 multifamily units at the Mortgaged Property are 100% leased to Sonder USA Inc. (“Sonder”). Sonder’s lease will expire on a floor-by-floor basis starting on February 28, 2031 and ending on October 31, 2031. The Mortgaged Property also contains 27,989 SF of classroom/play space (of which the interior space consists of 22,989 SF) that is leased to the New York City Board of Education through February 13, 2031. The residential component and classroom/play space component comprise a single condominium unit that includes most of the 1st floor, floors 2-15, and a portion of the cellar, with a second non-collateral condominium unit in the same building owned by Nyack College comprised of floors 16-21 and the remaining 1st floor and cellar space. The overall condominium regime also includes condominium units in adjacent buildings.

(54)	With respect to the 2 Washington Mortgaged Property, the entire multifamily portion of the Mortgaged Property (comprised of 345 multifamily units) is master leased to Sonder. Sonder has taken possession of and commenced paying rent on the multifamily units at the Mortgaged Property pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

(55)	With respect to the 2 Washington Mortgaged Property, The New York City Board of Education, which represents 13.0% of the net rentable area and 7.8% of underwritten base rent at the Mortgaged Property, has the right to terminate its lease at any time upon 180 days’ notice.

(56)	The Mortgage Loan is structured with a hard lockbox. Upon a residential reversion (i.e. if the Sonder master lease is no longer in effect and the Mortgaged Property reverts to standard multifamily use), the residential component will have a soft lockbox, while the commercial component is required to continue to have a hard lockbox.

 A-1-29

(57)	The Mortgaged Property was recently converted from office to multifamily use with the final phase reaching substantial completion at the beginning of March 2021, and the borrower entered into a new lease with Sonder for all multifamily units commencing in September 2020. Accordingly, the Mortgaged Property has limited operating history.

(58)	The Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

(59)	The defeasance lockout period will be at least 27 payment dates beginning with and including the first payment date in September 2021. Defeasance of the One SoHo Square Whole Loan in whole or in part is permitted at any time on or after the first payment date following the earlier to occur of (i) July 9, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, the One SoHo Square Whole Loan may be voluntarily prepaid in whole or in part, at any time, subject to payment of a prepayment fee equal to the yield maintenance amount if such prepayment occurs prior to March 6, 2028. The assumed defeasance lockout period of 27 payments is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(60)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the present value of contractual rent step increments over the remainder of the investment-grade tenants’ lease terms ($5,035,662), as well as incremental expense reimbursements to account for adjusted real estate taxes ($5,573,438).

(61)	The Fifth Largest Tenant, Juul Labs, has not taken occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

(62)	The Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to a retrospective tax abatement for the Mortgaged Property under the Industrial & Commercial Abatement Program (“ICAP”). Once the ICAP benefits are in effect, they will be retroactive for the 2017/2018 tax year for the east tower at the Mortgaged Property and for the 2018/2019 tax year for the west tower at the Mortgaged Property. Upon expiration of such program or if such program is otherwise terminated, the borrowers will be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to the expiration of such program, the tax benefit to the Mortgaged Property may decrease throughout the term of the ICAP until the expiration of such program.

(63)	The Largest Tenant, Flatiron Health, originally offered to sublease approximately 111,000 SF (approximately 49%) of its leased space during the COVID-19 pandemic. It currently has approximately 40,890 SF (approximately 17.9%) of its leased space offered for sublease, of which 30,668 SF has been subleased to Petal Card, Inc. for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

(64)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the Mortgaged Property’s lease up to stabilized levels.

(65)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 5, 2021. Defeasance of the Icon One Daytona Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) August 10, 2024. For the purposes of this preliminary prospectus, the assumed lockout period of 26 months is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(66)	The lockout period will be at least 31 payment dates beginning with and including the first payment date of May 5, 2021. Defeasance of the PetSmart HQ Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) March 31, 2024. For the purposes of this preliminary prospectus, the assumed lockout period of 31 months is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(67)	NE-SW Debt Holdings, LP (“Mezzanine Lender”) has provided $12.0 million of mezzanine financing (the “Mezzanine Loan”) secured by equity interests in the borrower. The Mezzanine Loan is coterminous with the mortgage loan and will require interest-only payments through maturity at a fixed coupon of 12.00000%.

 A-1-30

(68)	The Mortgaged Property is subject to 25-year tax abatement via the Industrial & Commercial Incentive Program (“ICAP”) as a result of capital improvements to the property. The ICAP abatement commenced in the 1999/2000 tax year and will expire at the end of the 2023/2024 tax year. The Mortgaged Property currently receives a 30% exemption of the increase in assessed valuation, which will be phased down by 10% per year thereafter through the expiration in 2023/2024. Taxes were underwritten to the in-place abated tax amount.

(69)	The Number of Units is comprised of 20,600 square feet of office space and 12,000 square feet of retail space.

(70)	Cabelas is structured with an Anticipated Repayment Date (“ARD”) of November 5, 2031 and a final maturity date of April 5, 2044. From and after the ARD, the interest rate will increase by 300 basis points to 7.40000%.

(71)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) at the CAL OES Portfolio Mortgaged Property can be attributed to contractual rent steps and the renewal of the tenant’s lease in early 2021.

(72)	The sole tenant, CA OES may terminate the lease at the 601 Sequoia Pacific building at any time on or after June 30, 2025 upon at least 30 days prior written notice. In addition, CA OES may terminate the lease at the 600 and 650 North 5th Street buildings effective at any time on or after September 30, 2025 upon at least 30 days’ prior written notice.

(73)	With respect to Loan No. 23, Farrell Hampton Portfolio, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to (1) newly built 4, 6, 10 Sherill Fosters Path property (57.9% of ALA), which has been leasing up through the end of 2020 and beginning of 2021, and (2) the inclusion of a sponsor-affiliated tenant, Farrell Building (Largest Tenant occupying 45.8% of NRA at the 4, 6, 10 Sherrill Fosters Path property based on 39,000 SF of industrial space), for an approximately 13-year lease term.

(74)	With respect to Loan No. 23, the Farrell Hampton Portfolio features 39,000 square feet of industrial space (49.7% of portfolio NRA), 34,909 square feet of office space (44.4% of portfolio NRA), and 4,628 square feet of multifamily space (8 Units / 5.9% of portfolio NRA) space spread across three properties in New York.

(75)	With respect to Loan No. 23.01, 4, 6, 10 Sherrill Fosters Path, the five largest tenants’ % of NRA is based on the industrial component of 39,000 SF at the Mortgaged Property.

(76)	With respect to the Farrell Hampton Portfolio Mortgage Loan, 2018-2020 cash flows do not include 4, 6, 10 Sherill Fosters Path, which was developed in 2020 and leased up through the last 12 months. The historical financials also do not factor in lease payments to the sponsor affiliated space.

(77)	The lockout period will be at least 30 payment dates beginning with and including the first payment date of June 5, 2021. Defeasance of the Centene Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) May 4, 2024. For the purposes of this preliminary prospectus, the assumed lockout period of 30 months is based on the expected 3650R 2021-PF1 securitization closing date in November 2021. The actual lockout period may be longer.

(78)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the build out of the Bardea restaurant. The restaurant is permitted to expand its premises at the Reside Market Street Mortgaged Property by adding 1,440 SF of rentable square footage to the restaurant’s premises. Other Income includes amortization payments due to related tenant improvement costs for Bardea.

(79)	The Mortgaged Property consists of three multifamily buildings, each with street level retail, located at 426 North Market Street and 627 & 608 Market Street in Wilmington, Delaware. The buildings are comprised of 81 residential units and four commercial tenants totaling 11,902 SF. In total, the Mortgaged Property consists of 73,233 SF. The tenant’s % of NRA is based on the retail component of 11,902 SF at the Mortgaged Property.

(80)	The Mortgaged Property consists of primarily luxury storefront retail and office components located at 9501 Santa Monica Drive in Beverly Hills, California. The SF break out is as follows: Retail (7,830 SF) and Office (6,742 SF)

(81)	The Second Largest Tenant, Jared Najjar, occupies space pursuant to two leases which expire on March 31, 2022 (745 SF) and May 31, 2023 (700 SF), respectively.

(82)	The Mortgaged Property consists of primarily retail and office components located at 31021-31165 Temecula Parkway in Temecula, California. The SF break out is as follows: Retail (43,777 SF) and Office (8,684 SF).

(83)	The Appraised Value ($) is the “Rental Fallback” value of the Mortgaged Property.

 A-1-31

(84)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the Mortgaged Property’s lease up to stabilized levels. The Mortgaged Property was recently completed in 2021 with initial lease up commencing in Q1 2021. The first move-ins at the Mortgaged Property occurred in April 2021. The Mortgaged Property averaged two move-ins per week between the months of April and July 2021.

(85)	Several metrics regarding the Echo-Westlake Multi Mortgage Loan were adjusted to account for the Holdback / Earnout Amount ($) of $1,000,000. The Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%), and Cut-off Date LTV Ratio (%) were adjusted based on the Reserve Adjusted Cut-off Date Balance of $8,500,000.

(86)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to rents increased at the Mortgaged Property post interior upgrades during 2019 and 2020. Per the appraiser, total renovations equate to approximately $61,904.76 per unit.

(87)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to rental rate increases by the borrower sponsors. The Mortgaged Property began leasing in April 2020. The Mortgaged Property is currently 96.1% occupied based on the April 2, 2021 underwritten rent roll.

 A-1-32

ANNEX A-2

SIGNIFICANT LOAN SUMMARIES

A-2-1

LOAN #1: CX – 350 & 450 WATER STREET

A-2-2

LOAN #1: CX – 350 & 450 WATER STREET

A-2-3

LOAN #1: CX – 350 & 450 WATER STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller(4)		3650 REIT, GACC
Location (City/State)	Cambridge, Massachusetts		Cut-off Date Balance(3)		$77,900,000
Property Type	Mixed Use - Laboratory/Office		Cut-off Date Balance per SF(3)		$889.39
Size (SF)	915,233		Percentage of Initial Pool Balance(3)		8.5%
Total Occupancy as of 10/14/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/14/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	2021 / NAP		Mortgage Rate(5)		2.79200%
Appraised Value(1)	$1,954,000,000		Original Term to Maturity (Months)(5)		120
Appraisal Date(1)	4/1/2023		Original Amortization Term (Months)		NAP
Borrower Sponsors(2)	DivcoWest; California State Teachers’ Retirement System; Teacher Retirement System of Texas		Original Interest Only Period (Months)(5)		120
Property Management	Divco West Real Estate Services, Inc.		First Payment Date		12/6/2021
			Anticipated Repayment Date(5)		11/6/2031
			Maturity Date(5)		11/6/2036
Underwritten Revenues		$92,929,288
Underwritten Expenses		$12,225,756	Escrows(6)
Underwritten Net Operating Income (NOI)		$80,703,532		Upfront	Monthly
Underwritten Net Cash Flow (NCF)		$80,566,247	Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(3)		41.7%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)(3)(5)		41.7%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)		3.50x / 3.50x	TI/LC	$52,062,079	Springing
Debt Yield Based on Underwritten NOI / NCF(3)		9.9% / 9.9%	Other(7)	$97,383,122	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes	$814,000,000	66.4%	Existing Debt	$617,846,136	50.4%
Junior Notes	411,000,000	33.6	Return of Equity	451,939,763	36.9
			Upfront Reserves	149,445,201	12.2
			Closing Costs	5,768,900	0.5
Total Sources	$1,225,000,000	100.0%	Total Uses	$1,225,000,000	100.0%

(1)	Based on the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1.954 billion as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property (as defined below). The appraisal concluded to an “as-is” appraised value of $1.778 billion as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes (as defined below), and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Whole Loan (as defined below). The appraisal concluded to an aggregate “as dark” appraised value of $1.901 billion. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Whole Loan.
(2)	There is no non-recourse carveout guarantor or environmental indemnitor for the CX - 350 & 450 Water Street Whole Loan.
(3)	The CX - 350 & 450 Water Street Loan (as defined below) is part of the CX - 350 & 450 Water Street Whole Loan evidenced by 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million and four junior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $411.0 million. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of the senior notes and exclude the subordinate notes.
(4)	The CX – 350 & 450 Water Street Whole Loan was co-originated by DBR Investments Co. Limited, JPMorgan Chase Bank, National Association, Bank of America, N.A. and 3650 Cal Bridge Lending, LLC. 3650 REIT will be contributing Note A-4-2 and Note A-4-3 with an aggregate Cut-off Date Balance of $52.9 million and GACC will be contributing Note A-1-7 with a Cut-off Date Balance of $25.0 million to the 3650R 2021-PF1 securitization.
(5)	The CX - 350 & 450 Water Street Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street Whole Loan is 2.79200% per annum. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 2.792000%, and (y) (1) the swap rate in effect on the ARD plus (2) 1.26000%. The metrics presented above are calculated based on the ARD.
(6)	See “—Escrows” below.
(7)	Other upfront reserve includes a Base Building Work Reserve of approximately $86,650,891 and an Aventis Rent Reserve of approximately $10,732,231.

■	The Mortgage Loan. The mortgage loan (the “CX - 350 & 450 Water Street Loan”) is part of a whole loan (the “CX - 350 & 450 Water Street Whole Loan”) comprised of (i) 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million (the “CX - 350 & 450 Water Street Senior Notes”), and (ii) four pari passu junior notes with an aggregate outstanding principal balance as of the Cut-off Date of $411.0 million (the “CX - 350 & 450 Water Street Junior Notes”) as detailed in the “Whole Loan Summary” table below. The CX - 350 & 450 Water Street Loan, evidenced by the non-controlling Note A-1-7, Note A-4-2 and Note A-4-3, has an aggregate outstanding principal balance as of the Cut-off Date of approximately $77,900,000 and represents approximately 8.5% of the Initial Pool Balance. The CX – 350 & 450 Water Street Whole Loan is secured by the borrowers’ fee interest in two adjacent Class A life sciences laboratory and office buildings located in Cambridge, Massachusetts (the “CX - 350 & 450 Water Street Property”). The borrowers utilized proceeds for the CX - 350 & 450 Water Street Whole Loan to retire existing debt, fund upfront reserves, pay closing costs and return equity to the borrower sponsors.

The CX - 350 & 450 Water Street Whole Loan has a 10-year interest-only term through the ARD of November 6, 2031 and a final maturity date of November 6, 2036. After the ARD, through and including November 6, 2036, the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 200 basis points over the greater of (x) 2.79200%, and (y)(1) the swap rate in effect on the ARD plus (2) 1.26000%; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox / Cash Management.” For the period from the origination date through the ARD, the CX - 350 & 450 Water Street Whole Loan accrues interest at the rate of 2.79200% per annum.

A-2-4

LOAN #1: CX – 350 & 450 WATER STREET

The CX - 350 & 450 Water Street Whole Loan has an initial term to the ARD of 120 months and has a remaining term to the ARD of 120 months as of the Cut-off Date. The CX - 350 & 450 Water Street Whole Loan requires payments of interest only until the ARD in November 2031 or, if not repaid on the ARD, the final maturity date in November 2036. The CX - 350 & 450 Water Street Whole Loan may be voluntarily prepaid in whole (but not in part, except in relation to a collateral release) beginning on or after the payment date in December 2023 with the payment of the yield maintenance premium if such prepayment occurs prior to the payment date in May 2031. In addition, the CX – 350 & 450 Water Street Whole Loan may be defeased in whole (but not in part, except in relation to a collateral release) at any time after the earlier to occur of (i) October 14, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

The table below summarizes the promissory notes that comprise the CX - 350 & 450 Water Street Whole Loan. The relationship between the holders of the CX - 350 & 450 Water Street Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1-1, A-2-1, A-3-1, A-4-1	$285,000,000	285,000,000	CAMB 2021-CX2(2)	Yes
A-1-3, A-3-2	94,000,000	94,000,000	Benchmark 2021-B30(2)	No
A-4-2, A-4-3, A-1-7(3)	77,900,000	77,900,000	3650R 2021-PF1	No
A-1-2, A-1-4, A-1-5, A-1-6, A-1-8, A-1-9	225,161,224	225,161,224	DBRI	No
A-2-2, A-2-3, A-2-4, A-2-5	107,959,184	107,959,184	BANA	No
A-3-3	23,979,592	23,979,592	JPMCB	No
Total Senior Notes	$814,000,000	$814,000,000
B-1, B-2, B-3, B-4	411,000,000	411,000,000	CAMB 2021-CX2(2)	No
Whole Loan	$1,225,000,000	$1,225,000,000

(1)	Notes held by lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
(2)	Expected to close on or prior to the Closing Date.
(3)	3650 REIT is contributing Note A-4-2 and Note A-4-3 with an aggregate outstanding principal balance of $52.9 million as of the Cut-off Date and GACC is contributing Note A-1-7 with an outstanding principal balance as of the Cut-off Date of $25.0 million.

■	The Mortgaged Property. The CX – 350 & 450 Water Street Property consists of two Class A LEED Gold (targeted), life sciences laboratory and office buildings totaling 915,233 sq. ft. located in Cambridge, Massachusetts. The CX – 350 & 450 Water Street Property includes (i) the 350 Water Street building (Parcel G), which is a laboratory building consisting of 511,157 sq. ft. and (i) the 450 Water building (Parcel H), which is a contemporary office building consisting of 404,076 sq. ft. Designed by Perkins +Will (350 Water Street) and NBBJ (450 Water Street), the CX – 350 & 450 Water Street Property has views of both the Cambridge and Boston skylines. The CX – 350 & 450 Water Street Property has an adjacent open space with playing field, a plaza to host food trucks and nearby access to two MBTA stops (Green and Orange line). The Lechmere MBTA green line is a 5-minute walk away. The CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc. (wholly owned by Sanofi).

The 350 Water Street building is a 12-story building featuring laboratory space, ground floor retail, a third-floor terrace, three below-grade parking levels with 377 parking spaces (0.74 per 1,000 sq. ft.), bike storage with showers, an adjacent open space with playing field and fitness center. The 350 Water Street building has 15’ - 19’ ceiling heights and eight passenger elevators. The 350 Water Street building is anticipated to be Wired Score Platinum and LEED Gold certified upon completion.

The 450 Water Street building is a 9-story building featuring office space, ground floor retail, a two-story mezzanine, three above-grade and two below-grade parking levels with 440 parking spaces (1.09 per 1,000 sq. ft.) and bike storage. The 450 Water Street building has 14’ - 16’ ceiling heights and five passenger elevators. The 350 Water Street building is anticipated to be Wired Score Platinum, WELL Gold and LEED Gold certified upon completion.

The CX – 350 & 450 Water Street Property is currently in the process of finishing construction and expected to be substantially completed for the 350 Water Street building in the second quarter of 2022 and the fourth quarter of 2021 for the 450 Water Street property. At loan origination, the borrowers reserved the following with the lender: (i) $86,650,891 for base building work related to hard costs, hard cost contingency, soft costs and soft cost contingency for the CX – 350 & 450 Water Street Property, (ii) approximately $15,483,880 of tenant improvement allowance related to the 350 Water Street property and $28,254,233 of tenant improvement allowance related to the 450 Water Street building and (iii) approximately $8,323,967 of leasing commissions related to the 450 Water Street property. The below is a chart which details the borrower sponsors’ development budgets, which do not include land allocations or financing

A-2-5

LOAN #1: CX – 350 & 450 WATER STREET

costs. We cannot assure you either the 350 Water Street building or the 450 Water Street building will be completed as expected or at all.

Development Budget Summary

	350 Water Street (Parcel G)		450 Water Street (Parcel H)
	Budget	Remaining Cost	Budget	Remaining Cost
Hard Costs	$221,627,140	$35,507,711	$181,926,397	$28,882,890
HC Contingency	915,139	1,065,231	866,487	866,487
Soft Costs	43,854,255	8,357,324	42,547,726	11,379,153
SC Contingency	210,241	250,720	341,375	341,375
TI Allowance	139,789,250	15,483,880	64,916,764(1)	28,254,233
Leasing Commissions	26,886,858	0	21,254,398	8,323,967
Total	$433,282,883	$60,664,866	$311,853,147	$78,048,105

(1)	A portion of the TI Allowance is carried in the Hard Costs.

Sole Tenant. As of October 14, 2021, the CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc., a wholly owned subsidiary of Sanofi S.A. (“Sanofi”) (rated A+/A1/AA by Fitch/Moody’s/S&P), which is the guarantor under the Aventis Inc. leases. Founded in 1973, Sanofi is a multinational pharmaceutical company headquartered in Paris, France. Sanofi engages in the research and development, manufacturing, and marketing of pharmaceutical drugs principally in the prescription market. Sanofi (NYSE:SNY) is publicly traded on the NASDAQ stock exchange and had a market cap of approximately $123.1 billion as of October 16, 2021.

The CX – 350 & 450 Water Street Property is expected to serve as Sanofi’s North American Research headquarters, where it is expected to consolidate approximately 3,000 employees from a number of local offices in the Boston area, as well as the Company’s Center of Excellence dedicated to mRNA vaccine research. Additionally, Sanofi is expected to consolidate approximately 400 employees from various sites at the Cambridge Crossing development and in Lyon, France to form a Center of Excellence dedicated to mRNA vaccine research. Sanofi plans to invest more than $476.0 million per year to develop vaccines against infectious diseases.

The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for the 350 Water Street building and the fourth quarter of 2021 for the 450 Water Street building. We cannot assure you the buildouts will be completed as expected or at all. Sanofi’s tenant buildout contract and base building changes total approximately $304.3 million ($595 PSF) for the 350 Water Street building and approximately $90.9 million ($225 PSF) for the 450 Water Street building. Sanofi is entitled to receive an approximately $139.8 million ($273 PSF) tenant improvement allowance for the 350 Water Street building and an approximately $73.7 million ($182 PSF) tenant improvement allowance for the 450 Water Street building. In total, the approximately $395.2 million ($432 PSF) tenant buildout contract and base building changes do not include any tenant investment for soft costs. Additionally, the approximately $395.2 million ($432 PSF) can be paid from the tenant improvement allowance to the extent available. In addition to the tenant buildout contract and base building changes, Sanofi is expected to invest approximately $181.7 million ($198 PSF) into the CX – 350 & 450 Water Street Property, not including FF&E.

Aventis Inc. executed two, 15-year term leases at the CX – 350 & 450 Water Street Property in late 2018. The rent commencement date of the lease at 350 Water Street was July 1, 2021. The rent commencement date of the lease at 450 Water Street is tied to substantial completion, with it occurring the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. The sole tenant, Aventis Inc. is not yet in occupancy of the 450 Water Street building, pending the buildout of its space. We cannot assure you that the buildout of the CX – 350 & 450 Water Street Property will be completed as expected or at all, or that Aventis Inc. will take occupancy as expected or at all. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to the 450 Water Street building. Aventis Inc. has the right to terminate each of its respective leases effective as of the end of its 14th lease year subject to a termination fee equal to 12 months base rent.

The blended starting base rent for the Aventis Inc. leases are $71.53 PSF (NNN) for 350 Water Street and 450 Water Street. Base rent for the laboratory building, 350 Water Street, is $75.90 PSF and base rent for the office building, 450 Water Street, is $66.00 PSF, with both leases including approximately 2.5% annual rent steps. Sanofi did not receive any free rent as part of its lease. The in-place rent at the 350 Water Street building is approximately 31.0% below the appraisal’s concluded market rent of $110.00 PSF (NNN) for the laboratory space and in-place rent at the 450 Water Street building is approximately 22.4% below the appraisal’s concluded market rent of $85.00 PSF (NNN) for the office space. Sanofi’s guarantees of the leases at the 350 Water Street and 450 Water Street buildings have guaranty caps of $207.5 million and $142.5 million, respectively.

A-2-6

LOAN #1: CX – 350 & 450 WATER STREET

COVID-19 Update. As of October 14, 2021, the CX – 350 & 450 Water Street Whole Loan is not subject to any forbearance, modification or debt service relief request. The first payment date for the CX – 350 & 450 Water Street Loan is December 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the tenant at the CX - 350 & 450 Water Street Property:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name(2)	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA(4)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration(5)	Renewal / Extension Options
Aventis Inc. (350 Water Street)	A1 / A+ / AA	511,157	55.8%	$38,796,816	59.3%	$75.90	6/30/2036	2, 10-year options
Aventis Inc. (450 Water Street)	A1 / A+ / AA	404,076	44.2	26,669,016	40.7	$66.00	11/30/2036(6)	2, 10-year options
Total Occupied		915,233	100.0%	$65,465,832	100.0%	$71.53
Vacant		0	0.0	0
Total / Wtd. Avg.		915,233	100.0%	$65,465,832

(1)	Based on the underwritten rent roll dated October 14, 2021.
(2)	Aventis Inc. is currently not in occupancy, pending the substantial completion of the buildout out of its spaces at the CX- 350 & 450 Water Street Property. The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for the 350 Water Street building and fourth quarter of 2021 for 450 Water Street building. The lease at 350 Water Street commenced on July 1, 2021. The commencement of the lease at 450 Water Street is tied to substantial completion, with it occurring the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work.
(3)	The credit ratings are those of the direct parent company, Sanofi, which is the guarantor under the leases.
(4)	The Tenant GLA includes up to 10,000 sq. ft. of terrace space for 350 Water Street and up to 4,000 sq. ft. of terrace space for 450 Water Street.
(5)	Aventis Inc. has the right to terminate each of the leases, with a termination fee, effective as of the end of its 14th lease year. If Aventis Inc. to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease.
(6)	Based on an anticipated rent commencement of November 10, 2021. The actual rent commencement date, anniversary date, and expiration date to be determined as provided in the 450 Water Street lease and amendments, related to the substantial completion of the base building work at the 450 Water Street building.

The following table presents certain information relating to the lease rollover schedule at the CX - 350 & 450 Water Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	0	0
2021	0	0.0%	0.0%	$0	0.0%	0	0
2022	0	0.0%	0.0%	$0	0.0%	0	0
2023	0	0.0%	0.0%	$0	0.0%	0	0
2024	0	0.0%	0.0%	$0	0.0%	0	0
2025	0	0.0%	0.0%	$0	0.0%	0	0
2026	0	0.0%	0.0%	$0	0.0%	0	0
2027	0	0.0%	0.0%	$0	0.0%	0	0
2028	0	0.0%	0.0%	$0	0.0%	0	0
2029	0	0.0%	0.0%	$0	0.0%	0	0
2030	0	0.0%	0.0%	$0	0.0%	0	0
2031	0	0.0%	0.0%	$0	0.0%	0	0
2032 & Thereafter	915,233	100.0%	100.0%	65,465,832	100.0%	$71.53	2
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	915,233	100.0%		$65,465,832	100.0%	$71.53	2

(1)	Based on the underwritten rent roll dated October 14, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The following table presents certain information relating to historical leasing at the CX - 350 & 450 Water Street Property:

Historical Leased %(1)(2)

2018	2019	2020	As of 10/14/2021(3)
NAP	NAP	NAP	100.0%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Historical occupancy is not available because the CX - 350 & 450 Water Street Property is currently being built. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.
(3)	Based on the underwritten rent roll dated October 14, 2021.

A-2-7

LOAN #1: CX – 350 & 450 WATER STREET

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the CX - 350 & 450 Water Street Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten PSF
Base Rent(4)	$65,465,832	$71.53
Straight Line Base Rent Average(5)	13,436,165	$14.68
Gross Potential Rent	$78,901,997	$86.21
Tenant Recoveries	11,768,903	$12.86
Total Recoveries	$11,768,903	$12.86
Other Income	$3,673,555	$4.01
Total Gross Income	$94,344,455	$103.08
Vacancy	(1,415,167)	($1.55)
Effective Gross Income	$92,929,288	$101.54
Total Fixed Expenses	$7,998,329	$8.74
Total Variable Expenses	$4,227,428	$4.62
Total Expenses	$12,225,756	$13.36
Net Operating Income	$80,703,532	$88.18
Reserves for Replacements	137,285	$0.15
TI/LC	0	$0.00
Net Cash Flow	$80,566,247	$88.03

Occupancy(6)	98.5%
NOI Debt Yield(7)	9.9%
NCF DSCR(7)	3.50x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical financial information and occupancy is not available because the CX - 350 & 450 Water Street Property is currently being built. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.
(3)	Based on the underwritten rent roll dated October 14, 2021.
(4)	The rent commencement date for the lease at 350 Water Street was in July 2021. The rent commencement date of the lease at 450 Water Street is tied to substantial completion, with it occurring the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to the 450 Water Street building.
(5)	Straight-line average rent credit for Aventis Inc. (Sanofi, investment grade rated parent company) through its lease term, including parking income rent adjusted for increases of 2.0% adjusted for CPI. The straight-line rent averages result in an average NNN base rent of $90.99 PSF for the 350 Water Street lease and $78.98 PSF for the 450 Water Street lease over the life of the lease.
(6)	Occupancy is based on the economic occupancy.
(7)	The NOI Debt Yield and the NCF DSCR are calculated based on the Senior Notes.

■	Appraisal. According to the appraisal, the CX - 350 & 450 Water Street Property has an “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property (as defined below). The appraisal concluded to an “as-is” appraised value of $1.778 billion as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Whole Loan. The appraisal concluded to an aggregate “as dark” appraised value of $1.901 billion. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Whole Loan

Building Name	Appraisal Approach	Appraised Value	Capitalization Rate
350 Water Street	Direct Capitalization Approach	$1,149,000,000	3.65%
350 Water Street	Discounted Cash Flow Approach	$1,150,000,000	4.00%(1)
450 Water Street	Direct Capitalization Approach	$786,000,000	3.65%
450 Water Street	Discounted Cash Flow Approach	$786,000,000	4.00%(1)

(1)	Represents the terminal capitalization rate.

A-2-8

LOAN #1: CX – 350 & 450 WATER STREET

■	Environmental Matters. According to a Phase I environmental report dated September 23, 2021, a REC was identified at each of the two parcels comprising the CX – 350 & 450 Water Street Property in connection with residual subsurface impacts related to historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing and is being performed by the related borrowers. An environmental insurance policy was put in place for each parcel. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for more information.

■	Market Overview and Competition. The CX – 350 & 450 Water Street Property is located in the Cambridge market within the Greater Boston area. The city of Cambridge is located in the Boston core-based statistical area directly north of the city of Boston and separated from Boston’s central business district (“CBD”) by the Charles River. Cambridge is bordered by Somerville to the north and Watertown to the west. The city is acclaimed for its unique mix of venture capital, National Institutes of Health (NIH) funding and state investments. In recent years, Cambridge has become a life sciences and biotechnology hub not only for the northeast, but for the entire United States. Cambridge is home to over 5,000 private business establishments with major companies including Watson Health, Amgen, Facebook and Apple, among others.

The Cambridge market is best known for its innovation and high concentration of research and development operations. Cambridge has one of the highest densities of educated people in the world with 42 colleges, universities and community colleges in the Boston/Cambridge area, including being home to Harvard University and the Massachusetts Institute of Technology (MIT). There are over 11,000 undergraduate students and over 11,000 graduate students living in Cambridge.

The CX – 350 & 450 Water Street Property is part of a larger 4.5 million sq. ft. master-planned mixed-use-transit-oriented development known as Cambridge Crossing, which is an innovation community in East Cambridge, proximate to Kendall Square. Cambridge Crossing is spread across 43 acres and is expected to total over 17 buildings consisting of over 2.1 million sq. ft. of science and technology space, 2.4 million sq. ft. of residential space, 100,000 sq. ft. of retail space and 11 acres of open space. The development of Cambridge Crossing has approximately 2.5 million sq. ft. completed or under construction and recent leases to Philips, Sanofi, and Bristol Myers Squibb.

Cambridge Crossing benefits from its various forms of transit, including one MBTA (Green Line) station soon to be on site, and one MBTA (Orange Line) station a short walk away, four Hubway stations, designated bike lanes, an EZ ride and private Cambridge Crossing shuttle, walking paths and acres of green spaces. In addition, Cambridge Crossing is approximately 3.5 miles from the Boston Logan International Airport.

The following table presents the submarket statistics for the laboratory and office space in the Cambridge market:

Laboratory Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,192,000	1.0%	0.0%	0	100,681	3,100,000	$71.00	N/A
East Cambridge	7,397,000	1.3%	0.0%	0	(56,745)	2,304,000	$105.81	$105.81
Mid Cambridge	3,934,000	1.3%	0.0%	0	(41,966)	0	$82.88	$81.07
Total/Wtd. Avg.	12,523,000	1.0%	0.0%	0	1,970	5,404,000	$100.40	$104.14

(1)	Source: Appraisal.

Office Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,652,770	5.6%	3.6%	0	37,442	0	$59.92	$60.22
East Cambridge	8,207,363	7.2%	2.8%	0	196,420	1,235,423	$82.60	$82.29
Mid Cambridge	2,175,363	6.8%	3.7%	0	(40,073)	0	$65.07	$80.56
Total/Wtd. Avg.	12,035,496	6.9%	3.0%	0	193,789	1,235,423	$75.07	$79.92

(1)	Source: Appraisal.

The laboratory lease comparables range in size from 40,000 sq. ft. to 260,000 sq. ft. with lease terms ranging from 5 to 15 years. The comparables exhibit a range in rents from $88.50 to $105.00 PSF, with an average of $95.20 PSF on a net basis. Free rent concessions ranged from 0 to 12 months, averaging 1.71 months with tenant improvement allowances ranging from $0.00 to $225.00 PSF, an average of $182.14 PSF.

The appraiser concluded to a market rent of $110.00 PSF at 350 Water Street, which is a 44.9% premium to the in-place rent of $75.90 PSF.

A-2-9

LOAN #1: CX – 350 & 450 WATER STREET

The following table summarizes the comparable laboratory leases in the surrounding market.

Summary of Comparable Laboratory Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
350 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Jul-21	15.0	Net	511,157	$75.90	2.50%	$250.00
Seaport Labs	Boston, MA	2023	Eli Lilly LOI	Jan-23	15.0	Net	165,000	$103.00	3.00%	$210.00
201 Brookline Avenue	Boston, MA	2022	Verve Therapeutics	Jun-22	15.0	Net	105,000	$91.00	3.00%	$225.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	May-22	15.0	Net	40,000	$105.00	2.75%	$225.00
238 Main Street	Cambridge, MA	2021	Beam Therapeutics	Aug-21	12.0	Net	122,620	$96.50	3.00%	$190.00
65 Landsdowne Street	Cambridge, MA	2001	Brigham and Women’s	Feb-21	5.0	Net	112,410	$100.00	3.00%	$0.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	Aug-20	15.0	Net	260,000	$88.50	2.50%	$225.00
Cambridge Crossing	Cambridge, MA	2019	Cereval	Feb-20	10.0	Net	59,865	$92.00	3.00%	$200.00
Total/Wtd. Avg.(4)					12.4		123,556	$95.20		$186.20

(1)	Source: Appraisal.
(2)	Based on the rent roll dated October 14, 2021.
(3)	The 350 Water Street building is in the process of finishing construction with the base building substantial completion date expected in the second quarter of 2022. We cannot assure you the base building construction will be completed as expected or at all.
(4)	The Total/Wtd. Avg. excludes the 350 Water Street building.

The office lease comparables range in size from 47,304 sq. ft. to 581,538 sq. ft. and have lease terms ranging from 10 to 15 years. The lease comparables exhibit a range in rents from $64.95 to $100.00 PSF, with an average of $79.16 PSF on a net basis. Free rent concessions ranged from 0 to 8 months, averaging two months with tenant improvement allowances ranging from $0.00 to $161 PSF, an average of $66.00 PSF. The Google lease ($88.50) and Bluebird Bio ($100) are most comparable to the 450 Water Street building due to their Cambridge locations but warrant slight downward adjustments as they are in Kendall Square.

The appraiser concluded to a market rent of $85.00 PSF at 450 Water Street, which is a 28.8% premium to the in-place rent of $66.00 PSF.

The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
450 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Nov-21(4)	15.0	Net	404,076	$66.00	2.50%	$175.00
Seaport Labs I	Boston, MA	2023	Foundation Medicine (Shell)	Sep-23	15.0	Net	581,538	$69.50	2.50%	$0.00
1001 Boylston Street	Boston, MA	2022	CarGurus	Jun-23	15.0	Net	225,428	$64.95	$1.30/SF	$161.00
Google HQ	Cambridge, MA	2022	Google	Apr-22	15.0	Net	385,423	$88.50	$1.00/SF	$84.00
222 Berkeley Street	Boston, MA	1991	GW&K Investments	Feb-21	10.0	Net	47,304	$72.00	2.00%	$85.00
Alexandria Center	Cambridge, MA	2017	Bluebird Bio	Jan-21	10.0	Net	267,000	$100.00	3.00%	$0.00
Total/Wtd. Avg.(5)					13.0		301,339	$79.16		$48.24

(1)	Source: Appraisal.
(2)	Based on the rent roll dated October 14, 2021.
(3)	The 450 Water Street building is currently in the process of finishing its construction with the base building substantial completion date expected in the fourth quarter of 2021. We cannot assure you that the base building work will be completed as expected or at all.
(4)	The commencement of the lease at 450 Water Street, which is tied to base building substantial completion, will occur the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work.
(5)	The Total/Wtd. Avg. excludes the 450 Water Street building.

■	The Borrowers. The borrowers are DW PropCo G, LLC and DW PropCo H, LLC, both Delaware limited liability companies and single purpose entities with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CX - 350 & 450 Water Street Whole Loan. There is no non-recourse carveout guarantor or environmental indemnitor for the CX – 350 & 540 Water Whole Loan. The borrower sponsors are a joint venture between DivcoWest (“Divco”), California State Teachers’ Retirement System (“CalSTRS”), and Teacher Retirement System of Texas (“TRS”).

Founded in 1993, Divco is a multidisciplinary investment firm headquartered in San Francisco, California with over 160 employees across six investment offices. Divco is an experienced developer, owner and operator of real estate throughout the United States, with significant expertise in Boston, having invested in and managed over 22 commercial properties in the area, including offices in the Seaport, Financial District, and East Cambridge submarkets. Most notably, Divco owned and operated One Kendall Square, a life sciences office campus in the Kendall Square submarket. As of

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LOAN #1: CX – 350 & 450 WATER STREET

June 30, 2021, Divco had over $13.7 billion in assets under management. Since inception, Divco has acquired approximately $55.0 million sq. ft.

CalSTRS is reported to be the nation’s second largest public pension fund with assets totaling approximately $312.2 billion as of September 30, 2021. Their investment portfolio is broadly diversified into nine asset categories, approximately including 12.8% (approximately $39.8 billion) which is allocated towards real estate investments in institutional Class A commercial assets across the United States. Divco and CalSTRS have an 18-year history of investing together with Divco investing over $1.5 billion into various Divco sponsored investment vehicles.

Established in 1937, TRS provides retirement and related benefits for those employed by the public schools, colleges, and universities supported by the State of Texas. As of August, 31 2020, the agency is serving nearly 1.7 million participants and had assets under management of nearly $187 billion. TRS is the largest public retirement system in Texas in both membership and assets.

■	Escrows. At loan origination, the borrowers deposited approximately (i) $52,062,079 into an existing TI/LC reserve, (ii) $86,650,891 into a base building work reserve and (ii) $10,732,231 into an Aventis rent reserve.

Tax Reserve – During a Trigger Period, the borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect.

Rollover Reserve – During a Lease Sweep Period, all available cash will be swept into the deposit account held by the lender, which will be transferred to the rollover reserve.

■	Lockbox and Cash Management. The CX - 350 & 450 Water Street Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. The borrowers are required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrowers or the manager are required to be deposited in the lockbox account within two business days following receipt. During the continuance of a Trigger Period (as defined below), funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account. Prior to the ARD, all excess cash is required to be transferred to a lender-controlled account as additional collateral for the CX - 350 & 450 Water Street Whole Loan, subject to certain permitted uses by the borrowers described in the loan documents, and except as described below with respect to a Lease Sweep Period. If the CX - 350 & 450 Water Street Whole Loan is not paid by the ARD, from and after the ARD, the CX - 350 & 450 Water Street Whole Loan will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred.

After the ARD, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan, first to the CX – 350 & 450 Water Street Senior Notes and then to the CX – 350 & 450 Water Street Junior Notes, until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the CX – 350 & 450 Water Street Whole Loan until the other indebtedness has been reduced to zero.

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the CX - 350 & 450 Water Street Whole Loan until cured, (iii) on any date from and after December 31, 2022, the debt service coverage ratio is less than 1.75x based on the CX - 350 & 450 Water Street Whole Loan as of two consecutive calendar quarters, and will end upon the earlier to occur of (a) the debt service coverage ratio based on the CX - 350 & 450 Water Street Whole Loan is equal to or greater than 1.75x for two consecutive calendar quarters or (b) the funds on deposit in the cash collateral account are equal to the sum of (x) $25,557,850, to the extent the 350 Water Street property has not been released and (y) $20,203,800, to the extent the 450 Water Street property has not been released, and (iv) the commencement of a Lease Sweep Period.

A “Lease Sweep Period” will commence (prior to the ARD), upon (i) the earliest to occur of (a) the date that is 12 months prior to the earliest stated expiration of the Lease Sweep Lease (as defined below), (b) the last date under such Lease Sweep Lease that the tenant has the right to give notice of its exercise of a renewal option, (c) with respect to

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LOAN #1: CX – 350 & 450 WATER STREET

any Lease Sweep Lease that is a Short Term Qualifying Lease (as defined below), the date that is 12 months prior to the ARD and (d) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease, the date that the lender reasonably determines that a Lease Sweep Period commences in order for the aggregate amount of available cash that is projected to be deposited into the rollover account for the period commencing on such date through the ARD or early surrender of a Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date or the receipt by the applicable borrower or manager of written notice from the tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of such Lease Sweep Lease prior to its then current expiration date; (iii) solely with respect to any Lease Sweep Lease under which neither the tenant thereunder, nor any guarantor of all of the tenant’s obligations thereunder, is an investment grade entity, if such tenant has ceased operating its business (i.e., “goes dark”) in a majority of its leased space at the applicable property and the same has not been subleased, on the origination date or thereafter in accordance with the terms of the loan documents, pursuant to a sublease on the same or substantially similar or better terms as the applicable Lease Sweep Lease; (iv) a monetary or material non-monetary default under a Lease Sweep Lease by the tenant; or (v) the occurrence of an insolvency proceeding.

A Lease Sweep Period will end upon, (A) in the case of clauses (i)(a), (i)(b), (i)(c), and/or (i)(d) above, the entirety of the Lease Sweep Lease space is leased pursuant to one or more qualified leases and in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (B) in the case of clause (i)(a) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option or otherwise extends its Lease Sweep Lease in accordance with the terms of the loan documents with respect to all of its Lease Sweep Space, and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (C) in the case of clause (ii) above, if the tenant under the applicable Lease Sweep Lease rescinds in writing the exercise of its notice exercising its early termination, cancellation or surrender right or option, (D) in the case of clause (iii) above, the circumstances giving rise to a Lease Sweep Period under clause (iii) no longer exist; (E) in the case of clause (iv) above, the date on which the subject default has been cured; (F) in the case of clause (v) above, either (x) the applicable insolvency proceeding has terminated or (y) the applicable Lease Sweep Lease has been assumed or assumed and assigned to a third party in a manner reasonably satisfactory to the lender; (G) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the properties have achieved a debt yield of not less than 6.0% and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account; or (H) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the date on which funds in the rollover account collected with respect to the Lease Sweep Space in question is equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep space.

A “Lease Sweep Lease” means (i) the Aventis Inc. lease at 350 Water Street property, (ii) the Aventis Inc. lease at the 450 Water Street property or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the Lease Sweep Lease space.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable sq. ft. of the applicable Lease Sweep Lease space that is the subject of a Lease Sweep Period multiplied by $50.00.

A “Short Term Qualifying Lease” means any qualified lease that has an initial term which does not extend at least two years beyond the ARD.

■	Property Management. The CX - 350 & 450 Water Street Property is managed by Divco West Real Estate Services, Inc., an affiliate of one of the borrower sponsors.

■	Current Mezzanine or Subordinate Indebtedness. The CX - 350 & 450 Water Street Junior Notes have an aggregate outstanding principal balance as of the Cut-off Date of $411.0 million and accrue interest at a fixed rate of 2.79200% per annum. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—CX - 350 & 450 Water Street Whole Loan” in the Preliminary Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

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LOAN #1: CX – 350 & 450 WATER STREET

■	Release of Collateral. The CX - 350 & 450 Water Street Whole Loan documents allow, on any business day after December 6, 2023, any borrower to obtain the release of its respective property in connection with a bona fide third-party sale upon: (i) (a) the borrowers must partially prepay (with the prepayment fee) or partially defease the CX – 350 & 450 Water Street Whole Loan in an amount equal to, with respect to the release of the 350 Water Street property, 110% of the allocated loan amount and (b) with respect to the release of the 450 Water Street property, 105% of the allocated loan amount so long as after giving effect to such release, (ii) the debt service coverage ratio is equal to or greater than the greater of the debt service coverage ratio on the CX – 350 & 450 Water Street Whole Loan preceding such release and 1.90x and (iii) certain REMIC related conditions are satisfied. The allocated loan amount for the 350 Water Street property is $720,300,000 and the allocated loan amount for the 450 Water Street property is $504,700,000.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the CX - 350 & 450 Water Street Property plus the cost of rental loss and/or business interruption coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-2-13

LOAN #2: 50 HoRSEBLOCK

A-2-14

LOAN #2: 50 HoRSEBLOCK

A-2-15

LOAN #2: 50 HoRSEBLOCK

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		3650 REIT
Location (City/State)	Brookhaven, New York		Cut-off Date Principal Balance		$59,000,000
Property Type	Industrial		Cut-off Date Principal Balance per SF		$124.93
Size (SF)	472,278		Percentage of Initial Pool Balance		6.4%
Total Occupancy as of 11/5/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 11/5/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	1986 / 2015		Mortgage Rate		3.20000%
Appraised Value	$91,300,000		Original Term to Maturity (Months)		120
Appraisal Date	4/28/2021		Original Amortization Term (Months)		NAP
Borrower Sponsors	New Mountain Net Lease Corporation and New Mountain Net Lease Partners Corporation		Original Interest Only Period (Months) First Payment Date Maturity Date		120 7/5/2021 6/5/2031
Property Management	Self-Managed

Underwritten Revenues	$6,151,178
Underwritten Expenses	$864,229		Escrows(1)
Underwritten Net Operating Income (NOI)	$5,286,949			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,175,728		Taxes	$0	Springing
Cut-off Date LTV Ratio	64.6%		Insurance	$0	Springing
Maturity Date LTV Ratio	64.6%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	2.76x / 2.70x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	9.0% / 8.8%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$59,000,000	99.8%	Principal Equity Distribution(3)	$57,870,718	97.9%
Other Sources	100,000	0.2	Closing Costs	1,229,282	2.1

Total Sources	$59,100,000	100.0%	Total Uses	$59,100,000	100.0%

(1)	See “—Escrows” below.

(2)	The acquisition was funded on the borrower sponsors’ line and closed on March 22, 2021, for $89.25 million.

■	The Mortgage Loan. The 50 Horseblock mortgage loan (the “50 Horseblock Loan”) is an interest-only loan secured by a first mortgage encumbering the borrower’s fee interest in a flex industrial property located in Brookhaven, New York (the “50 Horseblock Property”). The 50 Horseblock Loan is evidenced by a promissory note with an original balance and outstanding balance as of the Cut-off Date of $59,000,000, representing approximately 6.4% of the Initial Pool Balance. The 50 Horseblock Property is 100% occupied by Amneal Pharmaceuticals LLC (NYSE: AMRX) through June 2043.

The 50 Horseblock Loan was originated by 3650 REIT on June 3, 2021. The 50 Horseblock Loan has an interest rate of 3.20000% per annum. The borrower utilized the proceeds of the 50 Horseblock Loan to recapitalize the 50 Horseblock Property and pay origination costs. The 50 Horseblock Loan had an initial term of 120 months and has a remaining term of 115 months as of the Cut-off Date. The 50 Horseblock Loan requires payments of interest only for the entire term of the loan. The stated maturity date is the due date in June 2031.

The 50 Horseblock Loan may be voluntarily prepaid in whole (but not in part) beginning on February 5, 2031 without the payment of any prepayment premium. In addition, the 50 Horseblock Loan may be (a) defeased in whole (but not in part) at any time after the later of (i) June 3, 2024 and (ii) two years after the Closing Date or (b) prepaid in whole (but not in part) on and after June 5, 2023 subject to a yield maintenance premium. In addition, if there is an event of default caused by a monetary or material tenant default under the Amneal lease, the borrower may repay all of the 50 Horseblock Loan prior to June 5, 2023, provided, however, such prepayment will be subject to a yield maintenance premium. The borrower sponsors also may prepay the 50 Horseblock Loan without any prepayment premium on the date upon which the lender exercises its rights pursuant to the 50 Horseblock Loan documents to prepay the 50 Horseblock Loan, and the lender actually applies net proceeds to the prepayment of the outstanding principal balance of the 50 Horseblock Loan, as a result of the occurrence of a casualty or condemnation that results in the sole tenant, Amneal, having terminated the Amneal lease pursuant to the express provisions of the Amneal lease.

■	The Mortgaged Property. The 50 Horseblock Property is comprised of a one- to three-story single-tenant flex industrial building containing 472,278 SF of net rentable area (“NRA”) situated on a 1,646,568 SF site located in Brookhaven, Suffolk County, New York. It is currently 100% leased to Amneal Pharmaceuticals LLC (“Amneal”). According to the appraisal, 40% of NRA is office space.

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LOAN #2: 50 HoRSEBLOCK

Constructed in 1986 as a 92,000 SF office building for Arrow Electronics, Inc., the 50 Horseblock Property was sold in 2004 to Interpharm Holdings, a manufacturer and distributor of generic drugs in the U.S. Amneal acquired Interpharm Holdings’ assets in 2008. The acquisition included Interpharm’s manufacturing, R&D, and administrative facilities on Long Island, along with Interpharm’s intellectual property of approved ANDAs (abbreviated new drug applications), products under development, technology, and processes.

From 2014 to 2015, prior to the borrower sponsors’ March 22, 2021, acquisition of the 50 Horseblock Property, Amneal completed a 367,000 SF renovation, expansion, and modernization of the 50 Horseblock Property at a total cost in excess of $160.0 million, making the 50 Horseblock Property Amneal’s primary generic pharmaceutical manufacturing facility in the U.S.

As of November 5, 2021, the 50 Horseblock Property is 100% leased to and occupied by a single tenant, Amneal Pharmaceuticals LLC (NYSE: AMRX), for $11.59 per SF absolute triple net on a 22.5-year non-cancellable lease with two 10-year extension options that run through 2053 and 2063, respectively.

Amneal contributed approximately $135.1 million ($286/SF) to the total building costs and approximately $28.3 million ($60/SF) towards equipment. The facility includes clean rooms, has warehouse and packaging areas located throughout the nonoffice portions, and is temperature controlled throughout to handle manufacturing and storage of pharmaceutical products for distribution from the 50 Horseblock Property. Amneal is focused on developing, manufacturing, and distributing generic, specialty, and biosimilar products. The 50 Horseblock Property is used as manufacturing and R&D space for a variety of product types, including oral solids, soft gels, and hormonal products. The complex has 28’ clear ceiling heights and 12 loading docks. Parking is provided via 311 surface spaces resulting in a parking ratio of 0.66 spaces per 1,000 SF of NRA.

The modernization of the 50 Horseblock Property included its transformation into a Good Manufacturing Practices compliant facility. Good Manufacturing Practices is the FDA’s system for ensuring that products are consistently produced and controlled according to quality standards and covers all aspects of production to minimize the risks that cannot be eliminated even by robust testing of the final product.

Amneal was formed in 2002 by Chintu and Chirag Patel. Amneal, whose U.S. executive offices and headquarters are in Bridgewater, New Jersey and international corporate headquarters are in Ahmedabad, India, has become one of the top 10 generic pharmaceutical manufacturing companies in America and one of the five largest by prescription volume. Amneal now has 6,000 employees, more than 200 customers and over 250 generic products (with 200 in development).

For the fiscal year ending December 2020, Amneal generated approximately $2.0 billion in total revenue or 22.5% year-over-year growth following the company’s recent acquisition activity. Amneal’s market capitalization is approximately $860 million as of October 20, 2021. $1.3 billion of Amneal’s revenue was generated from generic products, approximately $355.6 million from specialty products, and $300.0 million is attributable to distribution. Of 2020 total revenue, the largest revenue contributor was a Parkinson’s medication, Rytary, which comprised 7.5% of total revenue.

■	COVID-19 Update. As of October 15, 2021, the 50 Horseblock Property is open and operating and is not subject to any forbearance, modification or debt service relief request. The October 2021 debt service payment under the 50 Horseblock Loan was made. As a pharmaceutical company involved in the R&D, manufacture, and distribution of medications, Amneal was considered an essential business throughout the coronavirus. Throughout this period, the 750 employees at the 50 Horseblock Property continued running operations in two shifts. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the sole tenant at the 50 Horseblock Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Amneal Pharmaceuticals LLC	NR / B3 / B	472,278	100.0%	$5,473,849	100.0%	$11.59	6/30/2043	Two, 10-year options
Total Occupied		472,278	100.0%	$5,473,849	100.0%	$11.59
Vacant		0	0.0	NAP	NAP	NAP
Total / Wtd. Avg.		472,278	100.0%	$5,473,849	100.0%	$11.59

(1)	Based on the underwritten rent roll dated November 5, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

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LOAN #2: 50 HoRSEBLOCK

The following table presents certain information relating to the lease rollover schedule for the 50 Horseblock Property based on the initial lease expiration date:

Lease Expiration Schedule (1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% Of Total UW Base Rent	UW Base Rent $ per SF	# Of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	472,278	100.0	100.0%	5,473,849	100.0	$11.59	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	472,278	100.0%		$5,473,849	100.0%	$11.59	1

(1)	Based on the underwritten rent roll dated November 5, 2021, exclusive of the contractual rent steps through September 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow for the 50 Horseblock Property:

Cash Flow Analysis(1)

	Underwritten(2)		Underwritten $ per SF
Base Rent	$5,473,849		$11.59
Rent Steps	136,846		0.29
Total Reimbursements	864,229		1.83
Vacancy & Credit Loss	(323,746)		(0.69)
Effective Gross Income	$6,151,178		$13.02

Real Estate Taxes	429,693		0.91
Insurance	250,000		0.53
Management Fee	184,535		0.39
Total Operating Expenses	$864,229		$1.83

Net Operating Income	$5,286,949		$11.19
Replacement Reserves	42,505		0.09
TI/LC	68,716		0.15
Net Cash Flow	$5,175,728		$10.96

Occupancy	95.0	%(3)
NOI Debt Yield	9.0%
NCF DSCR	2.70	x

(1)	Historical financials are unavailable as the 50 Horseblock Property, a single tenant triple-net property, was acquired at origination.

(2)	Underwritten cash flow is based on the underwritten rent roll dated November 5, 2021, inclusive of the September 2021 rent bump.

(3)	Based on underwritten economic occupancy.

■	Appraisal. According to the appraisal, the 50 Horseblock Property had an “as is” appraised value of $91,300,000 as of April 28, 2021. The 50 Horseblock Property was purchased by the current owner, New Mountain Capital, on March 22, 2021, from Lax Hotel LLC for $89,250,000. That sale price was 2.2% below the appraiser’s concluded opinion of “as is” value.

■	Environmental Matters. According to the Phase I environmental report dated January 21, 2021, there are no recognized environmental conditions at the 50 Horseblock Property. The report noted a properly registered UST and a prior remediation of the cesspool and septic tank, which were closed out by the Suffolk County Department of Health Services in a closure letter dated July 28, 2011.

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LOAN #2: 50 HoRSEBLOCK

■	Market Overview and Competition. According to the appraiser, the 50 Horseblock Property is located in the Long Island industrial market (approximately 99.2 million SF) and the Central Suffolk County submarket (approximately 33.9 million SF). Rents in the Long Island industrial market increased by $2.55/SF from year end 2019 to year end 2020. In the same time period, vacancy fell by 1.2%, to an all-time low of 3.9%. Through Q4 2020, the market recorded 897,207 SF in positive net absorption.

The submarket comprises 11.1% of the overall market and has a current vacancy rate of 2.9% (lowest level in 15 years) and market rent of $12.71/SF. Since 2019 rents increased by 8.5% to $12.71/SF (8.8% above in-place rents at the 50 Horseblock Property). In April of 2020, ScieGen Pharmaceuticals (located 15.0 miles from the Property) announced a $15.5 million expansion of its manufacturing capacity through the redevelopment of its 92,000 SF facility. The submarket vacancy has been less than 5% for at least the past 15 years.

The 50 Horseblock Property is additionally a part of the New York Metro life sciences market, which is ranked eighth among the nation’s life science clusters. There are currently 150 life science companies on Long Island. Ascent Pharmaceuticals is based in Central Islip. Amneal invests $150 million annually in research and development, developing new generics to grow market share.

With an estimated 9,833 employees, Suffolk County’s pharmaceutical manufacturing sector employs more people than any other manufacturing sector in any other county throughout New York. The Nassau area is the epicenter of the Long Island sciences market, primarily located around the national research laboratories, Stony Brook University’s National Institute of Health Long Island bioscience hub, Brookhaven National Laboratory’s (4.0 million SF research facility funded by US Department of Energy), Cold Spring Laboratory’s (125-year-old biomed non-profit lab that houses early and mid-stage biotech companies), and the Feinstein Institute for Medical Research (a Northwell Health affiliate and the largest private sector employer on Long Island).

Demographics: Within a one-, three-, and five-mile radius, the population is 5,866, 44,903 and 135,783, respectively, and median household income is $98,213, $90,010, and $94,345, respectively.

50 Horseblock Sales Comparables(1)
Property Address / Location	Date	Year Built	SF	Sales Price	PSF	Occ.	Cap
215 Waterloo Valley, Mount Olive, NJ	Dec-19	2019	215,440	$37,800,000	$175	100.0%	5.63%
Rockefeller Logistics Center, Piscataway, NJ	Dec-19	2019	197,200	$37,906,224	$192	100.0%	4.50%
FedEx Ground Facility, Barrington, NJ	Mar-20	2006	251,989	$54,385,000	$216	100.0%	5.75%
Bed Bath & Beyond, Burlington, NJ	Oct-20	2007	721,000	105,750,000	$147	100.0%	4.94%
FedEx, Windsor, CT	Feb-21	2012	304,249	$50,000,000	$164	100.0%	5.62%
10 Princess Logistics Center, Lawrenceville, NJ	Apr-21	2020	340,400	75,000,000	$220	100.0%	3.43%
Totals/ Wtd. Avg.			338,380	$60,140,204	$178		4.92%
50 Horseblock, Brookhaven, NY(2)	Mar-21(3)	1986	472,278	$91,300,000(3)	$193	100.0%	6.00%

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll dated as of November 5, 2021.

(3)	Based on the appraised value.

50 Horseblock Lease Comparables(1)
Property Address	City, State	Year Built	Date	Tenant	SF	Rent/SF	Term	Type
Amazon Fulfillment Center	Edison, NJ	2020	Aug-20	Amazon	900,022	$11.00	10.1	Net
429 Delancy Street	Newark, NJ	2019	Aug-20	Amazon	661,741	$12.45	12.0	Net
50 Central Avenue	Kearny, NJ	2019	Dec-19	Amazon	415,333	$12.00	10.0	Net
1200 Harrison Avenue	Kearny, NJ	1987	Feb-19	US Postal Service	400,206	$10.73	2.0	Net
377 Roosevelt Avenue	Carteret, NJ	2012	Oct-19	Amazon	256,125	$10.00	7.0	Net
80 Wilshire Boulevard	Brentwood, NY	2020	Apr-20	Pharma Pack	232,492	$11.92	10.0	Net
Colorite	Ridgefield, NJ	1965	Mar-20	Plastic Specialty & Tech	229,898	$10.70	10.0	Net
Totals/ Wtd. Avg.					442,260	$11.37	9.2
50 Horseblock(2)	Brookhaven, NY	1986			472,278	$11.59	22.5	Net

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll dated as of November 5, 2021.

A-2-19

LOAN #2: 50 HoRSEBLOCK

■	The Borrower. The borrowing entity for the loan is NM AMNL, L.L.C., a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion.

The 50 Horseblock Loan’s borrower sponsors and guarantors are New Mountain Net Lease Corporation, a Maryland corporation, and New Mountain Net Lease Partners Corporation, a Maryland corporation. New Mountain Net Lease Partners Corporation operates under the direction of Teddy Kaplan and invests in single tenant industrial, office, and specialized assets, such as cold storage and food manufacturing.

The guarantors’ liability for environmental indemnification will be limited to $64,900,000 unless such liability is the result of the guarantors’ willful misconduct or gross negligence. To the extent that the borrower sponsors maintain a blanket environmental policy that also covers the 50 Horseblock Property, the lender is required to look to the environmental policy for coverage on the loss before looking to the borrower or guarantors. There is no such policy currently in place that covers the 50 Horseblock Property.

■	Property Management. The 50 Horseblock Property is self-managed.

■	Escrows. At origination of the 50 Horseblock Loan, the borrower was not required to deposit any upfront reserves.

Tax Reserve - A tax escrow is required to be maintained by a monthly deposit by the borrower of 1/12 of the annual taxes as estimated by the lender. The tax escrow will be suspended, provided (i) no Cash Trap Event Period (as defined below) has occurred and is continuing under the 50 Horseblock Loan documents, (ii) the Amneal lease (or its replacement) is in full force and effect, (iii) Amneal (or its replacement) is required under the Amneal lease (or its replacement) to pay (or reimburse) all taxes and (iv) the borrower delivers to the lender evidence thereof prior to the applicable due date thereof. From and after the date that any of the foregoing conditions fail to be satisfied, the borrower will be required to make deposits.

Insurance Reserve - An insurance escrow is required to be maintained by a monthly deposit by the borrower of 1/12 of the annual insurance premium as estimated by the lender. The insurance escrow will be suspended, provided (i) no Cash Trap Event Period has occurred and is continuing under the 50 Horseblock Loan documents, (ii) the Amneal lease (or its replacement) is in full force and effect, (iii) Amneal (or its replacement) is required under the Amneal lease (or its replacement) to pay (or reimburse) all insurance premiums, and (iv) the borrower delivers to the lender evidence thereof prior to the applicable due date thereof. From and after the date that any of the foregoing conditions fail to be satisfied, the borrower will be required to make deposits.

Replacement Reserve - The tenant is responsible for reimbursement of expenses including taxes, insurance, utilities, management fees, and repairs and maintenance of common areas and the demised premises except for roof replacements and other structural items. The 50 Horseblock Loan will not require ongoing replacement reserves. A Property Condition Report dated January 21, 2021, was prepared by EBI Consulting. EBI Consulting noted no immediate deferred maintenance. Total anticipated inflated expenditures to maintain the 50 Horseblock Property in its current condition and meet capital needs over the twelve-year period were estimated by the engineer at $532,228 ($0.09/SF per year).

■	Lockbox and Cash Management. The 50 Horseblock Loan is structured with a hard lockbox and springing cash management. Following the occurrence of the Cash Trap Event Period (defined below), the 50 Horseblock Loan documents require the borrower to direct tenants to pay their rents directly to a lender-controlled lockbox account. During a Cash Trap Event Period, funds on deposit in the lockbox account are required to be transferred on a daily basis to a lender-controlled cash management account. On each due date during a Cash Trap Event Period, the 50 Horseblock Loan documents require that all amounts on deposit in the cash management account be used to pay debt service, fund required reserves and pay operating expenses, and all remaining amounts will be deposited in the excess cash flow reserve account and held as additional collateral for the 50 Horseblock Loan.

A “Cash Trap Event Period” means a period commencing upon the earlier of (i) the occurrence and continuance of an event of default, (ii) the debt yield being less than 7.75% (a “Low Debt Yield Trigger”), or (iii) the commencement of a Lease Sweep Period (as defined below) which such Cash Trap Event Period will expire (x) with regard to any Cash Trap Event Period commenced in connection with clause (i) above, upon the lender’s acceptance of the cure (if applicable) of such event of default, (y) with regard to any Cash Trap Event Period commenced in connection with clause (ii) above, upon the date that the debt yield is equal to or greater than 8.0% for two (2) consecutive calendar quarters, or (z) with regard to any Cash Trap Event Period commenced in connection with clause (iii) above, such Lease Sweep Period has

A-2-20

LOAN #2: 50 HoRSEBLOCK

ended pursuant to the terms hereof. Notwithstanding the foregoing, in the event that a Cash Trap Event Period occurs due to the occurrence of a Low Debt Yield Trigger, the borrower may, at the borrower’s option, either (i) deposit with the lender cash or (ii) provide an acceptable letter of credit, provided that such cash deposit or acceptable letter of credit is in an amount that would have been necessary to reduce the outstanding principal balance to a debt yield of 8.0% for two (2) consecutive calendar quarters (tested as of the last day of each such calendar quarter). The borrower is required to give the lender no less than ten (10) days’ written notice of the borrower’s election to make a cash deposit or deliver an acceptable letter of credit, and the borrower is required to pay to the lender all of the lender’s reasonable, out-of-pocket costs and expenses in connection therewith.  No party other than the lender is entitled to draw on any such acceptable letter of credit. Notwithstanding the foregoing to the contrary, the lender acknowledges that the cash deposit or acceptable letter of credit, as applicable, must be promptly returned to the borrower, provided no event of default is continuing and no Cash Trap Event Period is ongoing, at such time as the debt yield (without any imputed deduction to debt service for the aforementioned cash deposit or acceptable letter of credit) is equal to or greater than 8.0% for two (2) consecutive calendar quarters (tested as of the last day of each such calendar quarter).

A “Lease Sweep Lease” means (i) the Amneal Lease, as the same may be amended, supplemented or otherwise modified from time in accordance with the 50 Horseblock Loan documents or (ii) any renewal or replacement lease with respect to all or a portion of the lease sweep space that constitutes a qualified lease under the 50 Horseblock Loan documents.

A “Lease Sweep Period” (i) commences on the first monthly payment date following the occurrence of any of the following: (a) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (c) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) at more than fifty (50%) of its lease sweep space at the 50 Horseblock Property (or any material portion thereof), vacated or otherwise ceased occupying fifty (50%) or more of the lease sweep space, or give notice that it intends to discontinue its business at its lease sweep space at the 50 Horseblock Property (or any material portion thereof), other than a temporary discontinuance of business for a commercially reasonable time as the result of the performance of standard and customary alterations at the 50 Horseblock Property or any temporary discontinuance relating to an ongoing restoration at the 50 Horseblock Property pursuant to the terms hereof (it being acknowledged that if a tenant pursuant to a Lease Sweep Lease assigns or sub-leases any portion of the premises demised pursuant to its Lease Sweep Lease, such tenant, solely by virtue of such assignment or subletting will not be deemed to have “gone dark” for purposes of this clause (c) in the applicable portion of its lease sweep space); (d) upon a material monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; (e) upon a decline in the credit rating of the tenant under a Lease Sweep Lease (or its parent entity) to or below “CCC” by S&P (or its functional equivalent by any other Rating Agency); or (f) the occurrence of a lease sweep tenant insolvency proceeding ; and (ii) ends upon the first to occur of the following: (A) in the case of clauses (i)(a), (i)(b), (i)(c), (i)(d) or (i)(f) above, upon the occurrence of an Acceptable Lease Sweep lease Event; (B) in the case of clause (i)(a) above, the tenant under the applicable Lease Sweep Lease has renewed the applicable Lease Sweep Lease pursuant to the terms of the applicable Lease Sweep Lease; (C) in the case of clause (i)(b) above, the tenant rescinds its notice of intent to surrender, cancel or terminate the Lease Sweep Lease (or if such notice was only for a portion of the premises demised under the Lease Sweep Lease, the recession applies to all of such space); (D) in the case of clauses (i)(c) above, the applicable tenant under the Lease Sweep Lease has re-commenced operations at fifty (50%) percent or more of the lease sweep space at the 50 Horseblock Property, in accordance with the terms of its Lease Sweep Lease; (E) in the case of clause (i)(d) above, the date on which the subject default has been cured; (F) in the case of clause (i)(f) above, either (a) the applicable lease sweep tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender; or (G) in the case of clause (i)(e) above, upon the credit rating of the applicable tenant (and/or its parent company, as the case may be) being restored to at least CCC+ by S&P (or its functional equivalent by any other Rating Agency) for two (2) consecutive calendar quarters.

An “Acceptable Lease Sweep Lease Event” means the entirety of the lease sweep space is leased pursuant to one or more qualified leases and each of the following conditions has been satisfied: the borrower has delivered to the lender (a) an officer’s certificate attaching a complete copy of such qualified lease(s) and confirming the same to be a true, correct and complete copy thereof, and confirming that: (1) the applicable tenant(s) have accepted possession of the premises demised under such qualified lease(s), (2) the applicable tenant(s) are in occupancy of all of the space demised

A-2-21

LOAN #2: 50 HoRSEBLOCK

under such qualified lease(s) and are open for business and paying regularly scheduled payments of base rent in accordance with the qualified lease(s) without right of abatement, offset or credit and any free rent periods, if any, have expired, (3) the applicable tenant(s) (or its corporate parent(s)), is/are not the subject of a bankruptcy action, (4) that the tenant improvements described in such qualified lease(s) have been constructed in accordance with the plans and specifications therefor and have been accepted by the applicable tenant(s), (5) that all construction costs, have been paid in full or reserved for pursuant to the 50 Horseblock Loan documents, (6) all contingencies under all such qualified lease(s) to the effectiveness of such qualified lease(s) have been satisfied, and (7) all leasing commissions payable in connection with any such qualified lease(s) have been paid in full and all tenant improvement obligations, or allowances, concessions or rebates or other landlord obligations of an inducement nature have been completed and paid in full; and (b) at lender’s option, a tenant estoppel certificate from the applicable tenant(s) which must be in form and substance reasonably satisfactory to lender confirming the conditions set forth in clauses (1) through and including (7) above have been satisfied, and (c) at lender’s option, tenant has entered into a subordination non-disturbance and attornment agreement on the lender’s standard form, and in form and substance reasonably acceptable to the lender.

■	ROFR: Amneal has a right of first refusal (a “ROFR”) to purchase: (i) the 50 Horseblock Property or (ii) control of more than 50% of the ownership interest in the borrower. The ROFR is subordinate to the 50 Horseblock Loan and Amneal has agreed that the ROFR does not apply to a foreclosure or a deed in lieu (or the first transfer out). If Amneal fails to exercise the ROFR within seven (7) days of a borrower offer, Amneal will be deemed to have waived the ROFR.

■	PILOT. The 50 Horseblock Property benefits from a payment in lieu of taxes (“PILOT”) program which provides abatements for real estate taxes and mortgage recording taxes and is subject to an IDA ground lease (the “IDA Lease”) dated October 1, 2012, with the Town of Brookhaven Industrial Development Agency (the “IDA”). The IDA Lease runs until October 31, 2024. As a stipulation of the PILOT, title to the 50 Horseblock Property is held by the Town of Brookhaven IDA. However, this is a de facto fee simple position, as the title will be transferred back to the borrower upon completion of the PILOT program. Therefore, title will revert to the borrower when the PILOT program expires in 2024.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. None.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 50 Horseblock Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by such loan documents may not exclude terrorism coverage. The 50 Horseblock Loan documents require business interruption coverage in an amount equal to 100% of the projected gross income for the 50 Horseblock Property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-2-22

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A-2-23

LOAN #3: ROX SAN

A-2-24

LOAN #3: ROX SAN

A-2-25

LOAN #3: ROX SAN

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	3650 REIT
Location (City/State)	Beverly Hills, California	Cut-off Date Balance	$52,000,000
Property Type	Office	Cut-off Date Balance per SF	$901.74
Size (SF)	57,666	Percentage of Initial Pool Balance	5.7%
Total Occupancy as of 6/15/2021	97.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/15/2021	97.9%	Type of Security	Fee
Year Built / Latest Renovation	1963 / 1999	Mortgage Rate	3.29650%
Appraised Value	$80,000,000	Original Term to Maturity (Months)	84
Appraisal Date	4/21/2021	Original Amortization Term (Months)	NAP
Borrower Sponsor(s)	David Taban, Manouchehr Illoulian, Michael Pashaie and K. Joseph Shabani	Original Interest Only Period (Months) First Payment Date Maturity Date	84 8/5/2021 7/5/2028

Property Management	Morlin Asset Management, LP

Underwritten Revenues	$5,758,697
Underwritten Expenses	$1,794,797	Escrows(1)
Underwritten Net Operating Income (NOI)	$3,963,899	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,963,849	Taxes	$261,753	$32,719
Cut-off Date LTV Ratio	65.0%	Insurance	$0	$4,391
Maturity Date LTV Ratio	65.0%	Replacement Reserve (2)	$0	$1,201
DSCR Based on Underwritten NOI / NCF	2.28x / 2.28x	TI/LC (3)	$1,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	7.6% / 7.6%	Other (4)	$375,314	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$52,000,000	97.9%	Loan Payoff	$41,909,000	78.9%
Other Sources	1,100,000	2.1	Principal Equity Distribution	8,847,899	16.7
Reserves	1,637,067	3.1
Closing Costs	706,034	1.3
Total Sources	$53,100,000	100.0%	Total Uses	$53,100,000	100.0%

(1)	See “—Escrows” below.

(2)	The Replacement reserve is capped at $33,804.

(3)	The TI/LC reserve is capped at $1,000,000.

(4)	Other upfront reserves represent an outstanding TI/LC reserve ($209,270), free rent reserve (approximately $164,169), and a deferred maintenance reserve ($1,875).

■	The Mortgage Loan. The mortgage loan (the “Rox San Loan”) is secured by a first mortgage encumbering the borrowers’ fee interest in a medical office facility located in Beverly Hills, California (the “Rox San Property”). The Rox San Loan is evidenced by a promissory note with an original and outstanding balance as of the Cut-off Date of $52,000,000, representing approximately 5.7% of the Initial Pool Balance.

The Rox San Loan was originated by 3650 REIT on June 18, 2021 and has an interest rate of 3.29650% per annum. The borrowers utilized the proceeds of the Rox San Loan to refinance the prior fixed rate loan, pay defeasance costs in connection with the prepayment of the prior first mortgage loan, return equity to the borrower sponsors, pay origination costs and fund upfront reserves. The Rox San Loan had an initial term of 84 months and has a remaining term of 80 months as of the Cut-off Date. The Rox San Loan requires payments of interest only for the entire term of the Rox San Loan. The scheduled maturity date is July 5, 2028.

Voluntary prepayment of the Rox San Loan is prohibited prior to April 5, 2028. The borrowers have the right to defease the entire Rox San Loan in whole (but not in part) after June 18, 2024.

■	The Mortgaged Property. The Rox San Property is an 11-story, multi-tenant medical office building that contains 57,666 SF of net rentable area (“NRA”) and a 218-space subterranean parking garage. The Rox San Property is situated on a 0.31-acre site located in the western portion of the “Golden Triangle” district of Beverly Hills, California, defined as the area bordered by Santa Monica Boulevard to the north, Canon Drive to the east, and Wilshire Boulevard to the south. The Rox San Property is located on the southwest corner of North Roxbury Drive and South Santa Monica Boulevard.

The borrower sponsors’ total basis in the Rox San Property is approximately $54.5 million which includes approximately $17.5 million in renovations since the borrower sponsors purchased the Rox San Property in 2008 ($37.0 million purchase price). The renovations included an $8.6 million, voluntary, seismic retrofit which was a comprehensive upgrade to the structure which involved wrapping the structural beams and columns in fiber. Additional renovations since 2008 include, an architectural façade and exterior upgrade, lobby and common area renovations, a new HVAC system and new elevators at a cost of approximately $8.0 million.

As of June 15, 2021, the Rox San Property was 97.9% leased to 20 medical office tenants, one ground floor pharmacy and a private fitness center. Of the total UW base rent, 93.6% is medical office. No tenant occupies more than 10.6% of NRA, nor represents more than 11.8% of UW base rent. Additionally, tenants representing 56.3% of the NRA have

A-2-26

LOAN #3: ROX SAN

been tenants at the Rox San Property more than 10 years. One tenant, Dr. John Diaz, has negotiated a lease for an additional 1,200 SF of rentable space, contiguous to, and connecting with the original penthouse premises (2,822 SF). The borrower sponsors are currently in the process of obtaining the permits and approvals necessary to construct the penthouse expansion. The 1,200 SF of space is being underwritten as vacant.

According to the appraisal, the demand for medical office space in the vicinity of the Rox San Property benefits from its proximity to two national award-winning hospitals, Cedars-Sinai and the Ronald Reagan UCLA Medical Center.

■	COVID-19 Update. As of October 15, 2021, the Rox San Property is open and operating and is not subject to any forbearance, modification or debt service relief request. The borrower sponsors reported two tenants at the Rox San Property requested rent relief over the coronavirus. Both tenants are paying full, unabated rent and have re-paid all deferred rent. The October 2021 debt service payment under the Rox San Loan was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the major tenants at the Rox San Property:

Ten Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant NRA	% of NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration
Radnet Management Inc	NR / NR / NR	6,132	10.6%	$547,377	11.8%	$89.27	6/30/2023
Dermatology Assoc Med Group	NR / NR / NR	5,283	9.2	428,117	9.2	$81.04	3/31/2022
Calvert Ent. Inc.	NR / NR / NR	4,502	7.8	373,848	8.1	$83.04	9/30/2030
Randal Haworth	NR / NR / NR	3,922	6.8	306,198	6.6	$78.07	4/30/2025
Benjamin Talei MD	NR / NR / NR	3,500	6.1	278,901	6.0	$79.69	3/31/2026
Sanda Moldovan DDS	NR / NR / NR	2,911	5.0	249,983	5.4	$85.88	Various(2)
John F. Diaz MD	NR / NR / NR	2,822	4.9	245,635	5.3	$87.04	8/31/2023
LM Koplin MD	NR / NR / NR	3,075	5.3	241,244	5.2	$78.45	8/31/2023
Boxer Wachler Vision Inst.	NR / NR / NR	2,770	4.8	214,398	4.6	$77.40	11/30/2022
Dr. Fadi Chahin	NR / NR / NR	2,616	4.5	201,196	4.3	$76.91	Various(3)
Ten Largest Tenants		37,533	65.1%	$3,086,896	66.6%	$82.24
Remaining Tenants		18,933	32.8	1,549,668	33.4	$81.85
Total Occupied		56,466	97.9%	4,636,564	100.0%	$82.11
Vacant Space		1,200	2.1	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		57,666	100.0%	$4,636,564	100.0%	$82.11

(1)	Based on the underwritten rent roll dated as of June 15, 2021.

(2)	Sanda Moldovan DDS consists of 1,686 SF expiring on 10/31/2025, 1,225 SF expiring on 10/31/2024.

(3)	Dr. Fadi Chahin consists of 2,523 SF expiring on 12/31/2024, 93 SF as month-to-month.

The following table presents certain information relating to the lease rollover schedule at the Rox San Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned NRA	% Of Owned NRA	Cumulative % of Owned NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	1,430	2.5%	2.5%	$113,132	2.4%	$79.11	2
2022	8,053	14.0	16.4%	642,515	13.9	79.79	2
2023	19,361	33.6	50.0%	1,693,185	36.5	87.45	8
2024	3,748	6.5	56.5%	313,994	6.8	83.78	2
2025	7,493	13.0	69.5%	586,246	12.6	78.24	3
2026	6,590	11.4	80.9%	523,921	11.3	79.50	3
2027	1,800	3.1	84.1%	148,297	3.2	82.39	1
2028	3,489	6.1	90.1%	241,426	5.2	69.20	2
2029	0	0.0	90.1%	0	0.0	0.00	0
2030	4,502	7.8	97.9%	373,848	8.1	83.04	1
2031	0	0.0	97.9%	0	0.0	0.00	0
2032 & thereafter	0	0.0	97.9%	0	0.0	0.00	0
Vacant	1,200	2.1	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	57,666	100.0%		$4,636,564	100.0%	$82.11	24

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this expiration schedule.

(2)	Based on the underwritten rent roll dated June 15, 2021.

A-2-27

LOAN #3: ROX SAN

The following table presents certain information relating to historical leasing at the Rox San Property:

Historical Leased %(1)

2018	2019	2020	As of 6/15/2021(2)
96.9%	99.7%	100.0%	97.9%

(1)	As of December 31, unless otherwise stated.

(2)	Based on the underwritten rent roll dated June 15, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Rox San Property:

Cash Flow Analysis (1)

	2018	2019	2020	TTM 3/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$3,983,211	$4,436,990	$4,328,348	$4,398,135	$4,636,564	$80.40
Rent Abatement	(200,117)	(242,655)	(106,645)	(172,587)	0	0.00
Rent Steps	0	0	0	0	50,853	0.88
Other Income(2)	421,161	657,533	293,069	306,836	520,558	9.03
Vacant Gross up	0	0	0	0	104,448	1.81
Total Reimbursements	174,411	188,247	171,859	174,141	608,278	10.55
Gross Potential Rent	$4,378,666	$5,040,115	$4,686,632	$4,706,525	$5,920,701	$102.67

Vacancy & Credit Loss	0	0	0	0	(162,004)	(2.81)
Effective Gross Income	$4,378,666	$5,040,115	$4,686,632	$4,706,525	$5,758,697	$99.86

Real Estate Taxes(3)	353,387	364,526	185,732	376,329	619,405	10.74
Insurance	105,911	109,152	120,089	140,126	52,694	0.91
Management Fee	66,000	66,000	66,000	66,000	172,761	3.00
Other Operating Expenses	733,768	806,364	818,942	820,739	949,937	16.47
Total Expenses	$1,259,066	$1,346,042	$1,190,763	$1,403,195	$1,794,797	$31.12

Net Operating Income	$3,119,600	$3,694,073	$3,495,869	$3,303,330	$3,963,899	$68.74
Replacement Reserves	0	0	0	0	11,533	0.20
TI/LC	0	0	0	0	(11,483)	(0.20)
Net Cash Flow	$3,119,600	$3,694,073	$3,495,869	$3,303,330	$3,963,849	$68.74

Occupancy(4)	96.9%	99.7%	100.0%	97.9%	97.0%
NOI Debt Yield	6.0%	7.1%	6.7%	6.4%	7.6%
NCF DSCR	1.79x	2.13x	2.01x	1.90x	2.28x

(1)	Based on the underwritten rent roll dated June 15, 2021 and rent steps taken through June 1, 2022.

(2)	Other Income includes parking lease income which was renewed at a higher rate.

(3)	Real Estate Taxes were underwritten assuming a property sale at the loan amount and corresponding increase in taxes under proposition 13.

(4)	TTM 3/31/2021 occupancy is based on underwritten rent roll dated June 15, 2021 and underwritten occupancy is based on economic occupancy.

■	Appraisal. According to the appraisal, the Rox San Property had an “As-Is” appraised value of $80,000,000 as of April 21, 2021, and a “Prospective As Stabilized; PH Expansion” appraised value of $82,000,000 as of June 1, 2022. The “Prospective As Stabilized; PH Expansion” value is based upon approval, completion of construction and granting of a certificate of occupancy for the 1,200 SF of additional penthouse expansion space pursuant to the terms of a lease amendment with the existing penthouse tenant, John F. Diaz, MD.

■	Environmental Matters. According to the Phase I environmental report dated May 4, 2021, there are no recognized environmental conditions or recommendations for further action at the Rox San Property.

■	Market Overview and Competition. The Rox San Property is in the city of Beverly Hills, which covers an area of 5.69 square miles and contains some of the most expensive real estate in the entire region. Beverly Hills is part of the larger West Los Angeles area of Los Angeles County. Los Angeles International Airport is 16 miles to the south of Beverly Hills, and downtown Los Angeles is approximately eleven miles west. The Rox San Property is in proximity to Interstate 405, 10, State Route 2 and State Route 101 Highway.

Employment and job growth are dominated by the entertainment industry, and median household income levels exceed countywide figures. Single family home prices in Beverly Hills are among the highest in the country as well as the greater Los Angeles area. By comparison, the median home price for the entire county was $401,236 in 2016.

The Rox San Property is located in the Beverly Hills office market and the Golden Triangle submarket. Per the appraiser, Class A space in Beverly Hills Triangle is traditionally one of Los Angeles’ strongest office markets, with commercial development in Beverly Hills concentrated in the Golden Triangle submarket. The Golden Triangle is a dense infill

A-2-28

LOAN #3: ROX SAN

submarket with limited new construction where retail and medical office uses dominate. As of Q1 2021, the Golden Triangle submarket is comprised of approximately 5.6 million SF of office space, of which approximately 2.5 million SF is Class A office (approximately 45%), and the current Class A office submarket vacancy is 8.0% with asking rents of $79.20/SF.

Rox San Office Sales Comparables (1)

Property Address / Location	Date	Year Built	SF	Sales Price	PSF	Occ.	NOI PSF	Cap
9033 Wilshire Boulevard Beverly Hills, CA 90211	21-Mar	1958 / 2009	49,663	$74,400,000	$1,498	91.00%	$69.21	4.62%
415 North Camden Drive Beverly Hills, CA 90210	20-Mar	1938 / 2003	17,937	$22,746,500	$1,268	100.00%	NAP	NAP
9300 Wilshire Boulevard Beverly Hills, CA 90210	19-May	1965 / 2002	61,422	$59,500,000	$969	50.00%	NAP	NAP
8942 Wilshire Boulevard Beverly Hills, CA 90211	19-Apr	1989	82,886	$107,500,000	$1,297	100.00%	51.88	4.00%
9438 Civic Center Drive Beverly Hills, CA 90210	18-Dec	1925	235,660	$236,000,000	$1,001	100.00%	45.06	4.50%
433 North Camden Drive Beverly Hills, CA 90212	18-Aug	1974	207,432	$193,000,000	$930	94.00%	32.56	3.50%
136 S. El Camino Drive Beverly Hills, CA 90212	18-Mar	1956	23,040	$34,300,000	$1,489	100.00%	36.92	2.48%
9460 Wilshire Boulevard Beverly Hills, CA 90212	18-Jan	1959	97,035	$132,000,000	$1,360	91.00%	53.90	3.96%
Property (2)			57,666	$80,000,000(3)	$1,387	97.9%	68.74	4.25%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 15, 2021.

(3)	Based on the As Is Appraised value.

The Rox San Property is approximately 2.1 and 3.5 miles away, respectively, from two of the 2021-2022 U.S. News and World Report’s Top 10 hospitals in the United States—Cedars-Sinai Medical Center (rated #6; 886 beds) and Ronald Reagan UCLA Medical Center (rated #3; 520 beds). Cedars-Sinai has been awarded the National Research Corporation’s prestigious Consumer Choice Award every year since 1996, and, according to the UCLA Medical Center website, U.S. News & World Report has ranked UCLA Health Hospitals as one of the best in the nation for 31 consecutive years.

The Rox San Property has historically been occupied by a varied selection of cosmetic surgeons and other specialized medical providers that include plastic surgeons, prosthodontists, endocrinologists, dermatologists, oral and maxillofacial surgeons, and ophthalmologists.

Rox San Lease Comparables (1)

Property Address	Date	Tenant	SF	Lease SF	Rent/SF	Occ.	Term	Type
9033 Wilshire Blvd., Beverly Hills, CA	20-Jan	Medical Office	49,663	1,800	$64.00	91.0%	7.0	Full Service
8920 Wilshire Blvd., Beverly Hills, CA	19-Apr	Canon Medical	104,465	1,766	$64.80	94.0%	4.0	MG
450 N. Bedford Dr., Beverly Hills, CA	20-Sep	Office Tenant	27,616	960	$72.00	99.0%	5.0	Full Service
8901-8929 Wilshire Blvd., Beverly Hills, CA	19-Nov	Dr. Ranal	53,264	1,320	$84.00	96.0%	10.0	MG
200 N Robertson Blvd., Beverly Hills, CA	19-Sep	Cedars-Sinai	106,906	23,832	$66.60	96.0%	5.0	NNN
9735 Wilshire Blvd., Beverly Hills, CA	Various	Medical Office	72,800	973	$73.69	95.0%	Various	Full Service
9090 Wilshire Blvd., Beverly Hills, CA	20-Apr	Beacon Surgical	48,915	7,885	$66.00	100.0%	11.0	NNN
8641 Wilshire Blvd., Beverly Hills CA	20-Oct	Tower Nephrology	53,058	2,253	$67.20	77.0%	8.3	Full Service
Totals/ W.A.			64,586	5,099	$67.18	93.6%	6.6
Property (2)			57,666		$82.11	97.9%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 15, 2021.

According to the appraiser, the Rox San Property benefits from multiple locational factors: (1) it ’is located in the desirable Beverly Hills office market/Golden Triangle office submarket; (2) barriers to entry for new medical office construction in the city of Beverly Hills are high due to the 2011 enactment of a restrictive zoning ordinance which limits the supply of medical office buildings; (3) scarcity of vacant land in the area surrounding the Rox San Property (the Golden Triangle submarket) available for new development; (4) the visibility provided by 152’ feet of frontage on Santa Monica Boulevard and 90’ feet on Roxbury Drive; (5) proximity to hospitals.

■	The Borrower. The borrowers are Roxbury Medical Tower, LLC, Rox-San Investors DE, LLC, Roxbury MP, LLC and Roxsan Optimus, LLC., all Delaware limited liability companies as tenants-in-common.

The ownership structure is a non-syndicated tenant in common (“TIC”) comprised of the following partners and respective percentages: David Taban (45.0%), Jerry Illoulian (34.0%), and Michael Pashaie and K. Joseph Shabani (10.5% each). Except for carveouts related to bankruptcy or partition, the guarantors will be liable on a several but not joint basis, proportionate to each partner’s percentage ownership interest in the Rox San Property held by the applicable borrower associated with such guarantor. Three of the borrower sponsors are repeat borrowers of 3650 REIT.

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LOAN #3: ROX SAN

Roxsan Optimus, LLC, controlled by K. Joseph Shabani, has a 10.5% ownership interest in the Borrower. Mr. Shabani is a partner in Optimus Properties, LLC, a real estate acquisition and redevelopment firm in Los Angeles, California.

Roxbury MP, LLC, a Delaware LLC doing business in California as Delaware Roxbury MP, LLC, represents a 10.5% TIC ownership interest that is owned in a family trust and managed by Michael Pashaie. Mr. Pashaie is founder of GWP Real Estate, which holds several million square feet of assets.

Rox-San Investors DE, LLC, a Delaware LLC, controlled by the Illoulian family, comprises 34% of the TIC ownership. Jerry Illoulian is a partner in, CEO and founder of Faring Real Estate Portfolio. Faring is a real estate firm based in West Hollywood, California.

Roxbury Medical Tower, LLC, a Delaware LLC indirectly owned by family trusts of the Taban family and managed by David Taban, comprises 45% of the TIC ownership interest. Mr. Taban is the founder of JADE Enterprises, a privately held real estate firm based in Los Angeles, California. JADE Enterprises was founded in 1996 and currently owns 84 office, medical office, retail, and multifamily buildings throughout California and Nevada.

■	Escrows. At loan origination, the borrower deposited (i) an upfront tax reserve of $261,753, (ii) an upfront TI/LC reserve of $1,000,000, (iii) and an upfront other reserve of $375,314 consisting of $1,875 for deferred maintenance, $164,169.41 for a free rent reserve and $209,270 for an outstanding TI/LC reserve.

Taxes Reserve – The borrower is required to deposit into a real estate tax escrow a monthly deposit of 1/12 of the annual taxes as estimated by the lender ($32,719 monthly).

Insurance Reserve – The borrower is required to deposit into an insurance escrow a monthly deposit of 1/12 of the insurance premium as estimated by the lender ($4,391 monthly).

Replacement Reserve - The Rox San Loan is structured with an ongoing replacement reserve of $0.25/SF per annum ($1,201 monthly); the replacement reserve is capped at $33,804.00.

Deferred Maintenance – The property condition assessment report recommended $1,500 of immediate repairs. At origination, the lender reserved 125% of the amount recommended in the property condition assessment report ($1,875).

Rollover Reserve - The Rox San Loan is structured with an upfront TI/LC reserve of $1,000,000. Ongoing collections for TI/LC will be suspended until the upfront reserve falls to $250,000, at which time ongoing collections will commence at the rate of $1.00/SF per annum until such time as the balance of funds in the TI/LC reserve is equal to or greater than $1,000,000.

■	Lockbox and Cash Management. The Rox San Loan is not structured with a lockbox or cash management. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Preliminary Prospectus.

■	Property Management. The Rox San Property is managed by Morlin Asset Management, LP, a Delaware limited partnership.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Rox San Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by the Rox San Loan documents may not exclude terrorism coverage. The Rox San Loan documents require business interruption coverage in an amount equal to 100% of the projected gross income for the Rox San Property until the earlier to occur of the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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A-2-31

LOAN #4: 520 ALMANOR

A-2-32

LOAN #4: 520 ALMANOR

A-2-33

LOAN #4: 520 ALMANOR

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GACC
Location (City/State)	Sunnyvale, California		Cut-off Date Balance(3)		$50,000,000
Property Type	Office		Cut-off Date Balance per SF(3)		$439.41
Size (SF)	231,220		Percentage of Initial Pool Balance(3)		5.4%
Total Occupancy as of 10/20/2021	98.3%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/20/2021	98.3%		Type of Security		Leasehold
Year Built / Latest Renovation	2021 / NAP		Mortgage Rate(4)		2.55500%
Appraised Value(1)	$254,000,000		Original Term to Maturity (Months)(4)		120
Appraisal Date(1)	3/1/2023		Original Amortization Term (Months)		NAP
Borrower Sponsor(2)	Techcore, LLC		Original Interest Only Period (Months)(4)		120
Property Management	RiverRock Real Estate Group, Inc.		First Payment Date		12/6/2021
			Anticipated Repayment Date(4)		11/6/2031
			Final Maturity Date(4)		6/6/2034
Underwritten Revenues	$19,193,177
Underwritten Expenses	$6,025,100		Escrows(5)
Underwritten Net Operating Income (NOI)	$13,168,077			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,168,077		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(3)	40.0%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)(3)	40.0%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)	5.00x / 5.00x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(3)	13.0% / 13.0%		Other(6)	$600,000	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$101,600,000	39.6%	Purchase Price	$254,000,000	98.9%
Principal’s New Cash Contribution	155,208,429	60.4	Closing Costs	2,208,429	0.9
			Upfront Reserves	600,000	0.2

Total Sources	$256,808,429	100.0%	Total Uses	$256,808,429	100.0%

(1)	The Appraised Value is based on the “As Stabilized” appraised value, which assumes all outstanding tenant improvements and contractual free rent associated with the Nokia (as defined below) lease have been satisfied. The appraisal concluded to an “As-is” appraised value of $243.0 million as of August 24, 2021, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 41.8%. In addition, the appraiser concluded to a “go dark” appraised value of $145.0 million as of August 24, 2021, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.1%.

(2)	There is no separate non-recourse carveout guarantor with respect to the 520 Almanor Whole Loan (as defined below). The borrower sponsor delivered an environmental indemnity at loan origination.

(3)	The 520 Almanor Loan (as defined below) is part of the 520 Almanor Whole Loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $101.6 million. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the 520 Almanor Whole Loan.

(4)	The 520 Almanor Whole Loan is structured with an anticipated repayment date of November 6, 2031 (“ARD”) and final maturity date of June 6, 2034. From and after the ARD, in the event the 520 Almanor Whole Loan is not paid-off on or before the ARD, the 520 Almanor Whole Loan will accrue interest at a fixed rate equal to the greater of (i) 5.05500% or (ii) the sum of (x) the 10-year swap rate plus (y) 3.38000%. The metrics presented above are calculated based on the ARD.

(5)	See “—Escrows” below.

(6)	Other reserve includes an upfront debt service reserve of $600,000 and a ground rent reserve with springing monthly payments.

■	The Mortgage Loan. The mortgage loan (the “520 Almanor Loan”) is part of a whole loan (the “520 Almanor Whole Loan”) consisting of two pari passu notes with an outstanding aggregate principal balance of $101,600,000 and is secured by the borrower’s leasehold interest in a Class A office building located in Sunnyvale, California (the “520 Almanor Property”). The 520 Almanor Loan, evidenced by the non-controlling Note A-2, which has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 5.4% of the Initial Pool Balance. The 520 Almanor Whole Loan has an interest rate of 2.55500% per annum. Proceeds of the 520 Almanor Whole Loan along with borrower sponsor equity were primarily used in connection with the acquisition of the 520 Almanor Property, to pay closing costs and fund upfront reserves.

The 520 Almanor Whole Loan has a 120-month initial interest-only term and accrues interest at a rate of 2.55500% per annum (the “Initial Interest Rate”). The 520 Almanor Whole Loan is structured with an anticipated repayment date of November 6, 2031 and a final maturity date of June 6, 2034. From and after the ARD, in the event the 520 Almanor Whole Loan is not paid-off on or before the ARD, the 520 Almanor Whole Loan will accrue interest at a fixed rate equal to the greater of (i) 5.05500% and (ii) the 10-year treasury swap yield as of the ARD plus 3.38000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox and Cash Management.”

The 520 Almanor Whole Loan has an initial term to the ARD of 120 months and has a remaining term to the ARD of 120 months as of the Cut-off Date. The 520 Almanor Whole Loan requires payments of interest only until the ARD in November 2031 or, if not repaid on the ARD, the final maturity date in June 2034. Defeasance of the 520 Almanor Whole Loan in full is permitted on the first payment date that is two years from the closing date of the 3650R 2021-PF1 securitization.

A-2-34

LOAN #4: 520 ALMANOR

The table below summarizes the promissory notes that comprise the 520 Almanor Whole Loan. The relationship between the holders of the 520 Almanor Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$51,600,000	$51,600,000	Benchmark 2021-B30(1)	Yes
A-2	50,000,000	50,000,000	3650R 2021-PF1	No
Total	$101,600,000	$101,600,000

(1)	Expected to close on or prior to the Closing Date.

■	The Mortgaged Property. The 520 Almanor Property is a four-story, Class A LEED Gold, office building totaling 231,220 SF, located in Sunnyvale, California. The 520 Almanor Property sits on a 4.4-acre site and was recently completed in early August 2021. Improvements include a seven-level parking structure and surface lot, which includes 632 parking spaces (2.86 per 1,000 SF) and 4,000 SF of retail space on the ground floor. The 520 Almanor Property features large 52,500 SF floor plates, 14’-16’ clear heights and a 7,000 SF open-air terrace on the top floor. The 520 Almanor Property was pre-leased to its sole tenant, Nokia, in September 2018. As of October 20, 2021, the 520 Almanor Property was 98.3% leased to Nokia, a subsidiary of Nokia Corporation (rated BBB-/Ba2/BB+ by Fitch/Moody’s/S&P).

The 520 Almanor Property consists of a leasehold interest under a 99-year ground lease that is in place through June 2116. Pace Properties is the ground lessor. The ongoing monthly ground rent is equal to the greater of (i) a floor base rent (currently $125,914), which increases 3% every five years, starting in July 2023 and (ii) 14.0% of the effective triple-net base rent paid by Nokia (or any replacement tenant) (based on the full 231,220 SF).

Nokia Corp (“Nokia”) (227,220 SF; 98.3% of net rentable area; 100.0% of U/W Base Rent) is a subsidiary of Nokia Corporation (rated BBB-/Ba2/BB+ by Fitch/Moody’s/S&P), which is a multinational telecommunications, information technology and consumer electronics company headquartered in Espoo, Finland offering a comprehensive portfolio of network equipment, software, services and licensing opportunities. Nokia Corporation is a public limited-liability company listed on the Nasdaq Helsinki, Euronext Paris and New York Stock Exchange. As of fiscal year end 2020, Nokia Corporation reported approximately €21.9 billion in net sales and €8.2 billion in gross profit. Nokia Corporation has been in business for over 155 years and operates in 130 countries worldwide. Over the past two decades, Nokia Corporation has invested approximately €129 billion in research and development and has over 3,500 patent families declared as essential to 5G.

Nokia signed a 13.25-year lease with an initial term through June 2034, which has two, five-year renewal options for a fully extended lease expiration date in June 2044. There are no termination or contraction rights in the lease. Nokia has an initial base rent of $62.02 PSF with 3.0% annual rent escalations. Nokia is not yet in occupancy and open for business pending the completion of the related build out. According to the borrower sponsor, Nokia anticipates it will take occupancy of all of its demised premises on or prior to January 10, 2022.  However, we cannot assure you that Nokia will take occupancy and open for business as expected or at all. Nokia is not obligated to pay base rent from April 1, 2021 through November 30, 2021 and is only obligated to pay 50% of base rent from December 1, 2021 through June 30, 2022. Nokia’s lease is fully guaranteed by Nokia Corporation, with a maximum rent guarantee of $181 million and maximum indemnification guarantee of $20.0 million with respect to Nokia’s general indemnification obligations under the Nokia Lease. The rent guaranteed amount will be reduced annually by the aggregate rent payments each year, and the indemnification guaranteed amount will be reduced upon any payments for claims made for any of Nokia’s indemnification obligations.

The 520 Almanor Property houses Nokia’s core research and development division supporting 5G, 6G and Internet of Things (IoT) research and development and is expected to include a significant lab component on the first two floors with reinforced live loads. In addition, Nokia is expected to spend approximately $400 PSF on their total buildout. Nokia is expected to consolidate its existing footprint in Sunnyvale and Mountain View into the 520 Almanor Property. We cannot assure you Nokia will complete its buildout or consolidate its footprint at the 520 Almanor Property as expected or at all.

Nokia is a key technology partner of Verizon’s, with the two companies working together to offer 5G Private Wireless Network solution, a high-performance, end-to-end enterprise network and edge computing platform. The Nokia Verizon 5G Solution gives enterprises the power to manage critical assets through a simple web portal, eliminating the need for complex management systems while providing a single, reliable, secure 5G data network. In addition to Verizon, Nokia

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LOAN #4: 520 ALMANOR

has 5G deals with most major wireless operators in the United States and Europe. Nokia has secured around 150 commercial deals, and it anticipates that number to rise as more carriers extend their 5G networks.

COVID-19 Update. As of October 15, 2021, the 520 Almanor Whole Loan is not subject to any forbearance, modification or debt service relief request. The first payment date for the 520 Almanor Whole Loan is December 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the tenants at the 520 Almanor Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Nokia	BBB-/Ba2/BB+	227,220	98.3%	$14,092,574	100.0%	$62.02	6/30/2034	2, 5-year options
Total Occupied		227,220	98.3%	$14,092,574	100.0%	$62.02
Vacant		4,000	1.7%	0
Total / Wtd. Avg.		231,220	100.0%	$14,092,574

(1)	Based on the underwritten rent roll dated October 20, 2021.

(2)	The Credit Rating represents the parent company, Nokia Corporation, which guarantees the lease.

(3)	Nokia has executed a lease but is not yet in occupancy and open for business pending the completion of the related build out. According to the borrower sponsor, Nokia anticipates it will take occupancy of all of its demised premises on or prior to January 10, 2022. However, we cannot assure you that Nokia will take occupancy and open for business as expected or at all. Nokia is not obligated to pay base rent from April 1, 2021 through November 30, 2021 and is only obligated to pay 50% of base rent from December 1, 2021 through June 30, 2022.

The following table presents certain information relating to the lease rollover schedule at the 520 Almanor Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	0	0
2021	0	0.0%	0.0%	$0	0.0%	0	0
2022	0	0.0%	0.0%	$0	0.0%	0	0
2023	0	0.0%	0.0%	$0	0.0%	0	0
2024	0	0.0%	0.0%	$0	0.0%	0	0
2025	0	0.0%	0.0%	$0	0.0%	0	0
2026	0	0.0%	0.0%	$0	0.0%	0	0
2027	0	0.0%	0.0%	$0	0.0%	0	0
2028	0	0.0%	0.0%	$0	0.0%	0	0
2029	0	0.0%	0.0%	$0	0.0%	0	0
2030	0	0.0%	0.0%	$0	0.0%	0	0
2031	0	0.0%	0.0%	$0	0.0%	0	0
2032 & Thereafter	227,220	98.3%	98.3%	14,092,574	100.0%	$62.02	1
Vacant	4,000	1.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	231,220	100.0%		$14,092,574	100.0%	$62.02	1

(1)	Based on the underwritten rent roll dated October 20, 2021.

The following table presents certain information relating to historical leasing at the 520 Almanor Property:

Historical Leased %(1)(2)

2018	2019	2020	As of 10/20/2021(3)
NAP	NAP	NAP	98.3%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	The 520 Almanor Property was built in 2021, and therefore historical leasing information is not available.

(3)	Based on the underwritten rent roll dated October 20, 2021.

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LOAN #4: 520 ALMANOR

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 520 Almanor Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten $ per SF
Base Rent	$14,092,574	60.95
Credit Rent Steps(4)	2,014,529	8.71
Vacant Income	140,000	0.61
Reimbursements	3,956,241	17.11
Vacancy & Credit Loss	(1,010,167)	(4.37)
Concessions	0	0.00
Other Income	0	0.00
Effective Gross Income	$19,193,177	$83.01
Real Estate Taxes	3,026,945	13.09
Insurance	228,312	0.99
Management	575,795	2.49
Ground Rent	1,988,772	8.60
Other Operating Expenses	205,276	0.89
Total Operating Expenses	$6,025,100	$26.06
Net Operating Income	$13,168,077	$56.95
TI/LC	0	0.00
Replacement Reserves	0	0.00
Net Cash Flow	$13,168,077	$56.95

Occupancy(5)	95.0%
NOI Debt Yield(6)	13.0%
NCF DSCR(6)	5.00x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The 520 Almanor Property was built in 2021, and therefore historical financial information is not available

(3)	Based on the underwritten rent roll dated October 20, 2021.

(4)	Credit Rent Steps represent the straight-line rent credit for Nokia through the anticipated repayment date.

(5)	Underwritten Occupancy is based on economic vacancy.

(6)	The NOI Debt Yield and NCF DSCR is calculated based on the 520 Almanor Whole Loan.

■	Appraisal. According to the appraisal, the 520 Almanor Property has an “as stabilized” appraised value of $254,000,000 as of March 1, 2023. The “as stabilized” appraised value assumes all outstanding tenant improvements and contractual free rent associated with the Nokia lease have been satisfied.

Appraisal Approach	“As-Stabilized” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$252,000,000	N/A	5.00%
Discounted Cash Flow Approach	256,000,000	6.00%	5.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report dated June 15, 2021, there are no recognized environmental conditions or recommendations of further action at the 520 Almanor Property.

■	Market Overview and Competition. The 520 Almanor Property is located in the Peery Park district of Sunnyvale, California, part of the Silicon Valley market. The Peery Park District includes major companies such as Microsoft, Apple, Google, Amazon, and LinkedIn, among others. The 520 Almanor Property benefits from its close proximity to the Cal Train Sunnyvale and Mountain View stations, which are both located within a three-mile radius and are easily accessible via shuttle. Additionally, the 101 Highway, 237 Highway and Central Expressway provide convenient access to the 520 Almanor Property.

According to the appraisal, the 520 Almanor Property is located in the Peery Park office submarket. As of the second quarter of 2021, the Peery Park submarket contained approximately 4.3 million SF of office inventory, approximately 22% of the entire Sunnyvale office inventory. Over the same period, the office vacancy in the submarket was approximately 14.1%, down from 17.5% at the end of 2020. The overall average asking rental rate for all office space,

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including class “A” and “B” space, in the Peery Park submarket is $77.28 PSF, fully serviced (or between about $62.40 and $65.40 PSF, triple-net). The recent class “A” office facilities leases in or near the subject market reflect rental rates between $44.40 and $72.00 PSF, triple-net, with most between $52.20 and $66.00 PSF, triple-net.

The following table presents certain information relating to the primary office competition for the 520 Almanor Property:

Competitive Set - Comparable Office Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per SF
520 Almanor Property(2)	Nokia	227,220	Apr-21	159	$62.02
Sunnyvale Cityline	Uber Technologies, Inc.	290,181	Jun-19	126	$72.00
Moffett Towers II, Bldgs. 3-5	Facebook Inc.	1,051,899	Jun-19	180-184	$52.20
America Center Building 4	Bill.com	131,801	Dec-19	132	$45.00
Coleman Highline Phase II	Roku Inc.	380,951	Mar-20	126	$44.52
700 Santana Row	NetApp	303,700	Apr-21	132	$45.60
Sunnyvale Pathline Park	Apple Inc.	701,118	May-21	120	$45.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 20, 2021 and Nokia lease information.

■	The Borrower. The borrower is GI TC Peery Park LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. The borrower sponsor is Techcore, LLC, a joint venture between GI Partners and CalPERS. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 520 Almanor Whole Loan. There is no separate non-recourse carveout guarantor with respect to the 520 Almanor Whole Loan. The borrower sponsor delivered an environmental indemnity at origination of the 520 Almanor Whole Loan.

Techcore is a fully discretionary core real estate fund that launched in 2021 and is managed by GI Partners with commitments from CalPERS. The fund is a core investment vehicle actively investing in or owning technology-advantaged real estate in the United States, including data centers, carrier hotels, corporate campuses for technology tenants, and life science properties, located in primary markets and leased to industry leading tenants. To date, GI Partners has invested in over 3.0 million SF of core technology-advantaged real estate for Techcore.

■	Escrows. At loan origination, the borrower deposited $600,000 into a debt service reserve related to the Nokia lease, which funds are required to be disbursed by lender to borrower in equal installments of $300,000 on November 8, 2021 and December 6, 2021, provided no material event of default has occurred and is continuing.

Tax Reserve – During a Trigger Period, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the loan origination date, an acceptable blanket policy was in place.

Replacement Reserve – During a Trigger Period, the borrower is required to deposit into a replacement reserve, on a monthly basis, $3,853.67.

Rollover Reserve – During a Trigger Period, the borrower is required to deposit into a rollover reserve, on a monthly basis, $28,902.50.

Ground Rent Reserve – During the continuance of a Trigger Period, the borrower is required to deposit into a ground rent reserve, on a monthly basis, an amount equal to the ground rent payable under the ground lease.

■	Lockbox and Cash Management. The 520 Almanor Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause tenants to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the 520 Almanor Property into such lockbox account within two business days of receipt. If no 520 Almanor Trigger Period exists, on a weekly basis, and on business day immediately preceding each monthly payment date, all funds in the lockbox account are required to be swept into the borrower’s operating account. During a 520 Almanor Trigger

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Period, sums on deposit in the lockbox account are required to be transferred on a daily basis to a lender-controlled deposit account to be applied to payment of all required monthly amounts (including, without limitation, taxes and insurance, ground rent, debt service and required reserves) and approved property operating expenses, with, prior to ARD, any excess funds to be held by the lender as additional collateral for the loan.

After the ARD, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the 520 Almanor Whole Loan until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the 520 Almanor Whole Loan until the other indebtedness has been reduced to zero.

A “Trigger Period” will commence upon the occurrence of (i) an event of default (and will end upon the cure or waiver of such event of default), (ii) if the debt service coverage ratio falls below 1.20x unless a Single Tenant Condition (as defined below) is satisfied, (and will end at such time the debt service coverage ratio exceeds 1.20x for two consecutive quarters, or the Single Tenant Condition is satisfied), (iii) the commencement of a Lease Sweep Period (as defined below) (and will end upon the termination thereof) and (iv) the occurrence of the ARD (and will end upon the repayment of the 520 Almanor Whole Loan in full).

A “Lease Sweep Period” will commence (a)(i) with respect to the Lease Sweep Lease (as defined below), the earlier to occur of (1) 12 months prior to the earliest stated expiration of a Lease Sweep Lease and (2) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option; (b) the receipt by borrower or property manager of notice from the tenant under a Lease Sweep Lease exercising its right to terminate its lease; (c) the date that a Lease Sweep Lease is surrendered, cancelled or terminated; (d) the date that any tenant under a Lease Sweep Lease (other than a tenant that has an Investment Grade Rating (as defined below)) will discontinue its business (i.e., “goes dark”) at substantially all of its Lease Sweep Lease space at the 520 Almanor Property for more than 30 consecutive days, excluding (i) the temporary closure of building amenity space such as cafeterias and gyms pursuant to applicable legal requirements, (ii) a temporary closure as the result of repairs, alterations, or restoration, which such repairs, alterations or restoration, as applicable, are being performed diligently and in accordance with the loan documents, and/or (iii) a temporary closure effectuated in order to comply with legal requirements which restrict the use or occupancy of the 520 Almanor Property; (e) upon a default of the tenant under a Lease Sweep Lease beyond any applicable notice and cure periods, which such default is (x) a material monetary or non-monetary default that would reasonably be anticipated to have a material adverse effect and/or (y) a failure to pay base rent; (f) the occurrence of an insolvency proceeding of the tenant under a Lease Sweep Lease or the guarantor under such lease.

A Lease Sweep Period will end upon, (A) with respect to clauses (i)(a), (i)(b), (i)(c), and (i)(d) above, at least 70% of the Lease Sweep space is leased pursuant to one or more qualified leases and, in the lender’s good faith judgment, sufficient funds have been accumulated in the lease sweep account in accordance with the loan documents to cover all related leasing expenses and free/gap/abated rent periods (not to exceed the applicable Rent Reserve Cap Amount (defined below)); (B) in the case of clause (i)(a) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with borrower acceptable to lender) with respect to all of its Lease Sweep Space, and in the lender’s good faith judgment, sufficient funds have been accumulated in the Lease Sweep Account in accordance with the loan documents to cover all related leasing expenses and free/gap/abated rent periods (not to exceed the applicable Rent Reserve Cap Amount (as defined below)); (C) in the case of clause (i)(b) above, if such termination option is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date specified in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the related tenant; (D) in the case of clause (i)(e) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of two consecutive months following such cure; (E) in the case of clause (i)(f) above, (a) the applicable insolvency proceeding has terminated; (F) in the case of clause (i)(d) above, if the credit rating of the tenant under a Lease Sweep Lease (or the applicable guarantor of such lease) has been restored to at least an investment grade rating; (G) in the case of clauses (i)(a), (i)(b), (i)(c), (i)(d), (i)(e), and (i)(f) above, the date on which either (X) the 520 Almanor Property has achieved a debt yield of at least 8.5% or (Y) each of the following conditions is satisfied: (a) the sum of lease sweep funds accumulated in the lease sweep account with respect to the Untenanted Portion (defined below) of the Lease Sweep Lease in question is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such

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Untenanted Portion of the Lease Sweep space and (b) in the lender’s judgment sufficient funds have been accumulated in the lease sweep account with respect to the Tenanted Portion (defined below) in accordance with the loan documents to cover all related leasing expenses and free/gap/abated rent periods (not to exceed the Rent Reserve Cap Amount).

An “Investment Grade Rating” means (i) with respect to Nokia Corporation and/or Nokia Corporation’s lease guarantor, (x) a long-term unsecured debt rating of at least “BBB-” from Fitch and (y) has a long-term unsecured debt rating that has not been downgraded by Moody’s or S&P below the respective ratings assigned by ratings agencies such as S&P, Moody’s, Fitch, DBRS Morningstar or Kroll as of the origination date, and (ii) with respect to any other person, has a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies which rate such person.

A “Rent Reserve Cap Amount” means with respect to a reserve established in connection with free rent periods, gap rent periods, and/or rent abatement periods under one or more leases, an amount sufficient to cause the debt service coverage ratio to be equal to 1.20x during such free rent periods, gap rent periods and/or rent abatement periods, as applicable.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable SF of the applicable space leased pursuant to a Lease Sweep Lease multiplied by $25.00.

A “Tenanted Portion” means any portion of the applicable Lease Sweep space which has been re-tenanted pursuant to one or more qualified leases. An “Untenanted Portion” means any portion of the applicable Lease Sweep space which does not qualify as the Tenanted Portion.

A “Lease Sweep Lease” means (i) the Nokia lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the applicable Lease Sweep Lease space.

■	Property Management. The 520 Almanor Property is managed by RiverRock Real Estate Group, Inc., a California Corporation and an affiliate of the borrower.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the 520 Almanor Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following casualty. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #5: PLAZA LA CIENEGA

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LOAN #5: PLAZA LA CIENEGA

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LOAN #5: PLAZA LA CIENEGA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CREFI
Location (City/State)	Los Angeles, California		Cut-off Date Principal Balance(2)	$50,000,000
Property Type	Retail		Cut-off Date Principal Balance per SF(1)	$294.22
Size (SF)	305,890		Percentage of Initial Pool Balance	5.4%
Total Occupancy as of 3/31/2021	93.7%		Number of Related Mortgage Loans	None
Owned Occupancy as of 3/31/2021	93.7%		Type of Security	Fee / Leasehold
Year Built / Latest Renovation	1970 / 2003		Mortgage Rate	3.49000%
Appraised Value	$164,000,000		Original Term to Maturity (Months)	120
Appraisal Date	6/16/2021		Original Amortization Term (Months)	NAP
Borrower Sponsors	Harbor Trading USA and Rubin Pachulski Properties 36, LLC		Original Interest Only Period (Months)	120
Property Management	RPD Property Management Company, LLC		First Payment Date	11/6/202
Underwritten Revenues	$10,276,791		Maturity Date	10/6/2031
Underwritten Expenses	$2,265,279		Escrows(3)
Underwritten Net Operating Income (NOI)	$8,011,513			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,551,563		Taxes	$469,292	$52,144
Cut-off Date LTV Ratio(1)	54.9%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	54.9%		Replacement Reserves(4)	$0	$8,412
DSCR Based on Underwritten NOI / NCF(1)	2.52x / 2.37x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	8.9% / 8.4%		Other(5)	$364,582	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$90,000,000	100.0%	Loan Payoff(6)	$63,286,119	70.3%
			Principal Equity Distribution	25,207,796	28.0
			Upfront Reserves	833,874	0.9
			Closing Costs	672,212	0.7
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Plaza La Cienega Whole Loan (as defined below).

(2)	The Cut-off Date Balance of $50,000,000 represents the controlling Note A-1 of the $90,000,000 Plaza La Cienega Whole Loan, which is evidenced by three pari passu notes.

(3)	See “—Escrows” below.

(4)	The borrowers are required to deposit into a replacement reserve, on a monthly basis, (i) prior to payment date occurring in October 2027, approximately $8,412 and (ii) from and after the payment date occurring in October 2027, approximately $1,721.

(5)	Other upfront reserves consist of unfunded obligations ($333,450) and gap rent ($31,132).

(6)	Loan payoff is inclusive of approximately $5 million in defeasance costs.

■	The Mortgage Loan. The mortgage loan (the “Plaza La Cienega Loan”) is part of a whole loan (the “Plaza La Cienega Whole Loan”) consisting of three pari passu notes with an aggregate outstanding principal balance of $90,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple and leasehold interest in an anchored retail center located in Los Angeles, California (the “Plaza La Cienega Property”). The Plaza La Cienega Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 5.4% of the Initial Pool Balance. The Plaza La Cienega Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on September 28, 2021. The Plaza La Cienega Whole Loan has an interest rate of 3.49000% per annum. The borrower utilized the proceeds of the Plaza La Cienega Whole Loan to pay off prior debt associated with the Plaza La Cienega Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Plaza La Cienega Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Plaza La Cienega Whole Loan requires payments of interest only for the entire term of the Plaza La Cienega Whole Loan. The stated maturity date is the due date in October 2031. Voluntary prepayment of the Plaza La Cienega Whole Loan is prohibited prior to July 6, 2031. The borrower has the option to defease the entire $90.0 million Plaza La Cienega Whole Loan in whole (and not in part) after the earlier to occur of (i) September 28, 2024 and (ii) two years after the closing date of the last securitization that includes any portion of the Plaza La Cienega Whole Loan.

The table below summarizes the promissory notes that comprise the Plaza La Cienega Whole Loan. The relationship between the holders of the Plaza La Cienega Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	3650R 2021-PF1	Yes
A-2	20,000,000	20,000,000	Benchmark 2021-B30(1)	No
A-2	20,000,000	20,000,000	CREFI(2)	No
Whole Loan	$90,000,000	$90,000,000

(1)	Expected to close on or prior to the Closing Date.

(2)	Expected to be contributed to one or more future securitizations.

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■	The Mortgaged Property. The Plaza La Cienega Property is a 305,890 SF anchored retail center located in Los Angeles, California. The Plaza La Cienega Property was originally constructed in 1970 and renovated in 2003. In 1986, La Cienega-Sawyer Ltd. acquired the leasehold interest in the land comprising the Plaza La Cienega Property. In 1998, Rains, LLC acquired the fee interest in the Plaza La Cienega Property and chose to preserve the Plaza La Cienega Ground Lease. Following such 1998 purchase, the monthly rent payment under the Plaza La Cienega Ground Lease was reduced to $1.00. The ground lease expires on March 31, 2041 with one 29-year extension option remaining.

The Plaza La Cienega Property consists of two anchored multi-tenant retail buildings, two single-tenant restaurant pad buildings, and a three-story office building situated on a 14.8-acre site. The retail portion of the Plaza La Cienega Property comprises 284,271 SF (92.9% of NRA; 92.5% of UW base rent) while the office portion comprises 21,619 SF (7.1% of NRA; 7.5% of UW base rent). As of March 31, 2021, the Plaza La Cienega Property was 93.7% occupied. Major tenants at the Plaza La Cienega Property include Target (61,965 SF through January 2036), LA Fitness (65,000 SF through January 2037), and Ross Dress For Less (27,003 SF through January 2030). Retail shop space tenants are primarily national, regional, and local businesses and franchisees including Jersey Mike’s, Baskin Robbins, Sally Beauty Company, General Nutrition Corporation and Southern California Sports Rehab. El Pollo Loco and McDonald’s occupy two fast food restaurant buildings with frontage along La Cienega Boulevard. The three-story office building is situated at the northwest corner of the Plaza La Cienega Property. Additionally, the Plaza La Cienega Property includes 1,361 surface and garage parking spaces, resulting in a parking ratio of 4.45 spaces per 1,000 SF of NRA.

The largest tenant based on underwritten base rent is Target (61,965 SF; 20.3% of NRA; 22.5% of UW base rent). Target (NYSE: TGT), the anchor of the Plaza La Cienega Property, operates as a general merchandise retailer with 1,909 stores in the United States as of July 31, 2021 along with a digital channel, Target.com. Founded in 1902, Target’s merchandise offerings come from a variety of sources such as beauty and accessories, home furnishings and décor, apparel and accessories, food and beverage, and other products such as electronics, toys, entertainment offerings, sporting goods, and pet supplies. Target’s retail locations offer instore amenities such as Target Café, Target Photo, Target Optical, Portrait Studio, Starbucks, and other food service offerings. Target generated total revenue of $93.6 billion in 2020 and $49.4 billion in the six month period ending on July 31, 2021.

The second largest tenant based on underwritten base rent is LA Fitness (65,000 SF; 21.2% of NRA; 14.5% of UW base rent). Fitness International, LLC, operates a health club chain in the United States and Canada. Founded in 1984 and based in Irvine, California, Fitness International, LLC has over 700 locations nationwide, most of which operate under the trade name LA Fitness. The health club offers personal training services along with a wide range of group fitness classes. Fitness International, LLC also sells fitness apparel along with headgear, bags, and other merchandise through its online store. Fitness International, LLC recently lined up a $300.0 million loan through the United States government’s Main Street Lending Program, which assists with gym closures due to the COVID-19 pandemic, and has been gradually reopening its locations on a state by state basis.

The third largest tenant based on underwritten base rent is Ross Dress For Less (27,003 SF; 8.8% of NRA, 12.5% of UW base rent). Ross Stores, Inc. (NASDAQ: ROST) operates the Ross Dress For Less and dd’s Discounts stores providing off-price retail apparel and home fashion with 1,866 stores in the United States as of May 1, 2021. Founded in 1982, Ross Dress For Less offers in-season, name brand and designer apparel, accessories, footwear and home fashions at savings of 20.0% to 60.0% off department and specialty store regular prices. As the largest off-price apparel and home fashion retail chain in the United States, Ross Dress For Less maintains low price offerings, which are targeted to middle income households. Ross Stores, Inc. opened 22 Ross Dress for Less stores in June and July 2021. Ross Stores, Inc. generated total sales of $12.5 billion in 2020 and approximately $9.3 billion in the six month period ending in July 31, 2021.

■	COVID-19 Update. As of October 6, 2021, the Plaza La Cienega Property is open and operating. Eight tenants received rent abatements due to the COVID-19 pandemic. August and September rent collections totaled 98.4% and 98.4% respectively. As of October 6, the Plaza La Cienega Whole Loan is not subject to any modification or forbearance requests. The first payment date of the Plaza La Cienega Whole Loan is November 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

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The following table presents certain information relating to the tenants at the Plaza La Cienega Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Target	A/A2/A	61,965	20.3%	$1,961,345	22.5%	$31.65	1/31/2036	Various(3)
LA Fitness	NR/Caa1/CCC+	65,000	21.2	1,260,844	14.5	19.40	1/31/2037	Various(4)
Ross Dress For Less	NR/A2/BBB+	27,003	8.8	1,090,007	12.5	40.37	1/31/2030	1, 10-year option
Smart & Final Stores LLC	NR/NR/NR	24,000	7.8	681,000	7.8	28.38	10/31/2036	Various(5)
Kaiser Foundation Health Plan	AA-/NR/AA-	11,436	3.7	452,100	5.2	39.53	12/31/2023	None
CVS(6)	NR/Baa2/BBB	14,200	4.6	384,450	4.4	27.07	11/30/2061	None
Kidney Dialysis Cntr of W.L.A.	NR/NR/NR	10,845	3.5	364,392	4.2	33.60	12/31/2031	2, 5-year options
McDonald’s Corporation	NR/Baa1/BBB+	4,727	1.5	314,994	3.6	66.64	11/26/2032	Various(7)
Dollar Tree	NR/Baa2/BBB	10,309	3.4	309,511	3.6	30.02	7/31/2029	2, 5-year options
El Pollo Loco	NR/NR/NR	2,378	0.8	290,400	3.3	122.12	5/31/2026	3, 5-year options
Ten Largest Tenants		231,863	75.8%	$7,109,044	81.7%	$30.66
Remaining Tenants		54,793	17.9	1,596,297	18.3	29.13
Vacant Space		19,234	6.3	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		305,890	100.0%	$8,705,340	100.0%	$30.37

(1)	Based on the underwritten rent roll dated March 31, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Target has one, 10-year renewal option, one, 5-year renewal option and one, 4-year renewal option.

(4)	LA Fitness has one, 10-year renewal option and two, 5-year renewal options.

(5)	Smart & Final Stores LLC has two, 5-year renewal options and one, 4-year plus 11-months renewal option.

(6)	CVS has the option to terminate its lease on November 30, 2021 and every 10 years thereafter, upon 90 days’ notice.

(7)	McDonald’s Corporation has one, 10-year renewal option and two, 5-year renewal options.

The following table presents certain information relating to the lease rollover schedule for the Plaza La Cienega Property based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	1,035	0.3%	0.3%	29,684	0.3%	$28.68	1
2021	0	0.0	0.3%	0	0.0	0.00	0
2022	0	0.0	0.3%	0	0.0	0.00	0
2023	31,202	10.2	10.5%	935,387	10.7	29.98	4
2024	1,200	0.4	10.9%	54,000	0.6	45.00	1
2025	2,346	0.8	11.7%	47,206	0.5	20.12	1
2026	2,378	0.8	12.5%	290,400	3.3	122.12	1
2027	4,008	1.3	13.8%	156,312	1.8	39.00	1
2028	0	0.0	13.8%	0	0.0	0.00	0
2029	17,483	5.7	19.5%	578,464	6.6	33.09	4
2030	38,126	12.5	32.0%	1,344,645	15.4	35.27	3
2031	16,671	5.4	37.4%	598,278	6.9	35.89	4
2032 & Thereafter	172,207	56.3	93.7%	4,670,965	53.7	27.12	6
Vacant	19,234	6.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	305,890	100.0%		$8,705,340	100.0%	$30.37	26

(1)	Based on the underwritten rent roll dated March 31, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps occurring through August 1, 2022 and the average rent over the lease term for investment grade tenants.

The following table presents certain information relating to historical leasing the Plaza La Cienega Property:

Historical Leased %(1)

2018	2019	2020	As of 3/31/2021(2)
97.6%	89.7%	95.1%	93.7%

(1)	Represents the occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated March 31, 2021.

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LOAN #5: PLAZA LA CIENEGA

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow for the Plaza La Cienega Property:

Cash Flow Analysis(1)(2)

	2018		2019		2020		TTM 6/30/2021		Underwritten		Underwritten $ per SF
Base Rental Revenue	$7,161,364		$6,793,915		$8,786,878		$8,630,291		$8,120,517		$26.55
Contractual Rent Steps(3)	0		0		0		0		584,823		1.91
Vacant Income	0		0		0		0		746,829		2.44
Reimbursement Income	1,486,909		1,233,493		1,625,746		1,610,444		1,345,386		4.40
Vacancy & Credit Loss	0		0		(679,415)		(815,392)		(746,829)		(2.44)
Other Income	3,211		516		646		1,324		226,065		0.74
Percentage Rent	25,569		7,448		0		0		0		0.00
Effective Gross Revenue	$8,677,053		$8,035,372		$9,733,855		$9,426,667		$10,276,791		$33.60

Real Estate Taxes	619,030		624,215		584,858		595,926		595,926		1.95
Insurance	183,367		134,733		180,352		200,858		219,231		0.72
Management Fee	263,035		240,524		294,481		282,800		308,304		1.01
Other Expenses	1,091,945		1,181,653		1,056,115		1,023,720		1,141,818		3.73
Total Operating Expenses	$2,157,377		$2,181,126		$2,115,805		$2,103,305		$2,265,279		$7.41

Net Operating Income	$6,519,676		$5,854,246		$7,618,050		$7,323,362		$8,011,513		$26.19
Replacement Reserves	0		0		0		0		61,178		0.20
TI/LC	0		0		0		0		398,772		1.30
Net Cash Flow	$6,519,676		$5,854,246		$7,618,050		$7,323,362		$7,551,563		$24.69

Occupancy	97.6%		89.7%		95.1%		NAP		93.2%
NOI Debt Yield(4)	7.2%		6.5%		8.5%		8.1%		8.9%
NCF DSCR(4)	2.05	x	1.84	x	2.39	x	2.30	x	2.37	x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated March 31, 2021.

(3)	Represents rent steps occurring through August 1, 2022 and the average rent over the lease term for investment grade tenants.

(4)	Based on the Plaza La Cienega Whole Loan.

■	Appraisal. According to the appraisal, the Plaza La Cienega Property had an as-is appraised value of $164,000,000 as of June 16, 2021.

■	Environmental Matters. According to the Phase I environmental report dated as of June 24, 2021, there are no recognized environmental conditions or recommendations for further action at the Plaza La Cienega Property other than (i) historic onsite operations that included a creamery, an automotive service center and a drycleaner; as well as a recognized environmental condition associated with the removal of impacted soils from the Plaza La Cienega Property in 2000/2001, and (ii) a recommended limited subsurface investigation to determine whether such recognized environmental conditions may have resulted in any environmental impacts to the Plaza La Cienega Property. An environmental insurance policy was put in place at the origination of the Plaza La Cienega Whole Loan. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

■	Market Overview and Competition. The Plaza La Cienega Property is located within the West Los Angeles submarket within the greater Los Angeles market. West Los Angeles is a diversified submarket containing significant residential, retail, and office development. The West Los Angeles submarket is bordered by the Santa Monica Mountains to the north, Fairfax Avenue/La Cienega Boulevard to the east, the Los Angeles International Airport to the south, and the Pacific Ocean to the west. The West Los Angeles submarket is comprised of the incorporated cities of Malibu, Santa Monica, Culver City, West Hollywood, and Beverly Hills, as well as several unincorporated communities. The West Los Angeles submarket is primarily served by two major freeways, the Santa Monica Freeway (Interstate 10) and the San Diego Freeway (Interstate 405). The Santa Monica Freeway extends in an east/west direction between the Pacific Ocean and the California state line with Arizona, whereas the San Diego Freeway extends in a north/south direction through western Los Angeles.

As of the first quarter of 2021, the West Los Angeles retail submarket contained approximately 4.6 million SF of retail space with a vacancy rate of 5.7% and average asking rents of $39.15 per SF. The 2020 population and median household income within one, three and five mile radii of the Plaza La Cienega Property was 41,157, 337,604 and 987,804 and $74,672, $77,481 and $66,186, respectively.

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LOAN #5: PLAZA LA CIENEGA

The following table presents certain information relating to the appraisal’s market rent conclusion for the Plaza La Cienega Property’s various tenant types in comparison to the in-place base rent for the applicable tenants (per type) at the Plaza La Cienega Property.

Market Rent Analysis – Tenant Type
	Tenant Leased Space(1)	Market Rent per SF(2)	In-Place Base Rent per SF(1)
Fitness Center	65,000	$21.00	$19.40
Anchor	61,965	$30.00	$31.65
Jr. Anchor	105,827	$36.00	$31.26
Fast Food Restaurant	7,105	$111.00	$85.21
Retail Space – Good	5,628	$54.00	$56.41
Retail Space Average	5,208	$42.00	$40.38
Retail Space – Fair	15,104	$24.00	$25.48
Office	20,819	$30.00	$31.53
Total	286,656		$30.37

(1)	Based on underwritten rent roll dated March 31, 2021 and inclusive of contractual rent steps.

(2)	Source: Appraisal

The appraisal identified retail lease comparables across eight properties within the surrounding area ranging from 450 SF to 6,598 SF with lease terms ranging between 3.0 and 10.0 years. The comparable tenants reported annual rental rates ranging from $30.00 to $75.00 per SF. with a weighted average rent of approximately $47.41 per SF.

Plaza La Cienega - Comparable Retail Leases(1)

Property Name / Location	Year Built / Renovated	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (Years)	Base Rent per SF
Plaza La Cienega	1970 / 2003	Various	305,890(2)	Various	Various	$30.37(2)
Strip Center 1804 S La Cienega Blvd, Los Angeles, CA 90035	1986	Westwood Catering	1,300	Jun-19	5.0	$31.80
Storefront Retail Building 239 S. Robertson Boulevard, Beverly Hills, CA 90211	1952	Confidential	450	May-20	5.0	$66.67
		Confidential	525	Apr-19	5.0	$66.00
		Once in a Lifetime	500	May-18	3.0	$60.00
Access Culver City – Retail 8770 Washington Boulevard, Culver City, CA 90232	2016	Retail Tenant	4,709	Feb-18	5.0	$51.00
Ivy Station 8830-8840 National Boulevard, Culver City, CA 90232	2020	Studio Fitness User	2,300	Dec-19	10.0	$75.00
Venice Crossroads 8985 Venice Boulevard, Los Angeles, CA 90034	1975 / 1998	Uncomm Project	1,156	Dec-19	3.0	$32.76
		Pure Barre	1,770	Nov-19	3.0	$40.56
		Jersey Mikes	1,310	Jan-19	10.0	$66.00
		Mango Mint	954	Nov-18	2.0	$40.20
California Marketplace 450 South Western Avenue, Los Angeles, CA 90020	2015	Asking	1,700	Jun-21	3.0	$54.00
		Confidential	1,338	Mar-21	5.0	$49.32
		Confidential	1,570	Oct-17	5.0	$48.00
		Confidential	1,095	Aug-17	5.0	$45.00
Hollywest Promenade 5417-5455 Hollywood Blvd, Los Angeles, CA 90027	2002	Asking	2,200	Jun-21	5.0	$30.00
		Confidential	4,666	Mar-21	5.0	$30.00
		Norms	6,598	Jan-21	10.0	$39.00
Beverly Connection 100 N. La Cienega Boulevard, Los Angeles, CA 90048	1948 / 1998	CNM LLC	1,775	Jan-19	2.5	$72.00
		CNM LLC	1,881	Jan-19	2.5	$72.00

(1)	Source: Appraisal

(2)	Based on underwritten rent roll date March 31, 2021

A-2-48

LOAN #5: PLAZA LA CIENEGA

■	The Borrowers. The borrowers are Rains, LLC, a California limited liability company, and LaCienega-Sawyer Ltd., a California limited partnership, each a single purpose entity with two independent directors. The managing member of Rains, LLC, Rains Manager, LLC, a Delaware limited liability company, and the general partner of LaCienega-Sawyer Ltd., La Cienega-Sawyer GP, LLC a Delaware limited liability company, are each single purpose entities with at least one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Plaza La Cienega Whole Loan.

Rains, LLC owns the fee interest in the Plaza La Cienega Property. LaCienega-Sawyer Ltd. holds the leasehold interest in the Plaza La Cienega Property and owns the related improvements pursuant to a ground lease dated April 1, 1971 between Rains, LLC (as successor-in-interest to New York Life Insurance Company), as ground lessor, and LaCienega-Sawyer Ltd., (as successor-in-interest to La Cienega Shopping Center, a Limited Partnership), as ground lessee, as amended (the “Plaza La Cienega Ground Lease”).

The borrower sponsors and nonrecourse carve-out guarantors are Harbor Trading USA and Rubin Pachulski Properties 36, LLC. Harbor Trading USA, a California corporation, owns 25.0% of Rains, LLC and 25.0% of LaCienega-Sawyer Ltd. Rubin Pachulski Properties 36, LLC, a California limited liability company, is an affiliate of Rubin Pachulski Properties L.P. which owns 74.5% of LaCienega-Sawyer Ltd. The remaining 0.5% of LaCienega-Sawyer Ltd. is owned by La Cienega-Sawyer GP, LLC its general partner which entity is indirectly owned and controlled by Richard Pachulski. Rains, LLC is 1.0% owned by Rains Manager LLC, its managing member, which entity indirectly owned and controlled by Richard Pachulski. Harbor Trading USA is an entity owned by two German citizens formed for the purpose of investing in the United States. The parent company for Rubin Pachulski Properties 36, LLC is RP Realty Partners, LLC which is a real estate investment and operating company. RP Realty Partners, LLC invests in middle-market transactions with a focus on retail and mixed-use properties from $10.0 million to $100.0 million ranging in size from 100,000 SF to 600,000 SF.

■	Escrows. At origination of the Plaza La Cienega Whole Loan, the borrowers deposited (i) approximately $469,292 into a tax reserve, (ii) approximately $333,450 into a reserve for certain unfunded obligations and (iii) approximately $31,132 into a gap rent reserve.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of an amount reasonably estimated by the lender to be payable over the next-ensuing 12-month period (initially estimated to be approximately $52,144).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, the borrowers are not required to make such monthly insurance reserve deposits if the insurance policy constitutes an approved blanket policy pursuant to the Plaza La Cienega Whole Loan documents.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, (i) prior to payment date occurring in October 2027, approximately $8,412 and (ii) from and after the payment date occurring in October 2027, approximately $1,721.

TI/ LC Reserve. The borrowers are required to deposit into a tenant improvements and leasing commission reserve, on each payment date during the continuance of a Leasing Reserve Deposit Period, an amount equal to 1/12 of $1.00 per SF (less any such square footage leased to any tenant not then in default under its lease and (i) whose long-term senior unsecured debt is rated investment-grade or better by each rating agency who rates such tenant, and (ii) the term of whose lease extends past the maturity date of the Plaza La Cienega Whole Loan) (subject to a cap of $305,229).

■	Lockbox and Cash Management. The Plaza La Cienega Whole Loan is structured with a hard lockbox and springing cash management. In connection with the origination of the Plaza La Cienega Whole Loan, the borrowers were required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lockbox account. The borrowers are required to cause revenue received by the borrowers or the property manager to be deposited into such lockbox within one business day of receipt thereof. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Plaza La Cienega Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Plaza La Cienega Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Plaza La Cienega Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash

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LOAN #5: PLAZA LA CIENEGA

flow reserve account to the borrowers. Upon an event of default under the Plaza La Cienega Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default occurring; and (ii) the occurrence of a DSCR Trigger Event (as defined below) (unless the DSCR Trigger Waiver Condition (as defined below) is satisfied), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, and (b) with respect to clause (ii) above, (I) the debt service coverage ratio for the Plaza La Cienega Property being equal to or greater than 1.20x for two consecutive calendar quarters, or (II) satisfaction of the DSCR Trigger Waiver Condition.

A “DSCR Trigger Event” means that the debt service coverage ratio for the Plaza La Cienega Property (the calculation of which will include any amounts in the form of cash or letter of credit deposited pursuant to the DSCR Trigger Waiver Condition or the Leasing Reserve Waiver Condition (as defined below) that then remain on deposit in the excess cash flow account or leasing reserve account, as applicable, in the underwritable cash flow) is less than 1.15x.

“DSCR Trigger Waiver Condition” will be deemed satisfied so long as within 20 days following the borrowers’ receipt of written notice of each occurrence of a DSCR Trigger Event, the borrowers deposit into the excess cash flow account, in the form of cash or a letter of credit, an amount, calculated by the lender, equal to the amount that, together with (i) any prior amounts deposited as described in this definition and then remaining on deposit in the excess cash flow account and (ii) any prior amounts deposited as described in the definition of “Leasing Reserve Waiver Condition” and then remaining on deposit in the leasing reserve account, would need to be added to the underwritable cash flow in order to cause the debt service coverage ratio to equal 1.15x.

A “Leasing Reserve Deposit Period” means a period (A) commencing upon the earliest of (i) an event of default occurring, or (ii) the date on which the debt yield is less than 7.50% (unless the Leasing Reserve Waiver Condition is satisfied); and (B) expiring upon (x) with respect to clause (i) above, the cure of such event of default, and (y) with respect to clause (ii) above, the date that the debt yield equals or exceeds 7.50% for two consecutive calendar quarters.

“Leasing Reserve Waiver Condition” will be deemed satisfied so long as within 20 days following the borrowers’ receipt of written notice of the occurrence of a Leasing Reserve Deposit Period caused by a reduction in the debt yield, the borrower deposits into the leasing reserve account, in the form of cash or a letter of credit, an amount, calculated by the lender, equal to the amount that, together with (i) any amounts deposited as described in this definition and remaining in the leasing reserve account and (ii) any amounts deposited pursuant as described in the definition of “DSCR Trigger Waiver Condition” and remaining on deposit in the excess cash flow account, would need to be added to the underwritable cash flow in order to cause the debt yield to equal 7.50%.

■	Property Management. The Plaza La Cienega Property is managed by RPD Property Management Company, LLC, an affiliate of the borrower sponsor, pursuant to a management agreement.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Plaza La Cienega Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Plaza La Cienega Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the Plaza La Cienega Property covering a restoration period of up to 18 months, with an extended period of indemnity of up to 6 months. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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A-2-51

LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

INTUITIVE CENTER

Intuitive Center I & II

Research Park Office Center

Lakeside Center I & II

Research Center

Regions Center

NORTHROP GRUMMAN

301 Voyager Way

A-2-52

LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

A-2-53

LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	6	Loan Sellers(4)	CREFI, GACC
Location (City/State)	Huntsville, Alabama	Cut-off Date Principal Balance(5)	$49,768,999
Property Type	Office	Cut-off Date Principal Balance per SF(3)	$77.02
Size (SF)	1,033,888	Percentage of Initial Pool Balance	5.4%
Total Occupancy(1)	92.6%	Number of Related Mortgage Loans	None
Owned Occupancy(1)	92.6%	Type of Security	Leasehold
Year Built / Latest Renovation(2)	Various / Various	Mortgage Rate	3.41000%
Appraised Value(2)	$116,550,000	Original Term to Maturity (Months)	120
Appraisal Date	Various	Original Amortization Term (Months)	360
Borrower Sponsors	Meyer Chetrit and Yaacov Amar	Original Interest Only Period (Months) First Payment Date Maturity Date	NAP 9/6/2021 8/6/2031
Property Management	Sandner Commercial Real Estate, Inc. d/b/a Colliers International

Underwritten Revenues	$17,872,284
Underwritten Expenses	$8,526,222	Escrows(6)
Underwritten Net Operating Income (NOI)	$9,346,062	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,997,664	Taxes	$887,153	$80,650
Cut-off Date LTV Ratio(3)	68.3%	Insurance	$92,901	$13,272
Maturity Date LTV Ratio(3)	53.3%	Replacement Reserves	$0	$24,236
DSCR Based on Underwritten NOI / NCF(3)	2.19x / 1.88x	TI/LC(7)	$0	$86,157
Debt Yield Based on Underwritten NOI / NCF(3)	11.7% / 10.0%	Other(8)	$3,860,827	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$80,000,000	99.7%	Loan Payoff	$74,056,758	92.3%
Principal’s New Cash Contribution	235,451	0.3	Upfront Reserves	4,840,881	6.0
			Closing Costs	1,337,812	1.7
Total Sources	$80,235,451	100.0%	Total Uses	$80,235,451	100.0%

(1)	Total Occupancy and Owned Occupancy are as of May 21, 2021 and November 6, 2021.
(2)	See the “Huntsville Office Portfolio Summary” chart below for the Year Built / Latest Renovation and Appraised Values of the individual Huntsville Office Portfolio Properties (as defined below).
(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Huntsville Office Portfolio Whole Loan (as defined below).
(4)	The Huntsville Office Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and DBR Investments Co. Limited. (“DBRI”), an affiliate of German American Capital Corporation (“GACC”). CREFI and GACC are each contributing 50.0% of the Huntsville Office Portfolio Loan.
(5)	The Cut-off Date Balance of approximately $49,768,999 represents the controlling Note A-1-1 and non-controlling Notes A-1-3, A-2-2, and A-2-3 of the approximately $79,630,398 Huntsville Office Portfolio Whole Loan, which is evidenced by six pari passu notes.
(6)	See “—Escrows” below.
(7)	The TI/LC reserve is capped at $4,000,000.
(8)	Upfront Other reserves consist of an unfunded obligations reserve of approximately $3,534,622, a ground lease reserve of $293,487, and an immediate repairs reserve of $32,718.

■	The Mortgage Loan. The mortgage loan (the “Huntsville Office Portfolio Loan”) is part of a whole loan (the “Huntsville Office Portfolio Whole Loan”) consisting of six pari passu notes with an aggregate outstanding principal balance of $79,630,398 and is secured by a first mortgage encumbering the borrowers’ leasehold interest in a six-property office portfolio comprising 1,033,888 square feet located in Huntsville, Alabama (the “Huntsville Office Portfolio Properties”). The Huntsville Office Portfolio Loan, evidenced by the controlling Note A-1-1 and non-controlling notes A-1-3, A-2-2, A-2-3, has an outstanding principal balance as of the Cut-off Date of $49,768,999 and represents approximately 5.4% of the Initial Pool Balance. The Huntsville Office Portfolio Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) and DBR Investments Co. Limited (an affiliate of German American Capital Corporation (“GACC”)) on July 20, 2021. The Huntsville Office Portfolio Whole Loan has an interest rate of 3.41000% per annum. The borrowers utilized the proceeds of the Huntsville Office Portfolio Whole Loan to pay off prior debt secured by the Huntsville Office Portfolio Properties, fund upfront reserves and pay closing costs.

The Huntsville Office Portfolio Whole Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The Huntsville Office Portfolio Whole Loan amortizes on a 30-year amortization schedule. The stated maturity date is the due date in August 2031. Voluntary prepayment of the Huntsville Office Portfolio Whole Loan is prohibited prior to May 6, 2031. The borrowers have the option to defease the entire $80.0 million Huntsville Office Portfolio Whole Loan in whole (and not in part) at any time after the date that is two years after the closing date of the 3650R 2021-PF1 securitization.

The table below summarizes the promissory notes that comprise the Huntsville Office Portfolio Whole Loan. The relationship between the holders of the Huntsville Office Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

A-2-54

LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-2, A-2-1	$30,000,000	$29,861,399	Benchmark 2021-B28	No
A-1-1	15,000,000	14,930,700	3650R 2021-PF1	Yes
A-1-3	10,000,000	9,953,800	3650R 2021-PF1	No
A-2-2	15,000,000	14,930,700	3650R 2021-PF1	No
A-2-3	10,000,000	9,953,800	3650R 2021-PF1	No
Total	$80,000,000	$79,630,398

■	The Mortgaged Properties. The Huntsville Office Portfolio Properties consist of six office properties comprising 1,033,888 square feet built between 1980 and 2007.

The following table presents information relating to the Huntsville Office Portfolio Properties:

Huntsville Office Portfolio Summary

Property Name	City	State	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Occupancy	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	% of UW Base Rent(1)
301 Voyager Way	Huntsville	Alabama	Office	2007/NAP	110,275	100.0%	$7,323,508	14.7%	$17,150,000	11.4%
Intuitive Center I & II	Huntsville	Alabama	Office	1999/NAP	134,318	99.0%	5,465,880	11.0	12,800,000	14.7
Research Place	Huntsville	Alabama	Office	1980/NAP	275,928	89.6%	12,383,771	24.9	29,000,000	25.2
Regions Center	Huntsville	Alabama	Office	1990/2006	154,918	93.3%	9,693,135	19.5	22,700,000	18.9
Lakeside Center I & II	Huntsville	Alabama	Office	1989/2007	121,942	85.0%	4,398,335	8.8	10,300,000	11.1
Research Park Office Center	Huntsville	Alabama	Office	1999/NAP	236,507	92.3%	10,504,369	21.1	24,600,000	18.7
Total / Wtd. Avg.					1,033,888	92.6%	$49,768,999	100.0%	$116,550,000	100.0%

(1)	Inclusive of contractual rent steps occurring through July 1, 2022 and the average rent over the lease term for investment grade tenants.

More than 45% of the net rentable area at the Huntsville Office Portfolio Properties is leased to investment grade tenants. These tenants include Northrop Grumman Space & Mission Systems, Regions Bank, GSA, BAE Systems, the Public Defender’s Office, the Health Care Authority of the City of Huntsville, and Northwestern Mutual. As of May 21, 2021 (November 6, 2021 with regard to the 301 Voyager Way property), the Huntsville Office Portfolio Properties were 92.6% leased by 66 tenants.

The Huntsville Office Portfolio Properties are owned in fee simple by Huntsville NYL LLC and are encumbered by ground leases that commenced on November 7, 2007. The 99-year leases have approximately 85 years remaining (expiring in November 2106) with 2.0% annual escalations.

The largest tenant based on underwritten base rent, Northrop Grumman Space & Mission Systems (“Northrop Grumman”) (Fitch: BBB | Moody’s: Baa2 | S&P: BBB+), occupies 400,234 SF (38.7% of NRA) across four of the six Huntsville Office Portfolio Properties. Northrop Grumman is a leading global aerospace and defense company with operations across the following four sectors: aeronautic systems, defense systems, mission systems, and space systems. The company reported $18.3 billion in sales for the six months ended June 30, 2021 and has approximately 100,000 employees worldwide. The 301 Voyager Way property serves as Northrop Grumman’s regional headquarters.

The second largest tenant based on underwritten base rent is Regions Bank, which occupies a total of 50,024 SF (consisting of 46,687 SF of office space expiring on April 30, 2024, a 1,714 square foot conference room on a month-to-month basis, and a 1,623 square foot fitness center expiring on April 30, 2043). Regions Bank has an aggregate base rent of $23.55 per square foot. Regions Bank is subsidiary of Regions Financial Corporation, a bank holding company which provides retail banking and commercial banking, trust, stockbrokerage and mortgage services. Regions Bank operates 1,952 automated teller machines and 1,454 branches in 16 states in the southern and midwestern United States.

The third largest tenant based on underwritten base rent, Intuitive Research and Technology, Inc., occupies 57,415 square feet (5.6% of net rentable area) under a lease with an expiration date of August 31, 2027. Intuitive Research and Technology, Inc. has a base rent of $19.50 per square foot. Intuitive Research and Technology, Inc. is an aerospace engineering and analysis firm headquartered in Huntsville, Alabama that provides production support systems engineering, programmatic support, and technology management services to the Department of Defense, government agencies, and commercial companies.

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LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

COVID-19 Update. As of October 6, 2021, the Huntsville Office Portfolio Properties were open and operating. August 2021 and September 2021 rent collections each totaled 100.0%. As of October 6, 2021, there have been no loan modification or forbearance requests with respect to the Huntsville Office Portfolio Loan. The Huntsville Office Portfolio Whole Loan is current as of the October payment date. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the tenants at the Huntsville Office Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Northrop Grumman	BBB/Baa2/BBB+	400,234	38.7%	UAV	UAV	Various(4)	Various(4)
Regions Bank	BBB+/Baa2/BBB+	50,024	4.8	6.7%	$23.55	Various(5)	3, 5-year options
Intuitive Research and Technology, Inc.	NR/NR/NR	57,415	5.6	6.3	$19.50	8/31/2027(6)	None
Pinnacle Solutions, Inc.	NR/NR/NR	45,605	4.4	5.0	$19.24	4/30/2028(7)	None
Dynetics, Inc – Lease	NR/NR/NR	47,609	4.6	4.8	$17.73	11/30/2025(8)	2, 3-year options
Simulation Technologies, Inc.	NR/NR/NR	30,699	3.0	2.7	$15.41	4/30/2026	None
Bradley Arant Boult Cummings LLP	NR/NR/NR	21,491	2.1	2.5	$20.77	Various(9)	None
GSA Dept of Army Activities	AAA/Aaa/AA+	17,582	1.7	2.5	$25.09	8/31/2031	None
Nou Systems, Inc.	NR/NR/NR	26,320	2.5	2.4	$16.04	6/30/2026	None
Redstone Federal Credit Union	NR/NR/NR	24,455	2.4	2.1	$15.00	4/30/2023	None
Ten Largest Tenants		721,434	69.8%	74.5%	$18.21
Remaining Tenants		235,575	22.8	25.5	19.10
Vacant Space		76,879	7.4	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		1,033,888	100.0%	100.0%	$18.43

(1)	Based on the underwritten rent roll as of May 21, 2021 (November 6, 2021 with regard to the 301 Voyager Way property).
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	% of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps ($636,877) through July 1, 2022 and the average rent over the lease term for investment grade tenants.
(4)	Northrop Grumman leases multiple spaces expiring on December 31, 2021 (6,016 SF), February 28, 2023 (110,275 SF, one, three year renewal option) with the right to terminate the space upon 12 months’ notice, June 30, 2024 (59,740 SF), June 30, 2025 (112,216 SF, one, five-year renewal option), September 30, 2025 (48,546 SF; one, five year renewal option), and March 31, 2026 (63,441 SF; one, five year renewal option).
(5)	Regions Bank leases multiple spaces expiring on April 30, 2024 (46,687 SF), April 30, 4043 (1,623 SF), and month-to-month (1,714 SF).
(6)	Intuitive Center I & II has the option to terminate its lease effective as of August 31, 2025 upon notice no later than December 1, 2024 and payment of a termination fee.
(7)	Pinnacle Solutions, Inc. has the option to terminate its lease on January 31, 2024 upon 270 days’ notice and payment of a termination fee.
(8)	Dynetics, Inc - Lease has the option to terminate its lease on November 30, 2024 upon 270 days’ notice and payment of a termination fee.
(9)	Bradley Arant Boult Cummings LLP leases multiple spaces expiring on December 31, 2021 (20,705 SF) and month-to-month (786 SF).

The following table presents certain information relating to the lease rollover schedule for the Huntsville Office Portfolio Properties based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	7,771	0.8%	0.8%	$91,188	0.5%	$11.73	6
2021	26,721	2.6	3.3%	558,219	3.2	$20.89	2
2022	51,980	5.0	8.4%	1,051,663	6.0	$20.23	12
2023	211,448	20.5	28.8%	3,794,119	21.5	$17.94	17
2024	152,438	14.7	43.6%	2,940,149	16.7	$19.29	15
2025	243,689	23.6	67.1%	4,273,755	24.2	$17.54	11
2026	140,737	13.6	80.7%	2,452,408	13.9	$17.43	9
2027	57,415	5.6	86.3%	1,119,593	6.3	$19.50	1
2028	45,605	4.4	90.7%	877,432	5.0	$19.24	1
2029	0	0.0	90.7%	0	0.0	$0.00	0
2030	0	0.0	90.7%	0	0.0	$0.00	0
2031	17,582	1.7	92.4%	441,062	2.5	$25.09	1
2032 & Thereafter	1,623	0.2	92.6%	38,962	0.2	$24.01	2
Vacant	76,879	7.4	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,033,888	100.0%		$17,638,548	100.0%	$18.43	77

(1)	Based on the underwritten rent roll as of May 21, 2021 (November 6, 2021 with regard to the 301 Voyager Way property).
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps ($636,877) through July 1, 2022 and the average rent over the lease term for investment grade tenants.

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LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

The following table presents certain information relating to historical occupancy for the Huntsville Office Portfolio Properties:

Historical Leased %(1)

2018	2019	2020	Current(2)
90.9%	96.4%	97.7%	92.6%

(1)	Reflects average occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on the underwritten rent roll as of May 21, 2021 (November 6, 2021 with regard to the 301 Voyager Way property).

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow for the Huntsville Office Portfolio Properties:

Cash Flow Analysis(1)

	2018		2019		2020		TTM 4/30/2021		Underwritten		Underwritten $ per SF
Base Rental Revenue	$14,587,961		$15,987,281		$17,115,728		$17,424,921		$17,001,671		$16.44
Contractual Rent Steps(2)	0		0		0		0		636,877		0.62
Vacant Income	0		0		0		0		1,416,893		1.37
Reimbursement Income	234,666		167,412		67,447		46,228		40,233		0.04
Vacancy & Credit Loss	0		0		0		0		(1,416,893)		(1.37)
Other Income	236,032		234,452		189,481		193,503		193,503		0.19
Effective Gross Revenue	$15,058,659		$16,389,145		$17,372,655		$17,664,651		$17,872,284		$17.29

Real Estate Taxes	998,419		1,065,687		912,339		910,008		963,786		0.93
Insurance	97,551		107,849		137,338		139,728		161,529		0.16
Management Fee	451,760		491,674		511,311		529,940		536,169		0.52
Other Expenses	6,944,466		7,219,813		6,688,286		6,830,210		6,864,738		6.64
Total Operating Expenses	$8,492,196		$8,885,023		$8,249,274		$8,409,886		$8,526,222		$8.25

Net Operating Income	$6,566,462		$7,504,122		$9,123,381		$9,254,766		$9,346,062		$9.04
Replacement Reserves	0		0		0		0		290,828		0.28
TI/LC	0		0		0		0		1,057,571		1.02
Net Cash Flow	$6,566,462		$7,504,122		$9,123,381		$9,254,766		$7,997,664		$7.74

Occupancy	90.9%		96.4%		97.7%		92.6	%(3)	92.6%
NOI Debt Yield(4)	8.2%		9.4%		11.5%		11.6%		11.7%
NCF DSCR(4)	1.54	x	1.76	x	2.14	x	2.17	x	1.88	x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.
(2)	Represents contractual rent steps occurring through July 1, 2022 and the average rent over the lease term for investment grade tenants.
(3)	Based on the underwritten rent roll dated as of May 21, 2021 (November 6, 2021 with regard to the 301 Voyager Way property).
(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Huntsville Office Portfolio Whole Loan.

■	Appraisal. According to the appraisals, the Huntsville Office Portfolio Properties had an aggregate “as-is” appraised value of $116,550,000 as of various dates.

Appraisal Summary

Property	Appraisal Approach	Appraised Value	Discount Rate
301 Voyager Way	Discounted Cash Flow	$17,150,000	7.25%
Intuitive Center I & II	Discounted Cash Flow	$12,800,000	9.00%
Research Place	Discounted Cash Flow	$29,000,000	9.00%
Regions Center	Discounted Cash Flow	$22,700,000	9.00%
Lakeside Center I & II	Discounted Cash Flow	$10,300,000	8.75%
Research Park Office	Discounted Cash Flow	$24,600,000	9.00%
Total		$116,550,000

■	Environmental Matters. According to the Phase I environmental reports dated as of June 1, 2021 and June 2, 2021, there are no recognized environmental conditions or recommendations for further action at the Huntsville Office Portfolio Properties.

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LOAN #6: HUNTSVILLE OFFICE PORTFOLIO

■	Market Overview and Competition. Five of the six Huntsville Office Portfolio Properties are located in the Cummings Research Park west of downtown Huntsville and one property (Regions Center) is located in the Huntsville Central Business District. Cummings Research Park is the second largest research park in the United States and the fourth largest in the world. Considered an epicenter of leading science and technological development, Cummings Research Park is home to over 300 companies, more than 26,000 employees and 13,500 students. Cummings Research Park has access to major throughfares Research Park Boulevard Northwest and Madison Pike.

The Regions Center property is located in the Huntsville Central Business District. Nicknamed the “Rocket City,” Huntsville is one of the fastest growing cities in the Southeastern United States and the second most populous city Alabama. Huntsville benefits from a growing, high quality workforce as its economy is driven by major industries such as advanced manufacturing, aerospace, biotechnology, defense, and information technology. The market rent of $23.10 PSF at the Regions Center property is consistent with market levels of the Huntsville Central Business District (as shown below).

Huntsville Office Portfolio – Submarket Analysis(1)

Submarket	Inventory	Completions (SF)	Submarket Base Rent PSF	Vacancy
Cummings Research Park	7,934,530	0	$18.86	6.5%
Huntsville Central Business District	3,873,502	0	$22.26	3.1%

(1)	Source: Third-party market report.

■	The Borrowers. The borrowing entities for the Huntsville Office Portfolio Whole Loan are JU Huntsville CRP I Owner LLC and JU Huntsville CRP III Owner LLC, each a Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Huntsville Office Portfolio Whole Loan.

The borrower sponsors are Meyer Chetrit and Yaacov Amar, each of whom has an ownership stake in the borrower entities (50.0% and 12.5%, respectively). Meyer Chetrit is the president of the Chetrit Group, a privately held New York City real estate development firm. Yaacov Amar is a principal of Mermelstein Development LLC, an international real estate company focused on the acquisition, ownership, investment, management and development of residential, commercial and mixed-use properties. Mermelstein Development LLC has developed or acquired more than five million square feet of space since it was established in 2001.

■	Escrows. At origination of the Huntsville Office Portfolio Whole Loan, the borrowers deposited (i) approximately $3,534,622 into a reserve for certain unfunded obligations, (ii) approximately $887,153 into a tax reserve, (iii) approximately $92,901 into an insurance reserve, (iv) $293,487 for a ground lease rent reserve and (v) $32,718 for an immediate repairs reserve.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated to be approximately $80,650).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (initially estimated to be approximately $13,272).

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, $24,236.

TI/ LC Reserve. The borrowers are required to deposit into a tenant improvements and leasing commission reserve, on a monthly basis, approximately $86,157 (subject to a cap of $4,000,000).

■	Lockbox and Cash Management. The Huntsville Office Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lockbox account. The borrowers are required to cause revenue received by the borrowers or the property manager to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Huntsville Office Portfolio Trigger Period exists. Upon the occurrence and during the continuance of a Huntsville Office Portfolio Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Huntsville Office Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Huntsville Office Portfolio Whole Loan. Upon the cure of the applicable Huntsville Office

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Portfolio Trigger Period, so long as no other Huntsville Office Portfolio Trigger Period or event of default exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers, provided, however, to the extent a Huntsville Office Portfolio Specified Tenant Trigger Period has been suspended in connection with Borrower’s satisfaction of the excess cash flow condition, any excess cash flow funds necessary to continue to satisfy the specified tenant cap will be retained by the lender in the excess cash flow account until such time as: (x) no Huntsville Office Portfolio Trigger Period is ongoing and (y) each Huntsville Office Portfolio Specified Tenant Trigger Period for which the excess cash flow conditions have been satisfied has been cured pursuant to the terms of the Huntsville Portfolio Whole Loan documents. Upon an event of default under the Huntsville Office Portfolio Whole Loan documents, the lender will apply funds in such priority as it may determine.

■	“Huntsville Office Portfolio Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 8% and (iii) the occurrence of a Huntsville Office Portfolio Specified Tenant Trigger Period; and (B) expiring upon (x) with regard to any Huntsville Office Portfolio Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Huntsville Office Portfolio Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 8.25% for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Huntsville Office Portfolio Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Huntsville Office Portfolio Whole Loan documents. Notwithstanding the foregoing, a Huntsville Office Portfolio Trigger Period will not be deemed to expire in the event that any other Huntsville Office Portfolio Trigger Period then exists.

■	A “Huntsville Office Portfolio Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) any Specified Tenant being in default under the applicable Specified Tenant Lease beyond the expiration of any applicable notice and cure periods, (ii) any Specified Tenant failing to be in actual, physical possession of at least 75% of the space demised pursuant to any Specified Tenant Lease, failing to be open to the public for business during customary hours and/or “going dark” in more than 25% the space demised pursuant to the applicable Specified Tenant Lease (other than a temporary discontinuance of business for a commercially reasonable time as the result of performance of standard and customary alterations at the applicable Huntsville Office Portfolio Property or any temporary discontinuance relating to an ongoing repair at the applicable Huntsville Office Portfolio Property pursuant to and in accordance with the terms of the Huntsville Office Portfolio Whole Loan documents); provided, however, in no event shall a Huntsville Office Portfolio Specified Tenant Trigger Period described in this clause (A)(ii) be deemed to exist to the extent: (x) the sole reason the applicable Specified Tenant is “dark” is in order to comply with any applicable federal and/or state legal requirements which mandate temporary closure of the applicable Huntsville Office Portfolio Property or the Specified Tenant’s business, (y) for the duration of the period that the applicable Specified Tenant is “dark”, the applicable Specified Tenant continues paying full, unabated rent under its Specified Tenant Lease and is otherwise not in default under such Specified Tenant Lease and (z) the applicable Specified Tenant resumes operation in the space demised pursuant to the applicable Specified Tenant Lease not less than 30 days after the applicable closure is no longer mandated by the applicable legal requirement, (iii) any Specified Tenant giving notice that it is terminating any Specified Tenant Lease for more than 25% of the space demised thereunder (on an aggregate basis taking into account any prior terminations), (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior the applicable specified tenant extension deadline set forth in the Huntsville Office Portfolio Whole Loan documents and (vii) any tenant (or affiliate thereof that has fully guaranteed said Tenant’s obligations) pursuant to any Specified Tenant Lease shall fail to satisfy the credit rating condition set forth in the Huntsville Office Portfolio Whole Loan documents (any such occurrence, a “Credit Rating Trigger”); and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence may include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance reasonably acceptable to lender) of (1) the satisfaction of the applicable Specified Tenant Cure Conditions or (2) Borrowers leasing the entire applicable Specified Tenant Space in accordance with the applicable terms and conditions of the Huntsville Office Portfolio Whole Loan documents for a minimum term of at least three years, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease. Notwithstanding the foregoing, any ongoing Huntsville Office Portfolio Specified Tenant Trigger Period will be suspended to the extent that and for so long as the Excess Cash Flow Condition set forth in the Huntsville Office Portfolio Whole Loan documents remains satisfied with respect to the applicable Huntsville Office Portfolio Specified Tenant Trigger Period.

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■	Specified Tenant Cure Conditions” means each of the following, as applicable (i) in the event the Huntsville Office Portfolio Specified Tenant Trigger Period is due to the applicable Specified Tenant’s default under the applicable Specified Tenant lease in accordance with clause (A)(i) of the definition of “Huntsville Office Portfolio Specified Tenant Trigger Period”, the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) in the event the Huntsville Office Portfolio Specified Tenant Trigger Period is due to clause (A)(ii) of the definition of “Huntsville Office Portfolio Specified Tenant Trigger Period”, the applicable Specified Tenant is in actual, physical possession of at least 75% of the Specified Tenant Space, open to the public for business during customary hours and not “dark” in more than 25% of the Specified Tenant Space, (iii) in the event the Huntsville Office Portfolio Specified Tenant Trigger Period is due to clause (A)(iii) of the definition of “Huntsville Office Portfolio Specified Tenant Trigger Period”, the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect for at least 75% of the Specified Tenant Space or (iv) in the event the Huntsville Office Portfolio Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the definition of “Huntsville Office Portfolio Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease for at least 75% of the applicable Specified Tenant Space in accordance with the terms of the Huntsville Office Portfolio Whole Loan documents and thereof for the applicable specified tenant renewal term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease, and (vii) in the event the Huntsville Office Portfolio Specified Tenant Trigger Period is due to a Credit Rating Trigger, the applicable Specified Tenant with respect to which such Credit Rating Trigger occurred satisfies the credit rating cure condition set forth in the Huntsville Office Portfolio Whole Loan documents.

■	A “Specified Tenant” means (i) Northrop Grumman, (ii) any other tenant that at such time, together with any of its affiliates, leases space at the Huntsville Office Portfolio Properties that comprises 20.0% or more of either (a) the Huntsville Office Portfolio Properties’ aggregate gross leasable area (taken as whole) or (b) the total rental income (in the aggregate) for the Huntsville Office Portfolio Properties.

■	“Specified Tenant Lease” means each lease with a Specified Tenant, provided that in no event will a lease with Northrop Grumman or any of its affiliates for less than 30,000 square feet be deemed a Specified Tenant Lease.

■	Property Management. The Huntsville Office Portfolio Properties are managed by Sandner Commercial Real Estate, Inc. d/b/a Colliers International.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Huntsville Office Portfolio Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Huntsville Office Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the Huntsville Office Portfolio Properties until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #7: VENICE CROSSROADS

MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Venice Crossroads
8985 Venice Boulevard
Los Angeles, CA 90034
Los Angeles
West Hollywood
Beverly Hills
Culver City
Marina Del Rey
Inglewood
HOLLYWOOD
MID CITY
WESTSIDE
SILICON BEACH
PLAYA VISTA
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PURPLE LINE EXTENSION
EXPO LINE
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
Sunset Strip
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Netflix Studios
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MOCA Pacific Design Center
Melrose Ave Shopping Corridor
Cedars-Sinai Medical Center
Beverly Center
CBS Television City Studios
Los Angeles Museum of the Holocaust
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The Grove
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University of California - Los Angeles (UCLA)
Westwood Village
Westwood Blvd Shopping Corridor
VA Medical Center
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Fox Studios
Future Google Creative Offices
One Westside Shopping Center
Kaiser Permanente West Los Angeles Medical Center
National Sepulveda Shopping Center
Pico Blvd Shopping Corridor
Culver City Studios (Amazon)
Trader Joe's
Santa Monica Business Park
SANTA MONICA AIRPORT
Culver Center
Sony Pictures Studios
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Kenneth Hahn State Recreation Area
Holy Cross Cemetery
Kindred Hospital Los Angeles
Westfield Culver City
Abbot Kinney Shopping Corridor
Villa Marina Marketplace
Marina Marketplace
Marina Hospital
Runway Shopping Center
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Loyola Marymount University
University of Southern California (USC)
Los Angeles Memorial Coliseum
Pacific Ocean
Burbank
Pasadena
Santa Monica
Long Beach

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LOAN #7: VENICE CROSSROADS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	3650 REIT
Location (City/State)	Los Angeles, California		Cut-off Date Balance	$45,100,000
Property Type	Retail		Cut-off Date Balance per SF	$285.77
Size (SF)	157,819		Percentage of Initial Pool Balance	4.9%
Total Occupancy as of 6/1/2021	98.4%		Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2021	98.4%		Type of Security	Fee
Year Built / Latest Renovation	1975 / 1998		Mortgage Rate	2.95000%
Appraised Value	$82,000,000		Original Term to Maturity (Months)	120
Appraisal Date	2/17/2021		Original Amortization Term (Months)	NAP
Borrower Sponsor(s)	Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Said Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012, and Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Homa Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012		Original Interest Only Period (Months) First Payment Date Maturity Date	120 8/5/2021 7/5/2031

Property Management	ETC. Real Estate Services, Inc.

Underwritten Revenues	$6,306,039
Underwritten Expenses	$2,057,464	Escrows (1)
Underwritten Net Operating Income (NOI)	$4,248,575		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,174,723	Taxes	$209,127	$69,709
Cut-off Date LTV Ratio	55.0%	Insurance	$0	Springing
Maturity Date LTV Ratio	55.0%	Replacement Reserve (2)	$0	$3,419
DSCR Based on Underwritten NOI / NCF	3.15x / 3.09x	TI/LC Reserve (3)	$1,250,000	Springing
Debt Yield Based on Underwritten NOI / NCF	9.4% / 9.3%	Other Reserve(4)	$0	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$45,100,000	98.4%	Loan Payoff	$28,695,288	62.6%
Other Sources	732,500	1.6	Principal Equity Distribution	15,065,232	32.9
			Reserves	1,459,127	3.2
			Closing Costs	612,853	1.3
Total Sources	$45,832,500	100.0%	Total Uses	$45,832,500	100.0%

(1)	See “—Escrows” below.
(2)	The Replacement Reserve is capped at $500,000.
(3)	The TI/LC Reserve is capped at $1,250,000.
(4)	Other Reserve represents a Springing Low Debt Yield Cure Reserve.

■	The Mortgage Loan. The Venice Crossroads mortgage loan (the “Venice Crossroads Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrower’s fee interest in a 157,819 SF anchored retail property located in Los Angeles, California (the “Venice Crossroads Property”). The Venice Crossroads Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $45,100,000 and represents approximately 4.9% of the Initial Pool Balance. The Venice Crossroads Loan has a 10-year interest only term and accrues interest at a fixed rate of 2.95000% per annum. The proceeds of the Venice Crossroads Loan were used to refinance prior debt secured by the Venice Crossroads Property, pay origination costs, return equity to the borrower sponsors, and fund upfront reserves. The Venice Crossroads Loan was originated on July 2, 2021 by 3650 REIT.

The Venice Crossroads Loan has an initial term of 120 months and has a remaining term of 116 months as of the Cut-off Date. The Venice Crossroads Loan requires interest-only payments for the full term and has a scheduled maturity date of July 5, 2031. Voluntary prepayment of the Venice Crossroads Loan is prohibited prior to March 5, 2031. The borrower has the option to defease the entire Venice Crossroads Mortgage Loan in whole (and not in part) after the earlier to occur of (i) July 2, 2024 and (ii) two years after the Closing Date.

■	The Mortgaged Property. The Venice Crossroads Property is a 157,819 SF multi-tenant anchored neighborhood center located at the northeast corner of Venice Boulevard (across from the Culver City Expo light rail station) and Durango Avenue (Exposition Boulevard) in the city of Los Angeles, California. The improvements were constructed in 1975 and subsequently expanded and renovated in 1998. They consist of a total of six buildings situated on a 6.597-acre site. Five buildings are single story, while one has an atypical split-level floor plan with a small commercial office/service component with limited exposure. The Venice Crossroads Property is anchored by Sprouts Farmers Market, Inc., Ashley Furniture, Ross Stores, Inc. (S&P: BBB+, Moody’s: A2), and CVS (S&P: BBB, Moody’s: Baa2). These four tenants collectively occupy 87.2% of the Venice Crossroads Property’s NRA. Ross Stores Inc. and CVS have both been in occupancy since 1998. The weighted average tenure to date for all tenants is approximately 17 years. Moreover, the Venice Crossroads Property averaged 93.2% occupancy from 2010 to 2019. As of June 1, 2021, the Venice Crossroads Property was 98.4% occupied by 16 tenants. Onsite parking is provided at a ratio of 3.7 spaces per 1,000 SF of building area. Per the appraiser, the Venice Crossroads Loan is 67.5% of concluded land value. In November 2020, Apple acquired a 4.5-acre parcel 0.5 miles east of the subject for $162 million.

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LOAN #7: VENICE CROSSROADS

The Culver City area is approximately 10 miles east of downtown Los Angeles and is situated across Venice Boulevard from the Culver City Expo Transit Station. The Venice Crossroads Property has 1,242 feet of frontage along Venice Boulevard, a major thoroughfare that traverses east-west from downtown Los Angeles to Venice Beach, and, per a third-party market provider, over 1 million SF of creative office redevelopment in the area has been leased to tenants including Amazon, HBO, and Apple.

The Venice Crossroads Property’s largest tenant is Arizona-based grocer Sprouts Farmers Market, Inc. Venice Crossroads was previously anchored by Albertsons whose lease commenced in 1998. Sprouts Farmers Market, Inc. invested $10 million to complete a gut renovation of the grocer space and conform it to their prototypical design. The current lease extension continues through May 6, 2023, with five remaining 5-year extension options. Each subsequent renewal requires six-months’ notice and includes a 10% rent escalation.

A market research provider estimates that Sprouts Farmers Market, Inc. is achieving $24.0 million/year ($685/SF) in gross sales versus its chain average of $16.4MM/year ($580/SF). A large portion of Sprouts Farmers Market, Inc.’s customer base originates from a higher earnings demographic on the north side of I-10, which encompasses such neighborhoods as Cheviot Hills, Beverlywood, and La Cienega Heights, where commercial development is scarce (between the borders of Pico Boulevard at the north and the natural boundary of the I-10 Freeway at the south). Sprouts Farmers Market, Inc. is the only organic/natural grocer in the immediate trade area.

COVID-19 Update. As of October 15, 2021, the Venice Crossroads Property is open and operating and is not subject to any forbearance, modification or debt service relief request. The October 2021 debt service payment under the Venice Crossroads Loan was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the major tenants at the Venice Crossroads Property:

Ten Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P) (2)	Tenant GLA	% Of GLA	UW Base Rent	% Of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Sprouts Farmers Market, Inc.	NR / NR / NR	52,437	33.2%	$1,250,648	26.6%	$23.85	5/6/2023	5, 5-year options
Ashley Furniture	NR / NR / NR	36,700	23.3	1,064,300	22.7	$29.00	7/31/2028	3, 5-year options
Ross Stores, Inc.	NR / A2 / BBB+	30,450	19.3	654,675	13.9	$21.50	1/31/2024	1, 5-year option
CVS	NR / Baa2 / BBB	18,018	11.4	521,367	11.1	$28.94	1/31/2023	5, 5-year options
JPMorgan Chase Bank	AA- / A2 / A-	4,391	2.8	302,847	6.5	$68.97	8/31/2025	1, 5-year option
T-Mobile	BBB- / NR / BB+	3,036	1.9	239,534	5.1	$78.90	6/30/2024	None
Einstein - Noah’s New York Bagels	NR / NR / NR	1,815	1.2	123,420	2.6	$68.00	5/31/2027	2, 5-year options
MOD Pizza	NR / NR / NR	1,870	1.2	117,282	2.5	$62.72	10/31/2025	2, 5-year options
Jersey Mike’s	NR / NR / NR	1,310	0.8	86,460	1.8	$66.00	1/31/2029	2, 5-year options
Starbucks Corporation	BBB / Baa1 / BBB+	1,177	0.7	81,213	1.7	$69.00	5/31/2027	1, 5-year option
Ten Largest Tenants		151,204	95.8%	$4,441,747	94.6%	$29.38
Remaining Tenants		4,122	2.6	252,928	5.4	$61.36
Vacant Space		2,493	1.6	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		157,819	100.0%	$4,694,674	100.0%	$30.22

(1)	Based on the underwritten rent roll dated June 1, 2021.
(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

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LOAN #7: VENICE CROSSROADS

The following table presents certain information relating to the lease rollover schedule at the Venice Crossroads Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned GLA	% Of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% Of Total UW Base Rent	UW Base Rent $ per SF	# Of Expiring Leases
MTM	1,385	0.9%	0.9%	$49,860	1.1%	$36.00	1
2021	0	0.0	0.9%	0	0.0	0.00	0
2022	955	0.6	1.5%	103,158	2.2	108.02	2
2023	71,611	45.4	46.9%	1,811,015	38.6	25.29	3
2024	33,486	21.2	68.1%	917,309	19.5	27.39	3
2025	6,261	4.0	72.0%	420,129	8.9	67.10	2
2026	0	0.0	72.0%	0	0.0	0.00	0
2027	3,618	2.3	74.3%	242,443	5.2	67.01	3
2028	36,700	23.3	97.6%	1,064,300	22.7	29.00	1
2029	1,310	0.8	98.4%	86,460	1.8	66.00	1
2030	0	0.0	98.4%	0	0.0	0.00	0
2031	0	0.0	98.4%	0	0.0	0.00	0
2032 & thereafter	0	0.0	98.4%	0	0.0	0.00	0
Vacant	2,493	1.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	157,819	100.0%		$4,694,674	100.0%	$30.22	16

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this expiration schedule.
(2)	Based on the underwritten rent roll dated June 1, 2021.

The following table presents certain information relating to historical leasing at the Venice Crossroads Property:

Historical Leased %(1)

2018	2019	2020	As of 6/1/2021(2)
90.9%	98.1%	99.4%	98.4%

(1)	Based on average monthly occupancy as provided by the borrower.
(2)	Based on the underwritten rent roll dated June 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Venice Crossroads Property:

Cash Flow Analysis (1)

	2018	2019(2)	2020	TTM 4/2021	Underwritten	Underwritten $ per SF
Base Rent	$3,318,936	$4,020,782	$4,563,114	$4,609,809	$4,694,674	$29.75
Rent Steps	0	0	0	0	7,171	0.05
Other Income	(1,454)	1,060	58,771	50,779	50,779	0.32
Vacant Income	0	0	0	0	86,260	0.55
Total Reimbursements	1,435,729	1,525,845	1,818,326	1,828,942	1,838,230	11.65
Gross Potential Rent	$4,753,212	$5,547,687	$6,440,211	$6,489,530	$6,677,114	$42.31

Vacancy & Credit Loss	0	0	0	0	(371,075)	(2.35)
Effective Gross Income	$4,753,212	$5,547,687	$6,440,211	$6,489,530	$6,306,039	$39.96

Real Estate Taxes	764,604	776,501	796,086	811,344	812,145	5.15
Insurance	99,858	106,855	118,377	143,069	149,643	0.95
Management Fee	142,596	166,431	193,206	194,686	189,181	1.20
Other Operating Expenses	716,444	751,383	618,666	623,910	906,495	5.74
Total Expenses	$1,723,502	$1,801,170	$1,726,336	$1,773,009	$2,057,464	$13.04

Net Operating Income	$3,029,710	$3,746,517	$4,713,875	$4,716,521	$4,248,575	$26.92
Replacement Reserves	0	0	0	0	41,033	0.26
TI/LC	0	330,195	3,409	0	32,819	0.21
Net Cash Flow	$3,029,710	$3,416,322	$4,710,467	$4,716,521	$4,174,723	$26.45

Occupancy(3)	90.9%	98.1%	99.4%	98.4%	94.4%
NOI Debt Yield	6.7%	8.3%	10.5%	10.5%	9.4%
NCF DSCR	2.25x	2.53x	3.49x	3.50x	3.09x

(1)	Based on the underwritten rent roll dated June 1, 2021
(2)	Ashley Homestore replaced a former OfficeMax anchor within the center mid 2018. OfficeMax vacated the space in May 2017. Negotiations between the borrower sponsors and Ashley Homestore began in the second half of 2017, with the tenant executing a lease in April 2018.
(3)	TTM 4/2021 occupancy is based on occupancy as of the underwritten rent roll dated June 1, 2021 and underwritten occupancy is based on economic occupancy.

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LOAN #7: VENICE CROSSROADS

■	Appraisal. According to the appraisal, the Venice Crossroads Property had an “as-is” appraised value of $82,000,000 as of February 17, 2021.

■	Environmental Matters. According to the Phase I environmental report dated as of March 12, 2021, there are no recognized environmental conditions or recommendations for further action at the Venice Crossroads Property.

■	Market Overview and Competition. Culver City is mostly surrounded by the City of Los Angeles, but also shares a border with unincorporated areas of Los Angeles County. A center for film and television production for nearly a century and the original home of Metro-Goldwyn-Mayer studios (now Sony Pictures Studios), Culver City is also the headquarters for National Public Radio West and Sony Pictures Entertainment. Moreover, the city has a rapidly growing media and tech industry base.

Located in a densely populated primary trade area, the estimated 2020 population, household income and median home value within a one-, three- and five-mile radius of the Venice Crossroads Property are, respectively, as follows: population: 39,435, 311,277, and 871,519; median household income: $80,285, $77,991, and $78,868; and median home value: $1,021,419, $1,017,000 and $960,597. Between 2010 and 2020, the immediate 1-mile radius of the Venice Crossroads Property has experienced a historical population growth rate of approximately 0.4%. Despite some effect on the market by the COVID-19 pandemic, retail market and submarket vacancy have remained low at 5.7% and 5.4%, respectively (as of Q1 2021).

Venice Crossroads - Historical Submarket Data (1)

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	YTD
Asking Rent	$32.06	$30.98	$30.87	$31.52	$32.85	$34.58	$36.21	$37.30	$38.73	$39.76	$40.45	$38.84	$38.81
Change		-3.40%	-0.40%	2.10%	4.20%	5.30%	4.70%	3.00%	3.80%	2.70%	1.80%	-4.00%	-0.10%
Vacancy Rate	3.90%	4.80%	3.50%	3.60%	2.80%	1.80%	5.10%	3.80%	4.00%	8.80%	5.40%	5.50%	5.70%
Change		23.1%	-27.1%	2.9%	-22.2%	-35.7%	183.3%	-25.5%	5.3%	120.0%	-38.6%	1.9%	3.6%

(1)	Source: Market Research Provider

The Venice Crossroads Property sits a quarter mile from downtown Culver City and is situated across Venice Boulevard from the Culver City Expo light rail station. The Exposition Light Rail Transit Project is an 8.6-mile line that begins at the 7th Street/Metro Center in downtown Los Angeles and extends to Culver City Station (intersect of National Boulevard and Washington Boulevard) proximate to Venice Crossing. This project included nine new stations and upgraded three existing stations.

The Venice Crossroads Property is situated within a quarter mile walking distance from downtown Culver City, home to numerous restaurants, boutique shops, and new office and residential uses. Per a third-party market research provider, the daytime employment within a 2-mile radius of the Venice Crossroads Property is 70,115.

Venice Crossroads - Sales Comparables(1)

Property Name	Date	Year Built	SF	Sales Price	PSF	Occ.	Cap
California Marketplace	20-Dec	2015	80,046	$57,500,000	$718	87.0%	4.35%
Town Center East	19-Sep	1995	154,750	$61,000,000	$394	98.0%	6.36%
The Balcony at Beverwil	18-Nov	1996	71,184	$50,250,000	$706	100.0%	5.14%
Grand & Alosta	18-Jun	1992	70,811	$34,215,000	$483	100.0%	5.30%
Buena Vista Marketplace	17-Oct	1990	92,346	$38,100,000	$413	99.0%	5.98%
Gateway Village	17-Mar	2005	153,686	$69,500,000	$452	95.0%	5.44%
Hawthorne Plaza	16-Jan	1976	97,719	$43,000,000	$440	100.0%	4.90%
Totals/ W.A.			102,935	$50,509,286	$491	96.9%	5.47%
Venice Crossroads		1975	157,819	$82,000,000	$520	98.4%	5.00%

(1)	Source: Appraisal

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LOAN #7: VENICE CROSSROADS

Venice Crossroads - Land Sale Comparables(1)

Property Name	Type	Date	SF	Acres	Price	$/SF
3609 10th Ave & 3626 11th Ave Los Angeles, CA 90018	Industrial	Jul-19	56,214	1.29	$12,000,000	$213

5901 Venice Boulevard Los Angeles, CA 90034	Industrial	Sep-18	101,059	2.32	$25,500,000	$252
3318-3322 La Cienega Place Los Angeles, CA 90016	Office	Oct-17	55,757	1.28	$14,000,000	$251
3321 S. La Cienega Los Angeles, CA 90016	Land	Sep-16	453,024	10.40	$110,625,000	$244
Total/Wtd. Avg.			166,514	7.64	$81,296,637	$243

Property - Venice Crossroads			287,349	6.60	$66,810,000	$233

(1)	Source: Appraisal

■	The Borrower. The borrowing entity for the Venice Crossroads Property is Homa II, LLC, a Delaware limited liability company.

The borrower sponsors and the non-recourse carveout guarantors under the Venice Crossroads Loan are Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Said Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012 (the “Said Shooshani Trust”), and Farshad T. Shooshani and Farzad Shooshani, as Co-Trustees of the Homa Shooshani Irrevocable Grantor Trust u/d/t dated November 9, 2012 (together with the Said Shooshani Trust, the “Trusts”). The Trusts acquired the Venice Crossroads Property in 2003. The two Trusts served as the borrower sponsors and guarantors of the $31.6 million Hollywest Promenade loan, which was financed by 3650 REIT on December 31, 2020 (top 10 loan in the CSAIL 2021-C20 securitization). Zad Shooshani founded Shooshani Development, a West Coast-based real estate development and management company. Shooshani currently owns approximately 1.2 million square feet of real estate across six retail properties throughout southern California.

■	Escrows. At loan origination, the borrower deposited (i) an upfront tax reserve of approximately $209,127, and (ii) an upfront TI/LC reserve of $1,250,000.

Tax Reserve – The borrower is required to deposit into a real estate tax escrow, on a monthly basis, 1/12th of the annual taxes (initially estimated to be approximately $69,709).

Insurance Reserve – Insurance escrows will be waived subject to the lender’s review of an acceptable blanket policy and proof that premiums are paid in timely manner. So long as, among other items, (i) no event of default is continuing and (ii) the policies maintained by the borrower covering the Venice Crossroads Property are part of a blanket policy or umbrella policy, the borrower will not be required to deposit on each monthly payment date an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable during the next 12 months.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to 1/12th of $0.26 per SF (approximately $3,419 per month). The ongoing replacement reserve will be capped at $500,000.

TI/ LC Reserve – At origination, the borrower deposited $1,250,000 into the rollover reserve. So long as there is no event of default, monthly ongoing TI/LC reserve deposits of $13,151.58 will be suspended until the rollover reserve balance is less than $1,250,000.

Low Debt Yield Cure Reserve - A maximum of five times during the term of the Venice Crossroads Loan, the borrower is permitted to deposit an amount which, if applied to reduce the then-outstanding principal balance of the mortgage loan, as would be sufficient to increase the debt yield to an amount that equals or exceeds 8.25% into the debt yield cure reserve to avoid a Cash Trap Event Period (as defined below) caused solely by a Low Debt Yield Trigger Event (defined below).

■	Lockbox and Cash Management. The Venice Crossroads Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Trap Event Period, the borrower is required to deliver (or have manager deliver) tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. During the continuance of a Cash Trap Event Period (as defined below) all funds in the lockbox account are required to be swept within one business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. All funds on deposit in the cash management account

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LOAN #7: VENICE CROSSROADS

following the occurrence and during the continuance of a Cash Trap Event Period (as defined below), following payment of debt service, required reserves and operating expenses are required to be deposited into the cash collateral account.

A “Cash Trap Event Period” means a period commencing upon the earlier of (i) the occurrence and continuance of an event of default, or (ii) the debt yield being less than 7.9% (a “Low Debt Yield Trigger Event”). Such Cash Trap Event Period will expire (x) with regard to any Cash Trap Event Period commenced in connection with clause (i) above, upon the lender’s acceptance of the cure (if applicable) of such event of default, or (y) with regard to any Cash Trap Event Period commenced in connection with clause (ii) above, upon the date that the debt yield is equal to or greater than 8.25% for two consecutive calendar quarters (provided that, in each instance, no other Cash Trap Event Period has occurred and is continuing during and at the time of the expiration of such period). In order to avoid the commencement of a Cash Trap Event Period caused solely by a Low Debt Yield Trigger Event hereunder, the borrower may deposit cash (the “Low Debt Yield Cure Deposit”) with the lender to be held and disbursed in accordance with the provisions in the Venice Crossroads Loan documents, in an amount that, if applied to reduce the then outstanding principal balance of the Venice Crossroads Loan, would be sufficient to increase the debt yield to an amount that equals or exceeds 8.25%; provided, however, that the borrower will only be permitted to deposit a maximum of five Low Debt Yield Cure Deposits with the lender during the term of the Venice Crossroads Loan.

■	Property Management. The Property is managed by ETC. Real Estate Services, Inc. an affiliate of the borrower sponsors.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Venice Crossroads Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by such loan documents may not exclude terrorism coverage. The Venice Crossroads Loan documents require business interruption coverage in an amount equal to 100% of the projected gross income for the Venice Crossroads Property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #8: THE WESTCHESTER

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LOAN #8: THE WESTCHESTER

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LOAN #8: THE WESTCHESTER

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LOAN #8: THE WESTCHESTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		3650 REIT
Location (City/State)	White Plains, New York	Cut-off Date Principal Balance(3)		$45,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF(3)		$423.82
Size (SF)	809,311	Percentage of Initial Pool Balance		4.9%
Total Occupancy as of 5/11/2021(1)	92.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/11/2021(1)	92.2%	Type of Security		Fee / Leasehold
Year Built / Latest Renovation	1995 / 2015-2017	Mortgage Rate		3.25000%
Appraised Value(2)	$647,000,000	Original Term to Maturity (Months)		120
Appraisal Date(2)	1/12/2021	Original Amortization Term (Months)		NAP
Borrower Sponsors	Simon Property Group, L.P. and Institutional Mall Investors LLC	Original Interest Only Period (Months) First Payment Date Maturity Date		120 3/1/2020 2/1/2030
Property Management	Simon Management Associates, LLC

Underwritten Revenues	$64,364,071
Underwritten Expenses	$22,017,611	Escrows(4)
Underwritten Net Operating Income (NOI)	$42,346,460		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$40,842,264	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)(3)	53.0%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)(3)	53.0%	Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)	3.75x / 3.61x	TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(3)	12.3% / 11.9%	Other(5)	$8,006,075	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes(3)	$343,000,000	85.8%	Loan Payoff	$318,094,845	79.5%
Junior Notes(3)	57,000,000	14.3	Principal Equity Distribution	71,318,620	17.8
			Reserves	8,006,075	2.0
			Closing Costs	2,580,460	0.6
Total Sources	$400,000,000	100.0%	Total Uses	$400,000,000	100.0%

(1)	The Westchester Property (as defined below) closed on March 18, 2020 due to COVID-19 restrictions and reopened on July 10, 2020. Following reopening, August 2020 rental collections were 79%.

(2)	At origination, Column Financial, Inc. (“Column”) obtained an appraisal dated January 15, 2020 with an “as-is” value of $810,000,000, as of November 26, 2019. Column obtained a new appraisal dated February 3, 2021 with an “as-is” value of $647,000,000, as of January 12, 2021, and “a prospective market value upon stabilization” value of $699,000,000 as of February 1, 2024. Based on the prospective as-stabilized value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 49.1% based on The Westchester Senior Notes and 57.2% based on The Westchester Whole Loan.

(3)	The Westchester Loan (as defined below) is part of a larger split whole loan evidenced by six senior pari passu notes with an aggregate Cut-off Date balance of $343.0 million (collectively, “The Westchester Senior Notes”) and one promissory note that is subordinate to The Westchester Senior Notes with a Cut-off Date balance of $57.0 million (“The Westchester Subordinate Note”). The financial information presented in the chart above and herein reflects the aggregate balance of The Westchester Senior Notes.

(4)	See “—Escrows” below.

(5)	Other Reserve represents an Unfunded TI Reserve (Upfront: $8,006,075) and a NM Reserve (Ongoing: Springing; Cap: $7,159,800).

■	The Mortgage Loan. The Westchester mortgage loan (“The Westchester Loan”) is part of a whole loan (“The Westchester Whole Loan”) consisting of six senior pari passu promissory notes with an aggregate original principal balance of $343,000,000 and one subordinate promissory note with an original principal balance of $57,000,000 and is secured by the fee and leasehold interests in an 809,311 square foot super regional mall (“The Westchester Property”) located in White Plains, New York. The Westchester Whole Loan has a 10-year term and is interest-only for the term of the loan. The Westchester Loan, which will be included in the 3650R 2021-PF1 transaction, is evidenced by non-controlling notes, A-2-C and A-3-B, has an aggregate outstanding principal balance as of the Cut-off Date of $45,000,000 and represents approximately 4.9% of the Initial Pool Balance.

The Westchester Whole Loan was originated by Column Financial, Inc. (“Column”) on January 21, 2020. The Westchester Whole Loan has an interest rate of 3.25000% per annum. The borrowers utilized the proceeds of The Westchester Whole Loan to refinance existing debt on The Westchester Property, fund upfront reserves, pay origination costs and return borrower sponsor equity.

Voluntary prepayment of The Westchester Whole Loan is prohibited prior to August 1, 2029. The borrower has the option to defease the entire $400.0 million The Westchester Whole Loan in whole (or in part as described below under “Release of Collateral”) on or after March 1, 2023.

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LOAN #8: THE WESTCHESTER

The table below summarizes the promissory notes that comprise The Westchester Whole Loan. The relationship between the holders of The Westchester Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu AB Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$193,000,000	$193,000,000	CSMC 2020-WEST	Yes(1)
A-2-A	35,000,000	35,000,000	CSAIL 2021-C20	No
A-2-B	20,000,000	20,000,000	WFCM 2021-C60	No
A-2-C, A-3-B	45,000,000	45,000,000	3650R 2021-PF1	No
A-3-A	50,000,000	50,000,000	CSAIL 2020-C19	No
Note B	57,000,000	57,000,000	CSMC 2020-WEST	No
Whole Loan	$400,000,000	$400,000,000

(1)	Pursuant to the related co-lender agreement, the controlling holder is the CSMC 2020-WEST trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Westchester Whole Loan” in the Prospectus.

■	The Mortgaged Property. The Westchester Property is an 809,311 square foot super regional mall located in White Plains, New York. The Westchester Property was most recently renovated from 2015 to 2017 and is situated on approximately 12.3 acres, approximately 25.0 miles north of New York City. The Westchester Property is an institutional quality, luxury retail asset and is rated A++ by Green Street Advisors with a TAP score of 97.

The Westchester Property was 92.2% occupied, inclusive of Neiman Marcus and Nordstrom, as of May 11, 2021. The tenant roster includes brands such as, Apple, Tiffany & Co., Gucci, Louis Vuitton, Williams-Sonoma, Burberry, Sephora, Salvatore Ferragamo, Tourneau, Coach, Tesla Motors, Tory Burch, Crate & Barrel and Pottery Barn. Anchor tenants include Nordstrom (ground lease; 206,197 square feet; 25.5% net rentable area; March 17, 2035 lease expiration) and Neiman Marcus (143,196 square feet; 17.7% net rentable area; January 21, 2027 lease expiration). As of December 2019, inline tenant comparable tenant sales (<10,000 square feet) totaled $1,115 per square foot. The sales reporting for many retail tenants do not include corporate online sales from the trade area, which are linked to their physical storefront. As a result, a tenant’s sales may not capture the entire benefit retailers receive from having a physical presence in the trade area. Occupancy at The Westchester Property averaged 96.2% from 2009 to 2018, and current physical occupancy is 92.2% as of the May 11, 2021 rent roll.

Simon acquired its interest in The Westchester Property in 1997. Since 2015 the owners have invested approximately $59.8 million to renovate The Westchester Property. In connection with the renovation, the owners redeveloped the food court into the Savor Westchester Food Hall, enhanced common areas, added an experiential technology lounge (CONNECT), added an interactive children’s play area (PLAY), and implemented a valet garage-parking service. The newly renovated Savor Westchester Food Hall, located on level four, offers dining options including Bluestone Lane, The Little Beet and Melt Shop, and has a heated outdoor terrace and fireplace. Additional dining options at The Westchester Property include cafes in the Nordstrom and Neiman Marcus stores and a P.F. Chang’s restaurant.

The Westchester Property has access via Interstates 87, 287 and 684, two Metro-North Railroad stations, the White Plains station, and is located center city at Main Street and the Bronx River and the North White Plains station, which provide daily train service to Grand Central Terminal in Midtown Manhattan.

Inline Sales History PSF(1)

	2017	2018(2)	2019	2019 Occupancy Cost(2)
Less than 10,000 SF	$989	$911	$1,115	12.5%

Less than 10,000 SF Excluding Apple and Tesla Motors	$676	$668	$629	22.5%

(1)	Reflects sales provided by the borrower sponsors to reflect yearly comparable tenant sales for tenants in occupancy as of the January 10, 2020 rent roll.

(2)	Includes partial year sales for Apple which was not a comparable tenant during 2018 as the store was closed for approximately six months for renovations and an expansion. Apple re-opened in November 2018 and occupies 9,445 SF.

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LOAN #8: THE WESTCHESTER

Anchor Sales (PSF)(1)

Anchor Tenants	2017	2018	2019
Nordstrom	$299	$281	$240
Neiman Marcus	$343	$335	$315

(1)	Reflects sales provided by the borrower sponsors to reflect yearly comparable tenant sales for tenants in occupancy as of the YE 2020 rent roll.

Major Tenants.

Neiman Marcus (143,196 SF, 17.7% of NRA, 0.3% of underwritten base rent). Neiman Marcus is a privately owned luxury department store retailer that operates 35 namesake Neiman Marcus stores, two Bergdorf Goodman full-line stores and 5 Last Call clearance centers.  Neiman Marcus is currently paying 2.0% of gross sales in excess of $50,000,000. Sales for Neiman Marcus at The Westchester Property were reported at $350 PSF, $343 PSF, $335 PSF, and $315 PSF for 2016, 2017, 2018, and 2019, respectively.

Nordstrom (206,197 SF, 25.5% of NRA, 0.0% of underwritten base rent).  Nordstrom, Inc. is a fashion retailer of apparel, shoes, and accessories for men, women, and children. The Company operates through multiple retail channels, discount stores, boutiques, catalogs, and on the Internet.  Based in Seattle, Washington, Nordstrom has about 350 full-line and Nordstrom Rack stores in 40 US states. Sales for Nordstrom at The Westchester Property were reported at $323 PSF, $299 PSF, $281 PSF, and $240 PSF for 2016, 2017, 2018, and 2019 respectively.

Crate & Barrel (33,500 SF, 4.1% of NRA, 1.5% of underwritten base rent).  Crate & Barrel provides household consumer products. The Company offers kitchen products, furniture, decorating products, bed, bath, storage, outdoor, and seasonal products. Crate & Barrel is currently paying 6.5% of gross sales in excess of $4,615,384.  Sales for Crate & Barrel at The Westchester Property were reported at $224 PSF, $232 PSF, $235 PSF, and $198 PSF, for 2016, 2017, 2018, and 2019, respectively.

Arhaus (17,810 SF, 2.2% of NRA, 0.0% of underwritten base rent). Arhaus, Inc. provides home and outdoor furniture products. Arhaus’ corporate headquarters and distribution center are located Boston Heights, OH, and it has about 78 locations in 28 US states. Arhaus is expected to open at The Westchester Property in Fall 2021.

Urban Outfitters (10,424 SF, 1.3% of NRA, 2.9% of underwritten base rent).  Urban Outfitters, Inc. operates retail stores and direct response, including a catalog and Web sites. The Company’s Urban Outfitters and Anthropologie retail concepts sell fashion apparel, accessories, and household and gift merchandise. Urban also designs and markets young women’s casual wear which it provides to the Company’s retail operations and sells to retailers worldwide. Urban Outfitters is currently paying 6.0% of gross sales in excess of $6,500,000.  Sales for Urban Outfitters at The Westchester Property were reported at $420 PSF, $347 PSF, $269 PSF, and $397 PSF for 2016, 2017, 2018, and 2019, respectively.

Victoria’s Secret (10,000 SF, 1.2% of NRA, 3.4% of underwritten base rent).  Victoria’s Secret & Co retails apparel and accessories for women. The Company offers lingeries, bras, panties, pajamas, sleepwear, swimsuits, and other apparel, as well as offers personal care and beauty products. Victoria’s Secret serves customers worldwide. Victoria’s Secret is currently paying 5.0% of gross sales in excess of $13,920,000.  Sales for Victoria’s Secret at The Westchester Property were reported at $528 PSF, $541 PSF, $506 PSF, and $476 PSF for 2016, 2017, 2018, and 2019, respectively.

COVID-19 Update. After state imposed restrictions related to COVID-19, The Westchester Property closed on March 18, 2020 and re-opened July 10, 2020. As of December 1, 2020 all stores have reopened including the Nordstrom and Neiman Marcus anchors. The borrower sponsors granted various rent relief/rent deferrals to select tenants in relation to spring and early summer payments due. Short term rent relief was given to several tenants in exchange for waiving co-tenancy provisions in their leases through December 2021. Rent deferrals are expected to be paid back in equal monthly installments, some of which have commenced in 2021, with a few tenants electing to make one lump sum payment. The Westchester Property was 92.2% occupied as of May 11, 2021. The borrower sponsors collected 84% to 86% of tenant rents monthly from October 2020 through January 2021 and since their portfolio has returned to pre-COVID property collections they are no longer tracking monthly collections. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

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LOAN #8: THE WESTCHESTER

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at The Westchester Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent	% of UW Base Rent	UW Base Rent $ per SF	2019 Sales $ per SF	Lease Expiration
Anchor Tenants
Neiman Marcus	NR / NR / NR	143,196	17.7%	$60,020	0.3%	$0.42	$315	1/21/2027
Nordstrom	BBB- / Ba1 / BB+	206,197	25.5%	$0	0.0%	$0.00	$240	3/17/2035
Anchor Sub-Total/WA		349,393	43.2%	$60,020	0.3%	$0.17	$271
Sephora	NR / NR / NR	7,231	0.9%	$923,203	4.5%	$127.67	$1,346	1/31/2022
Apple	NR / Aa1 / AA+	9,445	1.2%	$863,641	4.2%	$91.44	$5,706	1/31/2029
Victoria’s Secret	NR / Ba3 / BB-	10,000	1.2%	$696,000	3.4%	$69.60	$476	1/31/2025
Tiffany & Co.	NR / A1/ NR	6,077	0.8%	$632,251	3.1%	$104.04	$1,682	1/31/2029
Urban Outfitters	NR / NR / NR	10,424	1.3%	$583,744	2.9%	$56.00	$397	1/31/2023
Tourneau	NR / NR / NR	1,823	0.2%	$492,210	2.4%	$270.00	$4,109	1/31/2031
Express Men	NR / NR / NR	7,711	1.0%	$486,333	2.4%	$63.07	$284	1/31/2025
Ann Taylor	NR / NR / NR	4,053	0.5%	$476,065	2.3%	$117.46	$292	1/31/2022
Pottery Barn	NR / NR / NR	9,676	1.2%	$450,000	2.2%	$46.51	$455	1/31/2022
Burberry	NR / NR / NR	4,750	0.6%	$438,188	2.2%	$92.25	$419	3/31/2024
Ten Largest Tenants by UW Base Rent		71,190	8.8%	$6,041,635	29.7%	$84.87	$1,405
Remaining Tenants(3)		325,468	40.2%	$14,224,619	70.0%	$43.71
Vacant Space		63,260	7.8%	$0	0.0%	$0.00
Totals / Wtd. Avg. All Owned Tenants		809,311	100.0%	$20,326,274	100.0%	$27.25

(1)	Based on the underwritten rent roll dated May 11, 2021.

(2)	Credit Ratings include ratings for the parent companies of tenants, although such parent companies may not guarantee the related leases.

(3)	Underwritten base rent for remaining tenants does not include $35,842 in rent attributed to Solar Site.

The following table presents certain information relating to the lease rollover schedule for The Westchester Property based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM & 2021	60,368	7.5%	7.5%	$1,430,979	7.0%	$23.70	21
2022	83,435	10.3	17.8%	5,180,312	25.5	62.09	21
2023	38,168	4.7	22.5%	2,926,627	14.4	76.68	13
2024	58,557	7.2	29.7%	2,305,263	11.3	39.37	13
2025	33,809	4.2	33.9%	1,862,474	9.2	55.09	9
2026	18,715	2.3	36.2%	1,118,985	5.5	59.79	7
2027	154,843	19.1	55.3%	1,040,492	5.1	6.72	8
2028	13,983	1.7	57.1%	339,707	1.7	24.29	8
2029	23,036	2.8	59.9%	1,829,208	9.0	79.41	6
2030	24,830	3.1	63.0%	1,800,017	8.9	72.49	8
2031	30,110	3.7	66.7%	492,210	2.4	16.35	7
2032 & Thereafter(4)	206,197	25.5	92.2%	0	0.0	0.00	1
Vacant	63,260	7.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	809,311	100.0%		$20,326,274	100.0%	$27.25	122

(1)	Based on the underwritten rent roll dated May 11, 2021.

(2)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

(3)	Underwritten Base Rent does not include $35,842 in rent attributed to Solar Site.

(4)	Includes NRA of improvements owned by Nordstrom.

The following table presents certain information relating to historical occupancy for The Westchester Property:

Historical Leased %

2017(1)	2018(1)	2019(1)	2020(2)	As of 5/11/2021(3)
92.3%	93.2%	96.9%	90.6%	92.2%

(1)	Historical Occupancy provided by the borrower sponsors excluding anchor tenants.

(2)	Information obtained from the YE 2020 rent roll.

(3)	Based on the underwritten rent roll dated May 11, 2021.

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LOAN #8: THE WESTCHESTER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Westchester Property:

Cash Flow Analysis(1)

	2017	2018	2019	2020	Underwritten	Underwritten $ per SF
Base Rent	$33,198,604	$29,432,711	$28,485,165	$26,545,563	$27,251,927	$33.67
Rent Steps	0	0	0	0	510,490	0.63
Percentage Rent(2)	49,314	117,600	294,195	220,827	307,065	0.38
Specialty Leasing Income(3)	2,252,021	2,486,618	2,212,260	937,713	2,385,649	2.95
Other Rental Income(4)	912,374	928,799	1,264,914	786,500	2,218,547	2.74
Other Income	6,391,812	6,186,675	6,429,999	2,818,408	6,569,347	8.12
Total Reimbursements	27,885,769	24,856,894	25,369,857	22,402,377	25,121,046	31.04
Vacancy Gross Up	0	0	0	0	2,951,810	3.65
Gross Potential Income	$70,689,894	$64,009,297	$64,056,390	$53,711,388	$67,315,881	$83.18

Vacancy & Credit Loss	(188,039)	(105,269)	(73,498)	(5,383,039)	(2,951,810)	(3.65)
Effective Gross Income	$70,501,855	$63,904,028	$63,982,892	$48,328,349	$64,364,071	$79.53

Real Estate Taxes	8,881,540	9,344,583	10,046,676	10,437,222	10,268,611	12.69
Insurance	577,570	562,766	554,716	564,697	514,187	0.64
Management Fee	1,886,098	1,605,391	1,635,850	1,334,539	1,250,000	1.54
Other Operating Expenses	9,884,747	10,517,811	10,250,698	6,887,746	9,984,813	12.34
Total Expenses	$21,229,955	$22,030,551	$22,487,940	$19,224,204	$22,017,611	$27.21

Net Operating Income	$49,271,900	$41,873,477	$41,494,952	$29,104,145	$42,346,460	$52.32
Total TI/LC, Capex/RR	0	0	0	0	1,504,196	1.86
Net Cash Flow	$49,271,900	$41,873,477	$41,494,952	$29,104,145	$40,842,264	$50.47

Occupancy(5)	92.3%	93.2%	96.9%	92.2%	95.1%
NOI Debt Yield(6)	14.4%	12.2%	12.1%	8.5%	12.3%
NCF DSCR(6)	4.36x	3.70x	3.67x	2.58x	3.61x

(1)	The Westchester Property closed on March 18, 2020 due to COVID 19 restrictions and reopened on July 10, 2020. Following reopening, August 2020 rental collections were 79%. As of the May 11, 2021 underwritten rent roll, The Westchester Property was 92.2% occupied.

(2)	Percentage Rent underwritten to September 2020 TTM sales and % in lieu rent for MAC (8%), Theory (10%), Hope & Henry (15%) and Bluestone Lane (8%) based on the January 2020 underwritten rent roll.

(3)	Specialty Leasing Income includes rental income from TILS and Kiosk/Cart spaces.

(4)	Underwritten Other Rental Income includes Overage Rent ($825,396), Storage Income ($223,490) and Other Rental Income ($201,851) based on January 2020 underwritten rent roll.

(5)	2020 Occupancy is based on the underwritten rent roll dated May 11, 2021 and Underwritten Occupancy is based on economic occupancy.

(6)	Based on The Westchester Senior Notes Cut-off Date balance of $343,000,000.

■	Appraisal. According to the appraisal, The Westchester Property had an “as-is” appraised value of $647,000,000 as of January 12, 2021.

■	Environmental Matters. According to the Phase I environmental report dated January 6, 2020, there are no recognized environmental conditions or recommendations for further action at The Westchester Property.

■	Market Overview and Competition. The Westchester Property is located in the White Plains, New York central business district near the communities of Scarsdale, Rye, Irvington, and Greenwich, which have some of the highest average annual household incomes in and around the New York City metropolitan area (ranging from $185,864 to $365,951). Along with superior trade area demographics, The Westchester Property benefits from daily demand drivers including more than 1,000 luxury residential units within four blocks of The Westchester Property, as well as approximately 3.1 million SF of office space, four corporate headquarters, five hotels with 1,021 keys, Pace University’s Westchester campus and the U.S. Federal and Westchester County courthouses and offices, many of which are within walking distance of The Westchester Property. The daytime population in center city White Plains quadruples to approximately 250,000.

Within 5 miles of The Westchester Property the population is 209,930, the average household income of $209,062 (which is above the state and national averages), and the median home value is $603,681. According to a third party market data provider, as of January 1, 2019, total retail sales (including food services) were approximately $1.7 billon, $3.1 billion and $5.9 billion within 1, 3 and 5 miles, respectively and total annual consumer expenditures were approximately $988.1 million, $3.2 billion and $6.6 billion within 1, 3 and 5 miles, respectively.

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LOAN #8: THE WESTCHESTER

Competitive Set(1)

	The Westchester	The Galleria at White Plains	Cross County Shopping Center	Ridge Hill	Stamford Town Center
Distance from Subject (miles)	NAP	0.5	10.0	7.0	12.0
Year Built/Renovated	1995 / 2015–2017	1980 / 1993	1954 / 2007-2011	2011 / N/A	1982 / N/A
Total GLA	809,311(2)	884,322	1,055,486	1,139,790	763,000
Est. Occupancy	92.2%(2)	84%	92%	84%	92%
Grade	A++	B	A	A	B+
Tap Score	97	97	73	84	95

(1)	Source: Appraisal

(2)	Based on the May 11, 2021 underwritten rent roll.

The following table presents certain information relating to the appraisal’s market rent conclusions for The Westchester Property:

Market Rent Summary(1)

	Market Rent (PSF)	Lease Term (Yrs)	Rental Increase Projection
0-999 SF	$125.00	7	2% per year
1,000-1,999 SF	$70.00	7	2% per year
2,000-2,999 SF	$60.00	7	2% per year
3,000-4,999 SF	$55.00	7	2% per year
5,000-9,999 SF	$30.00	7	2% per year
10,000 SF+	$45.00	7	2% per year
Jewelry	$165.00	7	2% per year
Food Court	$80.00	7	2% per year
Kiosk	$100.00	7	2% per year

(1)	Source: Appraisal.

■	The Borrower. The borrowing entity for The Westchester Whole Loan is Westchester Mall, LLC (“The Westchester Borrower”), a Delaware limited liability company and special purpose entity. The Westchester Borrower is a subsidiary of a joint venture between (i) affiliate of Simon Property Group, L.P. (40.0% indirect ownership in The Westchester Borrower) and Institutional Mall Investors LLC (40.0% indirect ownership in The Westchester Borrower) and (ii) KMO-361 Realty Associates, LLC (20.0% indirect ownership in The Westchester Borrower).

The borrower sponsors are Simon Property Group, L.P. (“Simon”) and Institutional Mall Investors LLC (“IMI”). Simon is the non-recourse carve out guarantor. The guarantor’s liability under the guaranty is capped at $80.0 million. Simon (S&P: A-) is a public REIT and is the nation’s largest shopping center owner. Simon’s portfolio consists of over 200 global properties, totaling approximately 179.9 million square feet of leasable space. Simon has approximately $34.79 billion of assets under management as of June 2, 2020. Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-used destinations and an S&P 100 company (NYSE: SPG).

IMI is a co-investment venture owned by an affiliate of Miller Capital Advisory, Inc. (“MCA”) and CalPERS, the nation’s largest public pension fund. MCA serves as investment manager for IMI. MCA is an investment advisor based in Skokie, Illinois with approximately $5.9 billion of real estate investments under management throughout the United States as of December 31, 2020. As of December 31, 2020, IMI’s portfolio included 21.3 million square feet of retail GLA and 1.2 million square feet of prime office space.

■	Escrows. At origination, the borrower deposited into escrow $8,006,075 for certain tenant improvement allowances due in connection with certain leases at The Westchester Property.

Tax and Insurance Reserves – Monthly escrows for annual taxes, insurance and other assessments are waived during the loan term, provided that: (i) no Reserve Trigger Event (as defined below) or Lockbox Event (as defined below) is continuing, (ii) in the case of insurance escrows, the borrower provides the lender with satisfactory evidence that The Westchester Property is insured pursuant to a blanket insurance policy, and (iii) in the case of escrows for annual taxes and other assessments, taxes are actually paid prior to the assessment of any penalty for late payment and prior to the date such taxes are considered delinquent and upon request, the borrower provides the lender with satisfactory evidence of such payment of taxes (except if the borrower is contesting such taxes in accordance with the loan documents).

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LOAN #8: THE WESTCHESTER

Replacement Reserve – During the continuance of a Reserve Trigger Event or Lockbox Event, the borrower is required to deposit $18,133 per month (approximately $0.27 PSF annually) into a reserve account to be used for replacements and repairs at The Westchester Property on each monthly payment date that the balance of the reserve account is less than $543,990 (30 months of collections).

Rollover Reserve – During the continuance of a Reserve Trigger Event, the borrower is required to deposit $77,431 per month (approximately $1.15 PSF annually) into a reserve account for lease rollovers on each monthly payment date that the balance of the reserve account is less than $2,322,930 (30 months of collections). In lieu of making cash deposits to the Rollover Reserve, provided that no event of default under the loan documents or Lockbox Event is occurring, the borrower can provide a guaranty acceptable to the lender from a guarantor that guarantees payment of the Rollover Reserve, up to the amount of the cap.

NM Reserve – Upon (x) the continuance of (A) a Simon or Simon Property Group, Inc. does not own at least 40% of the direct or indirect interests in the borrower or does not control the borrower (“Simon Control Event”) or (B) a Reserve Trigger Event and (y) a Major Tenant Trigger Event (as defined below), the borrower is required to deposit $572,784 into a reserve account for the Neiman Marcus lease rollover on each monthly payment date that the balance of the reserve account is less than $7,159,800. In lieu of making cash deposits to the NM Reserve, provided that no event of default or Lockbox Event is occurring, the borrower can provide a guaranty acceptable to the lender from the guarantor that guarantees payment of the NM Reserve, up to the amount of the cap.

A “Reserve Trigger Event” means the DSCR falls below 2.50x for two consecutive calendar quarters (based on the trailing four calendar quarter period).

A “Lockbox Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the borrower or property manager if the property manager is an affiliate of the borrower and is not replaced within 60 days with a qualified manager, or (iii) if the DSCR is less than 2.00x for two consecutive calendar quarters based on the trailing four calendar quarter period.

A “Major Tenant Trigger Event” means the earlier to occur of (i) the bankruptcy of Neiman Marcus, (ii) the date on which Neiman Marcus goes dark or vacates its space at The Westchester Property or (iii) the earlier of notice not to renew or the date that is 6 months prior to the date of expiration of the Neiman Marcus lease.

■	Lockbox and Cash Management. The Westchester Whole Loan is structured with a hard lockbox with springing cash management upon occurrence of a Lockbox Event. At origination, the borrower and property manager were required to send direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. Provided a Lockbox Event is not occurring, all funds on deposit in the lockbox account are swept daily to the borrower’s operating account. During the continuance of a Lockbox Event, all funds in the lockbox account are swept weekly to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents. During the continuance of a Lockbox Event, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

■	Property Management. The Westchester Property is currently managed by Simon Management Associates, LLC, an affiliate of Simon.

■	Release of Collateral. So long as no event of default is continuing and a Simon Control Event has not occurred, the borrower may obtain a release from the lien of the mortgage of either (x) all or a portion of the Neiman Marcus premises or (y) all or a portion of the Nordstrom premises if either, but not both, of Nordstrom or Neiman Marcus (i) goes dark, vacates or ceases to occupy its respective premises, (ii) rejects its respective lease in a bankruptcy action or proceeding, or (iii) otherwise vacates (on a permanent basis) its premises during the term of the loan. The borrower may obtain such release in connection with an arms’ length sale upon the satisfaction of certain conditions precedent set forth in the loan documents, which include, among other things, that the loan is partially defeased in an amount equal to the greater of (x) the net sales proceeds from the sale of the applicable release parcel and (y) $15.0 million (with respect to the Neiman Marcus parcel) or $10.0 million (with respect to the Nordstrom parcel) and that, post-release, the debt yield for the remaining portion of The Westchester Property is at least equal to the greater of (x) 10.6% and (y) the debt yield for The Westchester Property for the 12 months prior to the last calendar quarter-end preceding the date of release. If the borrower has released either the Neiman Marcus premises or the Nordstrom premises, the borrower can request the

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LOAN #8: THE WESTCHESTER

release of the other of such premises, but such release will be subject to the lender’s prior written consent in its sole discretion. If the release parcel is conveyed to an affiliate of the borrower, the borrower must also satisfy the following conditions: (a) deliver to the lender of an officer’s certificate of the borrower confirming that the intended primary use(s) of the release parcel will not be exclusively for retail purposes (however, complementary retail uses will be permissible in support of the primary use(s)), (b) to the extent existing tenants of The Westchester Property are proposed to be relocated to the release parcel, the borrower has entered into fully-executed replacement leases with replacement tenants that, when taken collectively, are of comparable credit quality and on comparable rental terms with the existing tenants, (c) such release will not be have a material adverse effect on the value of The Westchester Property, the business operations or financial condition of the borrower or the borrower’s ability to repay the debt, and (d) provision of a copy of the then-current rent roll and leasing plan for The Westchester Property and, if applicable, the release parcel.

■	Air Rights Lease. The collateral for The Westchester Whole Loan includes a leasehold interest (the “Leasehold”) in an air rights parcel for a portion of The Westchester Property. The Leasehold was granted by the City of White Plains to the original property owner on December 30, 1992. The portion of The Westchester Property subject to the Leasehold contains inline stores and parking spaces, and is situated just west of the Nordstrom building, straddling Paulding Street. The original property owner paid the full rent of $87,500 for the entire 99-year lease term at execution of the lease and there are no annual rent payments remaining through the expiration date of December 30, 2091. The borrower is required to pays all taxes and utilities on any improvements constructed on the air rights parcel. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

■	Current Mezzanine or Subordinate Indebtedness. In addition to The Westchester Senior Notes, The Westchester Property is also collateral for The Westchester Subordinate Note which has an aggregate Cut-off Date principal balance of $57,000,000. The other The Westchester Senior Notes and The Westchester Subordinate Note accrues interest at the same rate as The Westchester Whole Loan. The Westchester Subordinate Note is coterminous with The Westchester Senior Notes. The Cut-off Date Loan / SF, Cut-off Date LTV, UW NOI DSCR, UW NCF DSCR, UW NOI Debt Yield and UW NCF Debt Yield based on the entire The Westchester Whole Loan are $494, 61.8%, 3.21x, 3.10x, 10.6%, and 10.2% respectively. See “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced AB Whole Loans – The Westchester Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The Westchester Whole Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by such loan document may not exclude terrorism coverage. The Westchester Whole Loan documents require business interruption coverage in an amount equal to 100% of the projected gross income for The Westchester Property until the completion of restoration or the expiration of 24-months, with a 365-day extended period of indemnity. Terrorism coverage is provided with a $1,000,000,000 limit applying per occurrence and reinstating after every loss. The terrorism deductible is $100,000. As per The Westchester Whole Loan documents, so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of The Westchester Property (plus business income or rental income insurance coverage for a term set forth in The Westchester Whole Loan documents). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower will be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of The Westchester Property and business income or rental income insurance required hereunder on a stand alone-basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business income or rental income insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, such insurance may not have a deductible in excess of $500,000.

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LOAN #9: MARINA PACIFICA

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LOAN #9: MARINA PACIFICA

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LOAN #9: MARINA PACIFICA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties		1	Loan Seller		3650 REIT
Location (City/State)		Long Beach, California	Cut-off Date Balance		$33,104,772
Property Type		Retail	Cut-off Date Balance per SF		$111.38
Size (SF)		297,227	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 8/31/2021(1)		96.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 8/31/2021(1)		96.6%	Type of Security		Leasehold
Year Built / Latest Renovation		1976 / 1996	Mortgage Rate		3.80000%
Appraised Value		$97,000,000	Original Term to Maturity (Months)		86
Appraisal Date		5/29/2021	Original Amortization Term (Months)		120
Borrower Sponsors	Abraham Lerner (a/k/a Avi Lerner), Christopher Ellis		Original Interest Only Period (Months)		0
Property Management	NewMark Merrill Companies, Inc.		First Payment Date		11/5/2021
			Maturity Date		12/5/2028

Underwritten Revenues		$9,475,109
Underwritten Expenses		$3,149,741	Escrows(2)
Underwritten Net Operating Income (NOI)		$6,325,367		Upfront	Monthly
Underwritten Net Cash Flow (NCF)		$5,956,806	Taxes	$507,312	$61,567
Cut-off Date LTV Ratio		34.1%	Insurance	$0	Springing
Maturity Date LTV Ratio		11.2%	Replacement Reserve (3)	$0	$5,945
DSCR Based on Underwritten NOI / NCF		1.58x / 1.48x	TI/LC (4)	$0	$24,769
Debt Yield Based on Underwritten NOI / NCF		19.1% / 18.0%	Other (5)	$984,040	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,330,000	99.7%	Loan Payoff	$28,716,352	85.9%
Other Sources	110,000	0.3	Principal Equity Distribution	2,340,316	7.0
			Upfront Reserves	1,491,352	4.5
			Closing Costs	891,980	2.7
Total Sources	$33,440,000	100.0%	Total Uses	$33,440,000	100.0%

(1)	LA Fitness is leased, but not in occupancy.

(2)	See “—Escrows” below.

(3)	The Replacement Reserve is capped at $178,175.

(4)	The TI/LC Reserve is capped at $1,484,790.

(5)	Other Upfront Reserves represent a Ground Rent Reserve of $225,000, capped at $225,000 and a Rent Replication Reserve of $759,040, capped at $759,040.

■	The Mortgage Loan. The Marina Pacifica mortgage loan (the “Marina Pacifica Loan”) is secured by a first mortgage encumbering the borrower’s leasehold interest in a retail shopping center located in Long Beach, Los Angeles County, California (the “Marina Pacifica Property”). The Marina Pacifica Loan is evidenced by a promissory note with an original principal balance of $33,330,000 and represents approximately 3.6% of the Initial Pool Balance. The Marina Pacifica Loan, which accrues interest at a fixed rate of 3.80000% per annum, was originated by 3650 REIT on September 20, 2021. The proceeds of the Marina Pacifica Loan were used to refinance the existing debt, fund upfront reserves, pay origination costs and return equity to the borrower sponsors. The Marina Pacifica Loan had an initial term of 86 months and a remaining term of 85 months as of the Cut-off Date. The 86-month term of the Marina Pacifica Loan was established to ensure that the ground leases would have a remaining term of over ten years after the Marina Pacifica Loan’s stated maturity date.

Voluntary prepayment of the Marina Pacifica Mortgage Loan is prohibited on or prior to September 4, 2028, to avoid the obligation to pay applicable yield maintenance premium.  The borrower has the option to prepay the entire Marina Pacifica Mortgage Loan in whole (and not in part), together with applicable yield maintenance premium, after the earlier to occur of (i) September 20, 2024 and (ii) two years after the Closing Date.

The Marina Pacifica Property is currently subject to two ground lease agreements that encompass the entire leasehold interest, each of which had an initial term of 65 years. The underlying ground leases both have remaining initial base terms of 17 years and four months, and both expire on March 19, 2039. Although, there are no ground lease extension options, the ground leases provide that within a period of one year commencing on the termination of the full lease term of both ground leases (March 19, 2039), the lessor will not lease or rent the ground leased premises to any person or other entity other than lessee until the lessor has first offered to lease the premises to the lessee on the same terms and conditions and the lessee has rejected such offer. The ground lease rent is structured with two components: in addition to minimum rent in the amount of $120,000.00 per year for one ground lease and $30,000.00 per year for the other ground lease, each paid in 12 equal monthly installments, percentage rent is due under each ground lease in an amount equal to the amount by which 6% of all gross receipts of the ground lessee exceeds such month’s applicable minimum rent for such ground lease.

At the December 2028 maturity date, if the borrower sponsors do not pay off the Marina Pacifica Loan in full, the lender will sweep excess cash to pay down the remaining balance at maturity. Using the appraiser’s seven-year DCF projection, which incorporates contractual lease rent escalations, the excess cash flow would fully pay off the Marina Pacifica Loan by June 2030. Based on the lender’s in-place underwritten cash flow, the excess cash flow would fully pay off the Marina Pacifica Loan by October 2030.

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LOAN #9: MARINA PACIFICA

■	The Mortgaged Property. The Marina Pacifica Property is a 297,227 SF grocery-anchored retail shopping center located 1.7 miles north of Seal Beach in a densely populated, affluent suburban area of Long Beach, approximately 30 miles south of downtown Los Angeles. The Marina Pacifica Property has 1,520 feet of primary road frontage on Pacific Coast Highway.

The Marina Pacifica Property consists of 11 one- and two-story buildings situated on approximately 21.02 acres. The majority of the Marina Pacifica Property was originally built in 1976. Shortly after the borrower sponsors acquired the leasehold interest in the Marina Pacifica Property in 1995, the borrower sponsors demolished the then existing mall and reconfigured the current open-air center.

The Marina Pacifica Property is physically 98.8% leased and occupied by 30 tenants inclusive of Ralphs Grocery and Nordstrom Rack, though it is underwritten as 96.6% occupied with two month-to-month shop tenants treated as vacant. A total of 1,379 parking spaces (surface and below-grade) result in a parking ratio of 4.64 spaces per 1,000 SF of NRA. Ingress and egress at the Marina Pacifica Property is at Pacific Coast Highway (having estimated traffic of 43,000 vehicles per day on its east side) and 2nd Street (having estimated traffic of 42,434 vehicles per day on its south side), both primary arterials. The three-mile population and median household income are 131,586 and $81,548, respectively.

The tenant roster at the Marina Pacifica Property includes anchor tenants such as: Ralphs Grocery (Kroger’s largest subsidiary, 45,695 SF, 15.4% NRA, 18.1% UW Base Rent, LXD 9/30/2029), American Multi-Cinema (“AMC”) (44,107 SF, 14.8% NRA, 16.3% UW Base Rent, LXD 1/31/27), and Nordstrom Rack (24,080 SF, 8.1% NRA, 11.8% UW Base Rent, LXD 9/30/25). Junior anchor tenants include Howard’s Appliances (22,457 SF, 7.6% NRA, 2.4% UW Base Rent, LXD 6/30/2030) and Ulta Salon (10,025 SF, 3.4% NRA, 4.4% UW Base Rent, LXD 2/29/28). The remainder of the tenant spaces consist of restaurants (35,189 SF), Barnes & Noble Bookstore (30,023 SF), in-line retailers (28,983 SF), boat slips (800 SF) and the management office (700 SF).

Anchor Leases - Historical Reported Sales(1)

	2015	PSF	2016	PSF	2017	PSF	2018	PSF	2019	PSF	2020	PSF
Barnes & Noble	$5,291,154	176	4,957,129	165	4,741,667	158	4,550,397	152	4,178,996	139	2,911,152	97
YOY Change					-4%		-4%		-8%		-30%
Nordstrom Rack	-	-	-	-	-	-	14,789,368	614	13,385,246	556	6,957,820	289
YOY Change									-9%		-48%
Ralphs	42,407,892	928	44,385,446	971	44,307,619	970	43,744,600	957	42,962,080	940	52,599,033	1,151
YOY Change			5%		0%		-1%		-2%		22%
AMC	7,654,767	174	5,863,125	133	7,516,445	170	9,738,941	221	9,508,385	216	1,672,585	38
YOY Change			-23%		28%		30%		-2%		-82%

(1)	Source: Third party market provider

There is potential (not underwritten) additional income as a regional, restaurant tenant submitted a letter of intent in August 2021, for an 18-year lease on a 13,000 SF pad in which the tenant would be responsible for all costs of ground-up construction of the building without a borrower sponsor-provided tenant improvement allowance.

Major Tenants.

Ralphs Grocery: For the year ended December 2020, Ralphs generated approximately $52.6 million ($1,151 per SF) in gross sales, corresponding to a 3.1% occupancy cost inclusive of expense reimbursements. According to a third-party retail consultant, pre COVID-19 company-wide average sales were approximately $650 per SF.

AMC: On March 18, 2020, all AMC theaters were closed nationwide due to the COVID-19 pandemic. The AMC theatre at the Marina Pacifica Property re-opened in mid-March 2021, and the tenant resumed full rent payment on April 1, 2021. While the AMC Theatre at the Marina Pacifica Property was closed much of 2020, it reported sales of approximately $791,000 per screen in 2019 (30.0% higher than the company average). In October 2020, the most proximate competitor, the six-screen UA Regal Long Beach located at the Marketplace Long Beach (0.8 miles from the Marina Pacifica Property), announced that it will not be reopening.

Nordstrom Rack: Nordstrom reported sales of $556 per SF in 2019. While 2020 sales at the Marina Pacifica Property dropped 48% (the COVID-19 pandemic forced Nordstrom stores nationwide to shut down for weeks), Nordstrom reported that 2020 online sales grew from 33% to 50% of total sales. Nordstrom finance chief Anne Bramman told Fortune Magazine (2/4/21) that while the increase in online sales was expected to continue, the company believes that its stores and

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LOAN #9: MARINA PACIFICA

e-commerce work hand in hand to better serve customers with order pickup, faster delivery, browsing, and sustaining the overall brand image. Nordstrom Rack has been a tenant at the Marina Pacifica Property since 2015.

COVID-19 Update. As of October 15, 2021, the Marina Pacifica Property is open and operating and is not subject to any forbearance, modification or debt service relief request. The Marina Pacifica Property is physically 98.8% leased excluding two month-to-month tenants underwritten as vacant. The first payment date for the Marina Pacifica Loan is November 5, 2021. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the major tenants at the Marina Pacifica Property:

Ten Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant NRA	% of NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Ralphs Grocery	NR / NR / NR	45,695	15.4%	$1,316,031	18.1%	$28.80	9/30/2029	1, 10-year option
American Multi-Cinema	NR / NR / NR	44,107	14.8	1,190,889	16.3	$27.00	1/31/2027	2, 5-year options
Nordstrom Rack	BBB- / Ba1 / BB+	24,080	8.1	860,145	11.8	$35.72	9/30/2025	Various(5)
LA Fitness(3)	NR / NR / NR	33,987	11.4	502,636	6.9	$14.79	3/18/2039	1, 5-year option
Acapulco Restaurant	NR / NR / NR	12,560	4.2	413,601	5.7	$32.93	8/31/2025	1, 5-year option
Ulta Salon	NR / NR / NR	10,025	3.4	320,800	4.4	$32.00	2/29/2028	Various(6)
Tantalum	NR / NR / NR	10,307	3.5	320,643	4.4	$31.11	3/18/2039	1, 5-year option
Sit N Sleep, Inc	NR / NR / NR	8,575	2.9	318,669	4.4	$37.16	11/30/2023	2, 5-year options
Barnes & Noble Bookstore	NR / NR / NR	30,023	10.1	300,000	4.1	$9.99	7/31/2024	None
Buffalo Wild Wings	NR / NR / NR	7,056	2.4	269,751	3.7	$38.23	9/30/2022	2, 5-year options
Ten Largest Tenants		226,415	76.2%	$5,813,165	79.7%	$25.67
Remaining Tenants(4)		60,623	20.4	1,476,103	20.3	$24.35
Vacant Space		10,189	3.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		297,227	100.0%	$7,289,269	100.0%	$25.39

(1)	Based on the underwritten rent roll dated August 31, 2021.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	LA Fitness is leased, but not in occupancy.

(4)	Excludes two MTM tenants underwritten as vacant.

(5)	Nordstrom Rack renewal extension options include 2, 5-year options or 1, 4-year option.

(6)	Ulta Salon renewal extension options include 1, 5-year option or 1, 6-year option.

The following table presents certain information relating to the lease rollover schedule at the Marina Pacifica Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31(3)	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	770	0.3%	0.3%	$25,708	0.4%	$33.39	1
2021	0	0.0	0.3%	0	0.0	0.00	0
2022	9,465	3.2	3.4%	402,037	5.5	42.48	3
2023	15,897	5.3	8.8%	512,810	7.0	32.26	4
2024	33,675	11.3	20.1%	454,226	6.2	13.49	4
2025	36,642	12.3	32.4%	1,349,183	18.5	36.82	4
2026	3,039	1.0	33.5%	68,410	0.9	22.51	1
2027	44,107	14.8	48.3%	1,190,889	16.3	27.00	1
2028	10,025	3.4	51.7%	320,800	4.4	32.00	1
2029	50,961	17.1	68.8%	1,470,531	20.2	28.86	2
2030	24,060	8.1	76.9%	266,591	3.7	11.08	2
2031	9,424	3.2	80.1%	197,904	2.7	21.00	1
2032 & Thereafter(4)	48,973	16.5	96.6%	1,030,179	14.1	21.04	4
Vacant	10,189	3.4	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	297,227	100.0%		$7,289,269	100.0%	$25.39	28

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this expiration schedule.

(2)	Based on the underwritten rent roll dated August 31, 2021.

(3)	Excludes two MTM tenants underwritten as vacant.

(4)	2032 & Thereafter includes 700 SF of management office with no base rent.

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LOAN #9: MARINA PACIFICA

The following table presents certain information relating to historical leasing at the Marina Pacifica Property:

Historical Leased %(1)

2019	2020	As of 8/31/2021(2)(3)
84.9%	83.6%	96.6%

(1)	Based on average monthly occupancy per borrower.

(2)	Based on the underwritten rent roll dated August 31, 2021.

(3)	LA Fitness is leased, but not in occupancy.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Marina Pacifica Property:

Cash Flow Analysis(1)

	2019	2020	TTM 5/2021	Underwritten	Underwritten $ per SF
Base Rent(2)	$6,687,106	$5,276,100	$5,098,650	$7,289,269	$24.52
Percentage Rent	232,685	114,497	159,787	159,787	0.54
Rent Steps	0	0	0	112,018	0.38
Other Income	41,293	8,618	5,450	5,400	0.02
Vacancy Gross Up	0	0	0	196,551	0.66
Total Reimbursements	1,636,481	1,663,449	1,660,838	2,099,966	7.07
Gross Potential Rent	$8,597,566	$7,062,664	$6,924,725	$9,862,990	$33.18

Vacancy & Credit Loss	0	0	0	(387,881)	(1.30)
Effective Gross Income	$8,597,566	$7,062,664	$6,924,725	$9,475,109	$31.88

Real Estate Taxes	643,844	663,424	667,174	738,804	2.49
Insurance	192,328	190,029	205,074	99,192	0.33
Management Fee	228,000	228,000	228,000	284,253	0.96
Other Operating Expenses	1,793,081	1,219,177	1,392,523	2,027,492	6.82
Total Expenses	$2,857,253	$2,300,631	$2,492,772	$3,149,741	$10.60

Net Operating Income	$5,740,313	$4,762,033	$4,431,953	$6,325,367	$21.28
Replacement Reserves	0	0	0	71,334	0.24
TI/LC	5,026	70,227	61,530	297,227	1.00
Net Cash Flow	$5,735,287	$4,691,806	$4,370,423	$5,956,806	$20.04

Occupancy(3)	84.9%	83.6%	96.6%(4)	95.0%(5)
NOI Debt Yield	17.3%	14.4%	13.4%	19.1%
NCF DSCR	1.43x	1.17x	1.09x	1.48x

(1)	Based on the underwritten rent roll dated August 31, 2021.

(2)	2020 and TTM 5/2021 base rent decreased due to COVID-related rent relief to tenants including American Multi-Cinema and Nordstrom Rack, among others.

(3)	LA Fitness is leased, but not in occupancy.

(4)	TTM occupancy based on August 31, 2021.

(5)	Underwritten occupancy based on economic occupancy.

■	Appraisal. According to the appraisal, the Marina Pacifica Property had an “as-is” appraised value of $97,000,000 as of May 29, 2021.

■	Environmental Matters. According to the Phase I environmental report dated as of June 1, 2021, there are no recognized environmental conditions or recommendations for further action at the Marina Pacifica Property.

The Phase I report reviewed historic oil field operations which ceased operation at the Marina Pacifica Property in 1973 and were the subject of investigation and remediation of contaminated soils. Regulatory closure was obtained in a no further action letter issued by the Los Angeles Regional Water Quality Control Board on April 21, 1995.

■	Property Condition Assessment. The property condition assessment report found the Marina Pacifica Property to be in good condition and concluded to an inflated replacement reserve of $856,363 ($0.24 per SF per year) over 12-years. No fire and life safety repairs were recommended.

■	Seismic Assessment. According to the seismic report dated May 28, 2021, the modified PML for the Marina Pacifica Property estimated for an earthquake with a 475-year return period (10% chance of exceedance in a 50-year exposure period, which the consultant notes is the most commonly used assumption for bank lenders) is 11%.

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LOAN #9: MARINA PACIFICA

■	Market Overview and Competition. The Marina Pacifica Property is located within the Greater Los Angeles, California retail market (as defined by appraiser), which contains approximately 132.9 million SF of inventory. While the retail market has been affected by the coronavirus, the market vacancy has remained low.

The Long Beach: Suburban retail submarket is located within the Greater Los Angeles retail market approximately 6 miles southwest of downtown Long Beach and 30 miles south of the Los Angeles Coliseum. It contains approximately 12.28 million SF of retail space with a Q1 2021 occupancy rate of 92.6%. The Marina Pacifica Property’s neighborhood is densely populated. The appraiser observed that relative to Los Angeles County as a whole, the neighborhood is mostly populated by upper-middle to upper income residents.

Demographic Summary(1)

	1-Mile	3-Mile	5-Mile
Population	15,308	131,586	371,039
Households (HH)	7,844	60,303	147,109
Med. HH Income	$112,524	$81,548	$74,675
Population Growth (2020-25)	0.03%	0.08%	0.26%
Median Home Value(2)	$1,045,893	$779,539	$735,934

(1)	Source: Appraisal, Reference data is for 2020.

(2)	Source: Third party market provider.

Long Beach is served by multiple freeways (Interstates 110, 710, 605 and 405), resulting, in the opinion of the a third-party market provider, in above-average regional freeway access. Public transportation within the city of Long Beach is considered good. The city operates a full-service bus line and there is a local trolley system. The Long Beach-Los Angeles Rail Transit project (part of MetroRail) has nine stations serving the Long Beach area. Known as the Blue Line, this rail line provides direct access to and from downtown Los Angeles. The Long Beach Municipal Airport is a 5-mile (15-minute) drive from the Property. Owned and operated by the city of Long Beach, America West, American and JetBlue Airlines currently fly out of the Long Beach Airport.

The appraiser identified retail lease comparables at seven locations and determined a stabilized occupancy rate of 96.0% for the Marina Pacifica Property which is currently 98.8% leased to 30 tenants (two month-to-month tenants underwritten as vacant). The appraiser determined market rent at the Marina Pacifica Property is $28.66 (triple net) and contract rent at the Marina Pacifica Property is $26.69 (per appraisal).

Marina Pacifica – Lease Comps (1)
Property	Address	Built/Renovated	Occ.	SF	Tenant	SF	Lease Date	Term	Rent	Type
2nd & PCH	6200 East Pacific Coast Highway Long Beach, CA 90803	2019	99%	218,921	San Lorenzo	1,526	20-Aug	5	$35.40	NNN
Long Beach Marketplace	SEC 2nd Street & Pacific Coast Highway Long Beach, CA 90803	1976	77%	223,763	Laser Aesthetics	1,261	20-Dec	5	$48.00	NNN
Town Center East	SEC Willow Street and Cherry Avenue Signal Hill, CA 90801	1995	100%	154,750	Supercuts	1,109	19-Jun	5	$49.92	NNN
Long Beach Towne Center	7691 Carson Street Long Beach, CA 90808	1999	96%	1,369,486	Massage Envy	3,500	20-Nov	5	$40.92	NNN
North Los Altos Shopping Center	NEC Bellflower Boulevard/Stearns St. Long Beach, CA 90815	1964	95%	349,963	D’Vine Express	1,200	21-Feb	8	$39.00	NNN
Shops At Rossmoor	12071-12541 Seal Beach Blvd Seal Beach, CA 90740	1960 / 2007	92%	433,746	Fidelity Investments	1,899	20-Mar	7	$36.00	NNN
Marina Village Shopping Center	5812-5942 Edinger Avenue Huntington Beach, CA 92647	1964/1996	98%	148,769	Marlin Bar & Grill	3,300	21-Mar	5	$21.94	NNN
Wtd. Avg.				414,200		1,971		5.7	$36.30
Marina Pacifica(2)(3)	6290 East Pacific Coast Highway	1976 / 1996	96.6%	297,227				7.2	$25.39

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 31, 2021.

(3)	LA Fitness is leased, but not in occupancy.

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LOAN #9: MARINA PACIFICA

Marina Pacifica - Comparable Sales (1)
Property	Address	Date	Built	SF	Value	PSF	Occ.	PSF	Cap Rate
Long Beach Marketplace	SEC of Pacific Coast Highway & 2nd Street Long Beach, CA 90803	20-Feb	1997	184,528	$67,000,000	$363	70%	$19.72	5.43%
Town Center East	SEC Willow Street and Cherry Avenue Signal Hill, CA 90801	19-Sep	1995	154,750	$61,000,000	$394	98%	$25.07	6.36%
Marina Shopping Center	4542-4800 E. Pacific Coast Highway Long Beach, CA 90804	19-Sep	1959	115,000	$49,065,000	$427	95%	$23.48	5.50%
Vista Village	235-401 Vista Village Drive Vista, CA 92083	19-Mar	2003	195,009	$66,200,000	$339	100%	$21.78	6.42%
San Dimas Marketplace	802-870, 840-860 West Arrow Highway San Dimas, CA 91773	18-Dec	1996	154,000	$46,600,000	$303	99%	$19.37	6.40%
Edinger Plaza	7490-7664 Edinger Avenue Huntington Beach, CA 92647	18-Sep	1963	155,275	$65,500,000	$422	99%	$24.72	5.86%
The Promenade at Downey	8801-8998 Apollo Way, 9001 Apollo Street 12214 Lakewood Boulevard, Downey, CA 90242	18-Sep	2016	448,437	$172,000,000	$384	94%	$23.13	5.74%
Gateway Towne Center	Artesia 91 Freeway & Alameda Compton, CA	18-Mar	2007	281,000	$86,000,000	$306	100%	$18.15	5.93%
Wtd. Avg.				211,000	$76,670,625	$363	94.4%	$21.78	5.93%
Marina Pacifica(2)(3)				297,227	$97,000,000	$326	96.6%	$21.28	6.25%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 31, 2021.

(3)	LA Fitness is leased, but not in occupancy.

■	The Borrower. The borrower is Marina Pacifica LLC, a California limited liability company, a special purpose, bankruptcy-remote entity with one independent director. Abraham Lerner (aka Avi Lerner) and Christopher Ellis are the borrower sponsors and the related non-recourse carveout guarantors (the “Guarantors”). The four trusts that share the ownership interest are controlled by Christopher Ellis (25%), Manfred Simchowitz (50%) and Abraham Lerner (25%). The borrower sponsors are experienced real estate investors with expertise in the acquisition, re-development and management of retail properties and shopping centers. The borrower sponsors purchased, re-developed and re-tenanted the Marina Pacifica Property in its early years post-acquisition and have actively managed it ever since.

Abraham Lerner has 35+ years of real estate experience and served as the principal of both the Trident Group and Oldham Estates. Mr. Lerner has developed, acquired, and managed over 1.3 million square feet of retail space, including the re-development of the Century City Shopping Center (760,000 SF) and development of the Beverly Connection, a (324,000 SF) anchored power center in Beverly Grove (Target, Marshall’s, TJ Maxx, Ross Dress for Less, Saks Off Fifth, Old Navy), in the Mid-City West area of Los Angeles.

Christopher Ellis was the managing partner of Richard Ellis (which later became the Yarmouth Group). Mr. Ellis has over 46 years of real estate experience during which time he was responsible for the acquisition and management of over 5.0 million square feet of retail properties located primarily in California.

■	Property Management. The Marina Pacifica Property is managed by NewMark Merrill Companies, Inc.

■	Escrows. At loan origination, the borrower deposited (i) an upfront tax reserve of $507,312, (ii) an upfront ground rent reserve of $225,000 and (iii) an upfront rent replication reserve of $759,040.

Tax Reserve - A tax escrow is required to be maintained by a monthly deposit by the borrower of 1/12th of the annual taxes as estimated by the lender (initially $61,567 on a monthly basis).

Insurance Reserve – Upon failure of the insurance escrow waiver conditions, an insurance escrow is required to be maintained by a monthly deposit by the borrower of 1/12th of the annual insurance premium as estimated by the lender ($8,266).

Replacement Reserve - The Marina Pacifica Loan is structured with an ongoing replacement reserve of $0.24 per SF (on an annual basis) or $5,945 monthly, consistent with the property condition report recommendation. The ongoing replacement reserve is capped at $178,175 (30 months).

Rollover Reserve - The borrower is required to deposit into a tenant improvement and leasing commission reserve on a monthly basis $24,769 ($297,228 annually or $1.00 per SF per year). Monthly deposits into the reserve will be suspended once the rollover reserve balance reaches $1,484,790.

LA Fitness Rent Replication Reserve - The lender is reserving one year of rent for LA Fitness in a self-replenishing rent replication reserve. The LA Fitness rent will be paid monthly from this reserve until such time as the tenant commences rent payments. The LA Fitness rent replication reserve is capped at $759,040.

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LOAN #9: MARINA PACIFICA

Ground Rent Reserve - The lender collected an upfront replenishing reserve equal to $225,000. The Lender directly remits the ground rent payment to the ground lessor from this reserve. The ground rent reserve is capped at $225,000.

■	Lockbox and Cash Management. The Marina Pacifica Loan is structured with a hard lockbox and in-place cash management. During the continuance of a Cash Trap Event Period (defined below), following application of all amounts on deposit in the cash management account being applied to pay debt service, fund required reserves and pay operating expenses, all remaining amounts will be deposited in the excess cash flow reserve account and held as additional collateral for the Marina Pacifica Loan (provided, however, to the extent such Cash Trap Event Period is continuing solely due to a Lease Sweep Period, such amounts will instead be deposited into a lease sweep reserve to be disbursed in accordance with the terms of the Marina Pacifica Loan documents).

A “Cash Trap Event Period” (a) commences upon the earlier of (i) the occurrence and continuance of an event of default, (ii) the debt yield being less than 14.25%, or (iii) the commencement of a Lease Sweep Period (as defined below) and (b) expires (x) with regard to any Cash Trap Event Period commenced in connection with clause (i) above, upon the lender’s acceptance of the cure (if applicable) of such event of default, (y) with regard to any Cash Trap Event Period commenced in connection with clause (ii) above, upon the date that the debt yield is equal to or greater than 14.50% for two (2) consecutive calendar quarters or (z) with regard to any Cash Trap Event Period commenced in connection with clause (iii) above, such Lease Sweep Period has ended pursuant to the terms hereof (provided that, in each instance, no other Cash Trap Event Period has occurred and is continuing during and at the time of the expiration of such period).

A “Lease Sweep Lease” means (i) each of (a) the AMC lease, (b) the LA Fitness lease, (c) the Nordstrom Rack lease and (d) the Ralphs lease or (ii) any renewal or replacement lease of any of the foregoing with respect to all or a portion of the applicable lease sweep space that constitutes a qualified lease under the Marina Pacifica Loan documents.

A “Lease Sweep Period” will commence on the first monthly payment date following the occurrence of any of the following: (a) with respect to each Lease Sweep Lease, the earlier to occur of: (1) twelve (12) months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease; (2) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); and (3) the date that any tenant under a Lease Sweep Lease gives notice of its intention not to renew or extend its Lease Sweep Lease (unless the stated expiration date of the term of the Lease Sweep Lease is more than twelve (12) months after the maturity date); (b) the receipt by the borrower or manager of notice from any tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease; (c) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (d) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) in its Lease Sweep Space at the Marina Pacifica Property (or any material portion thereof) or vacates or ceases occupying its Lease Sweep Space at the Marina Pacifica Property (or any material portion thereof) or gives notice that it intends to do any of the foregoing; (e) upon a monetary default or a material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; (f) with respect to the AMC lease or the LA Fitness lease, the occurrence of a lease sweep tenant party insolvency proceeding, but only to the extent that AMC or LA Fitness (as applicable) has failed to make any payment of rent in accordance with the terms of the applicable Lease Sweep Lease during the continuance of such lease sweep tenant party insolvency proceeding; (g) with respect to any Lease Sweep Lease other than the AMC lease or the LA Fitness lease, the occurrence of a lease sweep tenant party insolvency proceeding.

A Lease Sweep Period will end upon the first to occur of the following: (A) in the case of clauses (a), (b), (c), and (d) above, upon the occurrence of an Acceptable Lease Sweep Lease Event; (B) in the case of clause (b) above, if such termination option is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date specified in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the related tenant; (C) in the case of clause (d) above, the applicable tenant under the Lease Sweep Lease has re-commenced operations at its Lease Sweep Space at the Marina Pacifica Property during normal business hours, in accordance with the terms of its Lease Sweep Lease, for a period of six (6) consecutive months following such cure; (D) in the case of clause (e) above, the date on which the subject default has been cured, and no other monetary default or material non-monetary default under such Lease Sweep Lease occurs for a period of six (6) consecutive months following such cure; and (E)

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LOAN #9: MARINA PACIFICA

in the case of clause (f) and (g) above, either (a) the applicable lease sweep tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

An “Acceptable Lease Sweep Lease Event” means the entirety of the lease sweep space is leased pursuant to one or more qualified leases as set forth in the Marina Pacifica Loan documents and each of the following conditions has been satisfied: the borrower has delivered to the lender (A) an officer’s certificate attaching a complete copy of such qualified lease(s) and confirming the same to be a true, correct and complete copy thereof, and confirming that: (1) the applicable tenant(s) have accepted possession of the premises demised under such qualified lease(s), (2) the applicable tenant(s) are in occupancy of all of the space demised under such qualified lease(s) and are open for business and paying regularly scheduled payments of base rent in accordance with the qualified lease(s) without right of abatement, offset or credit and any free rent periods, if any, have expired, (3) the applicable tenant(s) (or its corporate parent(s)) is/are not the subject of a bankruptcy action, (4) that the tenant improvements described in such qualified Lease(s) have been constructed in accordance with the plans and specifications therefor and have been accepted by the applicable tenant(s), (5) that all construction costs, have been paid in full or reserved for pursuant to the Marina Pacifica Loan documents, (6) all contingencies under all such qualified Lease(s) to the effectiveness of such qualified lease(s) have been satisfied, and (7) all leasing commissions payable in connection with any such qualified lease(s) have been paid in full and all tenant improvement obligations, or allowances, concessions or rebates or other landlord obligations of an inducement nature have been completed and paid in full; and (B) at the lender’s option, a tenant estoppel certificate from the applicable tenant(s) which will be in form and substance reasonably satisfactory to the lender confirming the conditions set forth in clauses (1) through and including (7) above have been satisfied.

■	Ground Lease Agreements. The Marina Pacifica Property is currently subject to two ground lease agreements. The underlying ground leases both have terms that expire on March 19, 2039. As to each of the ground leases, the ground lessor is ABP Parcel 8, LLC, and the ground lessee is Marina Pacifica LLC. In addition to minimum rent in the amount of $120,000.00 per year for one ground lease and $30,000.00 per year for the other ground lease, each paid in 12 equal monthly installments, percentage rent is due under each ground lease in an amount equal to the amount by which 6% of all gross receipts of ground lessee exceeds such month’s applicable minimum rent for such ground lease.

The borrower sponsors have recently demonstrated their ability to execute new leases and renewals which require substantial investment from the tenants, even as the remaining term under the related ground leases has continued to run down.

-	AMC has upgraded its space at the Marina Pacifica Property location twice - first, building six new stadium seating auditoriums and, most recently, a renovation in 2016 (reportedly at a cost of $2-$4 million) in which the tenant added two on-site bars to serve alcohol in addition to leather reclining seats and an updated sound system.

-	LA Fitness’ third lease amendment (dated July 2021) does not require the borrower sponsors to provide LA Fitness with a tenant improvement allowance, therefore LA Fitness is required to pay 100% of costs associated with the buildout. The LA Fitness lease term is co-terminus with the maturity date of the ground lease.

-	BJ’s Restaurant & Brewhouse recently (August 2021) provided a letter of intent for an 18-year lease on a 13,000 SF pad on the Marina Pacifica Property in which the borrower sponsors would not provide a tenant improvement allowance and the tenant would be responsible for all costs of ground-up construction of the building.

■	Ground Lease Estoppel: The lender obtained ground lease estoppels that provide that the ground lessor is required to give the lender notices of any default under the ground leases and an opportunity to cure same, however the ground lease estoppels do not provide that a notice of default is not effective against the lender unless the lender receives such notice; however, the ground leases themselves require the ground lessor to provide the lender with notice of default prior to commencing any termination action with respect thereto. In addition, although the ground lease estoppels provide that the related ground leases may not be modified, amended or otherwise changed without the prior written approval of the lender, the ground lease estoppels do not provide that the ground leases may not be cancelled or terminated without the lender’s consent, but note that the ground lease estoppels require, in the event of any termination (including, without limitation, lender’s failure to cure a borrower default under the ground lease) or rejection of the related ground lease, that the ground lessor must notify lender of same and offer lender a new ground lease on the same terms and conditions then contained in the related ground lease (except that such new ground lease must omit the below-described right of first refusal). As further protection for the leasehold interest securing the Marina Pacifica Loan, there will be a document recorded on title which contains, among other things, the following statement:

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LOAN #9: MARINA PACIFICA

“Lessor and Lessee acknowledge that Lender has the right to obtain new ground leases (each, a “New Ground Lease”) in accordance with the terms and provisions of those certain ground lessor agreement and estoppel certificates dated as of September 2, 2021. In addition, the parties hereto agree that any future mortgage or deed of trust encumbering the lessor’s fee interest in the premises will be subject and subordinate in all respects to the ground leases, any new ground lease and the deed of trust.”

■	Right of First Refusal: The ground leases provide that within a period of one year commencing on the termination of the full lease term of both ground leases (March 19, 2039), the lessor will not lease or rent the ground leased premises to any person or other entity other than lessee until the lessor has first offered to lease the premises to the lessee on the same terms and conditions and the lessee has rejected such offer.

■	Permitted Release: Not permitted.

■	Permitted Future Mezzanine or Subordinate Indebtedness: Not Permitted.

■	Current Mezzanine or Subordinate Indebtedness: None.

■	Terrorism Insurance. The Marina Pacifica Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by such loan documents may not exclude terrorism coverage. The Marina Pacifica documents require business interruption coverage in an amount equal to 100% of the projected gross income for the Marina Pacifica Property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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loan #10: PATEWOOD CORPORATE CENTER

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loan #10: PATEWOOD CORPORATE CENTER

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loan #10: PATEWOOD CORPORATE CENTER

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1			Loan Seller	3650 REIT
Location (City/State)	Greenville, South Carolina			Cut-off Date Balance	$30,000,000
Property Type	Office			Cut-off Date Balance per SF (1)	$153.15
Size (SF)	447,282			Percentage of Initial Pool Balance	3.3%
Total Occupancy as of 4/30/2021	89.8%			Number of Related Mortgage Loans	None
Owned Occupancy as of 4/30/2021	89.8%			Type of Security	Fee
Year Built / Latest Renovation	1985-1998 / 1998-2017			Mortgage Rate	4.13000%
Appraised Value	$111,300,000			Original Term to Maturity (Months)	84
Appraisal Date	4/8/2021			Original Amortization Term (Months)	NAP
Borrower Sponsor	Joseph Friedland			Original Interest Only Period (Months)	84
Property Management	Trinity Partners Management, LLC			First Payment Date	7/5/2021
				Maturity Date	6/5/2028

Underwritten Revenues	$9,308,176
Underwritten Expenses	$3,041,693		Escrows
Underwritten Net Operating Income (NOI)	$6,266,483			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,064,099		Taxes	$420,905	$70,152
Cut-off Date LTV Ratio (1)	61.5%		Insurance	$32,337	$5,390
Maturity Date LTV Ratio (1)	61.5%		Replacement Reserve	$0	$7,082
DSCR Based on Underwritten NOI / NCF (1)	2.18x / 2.11x		TI/LC (2)	$3,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF (1)	9.1% / 8.9%		Other (3)	$682,885	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan	$68,500,000	87.1%	Loan Payoff	$55,785,359	71.0%
Mezzanine Loan Amount(4)	10,000,000	12.7	Principal Equity Distribution	17,407,082	22.1
Amount Other Sources	110,000	0.1	Reserves	4,136,128	5.3
			Closing Costs	1,281,431	1.6
Total Sources	$78,610,000	100.0%	Total Uses	$78,610,000	100.0%

(1)	The Patewood Corporate Center Whole Loan (as defined below) is part of the Patewood Corporate Center Whole Loan (as defined below) with an original aggregate principal balance of $68,500,000. The Cut-off Date Balance per SF, Debt Yield Based on Underwritten NOI/NCF, DSCR Based on Underwritten NOI/NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Patewood Corporate Center Whole Loan.

(2)	Other reserves represents a Specified Leasing Reserve (Upfront: $298,808), Rent Replication Reserve (Upfront: $201,192; Ongoing: Springing; Cap: $100,596), Outstanding TI/LC Reserve (Upfront: $137,947), Free Rent Reserve (Upfront: $44,938). See “—Escrows” herein.

(3)	The TI/LC reserve is capped at $3,000,000.

(4)	The borrower has requested that the lender enter into a loan modification in order to convert approximately $5,000,000 of the existing mezzanine debt to preferred equity, which would continue to bear interest at the same rate as the mezzanine loan. See “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity” in the Preliminary Prospectus for additional information

■	The Mortgage Loan. The Patewood Corporate Center mortgage loan (the “Patewood Corporate Center Loan”) is part of a whole loan (the “Patewood Corporate Center Whole Loan”) that is evidenced by two pari passu promissory notes in the aggregate original principal amount of $68,500,000. The Patewood Corporate Center Whole Loan is an interest-only loan secured by a mortgage encumbering the borrower’s fee interest in a multi-tenant property located in Greenville, South Carolina (the “Patewood Corporate Center Property”). The proceeds of the Patewood Corporate Center Whole Loan along with a $10,000,000 mezzanine loan were used to refinance the existing debt, fund upfront reserves, pay origination costs and return $17,407,082 of equity to the borrower sponsor. The borrower sponsor acquired the Patewood Corporate Center Property in February 2017 when it was 82% leased. The Patewood Corporate Center Loan, which will be included in the 3650R 2021-PF1 transaction, is evidenced by the controlling note A-1, has an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 3.3% of the Initial Pool Balance.

The Patewood Corporate Center Whole Loan was originated by 3650 REIT on May 11, 2021. The Patewood Corporate Center Whole Loan has an interest rate of 4.13000% per annum. The Patewood Corporate Center Whole Loan had an initial term of 84 months and has a remaining term of 79 months as of the Cut-off Date. The Patewood Corporate Center Whole Loan requires payments of interest only for the entire term of the Patewood Corporate Center Whole Loan. The stated maturity date is June 5, 2028.

Voluntary prepayment of the Patewood Corporate Center Whole Loan is prohibited prior to March 5, 2028. The borrower has the option to defease the entire Patewood Corporate Center Whole Loan in whole (and not in part) after the earlier to occur of (i) May 11, 2024 and (ii) two years after the closing date of the last securitization that includes any portion of the Patewood Corporate Center Whole Loan.

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	3650R 2021-PF1	Yes
A-2	38,500,000	38,500,000	3650 REIT (1)	No
Whole Loan	$68,500,000	$68,500,000

(1)	Expected to be contributed to one or more future securitizations.

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loan #10: PATEWOOD CORPORATE CENTER

■	The Mortgaged Property. The Patewood Corporate Center Property is a 447,282 SF office park located at 10 & 30 Patewood Drive and 50 & 80 International Drive in Greenville, South Carolina. The Patewood Corporate Center Property is in a suburban area five miles from the Greenville CBD, and consists of six three-to-five story office buildings, situated on four parcels of land that comprise a total of 34.81-acres. The Patewood Corporate Property was constructed in phases from 1985 to 1998, renovated from 1998 to 2017, and is characterized by the appraiser as a class A suburban office park that is best in class for the Greenville/Spartanburg MSA. Recent building improvements include elevator modernization (four of the six buildings) and new tenant lounges (all buildings).

The Patewood Corporate Center Property is 0.2 miles from I-385 (100,052 vehicles per day), 1.8 miles from I-85 and located next to the PRISMA Health Patewood Medical Campus (“PRISMA”). PRISMA is the top employer in the MSA (15,941 employees total) and is also a partner of the University of South Carolina’s medical school, located at PRISMA’s hospital campus. The Patewood Corporate Center Property enjoys both its distinction as the closest office park to downtown Greenville as well as its proximity to Greenville International Airport. Each is a drive of 8 miles or less from the Patewood Corporate Center Property.

As of April 30, 2021, the Patewood Corporate Center Property is approximately 89.8% occupied by 28 tenants which include the following five largest by UW Base Rent:

Wood Group (42,648 SF, 9.5% of NRA, 12.0% UW Base Rent, LXP: Various) is an international engineering company that specializes in the oil and gas and renewable energy markets. It operates in three segments: engineering and production facilities, well support, and gas turbine services. A tenant since 2012, Wood Group has since added 22,339 SF to its original space (20,309 SF) via two expansion leases, one in 2015 and another in 2018.

The Gordian Group (43,785 SF, 9.8% of NRA, 11.5% UW Base Rent, LXP: 6/30/2030) was founded by Henry H. Mellon in 1990 and serves as a provider of job order contracting. The company offers program development, procurement support, contracting administration, and project management services. Headquartered at the Property, The Gordian Group has been a tenant there since 2014 and nearly doubled its space commitment with the signing of a 21,430 SF lease amendment to expand in August of 2020.

Day & Zimmermann (45,253 SF, 10.1% of NRA, 11.2% UW Base Rent, LXP: 3/1/2025) is a family-owned company specializing in construction and engineering, operations and maintenance, staffing, security, and defense. The company currently employs 41,000 people and generates $2.4 billion of revenue annually.

RealPage, Inc. (46,118 SF, 10.3% of NRA, 11.0% UW Base Rent, LXP: 10/31/2026) provides a technology platform that provides real estate owners and investors access to data on real estate asset performance.

Ogletree Deakins (41,508 SF, 9.3% of NRA, 8.9% UW Base Rent, LXP: 4/30/2024) is one of the largest labor and employment law firms in the United States. It also has offices in Europe, Canada, and Mexico. Ogletree has two offices in Greenville and has been a tenant at the Property since 2013.

■	COVID-19 Update. As of October 15, 2021, the Patewood Corporate Center Property is open and operating and is not subject to any forbearance, modification or debt service relief request. As of October 15, 2021, the borrower sponsor reported that collections at the Patewood Corporate Center Property have been 100% for the duration of the coronavirus despite the pandemic’s disruption in other parts of the country. Moreover, no tenants have asked for deferred or abated rent. The October 2021 debt service payment under the Patewood Corporate Center Loan was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

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loan #10: PATEWOOD CORPORATE CENTER

The following table presents certain information relating to the major tenants at the Patewood Corporate Center Property:

Ten Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P) (2)	Tenant GLA	% Of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Wood Group	NR / NR / NR	42,648	9.5%	1,065,276	12.0%	$24.98	Various(3)	2, 5-year options
The Gordian Group	NR / NR / NR	43,785	9.8	1,027,196	11.5	$23.46	6/30/2030	None
Day & Zimmermann	NR / NR / NR	45,253	10.1	993,698	11.2	$21.96	3/1/2025	2, 5-year options
RealPage, Inc.	NR / NR / NR	46,118	10.3	976,658	11.0	$21.18	10/31/2026	2, 5-year options
Ogletree Deakins	NR / NR / NR	41,508	9.3	789,067	8.9	$19.01	4/30/2024	3, 5-year options
Patriot National Inc.	NR / NR / NR	21,291	4.8	468,615	5.3	$22.01	4/30/2024	1, 5-year option
Coveris Holding Corp.	NR / NR / NR	19,522	4.4	391,335	4.4	$20.05	Various(4)	1, 5-year option
Raytheon	NR / Baa1 / A-	14,829	3.3	347,147	3.9	$23.41	5/31/2023	2, 3-year options
AECOM Technology Corporation	NR / NR / NR	13,854	3.1	338,453	3.8	$24.43	8/31/2022	1, 5-year option
TRC Environmental Corporation	NR / NR / NR	13,615	3.0	337,244	3.8	$24.77	1/31/2023	1, 5-year option
Ten Largest Tenants		302,423	67.6%	$6,734,689	75.6%	$22.27
Remaining Tenants		99,333	22.2	2,176,234	24.4	$21.91
Total Occupied		401,756	89.8%	$8,910,923	100.0%	$22.18
Vacant Space		45,526	10.2	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		447,282	100.0%	$8,910,923	100.0%	$22.18

(1)	Based on the underwritten rent roll dated as of April 30, 2021.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wood Group consists of 3,115 SF expiring on July 31, 2023 and 20,309 SF expiring on August 31, 2023.

(4)	Coveris Holding Corp. consists of 17,347 SF expiring on February 28, 2026 and 2,175 SF expiring on January 31, 2026.

The following table presents certain information relating to the lease rollover schedule at the Patewood Corporate Center Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned GLA	% Of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	4,576	1.0	1.0%	96,920	1.1	21.18	1
2022	29,305	6.6	7.6%	715,349	8.0	24.41	5
2023	102,754	23.0	30.5%	2,471,283	27.7	24.05	9
2024	80,204	17.9	48.5%	1,666,259	18.7	20.78	5
2025	46,247	10.3	58.8%	1,017,057	11.4	21.99	2
2026	89,532	20.0	78.8%	1,916,860	21.5	21.41	5
2027	0	0.0	78.8%	0	0.0	0.00	0
2028	0	0.0	78.8%	0	0.0	0.00	0
2029	0	0.0	78.8%	0	0.0	0.00	0
2030	43,785	9.8	88.6%	1,027,196	11.5	23.46	1
2031	0	0.0	88.6%	0	0.0	0.00	0
2032 & Thereafter(3)	5,353	1.2	89.8%	0	0.0	0.00	0
Vacant	45,526	10.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	447,282	100.0%		$8,910,923	100.0%	$22.18	28

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this expiration schedule.

(2)	Based on the underwritten rent roll dated as of April 30, 2021.

(3)	2032 & Thereafter includes 5,353 SF of amenity space.

The following table presents certain information relating to historical leasing at the Patewood Corporate Center Property:

Historical Leased %(1)

2018	2019	2020	As of 4/30/2021(2)
86.3%	85.9%	87.2%	89.8%

(1)	As of December 31, unless otherwise stated.

(2)	Based on the underwritten rent roll dated April 30, 2021.

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loan #10: PATEWOOD CORPORATE CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Patewood Corporate Center Property:

Cash Flow Analysis (1)

	2018	2019	2020	TTM 3/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$7,734,664	$8,075,878	$8,487,701	$8,611,160	$8,910,923	$19.92
Rent Abatement	(100,202)	(58,562)	(93,857)	(95,238)	0	0.00
Rent Steps	0	0	0	0	223,375	0.50
Other Income	125,377	106,692	70,891	68,522	82,035	0.18
Vacant Income	0	0	0	0	1,146,197	2.56
Total Reimbursements	168,896	242,219	147,076	116,583	91,843	0.21
Gross Potential Rent	$7,928,735	$8,366,227	$8,611,811	$8,701,027	$10,454,373	$23.37

Vacancy & Credit Loss	0	0	(20,487)	(20,487)	(1,146,197)	(2.56)
Effective Gross Income	$7,928,735	$8,366,227	$8,591,324	$8,680,540	$9,308,176	$20.81

Real Estate Taxes	915,959	816,371	817,293	818,772	831,829	1.86
Insurance	57,106	59,169	62,474	62,875	64,675	0.14
Management Fee	237,862	250,987	257,740	260,416	279,245	0.62
Other Operating Expenses	1,895,096	1,949,642	1,785,371	1,717,372	1,865,944	4.17
Total Expenses	$3,106,023	$3,076,169	$2,922,878	$2,859,435	$3,041,693	$6.80

Net Operating Income	$4,822,712	$5,290,058	$5,668,446	$5,821,105	$6,266,483	$14.01
Replacement Reserves	0	0	0	0	84,984	0.19
TI/LC	0	0	0	0	117,401	0.26
Net Cash Flow	$4,822,712	$5,290,058	$5,668,446	$5,821,105	$6,064,099	$13.56

Occupancy(2)	86.3%	85.9%	87.2%	89.8%	88.9%
NOI Debt Yield(3)	7.0%	7.7%	8.3%	8.5%	9.1%
NCF DSCR(3)	1.68x	1.84x	1.98x	2.03x	2.11x

(1)	Based on the underwritten rent roll dated April 30, 2021.

(2)	TTM 3/31/2021 Occupancy is based on the underwritten rent roll dated April 30, 2021 and Underwritten Occupancy is based on economic occupancy.

(3)	NOI Debt Yield and NCF DSCR is based off The Patewood Corporate Center Whole Loan.

■	Appraisal. According to the appraisal, the Patewood Corporate Center Property had an “As Is” appraised value of $111,300,000 as of April 8, 2021.

■	Environmental Matters. According to the Phase I environmental report dated as of December 15, 2020, there are no recognized environmental conditions or recommendations for further action at the Patewood Corporate Center Property.

■	Market Overview and Competition. South Carolina is a “right to work” state with both a low unionization rate and a low work stoppage rate. South Carolina was voted 4th best state for business by Area Development Magazine in 2021.

The City of Greenville is located along I-85, 30- and 100-miles southwest of Spartanburg, SC and Charlotte, NC, respectively. Greenville is the county seat of Greenville County, the most populous county in the state, and a part of the Greenville-Anderson, SC MSA, the fastest-growing MSA in South Carolina. Per the appraisal, Greenville is considered an economic hub, one of the wealthiest regions in the state, and one of the fastest growing urban regions in the United States.

Greenville has also experienced diversification and growth within its economy through its ability to attract foreign direct investment. According to a state-by-state analysis released in January 2019 by the Organization for International Investment (“OFII”) and the U.S. Bureau of Economic Analysis, South Carolina (tied with New Jersey) has the highest concentration of foreign direct investment jobs, as a share of total private sector employment, in the United States. According to OFII’s CEO, international companies have created 62% of all new U.S. manufacturing jobs over the past five years (2014-2018), many of which are suppliers to the Upstate’s automotive industry, anchored by BMW and Michelin North America.

Over 10 colleges and universities are in or within proximity of Greenville. These include The University of South Carolina’s school of Medicine and Business, Clemson University’s College of Business, College of Engineering, College of Visual Arts, and its Center for Automotive Research. The MSA’s top employers include PRISMA (15,941), Greenville Health System (10,095), Michelin North America (7,120), Duke Energy Corporation (3,300) and GE Engineering (3,400). Corporate expansion announcements in Greenville include BMW, which expects to invest $600 million over the next several years in a planned expansion at its Spartanburg production plant (approximately 40 minutes from Greenville). In

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loan #10: PATEWOOD CORPORATE CENTER

addition, Lockheed Martin’s local facility will hire 200 workers to produce jets for a $1.1 billion contract with the U.S. government, and Verizon is planning to expand its customer service and tele-sales group by 260 employees. Other announced expansions include Refresco, a global independent bottler; Pierburg US, LLC, a manufacturer of components for air supply and emission control; Aero Precision/Kellstrom Defense, a military aviation sustainment provider; and Materials Sciences, an engineering services and manufacturing company.

According to an analytics firm’s economic report, the Greenville MSA has a labor force of approximately 407,000. During 2020, in-migration was 34,045 while out-migration was 26,888 which yields a net positive in-migration of 7,157. According to the U.S. Government Bureau of Labor Statistics, Greenville’s unemployment rate as of July 2021 was 3.7%, 45.9% below the national average of 5.4%. The unemployment rate has remained consistently below the national average throughout the pandemic.

Per the appraiser, as of Q1 2021 the Greenville/Spartanburg office market reported 41.7 million square feet of inventory, a vacancy rate of 8.1%, and overall average rents of $21.59 per SF. The lease comparables adjusted rent range from $23.99 to $27.03 per SF, with a median of $25.45 per SF and an average of $25.37 per SF. Asking rents in the market are averaging $26.50 per SF and have grown more than 20.0% over the past five years.

The appraiser identified six recent comparable leases that range from 2,718 SF to 38,870 SF. All comparables are in similar buildings to the Patewood Corporate Center Property, have lease terms ranging from 5 to 11 years and average rents of $22.18 PSF.

Patewood Corporate Center Lease Comparables(1)
Property Address	Lease SF	Commencement Date	Tenant	NRA	Effective Rent/SF	Lease Term	Type
15 S Main St, Ste 500, Greenville, SC	6,497	Jul-20	Insight Global	162,000	$27.03	5.4	Base-Year
101 North Main Street, Ste 1510, Greenville, SC	2,718	Apr-20	Darverkelly, LLP	195,906	$25.75	5.3	Base-Year
1001 Keys Drive, Greenville, SC	30,769	Nov-20	ECPI	66,469	$20.45	5.3	Base-Year
6 Independence Pointe, Greenville, SC	14,215	Nov-20	Vectrus, Inc.	28,000	$19.19	11.0	Base-Year
400 Executive Center Drive, Greenville, SC	38,870	Mar-20	Majorel USA, Inc.	72,473	$20.60	7.5	Base-Year
1 Independence Pointe, Greenville, SC	14,930	Jan-20	Centerplate	94,519	$21.86	5.0	Base-Year
Totals/ Wtd. Avg.	18,000			103,228	$21.06	6.8
Patewood Corporate Center(2)				447,282	$22.18	9.0

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll dated April 30, 2021.

The average rent for the Patewood Corporate Center Property’s existing space is $22.18 per SF, which is 10.1% below the appraiser-determined market rent of $24.66. Over the past four years, the average contract rent has increased from $19.82 per SF to $24.68 per SF (24.5% growth), and occupancy has increased from 82% to 88%. Over that same period, tenant retention has been 90%.

Patewood Corporate Center Office Sales Comparables(1)
Property Address	Date	Year Built	SF	Sales Price	PSF	Occ.	Cap
100 Galleria Parkway SE, Atlanta, GA	May-19	1982	410,571	$97,200,000	$237	91.3%	6.82%
55 & 75 Beattie Pl, Greenville , SC	Dec-19	1983	434,221	$73,500,000	$169	NAV	7.90%
2550 W Tyvola Rd, Charlotte NC	Mar-20	1997	523,315	$102,000,000	$195	87.0%	5.76%
16202 Bay Vista Dr, Clearwater, FL	Dec-20	1997	285,100	$72,500,000	$254	100.0%	NAV
75 Port City Landing, Mount Pleasant, SC	Dec-20	2019	114,903	$48,386,782	$421	100.0%	5.55%
7 Research Drive, Greenville, SC	Jan-21	2006	117,100	$23,235,000	$198	100.0%	6.18%
Totals/ Wtd. Avg.			314,202	$69,470,297	$221	92.8%	6.63%
Patewood Corporate Center(2)		1985-1998	447,282	$111,300,000(1)	$249(1)	89.8%	5.75%

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll dated April 30, 2021.

■	The Borrower. The borrowing entity for the Patewood Corporate Center Property is Patewood Holdings LLC, a Delaware limited liability company.

Joseph Friedland, the borrower sponsor, principally owns and manages JFR Global Investments (“JFR”) and will serve as the non-recourse carveout guarantor for the Patewood Corporate Center Whole Loan. Mr. Friedland has over 35 years of experience in the acquisition and operation of large real estate assets primarily located in PA, NJ, and NY.

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loan #10: PATEWOOD CORPORATE CENTER

Mr. Friedland founded JFR Global Investments in 1983. Until 2011, JFR was focused on acquisitions in New York City. Over the past decade, Mr. Friedman has diversified his holdings through the acquisition of over $6.5 billion of real estate (53 million SF) outside New York City.

■	Escrows. At loan origination, the borrower deposited (i) an upfront tax reserve of approximately $420,905, (ii) an upfront insurance reserve of approximately $32,337, (iii) an upfront TI/LC reserve of $3,000,000, and (iv) upfront other reserves of approximately $682,885 comprised of a leasing reserve, rent replication reserve, outstanding TI/LC reserve and free rent reserve.

Rent Replication Reserve - Raytheon did not execute its expansion lease prior to origination. At origination, a reserve of $201,192 was held upfront to cover 12 months’ rent for the master lease.

Raytheon is in the final stages of negotiating the lease terms of their 8,383 SF expansion space (the “Raytheon Expansion Lease”). The Raytheon Expansion Lease has a minimum term of 5 years required to be coterminous with and have a base rent equal or greater to its existing lease ($23.41 per SF).

Since the Raytheon Expansion Lease (or acceptable replacement tenant lease) was not fully executed at origination, the borrower sponsor executed a master lease (“Master Lease”), which will mirror the rent and reimbursements due under the Raytheon Expansion Lease.

Specified Leasing Reserve - $298,808 is reserved for TI/LC in connection with the Raytheon expansion lease (or a replacement lease satisfying certain criteria set forth in the Patewood Corporate Center Loan documents).

Tax Reserve - A tax escrow is required to be maintained by a monthly deposit by the borrower of 1/12th of the annual taxes as estimated by the lender, initially approximately $70,152.

Insurance Reserve - An insurance escrow is required to be maintained by a monthly deposit by the borrower of 1/12th of the annual insurance premium as estimated by the lender, initially approximately $5,390.

Replacement Reserve - The Patewood Corporate Center Whole Loan is structured with an ongoing monthly replacement reserve of approximately $7,082 which represents $0.19 per SF. Based on the current underwriting; annual replacement reserves are estimated at approximately $84,984 per year. The property condition assessment report, performed by Partner, recommended an ongoing inflated replacement reserve of $0.19 per SF.

TI/ LC Reserve - At origination, a $3,000,000 TI/LC reserve was held upfront. So long as there is no event of default, ongoing TI/LC reserves of $1.00 per SF annually (approximately $37,274 monthly, capped at $3,000,000) will be suspended. The monthly ongoing TI/LC reserve will only begin should there be an event of default or if the balance of the TI/LC reserve drop below $1,500,000.

■	Lockbox and Cash Management. The Patewood Corporate Center Whole Loan is structured with a hard lockbox and in-place cash management. During the continuance of a Cash Trap Event Period (defined below), following application of all amounts on deposit in the cash management account being applied to pay debt service, fund required reserves, pay mezzanine debt service, and pay operating expenses, all remaining amounts will be deposited in the excess cash flow reserve account and held as additional collateral for the Patewood Corporate Center Whole Loan (provided, however, to the extent such Cash Trap Event Period is continuing solely due to a Lease Sweep Period, such amounts will instead be deposited into a lease sweep reserve to be disbursed in accordance with the terms of the Patewood Corporate Center Whole Loan documents).

A “Cash Trap Event Period” will commence on the occurrence of any of the following: (i) an event of default under the Patewood Corporate Center Whole Loan, (ii) the failure to maintain a debt yield of at least 8.0%, (iii) the commencement of a Lease Sweep Period (defined below) or (iv) an event of default under the mezzanine loan.

A Cash Trap Event Period will end (a) with respect to clause (i) above, upon the lender’s acceptance of the cure of such event of default, (b) with respect to clause (ii) above, upon the date that the debt yield is at least equal to 8.1% for two consecutive calendar quarters, (c) with respect to clause (iii) above, such Lease Sweep Period has ended pursuant to the terms described below, or (d) with respect to clause (iv) above, the receipt by the lender of notice from the mezzanine lender that the mezzanine loan event of default no longer exists.

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loan #10: PATEWOOD CORPORATE CENTER

A “Lease Sweep Period” will commence upon:

(i)	With respect to each Lease Sweep Lease (defined below) other than the Ogletree lease, the earlier to occur of: (x) nine months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease, and (y) the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(ii)	With respect to the Ogletree Lease, the earlier to occur of: (x) six months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Ogletree Lease, and (y) the date required under the Ogletree Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(iii)	a tenant under a Lease Sweep Lease going dark, vacating, or otherwise ceasing to occupy a material portion of its space at the Property or providing notice of its intention to do any of the foregoing.

(iv)	(x) a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the borrower or manager receives notice from the applicable tenant of its intent to do any of the foregoing or (y) the receipt by borrower or manager of notice from any tenant under a Lease Sweep Lease exercising its right to terminate such lease.

(v)	upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or

(vi)	any bankruptcy or insolvency action involving a tenant under a Lease Sweep Lease or its parent company.

A Lease Sweep Period will end: (a) with respect to clauses (i), (ii), (iii) and (iv) above, upon such time as the applicable space has been re-tenanted in accordance with the Patewood Corporate Center Whole Loan documents or the applicable Lease Sweep Lease has been renewed or extended, and in either such case, certain other conditions in the Patewood Corporate Center Whole Loan documents will have been satisfied, (b) with respect to clause (iii), the applicable tenant has re-commenced operations at its space during normal business hours, in accordance with the terms of the subject lease for a period of three consecutive months, (c) with respect to clause (iv)(y) above, if such termination option is not validly exercised by the tenant by the latest exercise date specified in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the tenant, (d) with respect to clause (v), the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure, or (e) either (x) the applicable bankruptcy or insolvency action has terminated for three consecutive months and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (y) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

A “Lease Sweep Lease” is any lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 35,000 or more rentable square feet of the improvements at the Property.

■	Property Management. The Patewood Corporate Center Property is managed by Trinity Partners Management, LLC, a North Carolina limited liability company.

■	Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Patewood Corporate Center Whole Loan, TCM CRE REIT LLC (in such capacity, the “Mezzanine Lender”) funded a mezzanine loan in the amount of $10,000,000 (“Patewood Corporate Center Mezzanine Loan”). The Patewood Corporate Center Mezzanine Loan is secured by the pledge of the equity interest in the borrower and is coterminous with The Patewood Corporate Center Whole Loan. The Patewood Corporate Center Mezzanine Loan accrues interest at a rate of 10.00% per annum. The rights of the Mezzanine Lender under the Patewood Corporate Center Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Preliminary Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

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loan #10: PATEWOOD CORPORATE CENTER

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Patewood Corporate Center Whole Loan documents provide that the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required by such loan documents may not exclude terrorism coverage. The Patewood Corporate Center Whole Loan documents require business interruption coverage in an amount equal to 100% of the projected gross income for the Property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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loan #11: TANGLEWOOD APARTMENTS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		3650 REIT
Location (City/State)	Westwego, Louisiana		Cut-off Date Balance		$30,000,000
Property Type	Multifamily		Cut-off Date Balance per Unit		$78,125.00
Size (Units)	384		Percentage of Initial Pool Balance		3.3%
Total Occupancy as of 10/11/2021	97.9%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/11/2021	97.9%		Type of Security		Fee
Year Built / Latest Renovation	1970 / 2013, 2020		Mortgage Rate		3.83000%
Appraised Value	$46,000,000		Original Term to Maturity (Months)		120
Appraisal Date	7/26/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Andrew Schwarz		Original Interest Only Period (Months)		120
Property Management	ACM, L.L.C.		First Payment Date		12/5/2021
			Maturity Date		11/5/2031

Underwritten Revenues	$4,426,553
Underwritten Expenses	$1,685,616		Escrows
Underwritten Net Operating Income (NOI)	$2,740,938			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,625,738		Taxes	$60,677	$5,065
Cut-off Date LTV Ratio	65.2%		Insurance	$0	$1,247
Maturity Date LTV Ratio	65.2%		Replacement Reserve	$708,600	$9,664
DSCR Based on Underwritten NOI / NCF	2.35x / 2.25x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.8%		Other(1)	$291,400	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,000,000	99.8%	Loan Payoff	$19,788,360	65.8%
Other Sources	55,000	0.2	Principal Equity Distribution	8,485,378	28.2
			Reserves	1,060,677	3.5
			Closing Costs	720,585	2.4
Total Sources	$30,055,000	100.0%	Total Uses	$30,055,000	100.0%

(1)	Other Upfront Reserves represents a Deferred Maintenance Reserve ($291,400)

■	COVID-19 Update. As of October 15, 2021, the Tanglewood Apartments property (the “Tanglewood Apartments Property”) is open and operating and is not subject to any forbearance, modification or debt service relief request. The first payment date for the Tanglewood Apartments loan is December 5, 2021. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus

Multifamily Unit Mix(1)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Size (SF)	Rent per Month
Studio	72	18.8%	70	97.2%	550	$794
One Bedroom	232	60.4	227	97.8%	860	$902
Three Bedroom	80	20.8	79	98.8%	1,012	$998
Total / Wtd. Avg.	384	100.0%	376	97.9%	834	$902

(1)	Based on the underwritten rent roll dated October 11, 2021.

The following table presents certain information relating to historical occupancy at the Tanglewood Apartments Property:

Historical Leased %(1)

2018	2019	2020	TTM Aug 2021	As of 10/11/2021(2)
92.5%	95.3%	98.3%	98.2%	97.9%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated October 11, 2021.

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loan #11: TANGLEWOOD APARTMENTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Tanglewood Apartments Property:

Cash Flow Analysis(1)(2)

	2018	2019	2020	TTM Aug 2021	Underwritten	Underwritten $ per Unit
Base Rent	$3,786,384	$3,894,501	$4,055,611	$4,061,903	$4,159,692	$10,832.53
Other Income	294,247	419,302	345,094	419,596	474,846	1,236.58
Gross Potential Rent	$4,080,631	$4,313,803	$4,400,705	$4,481,499	$4,634,538	$12,069.11

Vacancy & Credit Loss	(483,138)	(453,729)	(307,699)	(165,665)	(207,985)	(541.63)
Effective Gross Income	$3,597,493	$3,860,073	$4,093,006	$4,315,835	$4,426,553	$11,527.48

Real Estate Taxes	50,314	65,756	52,982	51,924	60,677	158.01
Insurance	254,703	301,265	333,844	371,182	360,665	939.23
Management Fee	106,480	117,384	122,996	120,763	132,797	345.82
Other Operating Expenses	992,357	1,030,964	1,158,717	1,163,054	1,131,478	2,946.56
Total Expenses	$1,403,855	$1,515,369	$1,668,539	$1,706,922	$1,685,616	$4,389.62

Net Operating Income	$2,193,638	$2,344,704	$2,424,467	$2,608,912	$2,740,938	$7,137.86
Replacement Reserves	80,442	86,208	59,744	68,107	115,200	300.00
Net Cash Flow	$2,113,196	$2,258,495	$2,364,723	$2,540,806	$2,625,738	$6,837.86

Occupancy(3)	92.5%	95.3%	98.3%	97.9%	95.0%
NOI Debt Yield	7.3%	7.8%	8.1%	8.7%	9.1%
NCF DSCR	1.81x	1.94x	2.03x	2.18x	2.25x

(1)	Based on underwritten rent roll dated October 11, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non- operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	TTM Aug 2021 Occupancy is based on the underwritten rent roll dated October 11, 2021 and Underwritten Occupancy is based on economic occupancy.

A-2-105

loan #12: AXIS APARTMENTS and LOFTS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	3650 REIT
Location (City/State)	Hampton, Virginia	Cut-off Date Balance	$27,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$140,625.00
Size (Units)	192	Percentage of Initial Pool Balance	2.9%
Total Occupancy as of 10/1/2021	97.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2021	97.9%	Type of Security	Fee
Year Built / Latest Renovation	2018 / 2020	Mortgage Rate	3.85000%
Appraised Value	$39,800,000	Original Term to Maturity (Months)	120
Appraisal Date	4/23/2021	Original Amortization Term (Months)	NAP
Borrower Sponsor	TK Realty Holdings, LLC	Original Interest Only Period (Months)	120
Property Management	Drucker & Falk, LLC and D&F Payroll Agent, Inc.	First Payment Date	12/5/2021
Maturity Date	11/5/2031

Underwritten Revenues	$3,273,643
Underwritten Expenses	$1,147,203	Escrows
Underwritten Net Operating Income (NOI)	$2,126,440	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,078,440	Taxes	$273,796	$34,225
Cut-off Date LTV Ratio	67.8%	Insurance	$0	Springing
Maturity Date LTV Ratio	67.8%	Replacement Reserve	$0	$4,000
DSCR Based on Underwritten NOI / NCF	2.02x / 1.97x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.9% / 7.7%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,000,000	99.8%	Principal Equity Distribution	$14,049,298	51.9%
Other Sources	55,000	0.2	Loan Payoff	12,147,166	44.9
Closing Costs	584,741	2.2
Reserves	273,796	1.0
Total Sources	$27,055,000	100.0%	Total Uses	$27,055,000	100.0%

■	COVID-19 Update. As of October 15, 2021, the Axis Apartments and Lofts property (the “Axis Apartments and Lofts Property”) is open and operating and is not subject to any forbearance, modification or debt service relief request. The first payment date for the Axis Apartments and Lofts loan is December 5, 2021. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Multifamily Unit Mix(1)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Size (SF)	Rent per Month
Studio	63	32.8%	63	100.0%	587	$1,238
One Bedroom	115	59.9	111	96.5%	701	$1,342
Two Bedroom	9	4.7	9	100.0%	1,177	$1,967
Three Bedroom	5	2.6	5	100.0%	1,454	$2,397
Total / Wtd. Avg.	192	100.0%	188	97.9%	705	$1,365

(1)	Based on the underwritten rent roll dated October 1, 2021.

The following table presents certain information relating to historical occupancy at the Axis Apartments and Lofts Property:

Historical Leased %(1)

TTM June 2021	As of 10/1/2021(2)
67.9%	97.9%

(1)	As provided by the borrower.

(2)	Based on the underwritten rent roll dated October 1, 2021.

A-2-106

LOAN #12: AXIS APARTMENTS AND LOFTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Axis Apartments and Lofts Property:

Cash Flow Analysis(1)(2)

	TTM 6/2021	T3 Annualized 6/2021(3)	Underwritten	Underwritten $ per Unit
Base Rent	$2,951,667	$3,134,996	$3,143,676	$16,373.31
Other Income	194,871	255,702	255,702	1,331.78
Gross Potential Rent	$3,146,538	$3,390,698	$3,399,378	$17,705.10

Vacancy & Credit Loss	(587,843)	(236,655)	(125,735)	(654.87)
Effective Gross Income	$2,558,694	$3,154,043	$3,273,643	$17,050.23

Real Estate Taxes	404,445	404,445	410,695	2,139.04
Insurance	41,864	91,676	58,556	304.98
Management Fee	87,146	84,000	98,113	511.00
Other Operating Expenses	617,692	562,599	579,840	3,020.00
Total Expenses	$1,151,147	$1,142,719	$1,147,203	$5,975.02

Net Operating Income	$1,407,548	$2,011,324	$2,126,440	$11,075.21
Replacement Reserves	38,400	38,400	48,000	250.00
Net Cash Flow	$1,369,148	$1,972,924	$2,078,440	$10,825.21

Occupancy(4)	67.9%	97.9%	96.0%
NOI Debt Yield	5.2%	7.4%	7.9%
NCF DSCR	1.30x	1.87x	1.97x

(1)	Based on underwritten rent roll dated October 1, 2021

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non- operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	T3 annualized cashflows are based on trailing three-months revenue and trailing twelve-months expenses.

(4)	T3 Annualized 6/2021 Occupancy is based on the underwritten rent roll dated October 1, 2021 and Underwritten Occupancy is based on economic occupancy.

A-2-107

loan #13: SHOPS OF WISCONSIN

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		3650 REIT
Location (City/State)	Bethesda, Maryland		Cut-off Date Balance		$26,750,000
Property Type	Retail		Cut-off Date Balance per SF		$376.33
Size (SF)	71,082		Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 5/1/2021	87.4%		Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2021	87.4%		Type of Security		Fee
Year Built / Latest Renovation	1988 / 2016		Mortgage Rate		3.41000%
Appraised Value	$40,900,000		Original Term to Maturity (Months)		120
Appraisal Date	5/7/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Norman Jemal		Original Interest Only Period (Months)		120
Property Management	Douglas Development Corporation		First Payment Date		8/5/2021
			Maturity Date		7/5/2031

Underwritten Revenues	$2,864,275
Underwritten Expenses	$755,262		Escrows
Underwritten Net Operating Income (NOI)	$2,109,013			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,097,172		Taxes	$240,311	$21,846
Cut-off Date LTV Ratio	65.4%		Insurance	$0	Springing
Maturity Date LTV Ratio	65.4%		Replacement Reserve	$0	$987
DSCR Based on Underwritten NOI / NCF	2.28x / 2.27x		TI/LC	$500,000	$0
Debt Yield Based on Underwritten NOI / NCF	7.9% / 7.8%		Other(1)	$23,070	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$26,750,000	87.1%	Loan Payoff	$29,531,797	96.2%
Other Sources	3,950,000	12.9	Reserves	763,381	2.5
			Closing Costs	399,690	1.3
			Principal Equity Distribution	5,132	0.0
Total Sources	$30,700,000	100.0%	Total Uses	$30,700,000	100.0%

(1)	Other upfront reserves represent a deferred maintenance reserve of $23,070.

■	COVID-19 Update. As of October 15, 2021, the Shops of Wisconsin property (the “Shops of Wisconsin Property”) is open and operating and is not subject to any forbearance, modification or debt service relief request. As of October 15, 2021, the borrower sponsor reported that the September and October 2021 rent payments from all tenants were received. The October 2021 debt service payment under the Shops of Wisconsin loan was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the major tenants at the Shops of Wisconsin Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Target	A / A2 / A	36,075	50.8%	$1,172,438	55.4%	$32.50	1/31/2028	2, 5-year options
Trader Joe’s	NR / NR / NR	8,749	12.3	307,000	14.5	$35.09	6/30/2030	4, 5-year options
Ben Manesh DDS V, P.C.	NR / NR / NR	3,133	4.4	107,964	5.1	$34.46	1/31/2025	None
Maki	NR / NR / NR	1,551	2.2	98,892	4.7	$63.76	11/30/2025	1, 5-year option
Fitology	NR / NR / NR	3,219	4.5	84,560	4.0	$26.27	7/31/2030	None
Jenny Craig	NR / NR / NR	2,053	2.9	82,789	3.9	$40.33	4/30/2024	None
Posh Nail Lounge	NR / NR / NR	1,478	2.1	78,009	3.7	$52.78	4/30/2028	None
TK Martial Arts	NR / NR / NR	2,586	3.6	67,489	3.2	$26.10	8/31/2029	None
Hanwoori Educational Services	NR / NR / NR	2,212	3.1	67,189	3.2	$30.37	10/31/2022	None
H&R Block	NR / NR / BBB	1,059	1.5	49,576	2.3	$46.81	4/30/2022	None
Ten Largest Tenants		62,115	87.4%	$2,115,907	100.0%	$34.06
Remaining Tenants		0	0.0	0	0.0	$0.00
Vacant Space		8,967	12.6	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		71,082	100.0%	$2,115,907	100.0%	$34.06

(1)	Based on the underwritten rent roll dated May 1, 2021.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

A-2-108

loan #13: SHOPS OF WISCONSIN

The following table presents certain information relating to the lease rollover schedule at the Shops of Wisconsin Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	3,271	4.6	4.6%	116,766	5.5	35.70	2
2023	0	0.0	4.6%	0	0.0	0.00	0
2024	2,053	2.9	7.5%	82,789	3.9	40.33	1
2025	4,684	6.6	14.1%	206,856	9.8	44.16	2
2026	0	0.0	14.1%	0	0.0	0.00	0
2027	0	0.0	14.1%	0	0.0	0.00	0
2028	37,553	52.8	66.9%	1,250,446	59.1	33.30	2
2029	2,586	3.6	70.5%	67,489	3.2	26.10	1
2030	11,968	16.8	87.4%	391,560	18.5	32.72	2
2031	0	0.0	87.4%	0	0.0	0.00	0
2032 & Thereafter	0	0.0	87.4%	0	0.0	0.00	0
Vacant	8,967	12.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	71,082	100.0%		$2,115,907	100.0%	$34.06	10

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this expiration schedule.

(2)	Based on the underwritten rent roll dated as of May 1, 2021.

The following table presents certain information relating to historical leasing at the Shops of Wisconsin Property:

Historical Leased %(1)

2018	2019	2020	As of 5/1/2021(2)
89.4%	88.3%	87.4%	87.4%

(1)	As of December 31 unless otherwise stated.
(2)	Based on the underwritten rent roll dated May 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Operating History and Underwritten Net Cash Flow at the Shops of Wisconsin Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 4/2021	Underwritten	Underwritten $ per SF
Base Rent	$2,066,486	$2,059,978	$2,041,767	$2,052,778	$2,115,907	$29.77
Other Income	3,496	11,015	4,588	8,216	8,216	0.12
Rent Steps(2)	0	0	0	0	96,517	1.36
Vacant Income	0	0	0	0	376,614	5.30
Total Reimbursements	498,207	556,366	636,528	595,007	643,635	9.05
Gross Potential Rent	$2,568,189	$2,627,359	$2,682,883	$2,656,001	$3,240,889	$45.59

Vacancy & Credit Loss	0	0	0	0	(376,614)	(5.30)
Effective Gross Income	$2,568,189	$2,627,359	$2,682,883	$2,656,001	$2,864,275	$40.30

Real Estate Taxes	126,301	154,809	189,253	208,780	262,157	3.69
Insurance	6,312	24,815	35,688	40,549	38,945	0.55
Management Fee	76,970	78,555	80,875	80,080	85,928	1.21
Other Operating Expenses	320,900	306,218	457,820	445,054	368,231	5.18
Total Expenses	$530,483	$564,398	$763,636	$774,464	$755,262	$10.63

Net Operating Income	$2,037,706	$2,062,962	$1,919,248	$1,881,538	$2,109,013	$29.67
Replacement Reserves	0	0	0	0	12,084	0.17
TI/LC	0	0	0	0	(243)	0.00
Net Cash Flow	$2,037,706	$2,062,962	$1,919,248	$1,881,538	$2,097,172	$29.50

Occupancy(3)	89.4%	88.3%	87.4%	87.4%	88.3%
NOI Debt Yield	7.6%	7.7%	7.2%	7.0%	7.9%
NCF DSCR	2.20x	2.23x	2.08x	2.03x	2.27x

(1)	Based on the underwritten rent roll dated May 1, 2021.

(2)	Rent Steps include $12,772 of rent escalations through February 28, 2022 on Non-Investment Grade tenants and $83,745 of rent escalations through lease term for Target.

(3)	TTM 4/2021 Occupancy is based on the underwritten rent roll dated May 1, 2021 and Underwritten Occupancy is based on economic occupancy.

A-2-109

loan #14: 2 WaSHINGTON

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GACC
Location (City/State)	New York, New York		Cut-off Date Principal Balance(2)		$26,500,000
Property Type	Multifamily		Cut-off Date Principal Balance per Unit(1)		$381,159.42
Size (Units)	345		Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 7/14/2021	99.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 7/14/2021	99.0%		Type of Security		Fee
Year Built / Latest Renovation	1972 / 2018-2020		Mortgage Rate		3.45000%
Appraised Value	$217,000,000		Original Term to Maturity (Months)		120
Appraisal Date	4/6/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Joseph Moinian		Original Interest Only Period (Months)		120
Property Management	Columbus Property Management LLC		First Payment Date		9/6/2021
			Maturity Date		8/6/2031
Underwritten Revenues	$17,705,262
Underwritten Expenses	$4,643,949		Escrows
Underwritten Net Operating Income (NOI)	$13,061,313			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,968,066		Taxes	$217,423	$140,123
Cut-off Date LTV Ratio(1)	60.6%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	60.6%		Replacement Reserves	$0	$8,489
DSCR Based on Underwritten NOI / NCF(1)	2.84x / 2.82x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.9% / 9.9%		Other(3)	$8,000,000	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan	$131,500,000	94.2%	Loan Payoff	$129,510,030	92.7%
Borrower Sponsor Equity	8,169,315	5.8	Upfront Reserves	8,217,423	5.9
			Closing Costs	1,941,862	1.4
Total Sources	$139,669,315	100.0%	Total Uses	$139,669,315	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 2 Washington whole loan.

(2)	The Cut-off Date Principal Balance of $26,500,000 represents the non-controlling note A-4 and non-controlling note A-5 which are part of the 2 Washington whole loan.

(3)	Other upfront reserves represent (i) a Sonder replacement reserve of $5,000,000 and (ii) a rent concession reserve of $3,000,000.

■	The Mortgage Loan. The 2 Washington mortgage loan (the “2 Washington Loan”) is part of a whole loan (the “2 Washington Whole Loan”) comprised of five pari passu promissory notes with an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $131,500,000, which is secured by the borrower’s fee interest in a condominium unit comprised of (i) most of the 1st floor, (ii) floors 2-15 and (iii) a portion of the cellar (the “2 Washington Property”) in a Class B high-rise multifamily building located in New York, New York (the “2 Washington Building”). The 2 Washington Property includes 345 multifamily units and 27,989 SF of classroom and play space. The 2 Washington Loan is comprised of the non-controlling notes A-4 and A-5 with an aggregate principal balance as of the Cut-off Date of $26,500,000, representing approximately 2.9% of the Initial Pool Balance as detailed in the “Whole Loan Summary” table below. The 2 Washington Whole Loan was originated by DBR Investments Co. Limited on July 20, 2021. The 2 Washington Whole Loan has an interest rate of 3.45000% per annum. The borrower utilized the proceeds of the 2 Washington Whole Loan to refinance a prior mortgage loan, fund upfront reserves and pay origination costs.

■	COVID-19 Update. As of September 6, 2021, all tenants are open and operating at the 2 Washington Property. Tenants representing approximately 100.0% of the occupied SF and 100.0% of the UW Base Rent are current on rent as of August 2021. The first payment date for the 2 Washington Whole Loan is September 6, 2021. The 2 Washington Whole Loan is current as of the September payment date. As of September 6, 2021, the 2 Washington Whole Loan is not subject to any modification or forbearance requests. The Sonder lease was amended following the COVID-19 pandemic to add additional free rent periods.

Unit Mix

Unit Type	# of Units	Avg. SF	NRA	Sonder Rent / Unit(1)	Sonder Rent PSF(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	304	508	154,515	$3,461	$81.75	$75.90	$3,215
1-Bedroom	30	717	21,518	$4,885	$81.75	$75.03	$4,485
2-Bedroom	9	804	7,232	$5,477	$81.75	$81.39	$5,450
3-Bedroom	2	997	1,993	$6,792	$81.75	$75.87	$6,300
Total	345	536	185,258	$3,656	$81.75	$76.02	$3,402

(1)	Based on the in place base rent under the Sonder lease.

(2)	Based on the appraisal’s concluded market rent operated as a traditional multifamily property.

A-2-110

loan #14: 2 WaSHINGTON

The table below summarizes the promissory notes that comprise the 2 Washington Whole Loan. The relationship between the holders of the 2 Washington Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary

Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	BMARK 2021-B29	Yes
A-2	30,000,000	30,000,000	BMARK 2021-B29	No
A-3	25,000,000	25,000,000	BMARK 2021-B28	No
A-4, A-5	26,500,000	26,500,000	3650R 2021-PF1	No
Total (Whole Loan)	$131,500,000	$131,500,000

The following table presents certain information relating to the tenants at the 2 Washington Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Sonder(4)(5)	NR/NR/NR	185,258	86.0%	$15,144,842	92.2%	$81.75	2/28/2031	2, 5- year renewal options
NYC Board of Education(6)(7)	AA-/Aa2/AA	27,989	13.0	1,286,081	7.8	45.95	2/13/2031	None
Tenant		213,247	99.0%	$16,430,922	100.0%	$77.05
Vacant Spaces (Owned Space)		2,131	1.0	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		215,378	100.0%	$16,430,922	100.0%	$77.05

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain ratings are those of the parent entity or government whether or not the parent entity or government guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated July 14, 2021.

(4)	Sonder has taken possession of and commenced paying rent on the 345 multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the Final Phase Date (the last lease commencement date), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

(5)	The Sonder lease expires on a floor by floor basis, with expirations commencing on February 28, 2031 and ending October 31, 2031.

(6)	Includes 22,989 SF of interior space and 5,000 SF of outdoor play space, of which the outdoor play space has no attributable rent.

(7)	NYC Board of Education has the right to terminate its lease at any time, upon 180 days’ written notice.

The following table presents certain information relating to historical occupancy at the 2 Washington Property:

Historical Leased %(1)

2018(2)	2019(2)	2020	As of 7/14/2021
N/A	N/A	99.0%	99.0%

(1)	As provided by the borrower and reflects the occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	2018 and 2019 occupancies are not available due to the renovation and conversion of the 2 Washington property.

A-2-111

loan #14: 2 WaSHINGTON

The following table presents certain information relating to the lease rollover schedule at the 2 Washington Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	213,247	99.0	99.0%	16,430,922	100.0	$77.05	2
2032 & Thereafter	0	0.0	99.0%	0	0.0	$0.00	0
Vacant	2,131	1.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	215,378	100.0%		$16,430,922	100.0%	$77.05	2

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated July 14, 2021.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 2 Washington Property:

Cash Flow Analysis(1)

	Underwritten (Multifamily Look Through)(2)	Underwritten (In-Place)(3)	Underwritten PSF (In-Place)
Base Rent	$15,368,086	$16,430,922	$76.29
Rent Steps(3)(4)	110,210	450,969	$2.09
Value of Vacant Space	60,000	60,000	$0.28
Gross Potential Rent	$15,538,296	$16,941,891	$78.66
Total Reimbursement Revenue	1,480,227	1,480,227	$6.87
Total Other Income	388,457	215,000	$1.00
Gross Revenue	$17,406,980	$18,637,118	$86.53
Vacancy Loss	(1,330,495)	(931,856)	($4.33)
Effective Gross Revenue	$16,076,485	$17,705,262	$82.21
Real Estate Taxes	1,620,318	1,620,318	$7.52
Insurance	639,455	639,455	$2.97
Management Fee	482,295	531,158	$2.47
Other Operating Expenses	1,853,018	1,853,018	$8.60
Total Operating Expenses	$4,595,086	$4,643,949	$21.56
Net Operating Income	$11,481,400	$13,061,313	$60.64
Replacement Reserves	93,247	93,247	$0.43
Tenant Improvements	0	0	$0.00
Net Cash Flow	$11,388,152	$12,968,066	$60.21

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on a multifamily look through underwriting assuming the Sonder lease is no longer in place. The base rent is based on the appraisal’s concluded market rent, a 5% vacancy rate for multifamily units, and the in place NYC Board of Education rent.

(3)	Based on the underwritten rent roll dated July 14, 2021 representing the in place leases of Sonder and the NYC Board of Education.

(4)	Underwritten (In-Place) Rent Steps include (i) approximately $110,210 in straight line rent steps for the NYC Board of Education and (ii) approximately $340,759 in contractual rent steps through September 2021 for Sonder.

A-2-112

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A-2-113

LOAN #15: ONE SOHO SQUARE

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Sellers		GACC
Location (City/State)	New York, New York		Cut-off Date Principal Balance(2)		$25,176,796
Property Type	Office		Cut-off Date Principal Balance per SF(1)		$597.29
Size (SF)	786,891		Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 6/1/2021	92.5%		Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2021	92.5%		Type of Security		Fee
Year Built / Latest Renovation	1904-1926 / 2016		Mortgage Rate		2.72466879%
Appraised Value	$1,350,000,000		Original Term to Maturity (Months)		84
Appraisal Date	6/10/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	The Gluck Family Trust		Original Interest Only Period (Months)		84
Property Management	MEL Management Corp. d/b/a Stellar Management		First Payment Date		9/6/2021
			Maturity Date		8/6/2028
Underwritten Revenues	$83,142,799
Underwritten Expenses	$19,231,486		Escrows
Underwritten Net Operating Income (NOI)	$63,911,313			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$63,328,788		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	34.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	34.8%		Replacement Reserve(3)	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	4.92x / 4.88x		TI/LC(4)	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	13.6% / 13.5%

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan	$470,000,000	51.8%	Loan Payoff	$900,036,150	99.2%
Subordinate Loan	315,000,000	34.7	Closing Costs	7,272,952	0.8
Mezzanine Loan	120,000,000	13.2
Borrower Sponsor Cash Contribution	2,309,102	0.3
Total Sources	$907,309,102	100.0%	Total Uses	$907,309,102	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the One SoHo Square Senior Loan (as defined below) and excludes the One SoHo Square Subordinate Loan (as defined below) unless otherwise specified.

(2)	The Cut-off Date Principal Balance of $25,176,796 represents the non-controlling notes A-2-C-4 and A-2-C-6, which are part of the One SoHo Square Whole Loan (as defined below).

(3)	The Replacement reserve is capped at $150,000.

(4)	The TI/LC reserve is capped at $1,500,000.

■	The Mortgage Loan. The One SoHo Square mortgage loan (the “One SoHo Square Loan”) is part of a whole loan (the “One SoHo Square Whole Loan”) comprised of 20 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $470,000,000 (the “One SoHo Square Senior Loan”) and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $315,000,000 (the “One SoHo Square Subordinate Loan”). The One SoHo Square Whole Loan has an aggregate outstanding principal balance as of the Cut-off Date of $785,000,000 and is secured by a first mortgage encumbering the borrower’s fee interest in an office property located in the Hudson Square / Meatpacking District submarket in New York (the “One SoHo Square Property”). The One SoHo Square Loan (evidenced by the non-controlling notes A-2-C-4 and A-2-C-6), having an aggregate outstanding principal balance as of the Cut-off Date of $25,176,796, is being contributed to the 3650R 2021-PF1 transaction. The One SoHo Square Subordinate Loan will not be an asset of the Issuing Entity.

■	COVID-19 Update. As of September 6, 2021, the One SoHo Square Whole Loan is not subject to any forbearance, modification or debt service relief request. As of September 6, 2021, the borrower sponsor has reported that 100% of the expected July and August 2021 rent payments were received. The September debt service payment was made.

A-2-114

LOAN #15: ONE SOHO SQUARE

The table below summarizes the promissory notes that comprise the One SoHo Square Whole Loan. The relationship between the holders of the One SoHo Square Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—One SoHo Square Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece

A-1-S	$685,083	$685,083	SOHO 2021-SOHO	Yes
A-1-C-1	53,950,000	53,950,000	Benchmark 2021-B28	No
A-1-C-2	75,000,000	75,000,000	WFB(1)	No
A-1-C-3	50,000,000	50,000,000	Benchmark 2021-B28	No
A-1-C-4	50,000,000	50,000,000	Benchmark 2021-B29	No
A-1-C-5	50,000,000	50,000,000	BBCMS 2021-C11	No
A-1-C-6	20,000,000	20,000,000	BBCMS 2021-C11	No
A-1-C-7	20,000,000	20,000,000	Benchmark 2021-B29	No
A-1-C-8	2,353,868	2,353,868	Benchmark 2021-B29	No
A-2-S	204,420	204,420	SOHO 2021-SOHO	No
A-2-C-1	21,050,000	21,050,000	Benchmark 2021-B28	No
A-2-C-2	20,000,000	20,000,000	Benchmark 2021-B29	No
A-2-C-3	19,646,132	19,646,132	Benchmark 2021-B29	No
A-2-C-4	16,000,000	16,000,000	3650R 2021-PF1	No
A-2-C-5	10,000,000	10,000,000	Benchmark 2021-B28	No
A-2-C-6	9,176,796	9,176,796	3650R 2021-PF1	No
A-3-S	110,497	110,497	SOHO 2021-SOHO	No
A-3-C-1	24,000,000	24,000,000	MSC 2021-L7	No
A-3-C-2	16,000,000	16,000,000	MSC 2021-L7	No
A-3-C-3	11,823,204	11,823,204	MSC 2021-L7	No
Total Senior Notes	$470,000,000	$470,000,000
B-1	215,801,105	215,801,105	SOHO 2021-SOHO	No
B-2	64,392,265	64,392,265	SOHO 2021-SOHO	No
B-3	34,806,630	34,806,630	SOHO 2021-SOHO	No
Whole Loan	$785,000,000	$785,000,000

(1)	Expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time.

A-2-115

LOAN #15: ONE SOHO SQUARE

The following table presents certain information relating to the tenants at the One SoHo Square Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/S&P/Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Flatiron Health(4)(5)	Aa3 / AA / AA	223,402	28.4%	$19,473,782	29.0%	$87.17	2/28/2031	2, 5-year options
Aetna	Baa2 / BBB / NR	106,350	13.5	9,972,297	14.9	93.77	7/31/2029	Various(6)
MAC	A1 / A+ / NR	88,699	11.3	8,784,122	13.1	99.03	3/31/2034	2, 5-year options
Juul Labs(7)	NR / NR / NR	54,068	6.9	6,927,707	10.3	128.13	5/31/2032	2, 5-year options
Warby Parker	NR / NR / NR	83,286	10.6	6,302,878	9.4	75.68	1/31/2025	1, 5-year option
Glossier	NR / NR / NR	39,637	5.0	3,493,168	5.2	88.13	4/30/2028	1, 5-year option
Double Verify(8)	NR / NR / NR	30,668	3.9	2,680,371	4.0	87.40	2/28/2031	None
Trader Joe’s	NR / NR / NR	26,126	3.3	2,500,000	3.7	95.69	5/31/2033	3, 5-year options
Managed By Q(9)	NR / NR / NR	27,334	3.5	2,365,080	3.5	86.53	6/30/2028	None
Aveda	A1 / A+ / NR	20,194	2.6	1,827,980	2.7	90.52	5/31/2025	1, 5-year option
Ten Largest Tenants		699,764	88.9%	$64,327,385	95.8%	$91.93
Remaining Tenants		28,208	3.6	2,812,852	4.2	99.72
Vacant Space		58,919	7.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		786,891	100.0%	$67,140,237	100.0%	$92.23

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021.

(4)	Flatiron Health receives an abatement of 87.71% for the months of March 2027 through March 2028. Does not include space that has been pre-leased to Flatiron Health (35,523 SF), which is currently occupied by Double Verify (see footnote (8) below) and another tenant.

(5)	Flatiron Health originally put up approximately 111,000 SF (approximately 49%) of its leased space for sublease during the COVID-19 pandemic. The tenant currently has approximately 40,890 SF (approximately 17.9%) of its leased space up for sublease, of which 30,668 SF has been subleased to Petal for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

(6)	Aetna has (i) one, 1-year renewal option at 120% of the fixed rent payable immediately preceding the renewal with 12 months’ notice or (ii) one, five-year renewal option at FMR with 15 months’ notice. If Aetna exercises the five-year renewal option, Aetna will subsequently have either (i) one, one-year renewal option at 120% of the fixed rent payable immediately preceding the renewal with 12 months’ notice or (ii) one, five-year renewal option at FMR with 15 months’ notice.

(7)	Juul Labs has yet to take occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

(8)	Suite 4 is presently leased to Double Verify through November 30, 2023. Flatiron Health has executed a lease for this space commencing on March 1, 2024. UW Base Rent depicts Double Verify’s base rent through November 2023 and Flatiron Health’s rent thereafter. Flatiron Health receives an abatement on this suite of 91.28% for the months of March 2027 through September 2027 and 58.1% for the month of October 2027.

(9)	Additional credit enhancement in the form of a parent company guaranty from WeWork, a letter of credit in the amount of one year of rent and a prohibition on using the space for co-working.

The following table presents certain information relating to historical occupancy at the One SoHo Square Property:

Historical Leased %(1)

As of 6/1/2021(2)
92.5%

(1)	Historical occupancies are not presented as the One SoHo Square Property was undergoing lease up.

(2)	Based on the underwritten rent roll dated June 1, 2021.

A-2-116

LOAN #15: ONE SOHO SQUARE

The following table presents certain information relating to the lease rollover schedule at the One SoHo Square Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023(4)	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	103,480	13.2	13.2%	8,130,858	12.1	78.57	2
2026	4,855	0.6	13.8%	89,652	0.1	18.47	1
2027	0	0.0	13.8%	0	0.0	0.00	0
2028	66,971	8.5	22.3%	5,858,247	8.7	87.47	2
2029	106,350	13.5	35.8%	9,972,297	14.9	93.77	1
2030	0	0.0	35.8%	0	0.0	0.00	0
2031	254,862	32.4	68.2%	22,332,354	33.3	87.63	3
2032 & Thereafter	191,454	24.3	92.5%	20,756,829	30.9	108.42	5
Vacant	58,919	7.5	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	786,891	100.0%		$67,140,237	100.0%	$92.23	14

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021.

(4)	Double Verify’s lease expires in November 2023. Flatiron Health has pre-leased the space subsequent to Double Verify’s lease expiration. Flatiron Health is anticipated to take occupancy of the space in March 2024 until its lease expiration in February 2031 coterminous with the other Flatiron Health spaces. Base Rent represents the term of the Double Verify Lease. The Lease Expiration represents the lease expiration of Flatiron Health.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the One SoHo Square Property:

Cash Flow Analysis(1)

	2019	2020	TTM 4/30/2021(2)	Underwritten(2)	Underwritten $ per SF
Base Rent(3)	$53,253,724	$63,763,493	$65,746,242	$67,140,237	$85.32
Contractual Rent Steps(4)	0	0	0	5,035,662	6.40
Vacant Income	0	0	0	3,588,186	4.56
Reimbursements	2,129,581	2,664,812	2,973,859	10,451,209	13.28
Vacancy & Credit Loss	(16,604,337)	(5,059,796)	(2,158,794)	(3,588,186)	(4.56)
Other Income(5)	665,493	545,417	410,353	515,692	0.66
Effective Gross Revenue	$39,444,461	$61,913,927	$66,971,660	$83,142,799	$105.66
Total Operating Expenses	14,448,761	14,956,452	15,563,367	19,231,486	24.44
Net Operating Income	$24,995,700	$46,957,475	$51,408,293	$63,911,313	$81.22
TI/LC	0	0	0	566,788	0.72
Capital Expenditures	0	0	0	15,738	0.02
Net Cash Flow	$24,995,700	$46,957,475	$51,408,293	$63,328,788	$80.48

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase from the TTM 4/30/2021 NOI to Underwritten Net Operating Income is primarily attributable to the inclusion of the present value of contractual rent step increments over the remainder of the investment-grade tenants’ lease terms ($5,035,662), as well as incremental expense reimbursements to account for adjusted real estate taxes ($5,573,438).

(3)	Underwritten Base Rent is based on the in-place rent roll as of June 1, 2021.

(4)	Underwritten Contractual Rent Steps reflects the present value of contractual rent steps from credit tenants and are taken through August 31, 2022.

(5)	Underwritten Other Income includes a Vertical Decommission Revenue Adjustment of $115,232.

A-2-117

ANNEX A-3

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	27	$712,596,612	77.6%	$26,392,467	2.59x	3.418%	109	57.3%	54.0%
Acquisition	7	146,990,000	16.0	$20,998,571	3.17x	3.434%	112	53.2%	51.3%
Recapitalization	1	59,000,000	6.4	$59,000,000	2.70x	3.200%	115	64.6%	64.6%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

Distribution of Amortization Types

Amortization Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	23	$593,151,796	64.6%	$25,789,209	2.72x	3.451%	108	59.0%	59.1%
Interest Only - ARD	3	147,900,000	16.1	$49,300,000	3.87x	2.929%	120	42.5%	42.5%
Amortizing (30 Years)	4	92,465,044	10.1	$23,116,261	1.71x	3.543%	117	69.6%	54.6%
Interest Only, Then Amortizing(1)	4	51,965,000	5.7	$12,991,250	1.49x	3.761%	117	69.4%	58.1%
Amortizing (10 Years)	1	33,104,772	3.6	$33,104,772	1.48x	3.800%	85	34.1%	11.2%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
4,400,000 - 9,999,999	4	$28,800,000	3.1%	$7,200,000	1.83x	3.808%	117	66.1%	64.8%
10,000,000 - 19,999,999	11	152,486,045	16.6	$13,862,368	2.41x	3.511%	117	62.4%	55.0%
20,000,000 - 29,999,999	9	215,426,796	23.5	$23,936,311	2.58x	3.668%	109	58.8%	58.8%
30,000,000 - 39,999,999	3	93,104,772	10.1	$31,034,924	1.93x	3.916%	94	52.9%	44.8%
40,000,000 - 49,999,999	3	139,868,999	15.2	$46,623,000	2.83x	3.210%	111	59.1%	53.8%
50,000,000 - 59,999,999	4	211,000,000	23.0	$52,750,000	3.06x	3.140%	109	56.6%	56.6%
60,000,000 - 77,900,000	1	77,900,000	8.5	$77,900,000	3.50x	2.792%	120	41.7%	41.7%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

	Min	$4,400,000
	Max	$77,900,000
	Average	$26,245,332

A-3-1

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.35 - 1.99	11	$225,534,816	24.6%	$20,503,165	1.66x	3.729%	112	63.6%	51.5%
2.00 - 2.49	11	278,550,000	30.3	$25,322,727	2.25x	3.653%	103	62.7%	62.9%
2.50 - 2.99	6	147,325,000	16.0	$24,554,167	2.69x	3.427%	117	58.9%	58.9%
3.00 - 4.99	5	207,176,796	22.6	$41,435,359	3.58x	2.932%	110	47.2%	47.2%
5.00 - 8.24	2	60,000,000	6.5	$30,000,000	5.54x	2.630%	120	37.0%	37.0%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

	Min	1.35x
	Max	8.24x
	Weighted Avg.	2.69x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.555 - 3.499	18	$598,120,795	65.1%	$33,228,933	3.13x	3.133%	112	54.2%	53.0%
3.500 - 3.999	11	215,565,817	23.5	$19,596,892	1.76x	3.759%	113	63.4%	54.4%
4.000 - 4.550	6	104,900,000	11.4	$17,483,333	2.12x	4.238%	97	61.1%	60.6%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

	Min	2.555%
	Max	4.550%
	Weighted Avg.	3.406%

A-3-2

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)(3)	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
22.1 - 54.9	10	$342,506,568	37.3%	$34,250,657	3.48x	3.155%	111	44.6%	42.4%
55.0 - 64.9	10	254,200,000	27.7	$25,420,000	2.58x	3.483%	108	60.4%	60.6%
65.0 - 69.9	10	255,985,007	27.9	$25,598,501	2.03x	3.562%	110	66.8%	62.2%
70.0 - 74.1	5	65,895,036	7.2	$13,179,007	1.55x	3.811%	117	71.9%	59.9%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to two mortgage loans, representing approximately 13.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met or (ii) the “prospective market value upon completion & stabilization” which is inclusive of completion of construction and stabilized occupancy and conditions met. The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Echo-Westlake Multi mortgage loan are each calculated net of a $1,000,000 holdback reserve. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 57.6%.

	Min	22.1%
	Max	74.1%
	Weighted Avg.	57.1%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
11.2 - 49.9	5	$196,181,568	21.4%	$39,236,314	3.96x	2.904%	109	38.1%	34.2%
50.0 - 54.9	7	206,995,007	22.5	$29,570,715	2.55x	3.476%	114	57.6%	53.3%
55.0 - 59.9	8	156,160,036	17.0	$19,520,005	2.27x	3.365%	117	62.8%	56.6%
60.0 - 70.0	15	359,250,000	39.1	$23,950,000	2.26x	3.658%	106	64.7%	64.6%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to two mortgage loans, representing approximately 13.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met or (ii) the “prospective market value upon completion & stabilization” which is inclusive of completion of construction and stabilized occupancy and conditions met. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 54.7%.

	Min	11.2%
	Max	70.0%
	Weighted Avg.	54.2%
A-3-3

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
84	4	$130,176,796	14.2%	$32,544,199	2.74x	3.552%	79	57.7%	57.7%
86	1	33,104,772	3.6	$33,104,772	1.48x	3.800%	85	34.1%	11.2%
120	30	755,305,044	82.2	$25,176,835	2.74x	3.364%	117	58.0%	55.5%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	84	months
	Max	120	months
	Weighted Avg.	114	months

Distribution of Remaining Terms to Maturity/ARD (1)
Range of Remaining Terms to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
77 - 96	5	$163,281,568	17.8%	$32,656,314	2.48x	3.602%	81	52.9%	48.3%
97 - 116	12	278,071,045	30.3	$23,172,587	2.53x	3.424%	113	62.3%	59.9%
117 - 120	18	477,233,999	52.0	$26,513,000	2.86x	3.329%	119	55.5%	52.9%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	77	months
	Max	120	months
	Weighted Avg.	110	months

A-3-4

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	26	$741,051,796	80.7%	$28,501,992	2.95x	3.347%	110	55.7%	55.8%
120	1	33,104,772	3.6	$33,104,772	1.48x	3.800%	85	34.1%	11.2%
360	8	144,430,044	15.7	$18,053,755	1.63x	3.622%	117	69.5%	55.9%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	120	months
	Max	360	months
	Weighted Avg.	315	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	26	$741,051,796	80.7%	$28,501,992	2.95x	3.347%	110	55.7%	55.8%
119	1	33,104,772	3.6	$33,104,772	1.48x	3.800%	85	34.1%	11.2%
354 - 360	8	$144,430,044	15.7	$18,053,755	1.63x	3.622%	117	69.5%	55.9%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	119	months
	Max	360	months
	Average	314	months

Mortgage loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	1	$19,500,000	2.1%	$19,500,000	1.35x	3.800%	115	71.2%	57.9%
24	2	$24,065,000	2.6%	$12,032,500	1.58x	3.716%	118	68.0%	56.9%
60	1	$8,400,000	0.9%	$8,400,000	1.55x	3.800%	117	68.9%	62.3%

A-3-5

Distribution of Prepayment Provisions

Prepayment Provision	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	30	$696,405,044	75.8%	$23,213,501	2.61x	3.481%	111	59.7%	57.0%
Yield Maintenance or Defeasance	4	189,076,796	20.6	$47,269,199	3.22x	3.061%	113	51.7%	51.7%
Yield Maintenance	1	33,104,772	3.6	$33,104,772	1.48x	3.800%	85	34.1%	11.2%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.6 - 8.5	8	$194,870,036	21.2%	$24,358,755	1.98x	3.639%	107	66.7%	64.6%
8.6 - 9.5	15	338,941,009	36.9	$22,596,067	2.37x	3.476%	114	61.5%	59.3%
9.6 - 10.5	4	141,400,000	15.4	$35,350,000	3.14x	3.179%	112	49.9%	49.9%
10.6 - 11.5	2	30,325,000	3.3	$15,162,500	2.64x	4.087%	120	51.9%	51.9%
11.6 - 12.5	2	94,768,999	10.3	$47,384,499	2.70x	3.334%	108	61.0%	53.2%
12.6 - 25.5	4	118,281,568	12.9	$29,570,392	4.26x	2.978%	102	35.7%	29.3%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Echo-Westlake Multi mortgage loan are each calculated net of a $1,000,000 holdback reserve.

	Min	7.6%
	Max	25.5%
	Weighted Avg.	10.2%

A-3-6

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.6 - 7.9	7	$185,370,036	20.2%	$26,481,434	1.97x	3.654%	107	67.1%	64.6%
8.0 - 8.9	15	$303,341,009	33.0	$20,222,734	2.25x	3.550%	114	62.3%	60.1%
9.0 - 9.9	5	186,500,000	20.3	$37,300,000	3.13x	3.124%	113	51.1%	51.1%
10.0 - 10.9	2	60,093,999	6.5	$30,046,999	2.05x	3.422%	118	65.4%	53.0%
11.0 - 14.9	4	140,176,796	15.3	$35,044,199	4.18x	3.072%	106	45.0%	45.0%
15.0 - 25.1	2	43,104,772	4.7	$21,552,386	3.05x	3.616%	93	31.3%	13.7%
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%	$26,245,332	2.69x	3.406%	110	57.1%	54.2%

(1) The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Echo-Westlake Multi mortgage loan are each calculated net of a $1,000,000 holdback reserve.

	Min	7.6%
	Max	25.1%
	Weighted Avg.	9.9%

Distribution of Lockbox Types

Lockbox Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	15	$535,145,603	58.3%
Springing	10	153,766,009	16.7
Hard (Commercial) / Soft (Residential)	2	44,175,000	4.8
None	8	185,500,000	20.2
Total/Avg./Wtd.Avg.	35	$918,586,612	100.0%

Distribution of Escrows
Escrow Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	28	$618,509,816	67.3%
Replacement Reserves(1)	26	$601,909,816	65.5%
Insurance	17	$347,370,007	37.8%
TI/LC(2)	14	$434,743,807	62.2%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties.

A-3-7

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	14	$252,995,795	27.5%	$18,071,128	2.97x	3.322%	98	56.8%	53.4%
Suburban	5	121,010,000	13.2%	$24,202,000	3.37x	3.406%	101	52.6%	52.3%
CBD	7	74,945,795	8.2%	$10,706,542	2.89x	3.180%	105	57.0%	47.1%
Medical	2	57,040,000	6.2%	$28,520,000	2.22x	3.329%	84	65.6%	64.2%
Retail	6	$219,954,772	23.9%	$36,659,129	2.64x	3.450%	109	52.4%	49.0%
Anchored	4	154,954,772	16.9%	$38,738,693	2.37x	3.385%	110	52.3%	47.4%
Super Regional Mall	1	45,000,000	4.9%	$45,000,000	3.61x	3.250%	99	53.0%	53.0%
Single Tenant	1	20,000,000	2.2%	$20,000,000	2.52x	4.400%	120	52.0%	52.0%
Multifamily	13	$211,001,009	23.0%	$16,230,847	2.37x	3.726%	118	63.5%	61.6%
Garden	8	127,801,009	13.9%	$15,975,126	1.92x	3.841%	117	66.3%	62.7%
Mid Rise	2	36,500,000	4.0%	$18,250,000	2.01x	3.717%	120	65.3%	67.1%
High Rise	1	26,500,000	2.9%	$26,500,000	2.82x	3.450%	117	60.6%	60.6%
Townhomes	1	10,200,000	1.1%	$10,200,000	2.25x	3.730%	116	70.0%	70.0%
Cooperative	1	10,000,000	1.1%	$10,000,000	8.24x	3.005%	120	22.1%	22.1%
Mixed Use	6	$147,570,036	16.1%	$24,595,006	2.96x	3.073%	119	50.5%	48.0%
Office/Lab	1	77,900,000	8.5%	$77,900,000	3.50x	2.792%	120	41.7%	41.7%
Retail/Office	3	45,325,000	4.9%	$15,108,333	2.85x	3.182%	118	53.4%	53.4%
Multifamily/Retail	1	14,120,036	1.5%	$14,120,036	1.36x	3.845%	116	74.1%	58.9%
Industrial/Multifamily	1	10,225,000	1.1%	$10,225,000	1.58x	3.660%	120	72.0%	56.5%
Industrial	2	$78,665,000	8.6%	$39,332,500	2.43x	3.282%	116	65.2%	62.4%
Flex	2	78,665,000	8.6%	$39,332,500	2.43x	3.282%	116	65.2%	62.4%
Self Storage	1	$8,400,000	0.9%	$8,400,000	1.55x	3.800%	117	68.9%	62.3%
Total/Avg./Wtd. Avg.(3)	42	$918,586,612	100.0%	$21,871,110	2.69x	3.406%	110	57.1%	54.2%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) Wtd. Avg Cut-off Date Balance is based on the 42 mortgaged properties in the 3650R 2021-PF1 trust.

A-3-8

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
California	9	$283,694,772	30.9%	31,521,641	2.82x	3.214%	108	52.6%	49.4%
New York	8	194,351,796	21.2	24,293,975	3.10x	3.221%	108	56.9%	55.5%
Massachusetts	1	77,900,000	8.5	77,900,000	3.50x	2.792%	120	41.7%	41.7%
Alabama	6	49,768,999	5.4	8,294,833	1.88x	3.410%	117	68.3%	53.3%
Florida	3	49,000,000	5.3	16,333,333	2.07x	3.662%	117	65.8%	64.6%
South Carolina	1	30,000,000	3.3	30,000,000	2.11x	4.130%	79	61.5%	61.5%
Louisiana	1	30,000,000	3.3	30,000,000	2.25x	3.830%	120	65.2%	65.2%
Texas	2	30,000,000	3.3	15,000,000	1.79x	3.622%	116	65.8%	57.2%
Georgia	2	27,500,000	3.0	13,750,000	1.86x	4.153%	115	65.0%	65.0%
Virginia	1	27,000,000	2.9	27,000,000	1.97x	3.850%	120	67.8%	67.8%
Maryland	1	26,750,000	2.9	26,750,000	2.27x	3.410%	116	65.4%	65.4%
Arizona	1	23,000,000	2.5	23,000,000	2.26x	4.280%	77	61.5%	61.5%
North Dakota	2	21,101,009	2.3	10,550,504	1.91x	3.647%	115	68.0%	60.8%
Nevada	1	20,000,000	2.2	20,000,000	2.52x	4.400%	120	52.0%	52.0%
Delaware	1	14,120,036	1.5	14,120,036	1.36x	3.845%	116	74.1%	58.9%
New Jersey	1	10,000,000	1.1	10,000,000	8.24x	3.005%	120	22.1%	22.1%
Missouri	1	4,400,000	0.5	4,400,000	1.37x	4.550%	115	72.1%	61.7%
Total/Avg./Wtd. Avg.(3)	42	$918,586,612	100.0%	21,871,110	2.69x	3.406%	110	57.1%	54.2%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) Wtd. Avg Cut-off Date Balance is based on the 42 mortgaged properties in the 3650R 2021-PF1 trust.

A-3-9

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Contacts
Role	Party and Contact Information
Depositor	3650 REIT Commercial Mortgage Securities II LLC
	General Counsel		mjefferis@3650REIT.com
2977 McFarlane Road, Suite 300, | Miami, FL 33133
Certificate Administrator	Wells Fargo Bank, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road, | Columbia, MD 21045
Master Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Executive Vice President - Division Head		NoticeAdmin@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210
Special Servicer	3650 REIT Loan Servicing LLC
	General Counsel		mjefferis@3650REIT.com
2977 McFarlane Road, Suite 300, | Miami, FL 33133
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	David Rodgers	(212) 230-9025
600 Third Avenue, 40th Floor | New York, NY 10016
Rating Agency	Fitch Ratings, Inc.
(212) 908-0500
33 Whitehall Street, | New York, NY 10004
Rating Agency	Kroll Bond Rating Agency, LLC
	General	(212) 702-0707
805 Third Avenue, | New York, NY 10022
Rating Agency	Standard & Poor’s Ratings Services
(416) 202-6001
130 King Street West, Suite 2750, | Toronto, ON M5X 1E5

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 1 of 21
B-1

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month’s Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 2 of 21
B-2

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 3 of 21
B-3

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Certificate Interest Reconciliation Detail

Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 4 of 21
B-4

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Additional Information

Total Available Distribution Amount (1)	0.00
Borrower Reimbursable Trust Fund Expenses	0.00

(1)	The Available Distribution Amount includes any Prepayment Penalties.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 5 of 21
B-5

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected
Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00

Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed
Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Borrower Option Extension Fees	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 6 of 21
B-6

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Certificate Ratings Detail

		Fitch Ratings, Inc.			Kroll Bond Rating Agency, LLC			Standard & Poor’s Ratings Services
Class	CUSIP	Original	Current¹	Date Last Changed	Original	Current¹	Date Last Changed	Original	Current¹	Date Last Changed
A-1				MM/DD/YY			MM/DD/YY			MM/DD/YY
A-3				MM/DD/YY			MM/DD/YY			MM/DD/YY
A-4				MM/DD/YY			MM/DD/YY			MM/DD/YY
A-5				MM/DD/YY			MM/DD/YY			MM/DD/YY
A-SB				MM/DD/YY			MM/DD/YY			MM/DD/YY
X-A				MM/DD/YY			MM/DD/YY			MM/DD/YY
X-B				MM/DD/YY			MM/DD/YY			MM/DD/YY
A-S				MM/DD/YY			MM/DD/YY			MM/DD/YY
B				MM/DD/YY			MM/DD/YY			MM/DD/YY
C				MM/DD/YY			MM/DD/YY			MM/DD/YY
X-D				MM/DD/YY			MM/DD/YY			MM/DD/YY
D				MM/DD/YY			MM/DD/YY			MM/DD/YY
E				MM/DD/YY			MM/DD/YY			MM/DD/YY
F-RR				MM/DD/YY			MM/DD/YY			MM/DD/YY
G-RR				MM/DD/YY			MM/DD/YY			MM/DD/YY
J-RR				MM/DD/YY			MM/DD/YY			MM/DD/YY
NR-RR				MM/DD/YY			MM/DD/YY			MM/DD/YY

NR	- Designates that the class was not rated by the above agency at the time of original issuance.
N/A	- Data not available this period.
X	- Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
(1)	For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 7 of 21
B-7

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 8 of 21
B-8

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Mortgage Loan Detail (Part 1)

Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 9 of 21
B-9

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Mortgage Loan Detail (Part 2)

Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 10 of 21
B-10

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 11 of 21
B-11

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Historical Detail

	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

Note: Foreclosure and REO Totals are included in the delinquencies aging categories.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 12 of 21
B-12

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Delinquency Loan Detail

Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 13 of 21
B-13

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
Aug-21	0	0	0	0	0	0
Jul-21	0	0	0	0	0	0
Jun-21	0	0	0	0	0	0
May-21	0	0	0	0	0	0
Apr-21	0	0	0	0	0	0
Mar-21	0	0	0	0	0	0
Feb-21	0	0	0	0	0	0
Jan-21	0	0	0	0	0	0

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 14 of 21
B-14

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Specially Serviced Loan Detail - Part 1

Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 15 of 21
B-15

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Specially Serviced Loan Detail - Part 2

Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 16 of 21
B-16

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Modified Loan Detail

		Pre-Modification		Post-Modification		Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date
Pros ID	Loan Number	Balance	Rate	Balance	Rate

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 17 of 21
B-17

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Historical Liquidated Loan Detail

Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 18 of 21
B-18

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Historical Bond / Collateral Loss Reconciliation Detail

Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 19 of 21
B-19

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.								Collateral Shortfall Total			0.00

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 20 of 21
B-20

Distribution Date:	12/17/21	3650R 2021-PF1 Commercial Mortgage Trust
Determination Date:	12/13/21

Record Date:	11/30/21	Commercial Mortgage Pass-Through Certificates
Series 2021-PF1

Supplemental Notes

None

© Copyright 2021, Wells Fargo Bank, N.A. All rights reserved. Confidential	Page 21 of 21
B-21

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2021 (the “Pooling and Servicing Agreement”), among 3650 REIT Commercial Mortgage Securities II LLC, as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer, 3650 REIT Loan Servicing LLC, as special servicer, Wells Fargo Bank, National Association, as the certificate administrator and as the trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer. Transaction: 3650R 2021-PF1 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-PF1
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: 3650 REIT Loan Servicing LLC
Directing Certificateholder: 3650 Real Estate Investment Trust 2 LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.

Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

[1]

This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the PSA, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.

Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.

Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.

During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and net present value calculations:

4.

The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.

The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.

As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.

In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.

Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.

The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.

Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.

There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.

The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating

Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Annex D-1

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Each mortgage loan seller will in its respective MLPA make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related mortgage loan seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The representations and warranties are not intended to be disclosure statements regarding the actual characteristics of the related Mortgage Loans, Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the mortgage loan seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or

D-1-5

rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)      Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)      Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(5)      Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Issuing Entity (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the mortgage loan seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Issuing Entity (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the mortgage loan seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the mortgage loan seller or its designee will apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)      Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Issuing Entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Issuing Entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and

D-1-6

enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and Title Exceptions) as of origination was, and as of the Cut-off Date, to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the mortgage loan seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)      Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)      Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the mortgage loan seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment

D-1-7

and other personal property financing). Except as set forth in Annex D-2, the mortgage loan seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)    Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the mortgage loan seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the mortgage loan seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

D-1-8

(13)    Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the mortgage loan seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)    Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(15)    Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)    No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by mortgage loan seller to merit such holdback).

(17)    Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the mortgage loan seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee, or, the Non-Serviced Trustee for a Non-Serviced Mortgage Loan. Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice

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to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(18)    Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)    No Encroachments. To mortgage loan seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)    No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(21)    REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan

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was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12); and (b) the mortgage loan seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the mortgage loan seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the mortgage loan seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.

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The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the related Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a

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portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)    Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)    Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2015 and the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)    Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-1, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii)

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purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(32)   Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

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(35)    Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns, the mortgage loan seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the mortgage loan seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The mortgage loan seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the mortgage loan seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the mortgage loan seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

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(h)  A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)   The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(j)   Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)    Servicing. The servicing and collection practices used by the mortgage loan seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)    Origination and Underwriting. The origination practices of the mortgage loan seller (or the related originator if the mortgage loan seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the mortgage loan seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

D-1-17

(39)    Bankruptcy. As of the date of origination of the related Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)    Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(41)    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

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(44)   Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Issuing Entity, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the mortgage loan seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to the mortgage loan seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)   Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of the mortgage loan seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

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SCHEDULE D-1

3650 REAL ESTATE INVESTMENT TRUST 2 LLC MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
10	Patewood Corporate Center
17	PetSmart HQ

D-1-20

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC. MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-1-21

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
15	One SoHo Square

D-1-22

SCHEDULE D-2

3650 REAL ESTATE INVESTMENT TRUST 2 LLC MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

D-1-23

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC. MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
15	One SoHo Square

D-1-25

SCHEDULE D-3

3650 REAL ESTATE INVESTMENT TRUST 2 LLC CROSSED MORTGAGE LOANS

None.

D-1-26

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC. CROSSED MORTGAGE LOANS

None.

D-1-27

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION CROSSED MORTGAGE LOANS

None.

D-1-28

Annex D-2

3650 Real Estate Investment Trust 2 LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	50 Horseblock (Loan No. 2)

The sole tenant, Amneal Pharmaceuticals LLC, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, or the first transfer thereafter.

(6) Lien; Valid Assignment	Cabelas (Loan No. 20)

The sole tenant, Cabelas, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

(6) Lien; Valid Assignment	Temecula Creek Plaza (Loan No. 29)

The largest tenant, CVS, has a right of first refusal to purchase the portion of the Mortgaged Property it occupies (the “CVS Premises”) in the event the Mortgagor receives a written offer to purchase the CVS Premises, the entire Mortgaged Property or any portion of the Mortgaged Property which includes the CVS Premises, provided the offer to purchase contains all related economic terms and conditions, is signed by a third-party offeree and is an offer the Mortgagor intends to accept. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

(7) Permitted Liens; Title Insurance	50 Horseblock (Loan No. 2)	See exception to Representation and Warranty No. 6, above.
(7) Permitted Liens; Title Insurance	Temecula Creek Plaza (Loan No. 29)	See exception to Representation and Warranty No. 6, above.
(11) Condition of Property	The Westchester (Loan No. 8)

The date of the engineering report is January 6, 2020, within 30 days of the Mortgage Loan origination date. However, the Mortgaged Property was inspected more than 12 months prior to the Cut-off Date.

(14) Actions Concerning Mortgage Loan	Carrington Court Apartments and Times Square Apartments (Loan Nos. 27 and 30)

The related borrower sponsor, the related Mortgagors and certain of their affiliates are defendants to a civil action filed in March 2020 in the United States District Court for the District of North Dakota by the United States Department of Justice alleging that the defendants violated the Fair Housing Act and

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

the Americans with Disabilities Act (“ADA”) by failing to design and construct each of the related Mortgaged Properties so that they would be accessible to people with disabilities. On August 19, 2021, the court approved a consent order in settlement of such action that imposes certain obligations on the defendants including, among other things, a requirement to add specific retrofits at the related Mortgaged Properties, such as installing lever handles to entry doors and adding ADA van and handicap accessible parking spaces, as well as ongoing reporting obligations.

(17) Insurance	50 Horseblock (Loan No. 2)

The Mortgage Loan documents permit the Mortgagor to rely on the insurance provided by the sole tenant at the Mortgaged Property, Amneal Pharmaceuticals LLC, provided that, among other conditions, (i) the related lease is in full force and effect, (ii) Amneal Pharmaceuticals LLC is not in monetary or material non-monetary default under the related lease and (iii) such insurance satisfies the insurance requirements otherwise set forth in the Mortgage Loan documents.

(17) Insurance	Venice Crossroads (Loan No. 7)

If any portion of the Mortgaged Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the Mortgage Loan documents require the Mortgagor to maintain flood insurance in an amount equal to the lesser of the “Full Replacement Cost” or the maximum limit of coverage available for the Mortgaged Property under the flood insurance acts, plus such excess flood insurance as the lender may reasonably require.

(17) Insurance	Cabelas (Loan No. 20)

The Mortgage Loan documents permit the Mortgagor to rely on the insurance provided by the sole tenant at the Mortgaged Property, Cabela’s Wholesale, L.L.C. (“Cabelas”), for the insurance required under the Mortgage Loan documents provided certain conditions set forth in the Mortgage Loan documents are satisfied. Under its related lease, Cabelas is required to make all insurance proceeds available for restoration in the event of a casualty provided, however, if the amount of insurance proceeds is less than $5,000,000 (which amount is greater than 5% of the principal balance of the Mortgage Loan as of the Cut-off Date and is subject to increase every five years based on the consumer price index), Cabelas (and not the lender or a trustee appointed by it) has the right to hold and disburse any such insurance proceeds.

(18) Access; Utilities; Separate Tax Lots	CX – 350 & 450 Water Street (Loan No. 1)

As there is active construction ongoing at the Mortgaged Property, utilities may not currently be located in the rights-of-way abutting the Mortgaged Property or in an easement for the benefit of the Mortgaged Property or connected so as to serve the Mortgaged Property without passing over other property absent a valid recorded irrevocable easement.

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Local Law Compliance	Venice Crossroads (Loan No. 7)

The Mortgaged Property is legal non-conforming as to use as it does not conform to the use mix by square footage required under the current zoning code (including, among other things, three individual retail spaces that exceed the maximum square footage of 20,000 square feet per space). If a structure containing a legal non-conforming use is damaged or destroyed, such structure may be restored to its prior legal non-conforming use provided that such restoration is (i) permitted by the related building code, and (ii) is started within eighteen months and diligently prosecuted to completion. If a structure containing a legal non-conforming use is voluntarily razed or required by law to be razed, it may only be restored in accordance with the current zoning code.

Certain zoning code, building code and fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cure (or cause to be cured) such violations. See exception to Representation and Warranty No. 24, above.

(25) Local Law Compliance	Tanglewood Apartments (Loan No. 11)

The lender has not yet obtained a final zoning report. In the event the final zoning report identifies any existing violations at the Mortgaged Property, the Mortgage Loan documents require the Mortgagor to remove any such violations.

(26) Licenses and Permits	CX – 350 & 450 Water Street (Loan No. 1)

The two building parcels comprising the Mortgaged Properties are currently undergoing active construction and no certificates of occupancy (temporary or otherwise) will be issued until such construction is complete.

(26) Licenses and Permits	Venice Crossroads (Loan No. 7)

A tenant, MOD Pizza, is subject to an order to comply issued by the City of Los Angeles in connection with certain liquor license violations. The Mortgage Loan documents require the Mortgagor to cure (or cause to be cured) such violations.

(27) Recourse Obligations	CX – 350 & 450 Water Street (Loan No. 1)	There is no non-recourse carveout guarantor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	The Westchester (Loan No. 8)

The guarantor’s liability under the guaranty is capped at $80.0 million for as long as the current guarantor (Simon Property Group, L.P.) or any of Simon Property Group, Inc., Simon Property Group, L.P., Institutional Mall Investors LLC, CalPERS, or any person of which CalPERS owns at least 50% or any of their respective affiliates is the guarantor.

(27) Recourse Obligations	Rox San (Loan No. 3)

The Mortgage Loan documents provide recourse to the related guarantors on a several (and not joint) basis in an amount proportionate to the tenant-in-common percentage interest in the Mortgaged Property of the Mortgagor in which such guarantor has an equity interest for all guaranteed obligations other than those related to bankruptcy or partition-related matters, for which the Mortgage Loan documents

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

provide recourse on a joint and several basis. Notwithstanding the foregoing, in the event that any claim by the lender for any guaranteed obligation is not fully paid within twenty days of demand, then all of the guarantors will become liable on a joint and several basis.

(27) Recourse Obligations	Centene (Loan No. 24)

The Mortgage Loan documents do not provide for recourse to an individual or entity separate from the Mortgagor other than with respect to bankruptcy-related matters and certain losses to the lender related to a reciprocal easement agreement to which the related Mortgaged Property is subject.

(27) Recourse Obligations	2400 Hudson (Loan No. 31)

The Mortgage Loan is secured by a residential cooperative property and the Mortgage Loan documents do not provide for recourse to an individual or entity separate from the Mortgagor (the related cooperative corporation) other than with respect to certain bankruptcy-related matters (the “2400 Hudson Limited Guaranty”). However, the 2400 Hudson Limited Guaranty will terminate upon the Mortgagor’s satisfaction of certain obligations contained in a post-origination agreement including, among other things, delivery to the lender of (i) a valid, as-filed amendment to the certificate of incorporation of the Mortgagor and (ii) an updated officer’s certificate related to such amendment.

(28) Mortgage Releases	CX – 350 & 450 Water Street (Loan No. 1)

Upon satisfying certain conditions, the Mortgagors may release a Mortgaged Property by prepaying or defeasing an amount equal to (i) 110% of the allocated loan amount for the released 350 Water Street building and (ii) 105% of the allocated loan amount of the released 450 Water Street building.

(28) Mortgage Releases	The Westchester (Loan No. 8)

Provided an event of default is not occurring and Simon Property Group, Inc. or Simon Property Group, L.P. owns at least 40% of the Mortgagor or controls the Mortgagor, the Mortgagor can obtain the release of all or a portion of either the Neiman Marcus parcel or the Nordstrom parcel for a release price equal to the greater of (x) the net sales proceeds from the sale of the applicable release parcel or (y) $15.0 million (with respect to the Neiman Marcus parcel) or $10.0 million (with respect to the Nordstrom parcel).

(29) Financial Reporting and Rent Rolls	50 Horseblock (Loan No. 2)

For so long as the lease with Amneal Pharmaceuticals LLC (or any replacement lease that demises the entire Mortgaged Property and satisfies certain other criteria set forth in the Mortgage Loan documents) is in effect, the Mortgagor is not required to deliver annual operating statements.

(30) Acts of Terrorism Exclusion	50 Horseblock (Loan No. 2)	See exception to Representation and Warranty No. 17, above.

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(30) Acts of Terrorism Exclusion	Cabelas (Loan No. 20)	See exception to Representation and Warranty No. 17, above.
(32) Single-Purpose Entity	93 East Apartments (Loan No. 19)	The Mortgage Loan has a Cut-off Date Stated Principal Balance in excess of $20 million; however, the Mortgage Loan does not have a counsel’s opinion regarding non-consolidation of the Mortgagor.
(33) Defeasance	CX – 350 & 450 Water Street (Loan No. 1)	See exception to Representation and Warranty No. 28, above. The Mortgagors are not required to pay defeasance fees of the servicer in excess of $25,000.
(33) Defeasance	The Westchester (Loan No. 8)

A REMIC declaration was made with respect to the Mortgage Loan on January 26, 2021. The Mortgage Loan can be defeased beginning on February 1, 2023 which is less than two years after the Closing Date and more than two years from the start-up date of the REMIC formed in connection with such REMIC declaration.

(35) Ground Leases	Marina Pacifica (Loan No. 9)

With respect to subclause (b), the related ground lease estoppel does provide that the ground leases may not be modified, amended or otherwise changed without the prior written approval of the lender; however, it does not provide that the ground leases may not be cancelled or terminated without the lender’s consent.

With respect to subclause (c), the related ground leases expire on March 18, 2039 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan).

With respect to subclause (g), the related ground lease estoppel does provide that the ground lessor is required to give the lender notice of defaults under the ground leases and an opportunity to cure; however, it does not provide that a notice of default is ineffective against the lender if the lender does not receive such notice.

(38) No Material Default; Payment Record	All 3650 REIT Mortgage Loans

With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

(40) Organization of Mortgagor	Rox San and 477 Rodeo (Loan Nos. 3 and 26)	The Mortgagors are affiliated entities.

D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(40) Organization of Mortgagor	Carrington Court Apartments and Times Square Apartments (Loan Nos. 27 and 30)	The Mortgagors are affiliated entities.
(40) Organization of Mortgagor	93 East Apartments and PeachTree Plaza Apartments (Loan Nos. 19 and 34)	The Mortgagors are affiliated entities.
(41) Environmental Conditions	Centene (Loan No. 24)

According to the Phase I ESA, a 670-gallon emergency generator diesel fuel above ground storage tank (“AST”) is located at the Mortgaged Property that is not registered as required by the Florida Department of Environment Protection (“FDEP”). The Mortgage Loan documents require the Mortgagor to properly register the AST with the FDEP.

D-2-6

Citi Real Estate Funding Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Lien; Valid Assignment (6)	Huntsville Office Portfolio (Loan No. 6)

The sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, has a right of first refusal and right of first offer to purchase the 301 Voyager Way Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market such Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.

Permitted Liens; Title Insurance (7)	Huntsville Office Portfolio (Loan No. 6)

The sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, has a right of first refusal and right of first offer to purchase the 301 Voyager Way Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market such Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.

Insurance (17)	All the CREFI Mortgage Loans

The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

Recourse Obligations (27)	Plaza La Cienega, 747 Amsterdam Avenue and Jupiter Park Self Storage (Loan Nos. 5, 18 and 33)	Recourse for intentional waste caused by the removal or disposition of any portion of the Mortgaged Property is limited to periods when an event of default exists under the Mortgage Loan.

D-2-7

German American Capital Corporation

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	520 Almanor (Loan No. 4)

The sole tenant at the Mortgaged Property, Nokia Corp., has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first offer has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

The ground lessee/borrower has a right to negotiate to purchase the fee interest in the event of a proposed sale of the land to a third party. The right of first offer does not apply to any transfer or sale of all or part of the land to a permitted sale party pursuant to the Mortgage Loan documents, including in connection with a foreclosure or deed-in-lieu of foreclosure.

Subject to ground lessee’s right to negotiate described above, the ground lessee has an ongoing right of first offer to purchase the fee interest in the event of a proposed sale of the land or any part of it to a third party other than a permitted sale party pursuant to the Mortgage Loan documents for less than 95% of the purchase price that the ground lessor offered to the ground lessee pursuant to the ground lessee’s right to negotiate. The Mortgage Loan documents permit the Mortgagor to acquire the fee estate provided that certain terms and conditions in the Mortgage Loan documents are satisfied.

Lien; Valid Assignment (6)	Huntsville Office Portfolio (Loan No. 6)

The sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, has a right of first refusal and right of first offer to purchase the 301 Voyager Way Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market such Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.

(7) Permitted Liens; Title Insurance	520 Almanor (Loan No. 4)	See exception to representation and warranty No. 6, above.

D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Huntsville Office Portfolio (Loan No. 6)	See exception to representation and warranty No. 6, above.
(17) Insurance	520 Almanor (Loan No. 4)

The Mortgagor’s insurance obligations are satisfied by a blanket policy (or policies) issued to or for the benefit of the California Public Employees’ Retirement System (the “CalPERS Blanket Insurance Program”). Solely in connection with insurance policies under the CalPERS Blanket Insurance Program, the Mortgagor is permitted to maintain a portion of the required insurance coverage with insurance companies which do not meet the ratings requirements (but, for the avoidance of doubt, not lower than “A-:VII” by A.M. Best) (“Otherwise Rated Insurers”), provided that if the current A.M. Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Mortgagor is required to replace the Otherwise Rated Insurers with either (1) insurance companies meeting the A.M. Best rating requirements or (2) insurance companies that do not meet the rating requirements but which the lender has approved in writing and for which lender has received a rating agency confirmation.

The business interruption/rental loss maintained by or for the benefit of the Mortgagor must (a) cover a period of restoration of 18 months and contain an extended period of indemnity endorsement which provides that the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (b) be in an amount equal to 100% of the projected gross revenue from the Mortgaged Property (less non-continuing expenses) for a period of 12 months.

(17) Insurance	One SoHo Square (Loan No. 15)

The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $45,000,000, which is above 5% of the outstanding principal amount of the related Whole Loan. The Mortgage Loan documents permit the Mortgagor to maintain a portion of the insurance coverage required by the Mortgage Loan documents with Hartford Steam Boiler Inspection and Insurance Company (“HSB”), provided that HSB maintains a rating of “A:X” or better by AM Best.

(18) Access; Utilities; Separate Tax Lots	CX – 350 & 450 Water Street (Loan No. 1)

As there is active construction ongoing at the Mortgaged Property, utilities may not currently be located in the rights-of-way abutting the Mortgaged Property or in an easement for the benefit of the Mortgaged Property or connected so as to serve the Mortgaged Property without passing over other property absent a valid recorded irrevocable easement.

D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Local Law Compliance	Farrell Hampton Portfolio (Loan No. 23)

97 North Sea Road – The final zoning reports and search results relating to building and code violations at the Mortgaged Property were not available prior to the closing of the Mortgage Loan. Additionally, the Mortgagors have not received confirmation from related the municipality that no condemnation is currently planned with respect to the Mortgaged Property. The Mortgagors are required to cause all things necessary to be done to cure and remove (or cause to be removed) of record all zoning violations within 60 days from the date of origination of the Mortgage Loan and within 60 days of the date the Mortgagors become aware of a zoning violation, however, such 60 day period will be extended for such additional period of time as is reasonable required for the Mortgagors to remove (or cause to be removed) all of the zoning violations of record if the Mortgagors use diligent, commercial reasonable efforts to remove all of the zoning violations of record (and provide status and progress thereof) prior to and after the expiration of such 60 day period.

(26) Licenses and Permits	CX – 350 & 450 Water Street (Loan No. 1)

The two building parcels comprising the Mortgaged Properties are currently undergoing active construction and no certificates of occupancy (temporary or otherwise) will be issued until such construction is complete.

(26) Licenses and Permits	Farrell Hampton Portfolio (Loan No. 23)

4, 6, 10 Sherrill Fosters Path – The properties located at 4, 6 and 10 Sherrill Fosters Path are located in a commercial zoning district. The residential use requires a special use permit. As of the date of origination of the Mortgage Loan, no special use permit has been received. Additionally, the base building certificate of occupancy or certificates of occupancy for the tenants have not been issued. The Mortgage Property is currently occupied by both office and residential tenants under leases that require compliance with applicable laws, including a certificate of occupancy.

Farrell Medical Plaza - 6144 Rt 25A – As of the date of origination of the Mortgage Loan, the Mortgagors were in possession of the base building certificate of occupancy, 14 of the existing tenants did not have current certificates of occupancy. It is considered a violation to not have the certificates of occupancy on file. The borrower sponsor provided proof that application has been made to obtain the issuance of the certificates of occupancy.

97 North Sea Road – As of the date of origination of the Mortgage Loan, the Mortgagors were in possession of the base building certificate of occupancy, but not the certificates of occupancy for various tenants.

The Mortgagors are required to cause all things necessary to be done to cure and remove (or cause to be removed) of record all zoning violations within 60 days from the date of

D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

origination of the Mortgage Loan and within 60 days of the date the Mortgagors become aware of a zoning violation, however, such 60 day period will be extended for such additional period of time as is reasonable required for the Mortgagors to remove (or cause to be removed) all of the zoning violations of record if the Mortgagors use diligent, commercial reasonable efforts to remove all of the zoning violations of record (and provide status and progress thereof) prior to and after the expiration of such 60 day period.

(27) Recourse Obligations	CX – 350 & 450 Water Street (Loan No. 1)	There is no non-recourse carveout guarantor with respect to the Mortgage Loan or related Whole Loan.
(27) Recourse Obligations	520 Almanor (Loan No. 4)

There is no separate non-recourse guarantor, except with respect to (i) losses related to environmental matters which are covered by an environmental indemnity agreement entered into by the Mortgagor and guarantor and (ii) certain full-recourse events including filing of a voluntary bankruptcy petition by the Mortgagor.

(27) Recourse Obligations	One SoHo Square (Loan No. 15)

The liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) Mortgage Releases	CX – 350 & 450 Water Street (Loan No. 1)

Upon satisfying certain conditions, the Mortgagors may release a Mortgaged Property by prepaying or defeasing an amount equal to (i) 110% of the allocated loan amount for the released 350 Water Street building and (ii) 105% of the allocated loan amount of the released 450 Water Street building.

(30) Acts of Terrorism Exclusion	One SoHo Square (Loan No. 15)

If the insurance premiums payable with respect to terrorism coverage exceed the Terrorism Premium Cap (as defined below), the lender may, at its option, purchase a standalone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from the Mortgagor). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $.10 per $100 times the lesser of (1) the outstanding principal balance

D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

of the Mortgage Loan and (2) the sum of one hundred percent (100%) of the full replacement cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to the Mortgage Loan documents (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Mortgaged Property is located in Tier 1 or Tier 2 wind zones, or flood and earthquake coverage to the extent the Mortgaged Property is located in high risk zones as respects such perils).

(30) Acts of Terrorism Exclusion	One SoHo Square (Loan No. 15)	All exceptions to Representation No. 17 are also exceptions to this Representation No. 30.
(31) Due on Sale or Encumbrance	One SoHo Square (Loan No. 15)	Transfers of up to 75% of the indirect equity interests in the Mortgagor are permitted, so long as the remaining 25% are owned by a Qualified Transferee (as defined in the Mortgage Loan documents).
(33) Defeasance	CX – 350 & 450 Water Street (Loan No. 1)	See exception to Representation and Warranty No. 28 above. The Mortgagors are not required to pay defeasance fees of the servicer in excess of $25,000.
(38) No Material Default; Payment Record	All GACC Mortgage Loans

With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

D-2-12

Annex E

CLASS A-SB PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance
12/15/2021	$22,719,000.00
1/15/2022	$22,719,000.00
2/15/2022	$22,719,000.00
3/15/2022	$22,719,000.00
4/15/2022	$22,719,000.00
5/15/2022	$22,719,000.00
6/15/2022	$22,719,000.00
7/15/2022	$22,719,000.00
8/15/2022	$22,719,000.00
9/15/2022	$22,719,000.00
10/15/2022	$22,719,000.00
11/15/2022	$22,719,000.00
12/15/2022	$22,719,000.00
1/15/2023	$22,719,000.00
2/15/2023	$22,719,000.00
3/15/2023	$22,719,000.00
4/15/2023	$22,719,000.00
5/15/2023	$22,719,000.00
6/15/2023	$22,719,000.00
7/15/2023	$22,719,000.00
8/15/2023	$22,719,000.00
9/15/2023	$22,719,000.00
10/15/2023	$22,719,000.00
11/15/2023	$22,719,000.00
12/15/2023	$22,719,000.00
1/15/2024	$22,719,000.00
2/15/2024	$22,719,000.00
3/15/2024	$22,719,000.00
4/15/2024	$22,719,000.00
5/15/2024	$22,719,000.00
6/15/2024	$22,719,000.00
7/15/2024	$22,719,000.00
8/15/2024	$22,719,000.00
9/15/2024	$22,719,000.00
10/15/2024	$22,719,000.00
11/15/2024	$22,719,000.00
12/15/2024	$22,719,000.00
1/15/2025	$22,719,000.00
2/15/2025	$22,719,000.00
3/15/2025	$22,719,000.00
4/15/2025	$22,719,000.00
5/15/2025	$22,719,000.00
6/15/2025	$22,719,000.00
7/15/2025	$22,719,000.00
8/15/2025	$22,719,000.00
9/15/2025	$22,719,000.00
10/15/2025	$22,719,000.00
11/15/2025	$22,719,000.00
12/15/2025	$22,719,000.00
1/15/2026	$22,719,000.00
2/15/2026	$22,719,000.00
3/15/2026	$22,719,000.00
4/15/2026	$22,719,000.00
5/15/2026	$22,719,000.00
6/15/2026	$22,719,000.00
7/15/2026	$22,719,000.00
8/15/2026	$22,719,000.00
9/15/2026	$22,719,000.00
10/15/2026	$22,718,468.54
Distribution Date	Balance
11/15/2026	$22,196,513.08
12/15/2026	$21,657,694.87
1/15/2027	$21,132,351.62
2/15/2027	$20,605,330.23
3/15/2027	$20,031,530.78
4/15/2027	$19,500,994.92
5/15/2027	$18,953,846.52
6/15/2027	$18,419,868.73
7/15/2027	$17,869,378.76
8/15/2027	$17,331,937.33
9/15/2027	$16,792,779.04
10/15/2027	$16,237,259.63
11/15/2027	$15,694,605.01
12/15/2027	$15,135,691.22
1/15/2028	$14,589,518.20
2/15/2028	$14,041,600.37
3/15/2028	$13,463,221.56
4/15/2028	$12,911,706.93
5/15/2028	$12,344,191.49
6/15/2028	$11,789,102.55
7/15/2028	$11,218,117.03
8/15/2028	$10,659,431.24
9/15/2028	$10,098,960.58
10/15/2028	$9,522,750.26
11/15/2028	$8,958,648.78
12/15/2028	$8,377,988.04
1/15/2029	$8,108,970.75
2/15/2029	$7,839,117.08
3/15/2029	$7,530,711.68
4/15/2029	$7,259,059.19
5/15/2029	$6,974,049.38
6/15/2029	$6,700,665.82
7/15/2029	$6,413,975.55
8/15/2029	$6,138,850.25
9/15/2029	$5,862,869.51
10/15/2029	$5,573,657.99
11/15/2029	$5,295,919.54
12/15/2029	$5,005,001.71
1/15/2030	$4,725,494.74
2/15/2030	$4,445,118.64
3/15/2030	$4,127,179.43
4/15/2030	$3,844,941.89
5/15/2030	$3,549,656.51
6/15/2030	$3,265,622.77
7/15/2030	$2,968,593.70
8/15/2030	$2,682,752.70
9/15/2030	$2,396,022.79
10/15/2030	$2,096,376.38
11/15/2030	$1,807,822.62
12/15/2030	$1,506,405.68
1/15/2031	$1,216,016.85
2/15/2031	$924,724.91
3/15/2031	$596,895.46
4/15/2031	$303,677.12
5/15/2031 and thereafter	$0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	23
Summary of Risk Factors	57
Risk Factors	59
Description of the Mortgage Pool	144
Transaction Parties	227
Credit Risk Retention	263
Description of the Certificates	275
Description of the Mortgage Loan Purchase Agreements	312
Pooling and Servicing Agreement	322
Certain Legal Aspects of Mortgage Loans	426
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	442
Pending Legal Proceedings Involving Transaction Parties	443
Use of Proceeds	444
Yield and Maturity Considerations	444
Material Federal Income Tax Considerations	458
Certain State and Local Tax Considerations	470
Method of Distribution (Conflicts of Interest)	470
Incorporation of Certain Information by Reference	472
Where You Can Find More Information	473
Financial Information	473
Certain ERISA Considerations	473
Legal Investment	478
Legal Matters	478
Ratings	478
Index of Significant Definitions	481

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$781,946,000
(Approximate)

3650 REIT Commercial Mortgage Securities II LLC
Depositor

3650R 2021-PF1
Commercial Mortgage Trust
Issuing Entity

Commercial Mortgage Pass-Through Certificates, Series 2021-PF1

Class A-1	$26,952,000
Class A-3	$141,041,000
Class A-4	$0 – 195,000,000
Class A-5	$257,298,000 – 452,298,000
Class A-SB	$22,719,000
Class X-A	$691,236,000
Class X-B	$90,710,000
Class A-S	$48,226,000
Class B	$43,633,000
Class C	$47,077,000

PROSPECTUS

Citigroup
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

November        , 2021